As filed with the Securities and Exchange Commission on March 3, 2005

Registration No. 333-108355

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. ONE

TO

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933, AS AMENDED

CNL INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in Charter)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Address of Principal Executive Offices)

THOMAS J. HUTCHISON III

Chief Executive Officer

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Name, Address and Telephone

Number of Agent for Service)

COPIES TO:

JUDITH D. FRYER, ESQUIRE

Greenberg Traurig, LLP

Met Life Building

200 Park Avenue

New York, New York 10166

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

This Post-Effective Amendment No. One consists of the following:

1.	The Registrant’s final Prospectus dated April 16, 2004, refiled herewith.

2.	Supplement No. One, dated March 3, 2005, to the Registrant’s Prospectus dated April 16, 2004, filed herewith.

3.	Part II to this Post-Effective Amendment No. One, filed herewith.

CNL INCOME PROPERTIES, INC.

Supplement No. One, dated March 3, 2005

to Prospectus, dated April 16, 2004

This Supplement is part of, and should be read in conjunction with, the Prospectus dated April 16, 2004. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

Information as to proposed Properties for which CNL Income Properties has entered into initial commitments to acquire and the number and types of Properties acquired by CNL Income Properties are presented as of February 14, 2005, and all references to commitments and property acquisitions should be read in that context. Proposed properties for which CNL Income Properties enters into initial commitments to acquire, as well as property acquisitions that occur after February 14, 2005, will be reported in a subsequent Supplement.

RECENT DEVELOPMENTS

On February 14, 2005, we acquired an interest in the World Trade Center, Dallas Trade Mart and Market Hall buildings as well as leases for the underlying land; and related parking facilities on the property at the Dallas Market Center in Dallas, Texas (collectively the “DMC Property”). This is the first of two anticipated closings through which we will acquire an interest in the Dallas Market Center. The acquisition was made by CNL Dallas Market Center, L.P. (the “DMC Partnership”), a Delaware limited partnership formed with Dallas Market Center Company, Ltd. (“DMC”), a Dallas based company affiliated with Crow Holdings. As of February 14, 2005 we own a simple majority in the DMC Partnership. The DMC Property was leased to Dallas Market Center Operating, L.P., a subsidiary of the existing management company, Market Center Management Company, Ltd. (“MCMC”), which will continue managing the DMC Property.

The Dallas Market Center consists of the Trade Mart, the World Trade Center, the International Floral and Gift Center, Market Hall and surface and garage parking areas. The Dallas Market Center is the world’s largest wholesale merchandise mart according to Guinness World Records. It currently consists of a total of 4.75 million square feet to exhibit product lines such as home furnishings, gifts, decorative accessories, lighting, floral, apparel and accessories. In addition to its product exhibits, the Dallas Market Center facilities host approximately 50 wholesale markets, or tradeshows, annually.

On February 14, 2005, upon closing the first tranche of the acquisition of the Dallas Market Center, the DMC Partnership became obligated for approximately $143 million in existing debt on the DMC Property. The securitized loan bears interest at a blended rate of 6.04% and requires monthly principal and interest payments of $889,145. The loan is amortized over a 27.5 year period, matures in September 2014 and allows prepayment after October 2006 under certain terms and conditions.

As of February 14, 2005, we owned interests in the DMC Property and retail and commercial properties at seven resort villages in the U.S. and Canada. All of the properties that we own are leased primarily on a long-term, triple-net basis and are managed by third-party operators.

In addition, as of February 14, 2005, we have a commitment to contribute an additional $22 million in connection with the closing of the first tranche, to bring our interest in the DMC Partnership to 80%. In addition, as of February 14, 2005 we committed to complete the second tranche of our acquisition of an interest in the Dallas Market Center through the DMC Partnership. We anticipate that the second tranche will consist of the acquisition of the International Floral and Gift Center and that it will close prior to June 30, 2005 or, within 60 days of lender approval of the acquisition. The closing of the second tranche is dependent upon raising additional funds from our public offering and there can be no assurance that the DMC Partnership will complete the second tranche of this acquisition. If the second tranche of the Dallas Market Center acquisition is completed, we expect the DMC Partnership to become obligated for approximately $17 million in existing debt on the International Floral and Gift Center. The International Floral and Gift Center loan bears interest at a fixed rate of 5.45% and requires aggregate monthly principal and interest payments of $110,663. The loan is amortized over 22 years, matures in September 2012 and allows prepayment after August 2006 under certain terms and conditions.

THE OFFERING

As of June 23, 2004, we had received aggregate subscription proceeds of approximately $3.44 million, which exceeded the minimum offering amount of $2.5 million, and approximately $3.38 million of the funds were released from escrow. As of February 14, 2005, we had received total subscription proceeds of approximately $105 million (10,484,066 shares) from 3,420 investors in connection with this offering.

PLAN OF DISTRIBUTION

The following information is inserted following the sixth paragraph on page 121 of the Prospectus:

Soliciting Dealers in the offering are required to deliver a copy of the Prospectus to each potential investor. We plan to make this Prospectus, the subscription agreement, certain offering documents, administrative and transfer forms, as well as certain marketing materials, available electronically to Soliciting Dealers as an alternative to paper copies. As a result, if a Soliciting Dealer chooses, with an investor’s prior consent, it may provide an investor with the option of receiving the Prospectus, the subscription agreement, offering documents, administrative and transfer forms, as well as marketing materials, electronically. If the Soliciting Dealer chooses to offer electronic delivery of these documents to an investor, it will comply with all applicable requirements of the SEC and NASD and any laws or regulations related to the electronic delivery of documents. In any case, an investor may always receive a paper copy of these documents upon request to the Soliciting Dealer.

MANAGEMENT COMPENSATION

For information concerning compensation paid to the Advisor and its Affiliates, see “Certain Relationships and Related Transactions.”

CONFLICTS OF INTEREST

CERTAIN CONFLICT RESOLUTION PROCEDURES

The first paragraph in this section at page 44 of the Prospectus is replaced by the following:

In order to reduce or eliminate certain potential conflicts of interest, the articles of incorporation contain, and/or the board has adopted, a number of restrictions relating to (i) transactions between CNL Income Properties and our advisor or its Affiliates, (ii) certain future offerings, and (iii) allocation of properties and loans among certain Affiliated entities. These restrictions include the following:

In addition, the last sentence of the second full paragraph on page 45 of the Prospectus is replaced with the following sentence:

Notwithstanding the conflict resolution procedure described herein, in the event that a property which includes a hotel becomes available and the property is a suitable investment for both CNL Income Properties and CNL Hotels & Resorts, Inc. (formerly CNL Hospitality Properties, Inc.), CNL Hotels & Resorts, Inc. will have a right of first offer if the hotel has generated more than 50% of the revenues from such property during the immediately preceding twelve months.

BUSINESS

RECENT DEMOGRAPHIC TRENDS THAT MAY ENHANCE DEMAND FOR CERTAIN OF OUR INITIAL INVESTMENTS

The following paragraphs update the corresponding information beginning on page 53 of the Prospectus:

General. We have considered certain demographic trends which we believe may affect consumer demand for the services provided by various property classes and have decided to focus our initial investment strategy on certain of these property classes. We believe that these properties will be supported by the behavioral and spending patterns of the “Baby Boomer” generation, a strong and growing demographic segment in the United States today, and, to a lesser extent, their children and grandchildren, the “Echo Boomer” generation. The Baby Boomer generation consists of those persons born between 1946 and 1964. Baby Boomers are currently the single largest and most dominant demographic influence in the United States. According to the U.S. Census Bureau, in 2005 more than 60 million Americans will be over age 55. Aging Baby Boomers are expected to almost double that number, adding another 60 million by 2035. As a class, Baby Boomers have enjoyed rising incomes and expanding job opportunities. As Baby Boomers have entered middle age, we believe that they have spent an increasing percentage of their discretionary income on their families and as their earning power and income grew, average-household spending rose. As a class, Baby Boomers tend to be healthier, wealthier, better educated and far more numerous than any previous generation. We believe that as their wealth has continued to grow, so too has their desire to spend more time on leisure-related activities and retail spending for both themselves and the Echo Boomers. Already, Baby Boomers are spending $35 billion a year on their grandchildren according to a 2002 study by the Association for the Advancement of Retired Persons.

The Bureau of Labor Statistics estimated that in 2000 U.S. consumer spending on entertainment totaled approximately $203 billion. Consumers in the 35 to 54 age group (then the Baby Boomers) represented 42% of the U.S. population but accounted for 53% of all entertainment spending. The under-35 age group accounted for 25% of the total population but spent 22% of the total entertainment dollars. Meanwhile, those 55 and older accounted for 33% of the population but spent 25% of the total entertainment dollars. Additionally, we are of the view there are important psychographic and economic changes that have taken place that could translate into a continued leisure-orientation for the successive generations, Generation X and the Echo Boomers. For example, Americans, regardless of age, have enjoyed an increasing number of leisure hours, up 13% over the past 40 years, according to the Bureau of Labor Statistics, and recreation expenditures have grown 8.3% annually since 1985, according to the Bureau of Economic Analysis. Lastly, since 1980, the number of affluent households has grown by an average of 5.6% annually based on data from the U.S. Census Bureau, and disposable income is projected to grow at a rate of 5.3% through 2012, according to data from the Bureau of Labor Statistics.

As of 2000, the oldest Baby Boomers were reaching their mid-50’s and by 2020, all Baby Boomers will have reached that age. The United States Census Bureau estimates that the population age 50 and over will increase by 39% between 1996 and 2010 from approximately 69.3 million to approximately 96.3 million people. At this rate it is estimated a Baby Boomer turns 50 every 9 seconds. Already, individuals age 50 and over possess 75% of the nation’s discretionary income and 77% of the nation’s personal financial assets and account for 80% of all luxury travel. We believe that as Baby Boomers head toward retirement, the doubling of the number of retirees over the next 20 years should result in even more demand for the lifestyle and leisure activities, (e.g., traveling, golfing, boating, etc.) preferred by this demographic. We believe since the average American who retired in 2000 was 62 years old and had a life expectancy of 20 to 22 more years, the demand for these activities should continue to increase along with the changes in demographics. We are also of a view that because of the aforementioned data the Echo Boomer generation will increase demand for the services associated with certain of the Properties we seek to acquire.

The graph below shows different demographic groupings, based upon data compiled by the United States Census Bureau.

Source: U.S. Census Bureau, July 14, 2004.

Baby Boomers currently represent approximately 73 million of the 290 million Americans. Their children and grandchildren, the Echo Boomers, number about 71 million. Generation Xers, born between 1965 and 1977, are the third largest demographic captured in the chart, while those born during the Great Depression and World War II represent approximately 19 and 34 million Americans, respectively.

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The graph below depicts the distribution of U.S. citizens comprising the aforementioned demographic segments and the inevitable growth in retirees, based upon data compiled by the United States Census Bureau.

Source: U.S. Census Bureau, June 1, 2001.

The following sentence should be added as the first sentence of the last paragraph on page 54 of the Prospectus:

We anticipate that operators in the recreational and leisure industry will find new and innovative ways to meet Baby Boomer needs and demands.

MARINAS

The following paragraph updates the fifth full paragraph on page 56 of the Prospectus:

We are of the view that the United States marina and boating industry will begin a period of growth. This belief is based, in part, on the increasing visibility of boating as an attractive sport for adults of all ages, shifting trends toward larger boats and the favorable demographic trends described in the section of this Prospectus entitled “Business — Recent Demographic Trends Which May Enhance Demand for Certain of Our Initial Investments.” Based upon our research, we are of the view that boaters have been purchasing larger and more expensive boats, and that because of this trend, demand for boat slips and other marina services will increase. In fact, according to a December 2003 article in Boat & Motor Dealer magazine, by 2010, industry experts expect the average boater to have the following characteristics: the age of the typical boater will increase from 48 to 57; 35% of existing boaters will trade up to bigger boats; 25% of all boating activities will take place at the marina; and, when the boater leaves the marina, he will have his extended family on board. Thus, we believe that Baby Boomers will contribute to the growth in demand for marinas due to their increasing concentrations of wealth and leisure time, as well as the suitability of boating as a sport for an aging population.

SKI RESORTS

The following paragraphs update the sixth and seventh full paragraphs on page 57 of the Prospectus:

Certain ski industry sources have indicated that the ski resort industry is in a state of decline. According to the National Ski & Snowboard Retailers Association, the number of alpine (downhill) skiers in the United States declined from approximately 10.8 million in 1992 to approximately 6.8 million in 2003, a decrease of 37%. However, this decline was more than offset by increased participation in snowboarding, which grew from 1.6 million participants in 1992 to 6.3 million participants in 2003.

We believe that the effect of the modest growth in both the number of skiers and lift ticket sales, coupled with relatively negative overall travel and tourism trends between 2001 and 2003, have created an over-supply of ski resort properties which has resulted in intense price competition for skier visits. Further, the relatively modest growth and weak near term business trends have made it difficult for ski resort owners and operators to obtain new capital.

The following paragraph is inserted following the eighth full paragraph on page 57 of the Prospectus:

Further, according to an April 15, 2004 article by Allen Best in Whistler’s Pique Newsmagazine entitled “Demographics Finally Favoring Ski Industry,” despite terrorism and a sluggish economy, the U.S. ski industry posted three of its four biggest seasons ever. This is attributed to a growth in the size of skiing’s “customer pie.” The reason for this growth, says Best, is two fold. First, the Baby Boomers, 78 million strong, are lingering on the slopes much longer than expected. “They are more healthy and vigorous than any generation before, and the new shaped skis combined with improved grooming may keep them on boards 10 years longer than originally expected.” At the same time, their snowboarding grandchildren, the Echo-Boomers, aged 21 and younger and 71 million strong, are now packing the same demographic punch as their grandparents. According to Best, “[i]f the ski industry can get this generation as interested in snow sports as their elders have been about skiing, the good times will roll.”

The following paragraphs are inserted following the second full paragraph on page 58 of the Prospectus:

Additionally, Credit Lyonnais believes:

well-planned, all-encompassing mountain resort villages with a wide array of amenities have come to dominate the industry…what’s more, attractive village developments tend to drive up the value of the surrounding real estate. Therefore, baby boomers who are willing to buy a second home would prefer to purchase land or a condo at a resort with wide-ranging activities and a variety of restaurants and other amenities (spas, etc.) to keep them, and their children, busy. Mountain resorts with four-season activities have an even greater advantage as the likelihood that owners derive more use from their second homes is increased. While the long-term investment in resort village development is typically quite costly, the long-term benefit is a happy and loyal customer that returns to the resort year after year. As such, operators with attractive villages stand the best chance to grow their market share at the expense of the small, non-consolidated mountain owners.

In 2000, 36% of alpine skiers and 41% of cross country skiers in the U.S. were between the ages of 35 and 55. As they age, we believe that Baby Boomers will contribute to the growth in revenues at ski resorts due to their increasing concentrations of wealth and leisure time, as well as the suitability of participation in various ski resort activities for an aging population. Supporting our belief, a U.S. Ski Industry Overview conducted in 2003 by Credit Lyonnais Securities (USA), stated that the increasing popularity of mountain resort villages should continue to retain these Baby Boomers, and thus their children and grandchildren, as they age.

Though the significant mountain village and related residential development and resulting consolidation within the ski industry have already led to growth for the destination ski and mountain village resort operators, according to National Ski Area Association data, skier visits, (i.e., both downhill skiing and snowboarding) per ski area grew by 43% between 1990 and 2002. Because of the aforementioned factors, we believe this growth is likely to continue.

GOLF COURSES

The following paragraph updates the seventh full paragraph on page 59 of the Prospectus:

While golf course supply was expanding, demand for golf has slowed in the last five years, and has been relatively flat. According to the National Golf Foundation, the number of golfers grew from 23 million in 1990 to 26.2 million in 2002, an increase of only 13.9% during that 12-year period. In addition, according to a January 2004 National Golf Foundation survey, total rounds played at U.S. golf facilities in 2003 dropped 1.5% compared to 2002. However, the number of core golfers (averaging 37 rounds a year) grew 5% in 2003, from 12.6 million to 13.2 million, the second straight year of core golfer growth.

The following paragraph updates the second full paragraph on page 60 of the Prospectus:

Despite current competitive conditions and recent economic conditions, we are of the view that the United States golf industry will eventually rebound and begin a period of growth. This belief is based, in part, on the increasing visibility of golf as a suitable sport for an aging population, as well as on the favorable demographic trends described in the section of this Prospectus entitled “Business — Recent Demographic Trends Which May Enhance Demand for Certain of Our Initial Investments.” We believe that based on the May/June 1997 report by the National Golf Foundation, the average number of rounds played per golfer on an annual basis increases significantly as the golfer ages, until such time as physical limitations restrict the number of golf rounds a golfer can play per week. For example, between 1991 and 2001, Baby Boomers ages 45 through 54 increased their participation in golf by 33%. In addition, according to the same report, golfers in their 50’s play nearly twice as many rounds annually as golfers in their 30’s, and golfers age 65 and older generally play three times as many rounds annually as golfers in their 30’s. Furthermore, golfers over the age of 45 spend twice as much on greens fees as the average golfer. Thus, it is expected that the number of golfers, as well as the total number of rounds played, will increase significantly as the average age of the population continues to increase. Baby Boomers, representing 10 million of the 25 to 26 million golfers, or 36% of all golfers, are expected to contribute to the growth in total rounds played due to their increasing concentrations of wealth and leisure time, as well as the suitability of golf as a sport for an aging population.

The following sections discussing merchandise marts are inserted prior to the title “Vacation Ownership Interests” on page 61 of the Prospectus:

MERCHANDISE MARTS

General. CNL Income Properties has acquired, and may consider acquiring additional, merchandise marts. Merchandise marts, also commonly called trade marts, house showrooms and tradeshow space leased to merchandise manufacturers and wholesalers that market their products on site to visiting retailer buyers, specifiers and end users. Because of the significant customer base of merchandise manufacturers and wholesalers and the merchandise manufacturers and wholesalers’ sensitivity to national as well as regional consumer trends, merchandise marts are typically located in major metropolitan areas on campuses featuring gross leasable areas of over 3 million square feet in some cases.

We expect to lease merchandise marts we acquire primarily on a long-term, triple-net lease basis to tenants that are operators who are significant merchandise mart industry leaders or to tenants who will engage selected operators who are significant merchandise mart industry leaders and who will operate CNL Income Properties’ merchandise marts. The merchandise marts generally are expected to be leased pursuant to leases designed to provide us with minimum annual base rent with periodic increases over the lease term or increases in rent based on increases in consumer price indices. In addition, CNL Income Properties’ leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at our merchandise marts over certain thresholds. As part of our leasing strategy, CNL Income Properties plans to seek tenants that maintain a high level of merchant occupancy, aggressively market available space, and replace low volume merchants with high volume brand-name merchants.

Industry Overview. CNL Income Properties believes that there is presently an opportunity to acquire merchandise marts at reasonable prices due to their competitive position in the merchandise supply chain, high barriers to entry, significant diversification of tenants and to the continued strong consumer spending trends by Baby Boomers and the subsequent demographic cohorts. Based on our research, we are of the view that because merchandise marts typically include one or more of the following types of buildings: showrooms, trade/expo centers and office buildings, the start-up resources required to launch and compete with existing merchandise marts in their respective hubs and nationally are significant. Furthermore, we believe merchandise marts’ size allows for a breadth of selection of goods unparalleled by any other regional venue. In many cases, wholesalers market apparel, gifts, decorative accessories, home furnishings, lighting, garden accessories, floral, and gourmet goods at merchandise marts; thus, retailer buyers, specifiers, and end users are usually unable to access these wholesalers and manufacturers unless they travel to a merchandise mart. Merchandise mart tenant rosters can number upwards of 1,000 as a result. Lastly, because of the favorable demographic trends described in the section of this Prospectus entitled “Business – Recent Demographic Trends Which May Enhance Demand for Certain of Our Initial Investments,” CNL Income Properties believes Baby Boomers’ desire for quality retail merchandise should translate into continued economic success for merchandise mart operators, their merchandise manufacturers and tenants, and the end market broadline, specialty and boutique retailers. According to WSL Strategic Retail’s ninth annual How America Shops study, the percentage of older shoppers, ages 55 to 70, who are “heavy shoppers,” (making four or more shopping trips weekly) increased significantly from 2002 to 2004, moving up from 22 percent to 35 percent. This increased shopping behavior likely reflects the mindset of a new generation of older shoppers, the baby boomers, who are taking their middle-aged spending habits with them.”

Based on these factors, current wholesale and retail industry trends and general economic trends, if CNL Income Properties is successful in raising significant proceeds from this offering, CNL Income Properties expects to be able to acquire merchandise marts at competitive prices and intends to use conservative leverage with the objective of being able to profitably own merchandise marts.

Competition. CNL Income Properties estimates that there are eight merchandise marts with over 1 million square feet of space, all of which are located in Atlanta, Chicago, Dallas, Highpoint, North Carolina, and two each in Los Angeles and San Francisco. CNL Income Properties believes that competition with other merchandise marts for new and existing tenants and tradeshows is generally based on cost, location, quality of facilities, a mix of the centers’ existing tenants, buyer traffic and the degree and quality of the support and marketing services provided by the owner of the merchandise mart. As a result of these factors and due to the strong merchandise manufacturer and wholesaler relationships that presently exist with the current major merchandise mart operators, CNL Income Properties believes there are significant barriers to entry into the merchandise mart industry by new operators and/or developers.

PROPERTY ACQUISITIONS

Mechandise Marts. On February 14, 2005, we amended and restated our partnership interest purchase agreement (the “Agreement”) with DMC. Pursuant to the terms of the Agreement, on February 14, 2005, the parties formed the DMC Partnership, to acquire the Dallas Market Center from DMC. The Dallas Market Center consists of the Trade Mart, the World Trade Center, the International Floral and Gift Center, Market Hall and surface and garage parking areas. The World Trade Center consists of 15 floors encompassing: the Fashion Center Dallas; showrooms; and retailers offering gifts and home textiles. The Trade Mart has five floors encompassing: gifts; housewares; and lighting. DMC estimates that the Dallas Market Center receives more than 200,000 visitors each year from all 50 states and 84 countries. Each year the Dallas Market Center offers hundreds of events and seminars focused on assisting retailers expand their business and profitability.

It is anticipated that the DMC Partnership will acquire the Dallas Market Center in two tranches. In the first tranche, which was completed February 14, 2005, we acquired an interest in the DMC Property, which includes the World Trade Center, Dallas Trade Mart and Market Hall buildings as well as leases for the underlying land; limited use rights to the Apparel Mart (which is not a part of the Dallas Market Center, but is located on the Dallas Market Center campus) and related parking facilities on the property. We believe that DMC Property is adequately insured. We anticipate that the second tranche will consist of the acquisition of the International Floral and Gift Center (the “IFGC”) by the DMC Partnership. We expect that the second tranche will close prior to June 30, 2005 or, within 60 days of lender approval of the acquisition. The closing of the second tranche is dependent upon raising additional funds from our public offering and there can be no assurance that the DMC Partnership will complete the second tranche of this acquisition.

On February 14, 2005 in order to complete the first tranche of the Dallas Market Center acquisition, we contributed approximately $38 million and committed to contribute an additional $22 million excluding closing costs to the DMC Partnership prior to June 30, 2005 to complete the first tranche. DMC and its affiliates contributed a portion of their interests in the DMC Property and will hold an interest equal to $15 million in the DMC Partnership. On February 14, 2005, we owned a simple majority in the DMC Partnership. Under the terms of the DMC Partnership, we receive a preferred return up to a certain threshold with that preference alternating between the partners at various thresholds thereafter. Under the terms of the Agreement, we will contribute 75% of gross proceeds from our public offering to the DMC Partnership until we have made total contributions of $60 million, completing the first tranche. Once we have made contributions totaling $60 million, we will own approximately 80% of the DMC Partnership. If we fail to make this contribution by June 30, 2005, DMC has the right for six months to purchase our interest in the DMC Partnership for an amount equal to the actual amount of capital we contributed less $3 million. We anticipate that we will make an additional contribution of approximately $11 million at the closing of the second tranche to facilitate the acquisition of the IFGC by the DMC Partnership. Our total contribution in the DMC Partnership is expected to be approximately $71 million at the close of the second tranche.

As described above, on February 14, 2005, we entered into the DMC Partnership to acquire an interest in the Dallas Market Center. Following is a description of the first tranche of the acquisition.

Property location and description	Description of specific real estate acquired in first tranche	Total Consideration (1)	Leasable square feet

Dallas Market Center - Texas

Dallas Market Center is the world’s largest wholesale merchandise mart according to Guinness World Records. It showcases home furnishings, gifts, decorative accessories, lighting, floral, apparel and accessories. The market center hosts more than 50 wholesale markets, or tradeshows, each year.

The facilities and long term ground leases for the underlying land for the World Trade Center, Dallas Trade Mart and Market Hall

Limited use rights to the Apparel Mart (located on the Dallas Market Center campus)

Related parking facilities

		$75 million	4.3 million

FOOTNOTES:

(1)	The amount represents the total consideration to be paid by the DMC Partnership for the Dallas Market Center, excluding closing costs and the IFGC, which is expected to be acquired in the second tranche of the acquisition. Our share of the total consideration contributed to the DMC Partnership for the first tranche of the acquisition will be $60 million. The remaining $15 million represents the value assigned to DMC as its interest in the DMC Partnership. The federal income tax basis of the real estate assets acquired is estimated to be approximately $176 million, representing our 80% ownership interest, which will be depreciated on a straight-line basis over the estimated remaining useful lives of the assets acquired.

Leases. The DMC Partnership leased the DMC Property to Dallas Market Center Operating, L.P., a subsidiary of the existing management company, MCMC. MCMC is an affiliate of Crow Holdings. MCMC or related predecessor entities have managed the DMC Property since its inception in 1957. The lease is a five-year triple-net lease with five five-year renewals. Renewals are automatic, unless the parties mutually agree in writing not to renew the lease at least seven months in advance of expiration of the applicable lease period. The lease calls for payment of the greater of minimum annual rent of approximately $20.7 million or percentage rent. Pursuant to the lease, percentage rent is equal to certain applicable percentages of various revenue thresholds achieved by MCMC at the DMC Property. Management believes that there is no immediate need for repairs on the DMC Property. DMC has invested approximately $35 million in improvements at the DMC Property over the last 6 years. Management will continue to evaluate opportunities with MCMC that could result in capital improvements as well as increased minimum annual rent at the DMC Property.

The following table contains information regarding the historical occupancy rates for the DMC Property.

Location	Fiscal year	Average occupancy rate
Dallas Market Center - Texas	2004	93.82%
	2003	87.47%
	2002	89.72%
	2001	92.19%
	2000	90.61%

Dallas Market Center/Crow Holdings. The indirect owner of the Dallas Market Center, Crow Holdings, is the diversified group of investment companies that owns and directs the investments of the Trammell Crow family and its investment partners. Crow Holdings has significant investments including substantial stakes in privately held operating businesses around the world and in diversified financial assets. The Crow Family is one of the largest local developers in the history of Dallas, Texas, having developed with its partners more than 5 million square feet of commercial projects within the downtown Dallas district and more than 30 million square feet within the City of Dallas. Crow Holdings’ investments in the Dallas real estate market include the Dallas Market Center, the Wyndham Anatole Hotel, Crow Design District, Medical City Dallas and Trammell Crow Residential. Prior to forming the DMC Partnership, Crow Holdings, its subsidiaries and affiliates were not related to us, affiliated with us or a partner in our business.

For a discussion of the competitive factors affecting the DMC Property, see the section entitled “Business – Merchandise Marts.”

Ski Resorts. Between December 3 and February 14, 2005, we acquired an interest in the retail and commercial resort village real estate listed below. The resort village properties acquired are referred to herein as follows: (i) our interests at the Village at Blue Mountain and Whistler Creekside as the “Canadian Resort Village Properties” and (ii) our interests at the Village at Copper Mountain, the Village at Mammoth Mountain, the Village of Baytowne Wharf, the Village at Snowshoe Mountain and the Village at Stratton as the “U.S. Resort Village Properties.”

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Resort location and description	Description of specific real estate acquired (1)	Purchase price (2)	Leasable square feet	Occupancy (3)	Major tenants and leases (4)
Blue Mountain - Ontario Blue Mountain, Ontario’s largest mountain resort, is located approximately 100 miles northwest of Toronto. The resort offers a 251-acre ski area, an 18-hole golf course ranked among the top ten resort courses in Canada and a waterfront park on Georgian Bay. The resort was the most visited ski area in Ontario with 611,000 visitors during the 2003-2004 season.	23 tenant units in 6 buildings: 13 retail, 9 food & beverage, and 1 office space located at the Village of Blue Mountain.	$10,781,000	38,193	100%

Tenant 1 operates a food & beverage establishment under a 20 year lease term expiring June 30, 2022 with one ten-year renewal option. The average annual base rent per annum is $188,300 (Canadian dollars) with 6% additional percentage rent.

Tenant 2 operates a food & beverage establishment under a ten year lease term expiring June 30, 2013 with two five-year renewal options. The average annual base rent per annum is $176,330 (Canadian dollars) with 7% additional percentage rent.

Whistler Blackcomb - British Columbia Located 75 miles northeast of Vancouver, British Columbia, Whistler Blackcomb is North America’s most visited ski resort. Combined, Whistler Blackcomb has over 7,000-acres of skiable area. In July 2003, the International Olympic Committee awarded the 2010 Winter Olympic Games to Vancouver/Whistler. Whistler also has three championship golf courses.	26 tenant units in 8 buildings: 9 retail, 6 food & beverage, 8 office, and 3 vacant spaces located at Whistler Creekside.	$19,500,000	71,396	95%

Intrawest, as tenant, occupies office space under a 20 year lease term expiring December 31, 2024 with four five-year renewal options. The average annual base rent is $75,830 (Canadian dollars) with no additional percentage rent.

Intrawest, as tenant, operates a food & beverage operation under a 20 year lease term expiring December 31, 2024 with four five-year renewal options. The average annual base rent is $355,670 (Canadian dollars) with no additional percentage rent.

Tenant 3 operates a retail store under a ten year lease term expiring January 31, 2014 with three five-year renewal options. The average annual base rent is $246,360 (Canadian dollars) with no additional percentage rent.

Resort location and description	Description of specific real estate acquired (1)	Purchase price (2)		Leasable square feet	Occupancy (3)	Major tenants and leases (4)
Copper Mountain - Colorado Located approximately 75 miles west of Denver, Copper offers four-season appeal and is accessible by car and by air through three airports. Copper has a 2,450-acre ski area, the highest altitude championship golf course in North America, horseback riding, bungee jumping, fishing and mountain biking accessed via chairlift. The resort received 928,000 skier visits during the 2003-2004 season.	48 tenant units in 10 buildings: 13 retail, 10 food & beverage, 16 office, and 9 vacant spaces located at the Village at Copper Mountain	$23,300,000	(5)	97,325	80%	There is no individual tenant occupying a tenant space that represents more than 10% of the gross leasable area. At closing, an Intrawest affiliate executed leases for multiple tenant units that, in the aggregate, account for more than 10% of the gross leasable area. The leases have an initial term of 15 or 20 years, four five-year renewal options and base rents per annum approximating market rates. All vacant space was also leased at closing by an Intrawest affiliate pursuant to interim leases, for a term of four years with base rent per annum approximating market rates.

Mammoth Mountain - California Located in the Sierra Nevada mountain range, Mammoth is close to the heavily populated southern California market from which it draws most of its visitors. The resort received 1.4 million skier visits during the 2003-2004 ski season. Mammoth has a 3,500-acre ski area with 185 trails and two golf courses in Mammoth Lakes.	33 tenant units in 4 buildings: 17 retail, 11 food & beverage, 3 office, and 2 vacant spaces located at the Village at Mammoth Mountain	$22,300,000		57,925	93%	One of the tenants operates a food and beverage establishment under a ten year lease term expiring June 30, 2013, with two five-year renewal options. The average annual base rent is approximately $303,900 with 8% additional percentage rent.

Resort location and description	Description of specific real estate acquired (1)	Purchase price (2)	Leasable square feet	Occupancy (3)	Major tenants and leases (4)
Sandestin Golf & Beach Resort - Florida Sandestin is a 2,400-acre resort located in northwestern Florida, between Pensacola and Panama City. The resort has four championship golf courses, 65,000 square feet of conference facilities, a 56,000 square foot retail village, a 98-slip full-service marina, 15 tennis courts, and 20 restaurants and bars.	30 tenant units in 14 buildings: 12 retail, 14 food & beverage, 3 office spaces, and 1 vacant space located at the Village of Baytowne Wharf	$17,100,000	56,113	96%

One of the tenants operates a food and beverage establishment under a ten year lease term expiring June 30, 2012 with two five-year renewal options. The average annual base rent is approximately $177,630 with 6% additional percentage rent.

Another tenant operates a food and beverage establishment under a ten year lease term expiring June 30, 2012 with two five-year renewal options. The average annual base rent is approximately $149,140 with 6% additional percentage rent.

At closing, an Intrawest affiliate leased multiple spaces pursuant to leases having an initial term of 15 years, with four five-year renewal options and base rents per annum approximating market rates.

Snowshoe Mountain - West Virginia Snowshoe is the largest ski resort in the mid-Atlantic region of the United States comprised of 11,000 acres. The resort offers a 224-acre ski area, the Raven Golf Club with an 18-hole championship golf course, over 100 miles of biking trails, various tennis and swimming facilities, horseback riding and miniature golf. The resort received 439,000 skier visits during the 2003-2004 ski season.	16 tenant units in 4 buildings: 8 retail, 6 food & beverage, and 2 vacant space located in the Village at Snowshoe Mountain	$8,400,000	39,073	87%

Intrawest, as tenant, operates a food and beverage establishment under a 15 year lease term expiring December 31, 2019 with four five-year renewal options. The annual base rent is approximately $165,440, with 7% additional percentage rent.

Another tenant operates a food and beverage establishment under a ten year lease term expiring June 30, 2013 with two five-year renewal options. The average annual base rent is $105,530 with 7% additional percentage rent.

At closing, an Intrawest affiliate leased multiple spaces pursuant to leases having an initial term of 15 years, with four five-year renewal options and base rents per annum approximating market rates.

Resort location and description	Description of specific real estate acquired (1)	Purchase price (2)	Leasable square feet	Occupancy (3)	Major tenants and leases (4)
Stratton - Vermont Located 140 miles northwest of Boston, Stratton draws most of its visitors from New York, Connecticut, New Jersey and Massachusetts. The resort received 368,000 skier visits during the 2003-2004 ski season. The resort offers a 583-acre ski area, a 27-hole Stratton Mountain championship golf course, a 22-acre golf school and the Gunterman Tennis School, one of the top tennis schools according to Tennis Magazine and Travel and Leisure Magazine.	23 tenant units in 11 buildings: 15 retail, 4 food & beverage, 3 office and 1 vacant space located in the Village at Stratton	$9,500,000	47,837	98%

One tenant operates a food and beverage establishment under a five year lease term expiring December 31, 2008 with eight five-year renewal options. The lease terms stipulate percentage rent only of 6% over the initial term of the lease.

At closing, an Intrawest affiliate leased multiple spaces pursuant to leases having an initial term of 15 or 20 years, with four five-year renewal options. All vacant space was leased at closing by Intrawest affiliates pursuant to interim leases, for a term of four years with base rent per annum approximating market rates.

FOOTNOTES:

(1)	This description is not intended to provide a legal description of transferable real estate, but is only intended to be a general description of the property and its current usage.

(2)	The purchase price is approximate and excludes acquisition and closing costs. The estimated federal income tax basis of the depreciable portion (building and improvements) of the Canadian Resort Village Properties acquired is approximately $12,100,000 for the Village at Blue Mountain and $21,000,000 for Whistler Creekside, including a portion of the acquisition costs. The estimated federal income tax basis of the depreciable portion (building and improvements) of the U.S. Resort Village Properties acquired, including a portion of the acquisition costs, and reflecting our 80% ownership interest, are as follows:

Copper	$18,823,000
Mammoth	18,573,000
Sandestin	14,513,000
Snowshoe	7,198,000
Stratton	7,783,000

The amounts are approximate and will be depreciated over the estimated remaining useful lives of the assets acquired.

(3)	The information provided for the Canadian Resort Village Properties is as of December 1, 2004. The information provided for the U.S. Resort Village Properties is as of December 16, 2004. The occupancy data for the U.S. Resort Village Properties includes occupied space that is leased to Intrawest affiliates, but does not include vacant space that is leased to Intrawest or its affiliates pursuant to four-year interim leases as described herein.

(4)	Represents the individual tenants leasing 10% or more of the U.S. or Canadian Resort Village Properties leasable square footage. The “average annual base rent” was calculated by adding the base annual rents applicable to each lease year during the initial term (or during the current renewal term, if applicable), and dividing by the number of years in that term.

(5)	Pursuant to the Copper Purchase and Sale Agreement, additional consideration may be paid by the Intrawest Partnership (as defined below) to Intrawest if certain conditions are met, not to exceed $4.05 million, subject to specific limitations.

As contemplated by the Venture Formation Agreement signed August 10, 2004, (the “VFA”), CNL Income Properties and Intrawest formed CNL Retail Village Partnership, LP (the “Intrawest Partnership”) on December 3, 2004 pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) between CNL Income Partners, LP, and Intrawest Resorts, Inc. Intrawest Resorts, Inc. is a Delaware corporation that is an affiliate of Intrawest (“Intrawest Resorts”). Our subsidiary, CNL Village Retail GP, LLC, a Delaware limited liability company, is the general partner of the Intrawest Partnership, and is also a party to the Partnership Agreement. CNL Income Partners, LP, another of our subsidiaries, owns 79.99% and Intrawest Resorts owns 20% of the Intrawest Partnership with the remaining .01% interest owned by the general partner. The Intrawest Partnership was structured to facilitate the acquisition of the Canadian and U.S. Resort Village Properties and other retail and commercial properties contemplated by the VFA.

Due to certain legal, tax and lender requirements, the Canadian Resort Village Properties were acquired by us through a trust. In order to provide a portion of the funds required for our acquisition of the Canadian Resort Village Properties, the partners each made loans to the purchasing trust in the amounts of $8,820,000 and $2,280,000, respectively (collectively the “Mezzanine Loans”). The Mezzanine Loans are secured by pledges of the beneficial interests in the newly formed CNL Retail Upper Holding Trust that is also our wholly owned subsidiary and the owner of 99% of the beneficial interests in the trust. The Mezzanine Loans are fully subordinated to a mortgage loan in the amount of approximately $22,167,000 ($26,600,000 Canadian dollars), from Congress Financial Corporation, an affiliate of Wachovia Bank, N.A. Intrawest will not be a beneficiary of the trust, but indirectly must consent to certain actions of the trust.

In connection with the acquisition of the Canadian Resort Village Properties, we acquired, through a wholly owned subsidiary, the exclusive and irrevocable option to purchase certain new commercial space that may be developed by Intrawest at Blue Mountain Resort. We purchased the option for approximately $300,000 and it expires on December 31, 2024. Further, in conjunction with the purchase of the U.S. Village Resort Properties, certain Intrawest affiliates granted the Intrawest Partnership an option to purchase, from time to time, additional properties at each of the resort villages that may be developed in the future by Intrawest Resorts or any wholly-owned subsidiary of Intrawest Resorts as commercial property. No additional consideration was paid for this option. The purchase price of any additional property to be purchased will be an amount equal to 115% of Intrawest’s costs. The term of the option expires on December 31, 2024. The Intrawest Partnership was also granted a right of first offer for the purchase of certain existing commercial spaces owned by Intrawest and its affiliates at each of the resorts.

We do not expect to make significant repairs or improvements to either the U.S. or Canadian Resort Village Properties over the next few years other than normal and customary tenant improvements. Reasonable reserves are expected to be set aside to fund capital improvements based on a percentage of annual lease revenues generated from the U.S. and Canadian Resort Village Properties. At the U.S. Resort Village Properties, we anticipate the replacement of underground storage tanks that are located at Stratton. Intrawest has provided its share of potential future costs relating to the replacement of the storage tanks. We believe that the U.S. and Canadian Resort Village Properties are adequately insured. The U.S. and Canadian Resort Village Properties will be managed by affiliates of Intrawest. The management agreements provide for an initial operating term of 20 years and expire on December 31, 2024 and four five-year renewal options, subject to certain termination rights. The managers will be paid a fee based upon a percentage of revenues of the respective U.S. and Canadian Resort Village Properties.

As of December 15, 2004, Intrawest, through various subsidiaries and affiliates, leased approximately 35% in the aggregate of the total gross leasable space of the U.S. and Canadian Resort Village Properties. Upon closing of both the U.S. and Canadian transactions, Intrawest executed interim leases for all vacant space. The interim leases for the U.S. Resort Village Properties are for a term of four years expiring in December 2008 or until otherwise leased with minimum base rents at market rates. The interim leases for the Canadian Resort Village Properties are for a term of ten years expiring in December 2014 or until otherwise leased with minimum base rents at market rates. Intrawest currently occupies the following approximate aggregate square feet and aggregate percentage of gross leasable area at each of the respective locations (excluding vacant space leased under the interim leases):

Location	Aggregate square feet	Aggregate % of GLA
Blue Mountain	1,842	4.8%
Whistler Creekside	36,404	51.0%
Copper	46,589	47.9%
Mammoth	2,050	3.5%
Sandestin	11,489	20.5%
Snowshoe	22,017	56.5%
Stratton	21,936	45.9%

At the closing of the acquisition of the U.S. and Canadian Resort Village Properties, Intrawest entered into new leases for certain commercial space in the U.S. and Canadian Resort Village Properties that is occupied by Intrawest or its affiliates. The new leases have terms of 15 or 20 years, with four five-year renewal options and annual base rents approximating market rates. Additionally, Intrawest provided a full recourse indemnity guaranteeing the payment of contractual rents for all existing leases made to Intrawest or any of its affiliates for the term of each of those respective leases.

The table on the following page presents information about the leases at each location that will expire during the next ten years. The years in which no leases are scheduled to expire have been omitted.

Location	Year	Number of leases expiring(1)	Total square feet of expiring leases	Annual base rents of expiring leases(2)		Percentage of gross annual base rents represented by such leases
Blue Mountain	2005	1	635	$29,700		2.3%
	2006	2	3,594	134,800		10.6%
	2007	7	11,829	370,400		29.2%
	2008	5	3,437	128,900		10.2%
	2009	1	1,072	40,200		3.2%
	2010	1	921	34,500		2.7%
	2013	3	9,753	365,700		28.8%

Whistler Creekside	2008	7	8,934	$324,300		15.0%
	2009	7	8,567	279,400		12.9%
	2012	1	3,375	155,300		7.2%
	2014	3	12,343	428,600		19.8%

Copper	2005	3	3,976	$112,082		6.1%
	2006	4	8,245	160,694		8.7%
	2007	4	6,477	104,171	(3)	5.6	%(3)
	2008	11	22,269	528,201		28.6%
	2009	1	2,561	—	(3)	<1.0	%(3)
	2013	3	7,208	84,812		4.6%

Mammoth	2006	1	682	$20,296		1.2%
	2008	20	29,046	870,437		50.4%
	2009	1	992	29,522		1.7%
	2013	6	21,793	648,560		37.5%
	2014	3	3,360	99,994		5.8%

Sandestin	2007	9	9,208	$217,685		16.8%
	2008	5	4,612	115,171		8.9%
	2012	11	27,005	612,142		47.2%
	2013	1	3,799	81,679		6.3%

Location	Year	Number of leases expiring(1)	Total square feet of expiring leases	Annual base rents of expiring leases(2)		Percentage of gross annual base rents represented by such leases
Snowshoe	2006	2	2,033	$32,566		4.1%
	2008	2	5,168	135,475		16.9%
	2009	1	1,243	—	(3)	<1.0	%(3)
	2010	1	2,600	51,534		6.4%
	2013	1	5,912	—	(3)	<1.0	%(3)

Stratton	2004	1	964	$24,100		3.6%
	2006	1	574	14,350		2.2%
	2007	3	3,430	89,765		13.5%
	2008	3	13,458	25,927	(3)	3.9	%(3)
	2013	2	7,475	—	(3)	<1.0	%(3)

FOOTNOTES:

(1)	Based upon the initial lease term or renewal options currently exercised. Most of the leases include renewal options that, if exercised, will result in the leases expiring in later years. The termination of the Intrawest interim leases in December 2008 is reflected in the table for that year.

(2)	Represents the December 2004 monthly base rents annualized, and excludes any additional or percentage rents paid or any increases in the base rent from year to year.

(3)	Certain tenants currently pay rent based solely on a percentage of their sales revenue. In those instances, no base rent has been assumed or included in this calculation. Actual rents, which will be based on a percentage of a tenant’s future sales revenue, may vary.

The following table presents the historical operating data of the U.S. and Canadian Resort Village Properties including average occupancy rates and effective annual rents per square foot for the past five years or the period during which the property has been in operation, whichever is longer.

Location	Fiscal year (1)	Average occupancy rate	Effective annual rent per square foot (2)
Blue Mountain(3)	2004	95%	$26.70
	2003	100%	31.94
	2002	(4)		(4)

Whistler Creekside(3)	2004	86%	$11.37	(5)
	2003	100%		(5)
	2002	100%		(5)
	2001	100%		(5)

Copper (6)	2004	73%	$18.42
	2003	82%	19.94
	2002	81%	15.21

Mammoth (7)	2004	86%	$25.40
	2003	0%	—

Sandestin (8)	2004	100%	$36.24
	2003	100%	20.54
	2002	0%	—

Snowshoe (9)	2004	86%	$22.22
	2003	83%	21.72
	2002	91%	21.50
	2001	91%	—
	2000	91%	—

Stratton	2004	100%	$25.35
	2003	100%	15.97
	2002	100%	21.55
	2001	100%	10.67
	2000	100%	8.18

FOOTNOTES:

(1)	Data is presented for the respective fiscal year ended June 30.

(2)	The effective annual rent per square foot for each resort village was calculated by dividing the total annual rent by the total leasable square footage in the resort village at year end (including vacant spaces), subject to adjustment per notes 1, and 4-6.

(3)	Expressed in Canadian dollars.

(4)	Construction of the first building was completed in fiscal year 2002; however, no tenants occupied the space until fiscal year 2003. A new building was completed during fiscal year 2003 and was under lease-up during fiscal year 2004.

(5)	The annual revenue used to calculate the effective annual rent per square foot does not reflect rent for Intrawest and its related party tenants who were not charged rent during the periods prior to the sale of the Canadian Resort Village Properties. The occupancy rate, however, reflects the occupancy of all commercial space at Whistler Creekside that is included in this transaction, including commercial space occupied by Intrawest and its affiliates.

(6)	Annual revenue used to calculate the effective annual rent per square foot does not reflect rent for Intrawest and its related party tenants who were not charged rent during the periods prior to the sale of the U.S. Resort Village Properties. The underlying square footage data used to calculate the occupancy excludes the retail and commercial space occupied by Intrawest and its related party tenants who were not charged rent.

FOOTNOTES CONTINUED:

(7)	Construction of the retail and commercial space was completed in fiscal year 2003; however, no tenants occupied the space until fiscal year 2004.

(8)	Construction of the retail and commercial space was completed on the first building in fiscal year 2002; however, no tenants occupied the space until fiscal year 2003.

(9)	Financial information for the commercial assets at Snowshoe is not available prior to fiscal year 2000, as the accounting and reporting of the commercial asset was integrated with the reporting of the resort’s operations.

Intrawest. Intrawest, headquartered in Vancouver, British Columbia, Canada owns or controls ten mountain resorts in North America’s most popular mountain destinations, including Whistler Blackcomb, a host venue for the 2010 Winter Olympic Games. Intrawest also owns Sandestin Golf and Beach Resort in Florida and has a premier vacation ownership business, Club Intrawest. Intrawest is developing an additional six resort villages at locations in North America and Europe. Intrawest has a 45 percent interest in Alpine Helicopters Ltd., owner of Canadian Mountain Holidays, the largest heli-skiing operation in the world. We believe that one of Intrawest’s key strengths is its ability to combine expertise in resort operations and real estate development. With Intrawest’s combination of high-quality resort services, amenities and innovative residential and commercial real estate development, we expect that the Intrawest resorts and villages will continue to attract visitors and buyers of real estate. Prior to the VFA, Intrawest, its subsidiaries, or affiliates were not related to us, affiliated with us or a partner in our business.

PENDING INVESTMENTS

Merchandise Marts. On February 14, 2005, we entered into the DMC Partnership and acquired an interest in the DMC Property as the first tranche of a planned two-part acquisition of an interest in the Dallas Market Center. We have committed to contribute an additional $22 million to complete the first tranche, which will bring our ownership in the DMC Partnership to 80%. We anticipate that the second tranche will consist of the acquisition of the IFGC and that it will close prior to June 30, 2005 or, within 60 days of lender approval of such acquisition. The closing of the second tranche is dependent upon raising additional funds from our public offering and there can be no assurance that the DMC Partnership will complete the second tranche of this acquisition.

The following is a description of our pending acquisition as of February 14, 2005:

Property location and description	Description of specific real estate to be acquired in second tranche	Estimated purchase price (1)	Leasable square feet
Dallas Market Center - Texas Dallas Market Center is the world’s largest wholesale merchandise mart according to Guinness World Records. It showcases home furnishings, gifts, decorative accessories, lighting, floral, apparel and accessories. The market center hosts more than 50 wholesale markets, or tradeshows, each year.	Approximately 440,000 square feet of wholesale merchandising and exhibition space consisting of: the IFGC, as well as long-term ground leases for the underlying land.	$14 million	440,000

FOOTNOTES:

(1)	The amount represents the total consideration estimated to be paid by the DMC Partnership for the IFGC, which is expected to be acquired in the second tranche of the acquisition. Our share of the total consideration contributed to the DMC Partnership for the second tranche of the acquisition will be approximately $11 million. The remaining $3 million represents the value assigned to DMC’s interest in the DMC Partnership. The approximate federal income tax basis of the real estate assets acquired is estimated to be approximately $25 million, representing our 80% ownership interest, which will be depreciated on a straight-line basis over the estimated remaining useful lives of the assets acquired.

We believe that the IFGC is adequately covered by insurance.

Leases. It is expected that the DMC Partnership will lease the IFGC to the existing management company, MCMC, under a long-term master lease agreement. MCMC or related predecessor entities have managed the IFGC since its inception. The lease is anticipated to be a five-year triple-net lease with five five-year renewals. We anticipate that rental payments due under the lease will equal the greater of minimum annual rent of approximately $3.0 million or percentage rent. Pursuant to the lease, percentage rent is expected to be equal to certain applicable percentages of various revenue thresholds achieved by MCMC at the IFGC. Management believes that there is no immediate need for repairs on the IFGC. DMC has invested approximately $15 million in improvements at the IFGC over the last 6 years. However, management will continue to evaluate opportunities with MCMC that could result in capital improvements as well as increased minimum annual rent at the IFGC.

The following table contains information regarding the historical occupancy rates for the IFGC (which we have a commitment to acquire):

Location	Fiscal year	Average occupancy rate
Dallas Market Center - Texas
	2004	98.78%
	2003	100.00%
	2002	98.92%
	2001	99.38%
	2000	100.00%

For a discussion of the competitive factors affecting the IFGC, see the section above entitled “Business – Merchandise Marts.”

BORROWING

Merchandise Marts. On February 14, 2005, upon closing the first tranche of the acquisition of the Dallas Market Center, the DMC Partnership became obligated for approximately $143 million in existing debt on the DMC Property. The securitized loan bears interest at a blended rate of 6.04% and requires monthly principal and interest payments of $889,145. The loan is amortized over 27.4 years. The loan matures in September 2014 and allows prepayment after October 2006 under certain terms and conditions.

If our pending acquisition of the IFGC through the DMC Partnership is completed, the DMC Partnership will become obligated for approximately $17 million in existing debt on the IFGC. The IFGC loan bears interest at a fixed rate of 5.45% and requires aggregate monthly principal and interest payments of $110,663. The loan is amortized over 22 years, matures on September 2012 and allows prepayment after August 2006 under certain terms and conditions.

Resort Villages. The acquisition of the Canadian Resort Village Properties was funded, in part, with approximately $22,270,000 ($26,600,000 Canadian dollars) of permanent debt financing secured by a mortgage on the Canadian Resort Village Properties, which was obtained through Congress Financial Corporation, an affiliate of Wachovia Bank, N.A. on December 3, 2004. The loan bears interest at a fixed rate of 5.83%, requires payments of interest-only for the first two years, and thereafter requires monthly payments of principal and interest based upon a 30 year amortization period and a maturity date on the tenth anniversary.

The U.S. Resort Village Properties were partially funded through a bridge loan dated December 16, 2004 from Intrawest Resort Finance, Inc. in the principal amount of $45,000,000. The bridge loan is secured by the interests of the wholly-owned subsidiaries of the Intrawest Partnership (the “Subsidiary Owners”) in the U.S. Resort Village Properties as well as an assignment of rental income for those properties. The bridge loan requires monthly payments of interest only through December 31, 2006. On December 31, 2006, the bridge loan matures and all principal and interest becomes due and payable in full. The bridge loan accrues interest initially at a fixed interest rate of 5.99%, and provides for scheduled rate increases from January through November 2006 totaling an additional 1.25%. On November 20, 2006, the interest rate will convert to a floating rate of one month LIBOR plus 7.5% per annum. The bridge loan agreement includes an acceleration clause whereby payment of principal and interest may become immediately due and payable in the event of default. The promissory note includes a provision stipulating that the Intrawest Partnership and its Subsidiary Owners’ liability is limited to the properties securing the loan. The exceptions to this limitation are set forth in the following paragraph discussing the indemnity agreement.

In connection with the bridge loan and the Congress Financial loan, we executed Indemnity and Guaranty Agreements. Under those agreements we have guaranteed the obligations of the respective owners of the Canadian and U.S. Resort Village Properties for recourse liabilities related to those entities and properties including in part those recourse liabilities that arise from our fraud, misrepresentation or willful misconduct. In turn, the managers of the Canadian and U.S. Resort Village Properties have agreed to indemnify us for certain liabilities in conjunction with the operation of the Canadian and U.S. Resort Village Properties.

The Intrawest Partnership and its Subsidiary Owners are obligated to seek refinancing of the bridge loan as soon as reasonably practicable on reasonable and customary terms and conditions. The Intrawest Partnership is currently negotiating permanent financing with an institutional lender to replace all or a portion of the bridge financing. The refinancing is expected to be completed by June 30, 2005. There can be no assurances that the refinancing will be completed at that time.

SELECTED FINANCIAL DATA

The following table sets forth certain financial information, and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Information commencing on page F-1 of this Prospectus Supplement and the Prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2004 (1)	2003 (1) (3)	2003 (2) (3)
Revenues	$90,344	$—	$—
Net loss (2)(3)	(835,122)	—	—
Cash flows from operating activities	90,344	—	—
Cash flows used in investing activities	(6,590,000)
Cash flows provided by financing activities	37,793,320	—	—
Cash distributions declared but not paid (4)	176,261	—	—
Loss per Share (Basic and Diluted)	(0.41)	—	—
Distributions per Share	0.13	—	—
Cash distributions declared and paid per Share	(646,773)	—	—
Weighted average number of Shares outstanding : (Basic and Diluted)	2,017,035	—	—

	September 30,		December 31,
	2004 (1)	2003 (1) (3)	2003 (2) (3)
Total assets	$45,443,696	$—	$1,311,797
Total liabilities	11,058,461	—	1,111,797
Total stockholders’ equity	34,385,235	—	200,000

FOOTNOTES:

(1)	No operations commenced until we received minimum offering proceeds of $2,500,000 and funds were released from escrow on June 23, 2004. Since we had not yet completed a property acquisition or made any other permitted investments as of September 30, 2004, our operating results for the quarter and nine months then ended include only the interest income earned subsequent to becoming operational, organizational costs incurred on our behalf by an affiliate, and general operating and administrative expenses for the period, including the write-off of $390,910 in previously capitalized acquisition costs relating to certain investments that were not made or are no longer being pursued.

(2)	No significant operations had commenced because we were in our development stage.

(3)	Selected financial data for 2003 represents the period August 11, 2003 (date of inception) through December 31, 2003.

(4)	Cash distributions are declared by the board of directors and generally are based on various factors, including expected and actual net cash from operations for the year and our general financial condition. Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of net earnings on a GAAP basis. We have not treated such amounts as a return of capital for purposes of calculating Invested Capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section beginning on page 75 of the Prospectus.

INTRODUCTION

The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: changes in general economic conditions, changes in government regulations, changes in local and national real estate conditions, terrorism, extended U.S. military combat operations, our ability to obtain a line of credit or permanent financing on satisfactory terms, our ability to raise additional proceeds from our offering of shares, our ability to identify suitable investments, our ability to locate suitable tenants for our properties and borrowers for mortgage loans, and the ability of such tenants and borrowers to make payments under their respective leases or mortgage loans. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

OVERVIEW

CNL Income Properties, Inc. was formed on August 11, 2003. Beginning on April 16, 2004, we offered for sale up to $2 billion in shares of common stock (200 million shares of common stock at $10 per share) pursuant to a registration statement on Form S-11 under the Securities Act of 1933 (the “Offering”). We commenced active operations on June 23, 2004, when the minimum required offering proceeds had been received and funds were released to us from escrow. Our activities from August 11, 2003 through June 23, 2004 were devoted to the organization of our company. We will use the proceeds from the Offering for investments in properties, loans and other permitted investments, as well as the payment or reimbursement of fees and expenses of the Offering and fees and expenses relating to the selection, acquisition and development of properties, loans, and other permitted investments.

Most of the information presented by this Management’s Discussion and Analysis of Financial Condition and Results of Operations is as of September 30, 2004, which is the most recent period for which we have reported financial results. Where possible, we have provided updated information for events that have occurred subsequent to September 30, 2004 in the subsection entitled “Investments, Borrowings and Distributions Subsequent to September 30, 2004” at the end of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We intend to make an election under Section 856(c) of the Internal Revenue Code (the “Code”) to be taxed as a real estate investment trust (a “REIT”), beginning with the taxable year ending December 31, 2004. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income. However, we believe that we are organized and have operated in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes during the year ending December 31, 2004, and we intend to operate so as to remain qualified as a REIT for federal income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

As part of our Agreement to acquire the DMC Property, we have committed to contribute 75% of the gross proceeds from our public offering to the DMC Partnership until we have made total contributions of $60 million (including our initial $38 million contribution) to complete the acquisition of the DMC Property. If we fail to make this contribution by June 30, 2005, DMC has the right for six months to purchase our interest in the DMC Partnership for an amount equal to the actual amount of capital contributed less $3 million. In addition, we have not yet obtained a commitment for a line of credit, which when combined with the commitment of a significant portion of our offering proceeds to the DMC Property, will significantly limit our ability to invest in the near term. Other than these limitations, we are not aware of any material trends or uncertainties, favorable or unfavorable, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the acquisition and operation of properties, loans and other permitted investments, other than those referred to in the Prospectus including, without limitation, those set forth under the section titled “Risk Factors.”

Common Stock Offering. As of June 23, 2004, we had received aggregate subscription proceeds of approximately $3.44 million, which exceeded the minimum offering amount of $2.5 million, and approximately $3.38 million of the funds were released from escrow. As of September 30, 2004, we had received subscription proceeds in connection with the Offering of $41,754,549 (4,199,065 shares), including the proceeds from Pennsylvania investors held in escrow of $782,390 (78,239 shares), in addition to the initial capital contribution received from CNL Income Corp. (the “Advisor”) of $200,000 (20,000 shares).

As of February 14, 2005, we had received total subscription proceeds of approximately $105 million (10,484,066 shares) from 3,420 investors in connection with this offering.

In addition to subscriptions from our offering, on December 16, 2004, we issued 48,533 and 69,173 restricted shares to CNL Financial Group, (“CFG”), our affiliate and parent company of our Advisor. Additional details of this stock issuance are set forth under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments, Borrowings and Distributions Subsequent to September 30, 2004.”

Property Acquisitions. As of September 30, 2004, we had not yet invested in any properties, loans or other permitted investments. However, on August 10, 2004, we committed to acquire an 80% interest in a portfolio of commercial real estate properties located in and around various ski and golf resorts in the United States and Canada through a partnership with Intrawest Corporation and certain of its affiliates. The total estimated purchase price for the portfolio of properties is expected to be $160 million. Based on our proportionate equity ownership and the $96 million permanent debt financing expected to be secured in connection with the purchase (discussed in “Borrowings” below), our cash contribution, excluding transactions costs, is expected to be approximately $51 million. The transaction is expected to close in the fourth quarter of 2004 and is subject to the fulfillment of certain conditions including obtaining additional equity and debt financing, executing definitive documents, and other customary closing conditions.

The number of properties, loans and other permitted investments we may acquire or make will depend upon the number of shares sold and the resulting amount of the net offering proceeds available for investment in such properties, loans and other permitted investments. If only a limited number of shares are sold in excess of the minimum offering amount, then we will likely make only one or a limited number of investments and we will not achieve a significant diversification of our investments.

Borrowings. We intend to borrow money to acquire assets and to pay certain related fees. We also intend to encumber assets in connection with such borrowings. In general, the aggregate amount of permanent financing is not expected to exceed 50% of our total assets on an annual basis, however, it may likely exceed 50% for a limited period in our early acquisition stage. The maximum amount we may borrow is 300% of our net assets in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our net assets, a majority of the independent members of our board of directors must approve the borrowing, and the borrowing must be disclosed and explained to stockholders in our first quarterly report after such approval occurs.

In connection with our proposed purchase of an 80% interest in a portfolio of properties through a partnership with Intrawest Corporation, the partnership is seeking permanent debt financing not to exceed $96 million in connection with the acquisition of the properties. An application for the financing has been filed, under which the loan will be amortized over 30 years, bear interest at 90 basis points plus the 10 year Mid-Market Swap rate and require payments of interest-only for the first two years. There can be no assurance that such financing terms will be obtained.

We plan to obtain lines of credit, in an amount up to $100 million. The lines of credit may be increased at the discretion of our board of directors and may be repaid with offering proceeds, proceeds from the sale of assets, working capital or permanent financing. We have engaged in preliminary discussions with potential lenders but have not received a commitment for a line of credit in part because we did not acquire any assets until December 3, 2004. There is no assurance that we will obtain any line of credit on satisfactory terms, or at all.

We have made an arrangement with CNL Financial Group, Inc. to borrow funds, as necessary, to pay distributions to stockholders. As of September 30, 2004, we have borrowed $470,512 to fund such distributions. The borrowings bear interest of LIBOR plus 250 basis points and are payable by December 31, 2005. On December 16, 2004, this loan was cancelled in exchange for the issuance of shares of restricted stock as discussed below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments, Borrowings and Distributions Subsequent to September 30, 2004.”

Commitments and Contractual Obligations. The following table presents our contractual obligations and the related payment periods as of September 30, 2004:

	Payments due in
Contractual Obligations	Less than 1 year	Years 1-3		Years 3-5	More than 5 years	Total
Note payable to affiliate	$—	$470,512	(1)	—	—	$470,512
Total Contractual Obligations	$—	$470,512		—	—	$470,512

FOOTNOTES:

(1)	As of December 16, 2004, our note payable to affiliates was cancelled in exchange for the issuance of shares of restricted stock in our company.

As of September 30, 2004, we had committed to acquire an 80% interest in a portfolio of retail and commercial properties located in and around resort villages in the U.S. and Canada, subject to certain conditions. Our total estimated cash contribution, excluding transaction costs, in connection with the acquisition was $51 million.

Cash and Liquidity Requirements. We expect to meet our liquidity requirements, including the payment of offering expenses and pending property acquisitions, with proceeds from the Offering, cash flows from operations and permanent debt financing to be obtained.

As of September 30, 2004, as we have not yet completed our first property acquisition, our net cash flows from operating activities of $90,344 for the nine months ended September 30, 2004 consisted of interest income earned and received during the period in which we were operational. The net cash flows from investing activities consisted of deposits paid toward a pending property acquisition. The net cash flows from financing activities of approximately $37.8 million are attributable to the receipt of approximately $41 million of subscription proceeds and the payment of approximately $3.2 million of stock issuance costs in connection with the Offering.

As of September 30, 2004, we owed affiliates $9.4 million for certain organizational and offering expenses, acquisition fees, selling commissions, marketing support fees and due diligence expense reimbursements, and operating expenses incurred on our behalf. In accordance with our articles of incorporation, the total amount of certain offering, organization and stock issuance costs we pay may not exceed 13% of the aggregate offering proceeds. Accordingly, $5.3 million of these costs have been capitalized and deferred as of September 30, 2004 with a corresponding amount due to certain affiliates. The deferred offering costs will be deducted from future offering proceeds and reimbursed to affiliates to the extent the costs are within the 13% limitation. In addition, to the extent that operating expenses payable or reimbursable to affiliates, in any four consecutive fiscal quarters (the “Expense Year”), exceed the greater of 2% of average invested assets or 25% of net income, the Advisor shall reimburse us, within 60 days after the end of the Expense Year, the amount by which the total operating expenses paid or incurred exceed the greater of the 2% or 25% threshold.

Distributions. We intend to pay distributions to our stockholders on a quarterly basis. The amount of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including expected and actual net cash from operations for the year, our financial condition and annual distribution requirements needed to maintain our status as a REIT under the Code. Operating cash flows are expected to be generated from properties, loans and other permitted investments acquired or made by us. To the extent that funds available for distributions are insufficient to fund distributions that have been declared, we may borrow or make other arrangements with affiliates to fund such distributions.

On September 15, 2004, the board of directors declared a distribution of $0.1342 per share ($470,512) for stockholders of record on September 20, 2004 that was paid on September 30, 2004, and a distribution of $0.0417 per share ($176,261) for stockholders of record on October 1, 2004 to be paid by December 31, 2004. The September distribution will, and the October distribution may, constitute a return of capital for federal income tax purposes to the extent that distributions exceed our earnings and profits. However, such distributions will not reduce the stockholders’ aggregate Invested Capital as the basis for calculating future distribution. The September distribution was funded through borrowings from CNL Financial Group, Inc., an affiliate, and future distributions may also be funded through borrowings from CNL Financial Group, Inc. Additional details regarding these distributions and distributions subsequent to September 30, 2004 are set forth under the section entitled “Managements Discussion and Analysis of Financial Condition and Results of Operations—Investments, Borrowings and Distributions Subsequent to September 30, 2004”.

The board of directors previously declared contingent distributions for stockholders of record on June 25, July 1, and August 1, 2004. Payment of these distributions was subject to the completion of a property acquisition on or before September 20, 2004. Since we did not complete our first property acquisition by September 20, 2004, the previously declared contingent distributions were not paid.

RESULTS OF OPERATIONS

From the time of our formation on August 11, 2003 through June 23, 2004, we had not commenced active operations because we were in our organizational stage and had not received the minimum required offering amount of $2,500,000 (250,000 shares). Operations commenced on June 23, 2004 when we received aggregate subscription proceeds in excess of the minimum offering amount. Since we had not yet completed a property acquisition or made any other permitted investments as of September 30, 2004, our operating results for the quarter and nine months then ended include only the interest income earned subsequent to becoming operational, organizational costs incurred on our behalf by an affiliate, and general operating and administrative expenses for the period, including the write-off of $390,910 in previously capitalized acquisition costs relating to certain investments that were not made or are no longer being pursued. The results of operations for the quarter and nine months ended September 30, 2004 are not necessarily indicative of future performance due to the incurrence of organizational costs, the limited time in which we have been operational, and having not yet completed our first property acquisition or other permitted investment.

We are not aware of any material trends or uncertainties that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the purchase and operations of properties, loans and other permitted investments, other than those uncertainties related to the pending property acquisition and other uncertainties referred to in our Prospectus, including, without limitation, those set forth under the section titled “Risk Factors.”

Critical Accounting Policies

Consolidation. The consolidated financial statements will include the accounts of the Company and our wholly owned subsidiaries or subsidiaries in which we have a controlling interest or are the primary beneficiary as defined in FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” The equity method of accounting will be applied in the consolidated financial statements with respect to those investments in joint ventures in which we have less than a controlling interest due to the significance of rights held by other parties. All material intercompany balances and transactions will be eliminated in consolidation.

Allocation of Purchase Price for Acquisition of Real Estate. We will allocate the purchase price of properties to the tangible and intangible assets acquired and the liabilities assumed as provided by Statement of Financial Accounting Standards No. 141, “Business Combinations.” For each acquisition, we will assess the value of the land, building, tenant improvements and intangible assets, including in-place leases, above-market or below-market lease values and the value of tenant relationships based on their estimated fair values. The value of the buildings acquired will be determined on an as-if vacant basis. The values determined will be based on independent appraisals or on our estimates reflecting the facts and circumstances of each acquisition.

Impairments. We will evaluate our investments in real estate and any unconsolidated joint ventures for impairment periodically (no less than once per year) and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. We will determine whether impairment in value has occurred by comparing the undiscounted cash flows, including the estimated residual value of the asset, to the carrying amount of the individual asset. If impairment is indicated, the assets are adjusted to their estimated fair value.

Leases. Our leases with third party tenants will be accounted for under the provisions of Statement of Financial Accounting Standards No. 13, “Accounting for Leases.” This statement requires us to estimate the economic life of the leased property, the residual values of the leased property and the present value of the minimum lease payments to be received from the tenant in order to determine whether the lease is classified as an operating lease or a financing transaction. Changes in our estimates or assumptions regarding residual values or the collectibility of minimum lease payments could result in different accounting treatment of the lease.

Acquisition Fees and Costs. Acquisition fees and miscellaneous acquisition costs that are directly identifiable with potential investments in real estate or loans will be capitalized and included in other assets. Upon purchase of real estate, origination of a loan or the entrance into a joint venture, the fees and costs that are directly identifiable with that investment will be reclassified to the associated asset. In the event an investment is not made or is no longer probable of being made, any costs directly related to the investment will be charged to expense.

Revenue Recognition. We will record revenue as it is earned. Contingent rent and interest that is due based upon the achievement of operational results by the tenants or borrowers will be recorded when the underlying threshold has been reached in accordance with the provisions of Staff Accounting Bulletin 101.

Inflation. We intend to lease properties we acquire primarily on a long-term (generally 10 to 20 years, plus renewal options for an additional 10 to 20 years), triple-net basis to tenants or operators who are significant industry leaders. An operator will be considered a “significant industry leader” if it has one or more of the following traits: many or more years of experience operating in a particular industry as compared to other operators in that industry; many or more assets managed in a particular industry as compared to other operators in that industry; and/or is deemed by us to be a dominant operator in a particular industry for reasons other than those aforementioned. Under the triple-net leases in which we contemplate entering, tenants will generally be responsible for repairs, maintenance, property taxes, utilities and insurance for the properties they lease. We expect to structure our leases to provide for the payment of minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, our leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at the property over certain thresholds.

Long-term, triple-net leases generally will minimize our risk from the adverse effects of inflation. However, inflation could reduce the value of our investments in properties if the inflation rate is high enough that automatic increases in minimum annual base rent and percentage rent do not keep up with inflation. In addition, our leases generally will permit tenants to leave at the end of the lease term without penalty, which could expose us to the effect of a decline in market rents. In a deflationary rent environment, we may be exposed to declining rents under our leases upon their expiration. Similarly, a substantial rise in inflation over the term of an investment in loans or other permitted investments may reduce the actual return on those investments, if they do not otherwise provide for adjustments based upon inflation.

INVESTMENTS, BORROWINGS AND DISTRIBUTIONS SUBSEQUENT TO SEPTEMBER 30, 2004

Investments. On February 14, 2005, we acquired an interest in the DMC Property. This is the first of two anticipated closings through which we will acquire an interest in the Dallas Market Center. As part of the closing on the first tranche, we contributed $38 million to the DMC Partnership and acquired a majority interest in the DMC Property. To complete the acquisition of the first tranche and bring our interest in the DMC Property to 80%, we expect to contribute an additional $22 million to the DMC Partnership. We anticipate that the second tranche will consist of the acquisition of the IFGC and that it will close prior to June 30, 2005, or within 60 days of lender approval of such acquisition. In the second tranche, we anticipate that we will contribute $11 million to the DMC Partnership. For a more detailed description of our acquisition of an interest in the DMC Property and our pending acquisition of an interest in the IFGC, see the sections entitled “Business – Property Acquisitions” and “Business – Pending Investments” respectively. The closing of the second tranche is dependent upon raising additional funds from our public offering and there can be no assurance that the DMC Partnership will complete the second tranche of this acquisition.

Between December 3, 2004 and December 16, 2004, we and certain of our subsidiaries acquired an interest in retail and commercial real estate at seven resort villages:

•	the Village at Blue Mountain, Ontario;

•	Whistler Creekside, British Columbia;

•	the Village at Copper Mountain, Colorado;

•	the Village at Mammoth Mountain, California;

•	the Village of Baytowne Wharf, Florida;

•	the Village at Snowshoe Mountain, West Virginia; and

•	the Village at Stratton, Vermont.

This retail and commercial space was purchased from Intrawest Corporation, its affiliates and/or certain entities formed by Intrawest and us for purposes of this acquisition. This series of acquisitions was facilitated by the Intrawest Partnership in which we hold an 80% ownership interest and Intrawest holds a 20% ownership interest. For a more detailed description of this acquisition, see the section entitled “Business – Property Acquisitions.”

Borrowings. On February 14, 2005, upon closing the first tranche of the acquisition of the Dallas Market Center, the DMC Partnership became obligated for approximately $143 million in existing debt on the DMC Property. The securitized loan bears interest at a blended rate of 6.04% and requires monthly principal and interest payments of $889,145. The loan matures in September 2014 and allows prepayment after October 2006 under certain terms and conditions. If our pending acquisition of the IFGC through the DMC Partnership is completed, the DMC Partnership will become obligated for approximately $17 million in existing debt on the IFGC. The IFGC loan bears interest at a fixed rate of 5.45% and requires aggregate monthly principal and interest payments of

$110,663. The loan matures on September 2012 and allows prepayment after August 2006 under certain terms and conditions.

The acquisition of the Canadian Resort Village Properties on December 3, 2004 was funded, in part, with approximately $22,270,000 ($26,600,000 Canadian dollars) of permanent debt financing secured by a mortgage on the Canadian Resort Village Properties, which was obtained through Congress Financial Corporation, an affiliate of Wachovia Bank, N.A. on December 3, 2004. The loan bears interest at a fixed rate of 5.83%, requires payments of interest-only for the first two years, and thereafter requires monthly payments of principal and interest based upon a 30 year amortization period and a maturity date on the tenth anniversary.

The U.S. Resort Village Properties acquisition on December 16, 2004 was partially funded through a bridge loan dated December 16, 2004 from Intrawest Resort Finance, Inc. in the principal amount of $45,000,000. The bridge loan is secured by the interests of the wholly-owned subsidiaries of the Intrawest Partnership (the “Subsidiary Owners”) in the U.S. Resort Village Properties as well as an assignment of rental income for those properties. The bridge loan requires monthly payments of interest only through December 31, 2006. On December 31, 2006, the bridge loan matures and all principal and interest becomes due and payable in full. The bridge loan accrues interest initially at a fixed interest rate of 5.99%, and provides for scheduled rate increases from January through November 2006 totaling an additional 1.25%. On November 20, 2006, the interest rate will convert to a floating rate of one month LIBOR plus 7.5% per annum. The Intrawest Partnership and its Subsidiary Owners are obligated to seek refinancing of the bridge loan as soon as reasonably practicable on reasonable and customary terms and conditions. The Intrawest Partnership is currently negotiating permanent financing with an institutional lender to replace all or a portion of the bridge financing. The refinancing is expected to be completed by June 30, 2005. There can be no assurances that the refinancing will be completed at that time.

On September 30, 2004, we borrowed funds in order to fund a portion of our distributions in the approximate principal amount of $470,512 from CNL Financial Group, Inc., (“CFG”) our affiliate and parent company of our advisor. CFG is wholly-owned by our chairman of the board and his wife. On December 16, 2004, our board of directors authorized us to issue approximately 48,533 restricted shares of common stock at a share price of $10.00 per share to CFG in exchange for the cancellation of the loan due to CFG of approximately $485,326, including accrued interest.

Distributions. On December 16, 2004, our board of directors also authorized the issuance of approximately 69,173 restricted shares of common stock at a share price of $10.00 per share to CFG in exchange for a capital contribution of approximately $691,725. The proceeds of the stock issuance was used to fund the distributions declared for stockholders of record on October 1, November 1, and December 1, 2004, respectively, which were paid by December 31, 2004.

We paid distributions to our stockholders as anticipated for September (two distributions), October, November and December. The majority of the two September distributions and the October, November and December distributions will constitute a return of capital for federal income tax and accounting purposes as these distributions exceed our earnings and profits. As described under “Certain Relationships and Related Transactions,” a portion of the two September distributions and the October, November and December distributions were funded by the proceeds from the issuance of restricted stock to CFG.

On January 1, 2005 and February 1, 2005, our board of directors declared a distribution of $0.0417 per share for stockholders of record on January 1, 2005 and February 1, 2005, respectively, to be paid by March 31, 2005. On February 15, 2005, our Board of Directors declared a distribution of $.0438 per share for stockholders of record at the close of business on March 1, 2005, to be paid by March 31, 2005. This represents an increased per share distribution. The January, February and March distributions may constitute a return of capital for federal income tax and accounting purposes. It is possible that a portion of the January, February and March distributions will not be supported by funds from operations.

MANAGEMENT

The following paragraphs update the corresponding information beginning on page 79 of the Prospectus:

On April 19, 2004, our board of directors appointed R. Byron Carlock, Jr. as President, Tammie A. Quinlan as Chief Financial Officer and Senior Vice President and Charles A. Muller as Chief Operating Officer of CNL Income Properties and Thomas J. Hutchison III resigned as President of CNL Income Properties, Inc. on that same date. Effective June 11, 2004, Lynn E. Rose resigned as Secretary of CNL Income Properties and Tammie A. Quinlan was appointed Secretary of CNL Income Properties. On August 16, 2004, our board of directors appointed Thomas G. Huffsmith as Chief Investment Officer and Senior Vice President of CNL Income Properties.

R. Byron Carlock, Jr., age 42. President. Mr. Carlock has served as President of CNL Income Properties and CNL Income Corp. since April 19, 2004. From March 1998 through June 1998 and since October 2000, Mr. Carlock has served as chairman of The Carlock Companies, LLC, a Dallas-based advisory firm specializing in mergers, acquisitions and recapitalizations. Mr. Carlock, through The Carlock Companies, LLC, provides consulting services to a number of our advisor’s affiliates. From June 1998 to October 2000, Mr. Carlock served as chief investment officer and executive vice president of Post Corporate Services, where he managed the luxury apartment company’s capital markets activities and investment committee. From March 1997 through February 1998, Mr. Carlock also served as president and chief operating officer of W.B. Johnson Properties, LLC. W.B. Johnson Properties, LLC founded The Ritz-Carlton Hotel Company and as of June 2004 operated the largest Waffle House franchise in the United States. From June 1987 to March 1997, Mr. Carlock served the Trammell Crow Company and then Crow Holdings International in various capacities, ultimately acting as Managing Director of Capital Markets for the last two years of that term. Mr. Carlock previously served as alumni vice president of the Harvard Business School Board of Directors. He has also served on multiple civic boards including Zoo Atlanta, the Atlanta Boy Choir, Big Brothers of Dallas, Charis Community Housing and Christian Services of Dallas. He currently serves on the board of Hope Network Ministries based in San Antonio. Mr. Carlock received a M.B.A. from the Harvard Business School in 1988 and a B.A. in Accounting from Harding University in Arkansas in 1984. Mr. Carlock completed additional studies as a Rotary Scholar at the Chinese University of Hong Kong in 1985. Mr. Carlock is an inactive certified public accountant.

Charles A. Muller, age 46. Chief Operating Officer. Mr. Muller joined CNL Income Properties, Inc. as Chief Operating Officer in April 2004. Mr. Muller also serves CNL Income Corp., our advisor, as Chief Operating Officer beginning April 2004 and Executive Vice President beginning February 2005, and is responsible for our acquisition, asset management and investor relations efforts. Prior to that, he served as Executive Vice President since October 1996 and Chief Operating Officer from October 1996 to November 2003 of CNL Hotels & Resorts, Inc., formerly known as CNL Hospitality Properties, Inc. a public, unlisted real estate investment trust, and its advisor, CNL Hospitality Corp. As a part of CNL Hotels & Resorts, Inc.’s senior management team, Mr. Muller participated in planning and implementing hotel industry investments, including acquisitions, development, project analysis and due diligence. Prior to joining CNL Hospitality Corp., Mr. Muller spent 15 years in hotel and resort sector investment, development and operations working for companies such as AIRCOA Hospitality Services, Inc., PKF Consulting, Wyndham Hotels & Resorts and Tishman Hotel Corporation. Mr. Muller currently serves on the Urban Land Institute, Recreational Development Council. He received a B.A. in Hotel Administration from Cornell University in 1981.

Tammie A. Quinlan, age 42. Chief Financial Officer, Senior Vice President and Secretary. Since April 2004, Ms. Quinlan has served as Chief Financial Officer and Senior Vice President of CNL Income Properties and our advisor, CNL Income Corp. Ms. Quinlan also began serving as Secretary of CNL Income Properties in June 2004. In these roles, Ms. Quinlan supervises CNL Income Properties’ financial reporting, financial controls, legal and regulatory compliance and accounting functions as well as forecasting, budgeting and cash management activities. She is also responsible for equity and debt financing activities. Ms. Quinlan’s previous position was with CNL Hospitality Corp. from 1999 to April 2004, where she served as Senior Vice President of Corporate Finance and Treasury. She was responsible for all accounting and financial reporting requirements, corporate finance and treasury functions for CNL Hospitality Corp. Prior to joining CNL Hospitality Corp., Ms. Quinlan was employed by KPMG LLP from 1987 to 1999, most recently as a senior manager, performing services for a variety of clients in the real estate, hospitality and financial services industries. She assisted several clients through their initial public offerings, secondary offerings, securitizations and complex business and accounting issues. Ms. Quinlan is a certified public accountant. She graduated from the University of Central Florida in 1986 where she received a B.S. in Accounting and Finance.

Thomas G. Huffsmith, age 49. Chief Investment Officer and Senior Vice President. Mr. Huffsmith has served as Chief Investment Officer and Senior Vice President since August 2004. Mr. Huffsmith has also served as Chief Investment Officer of CNL Income Corp. since June 2004. Prior to that, he served as president of Huffsmith Development, LLC, a real estate principal and advisory business in Paris and as President of Regent International Hotels. Prior to joining Regent in 2001, Mr. Huffsmith was senior vice president of development and investments, EMEA (Europe, Middle East and Africa), for Six Continents Hotels in London. In this position he served as head of all development and acquisition activities for the company’s brands throughout EMEA. He also served as senior vice president of development, The Americas for Crowne Plaza Hotels. Both Six Continents and Crowne Plaza are in the Intercontinental Hotels Group, PLC’s family of hotels. Prior to joining the Intercontinental Hotels companies in October 1997, Mr. Huffsmith was employed by LaSalle Partners in New York where he held the position of senior vice president of hotel investments on such projects as the leasing of 42nd Street between 7th and 8th Avenue in New York as well as participating as senior management in the start-up of several LaSalle-sponsored REITs. Mr. Huffsmith was also vice president of hotel investments for Prudential Realty Group in Newark, New Jersey where he was in charge of strategic planning for the office, retail and hotel portfolios. He also managed Prudential Real Estate Investor’s separate account hotel investment portfolio. Mr. Huffsmith received his M.B.A. degree from the Wharton School of the University of Pennsylvania in Philadelphia, Pennsylvania. He graduated from Cornell University in Ithaca, New York, with a B.S. degree in Hotel Administration.

THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

The following paragraphs update the corresponding information beginning on page 84 of the Prospectus:

Effective April 19, 2004, Thomas J. Hutchison III resigned as President of CNL Income Corp. and R. Byron Carlock, Jr. was appointed President of CNL Income Corp. On that same day Tammie A. Quinlan was appointed as Chief Financial Officer and Senior Vice President and Charles A. Muller was appointed Chief Operating Officer. Effective June 11, 2004, Lynn E. Rose resigned as Secretary of our advisor and Tracy G. Schmidt was appointed Secretary of our advisor. On June 29, 2004, Thomas G. Huffsmith was appointed as Chief Investment Officer of our advisor. Effective February 22, 2005, Charles A. Muller was appointed Executive Vice President.

Tracy G. Schmidt, age 47. Secretary. Mr. Schmidt has served as Secretary of CNL Income Corp. since June 2004. Since 2004, Mr. Schmidt has also served as Chief Financial Officer of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc., a diversified real estate company. Prior to joining CNL Holdings, Inc., Mr. Schmidt was senior vice president and chief financial officer for Federal Express Corporation (“FedEx Express”), a worldwide express transportation company, from 1998 to 2004. While at FedEx Express, he was responsible for worldwide financial planning, capital allocations, treasury, accounting, reporting, tax, audits, strategic sourcing, IT business systems and revenue operations with 2,000 people to support a complex global business environment of operations in 210 countries and territories and 140,000 employees. Prior to that, Mr. Schmidt was senior vice president, general manager, Air Ground Terminals and Transportation Division for FedEx Express from 1994 to 1998, and from 1980 to 1994 held various financial management positions at FedEx Express. Mr. Schmidt serves as a Director of CNL Bancshares, Inc., Love Worth Finding Ministries, Stephen Olford Ministries International and ServiceU Corporation. Mr. Schmidt is a graduate of Christian Brothers University in Memphis, Tennessee and holds a B.A. in Business Administration and Accounting. He became a certified public accountant in Tennessee in 1980.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraphs are inserted before the last paragraph on page 86 of the Prospectus:

Our President, individually and in conjunction with a consulting company owned by him, contracts with various affiliates of our advisor to provide consulting services.

On September 30, 2004, we borrowed funds in order to fund a portion of our distributions in the approximate principal amount of $470,512 from CFG our affiliate and parent company of our advisor. CFG is wholly-owned by our chairman of the board and his wife. On December 16, 2004, our board of directors authorized us to issue approximately 48,533 restricted shares of common stock at a share price of $10.00 per share to CFG in exchange for the cancellation of the loan due to CFG of approximately $485,326, including accrued interest.

On December 16, 2004, our board of directors also authorized the issuance of approximately 69,173 restricted shares of common stock at a share price of $10.00 per share to CFG in exchange for a capital contribution of approximately $691,725. The proceeds of the stock issuance were used to fund the distributions declared for stockholders of record on September 20, which was paid September 30, 2004 and October 1, November 1, and December 1, 2004, which were paid by December 31, 2004.

Both of the above securities transactions were made pursuant to the exemption from registration provided under Section 4(2) of the Securities Act of 1933.

Our managing dealer is entitled to receive selling commissions amounting to 6.5% of the total amount raised from the sale of Shares from this offering, up to 6.0% of which may be paid as commissions to other broker-dealers. However, Soliciting Dealers that sell more than $50 million in Gross Proceeds in any fiscal year may be reallowed up to 6.2% with respect to selling commissions on the Shares they sell. During the period commencing April 16, 2004 through February 14, 2005, we incurred approximately $6.8 million of such fees in connection with this offering, the majority of which has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

In addition, the managing dealer is entitled to receive a marketing support fee of 2.5% of the total amount raised from the sale of shares from this offering, all or a portion of which may be reallowed to other broker-dealers who enter into a Participating Broker Agreement with the managing dealer. During the period commencing April 16, 2004 through February 14, 2005, we incurred approximately $2.6 million of such fees in connection with this offering, the majority of which has been or will be reallowed to other broker-dealers.

In connection with this offering, our Advisor is entitled to receive Acquisition Fees for services in making or investing in loans or other permitted investments of 3.0% of the total amount raised or loaned. During the period commencing April 16, 2004 through February 14, 2005, we incurred approximately $3.2 million of such fees in connection with this offering.

We have entered into an Advisory Agreement with our Advisor pursuant to which the Advisor receives a monthly asset management fee of 0.08334% of an amount equal to the total amount invested in our properties, loans and other permitted investments (exclusive of acquisition fees and expenses) as of the end of the preceding month. The asset management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the asset management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the period commencing April 16, 2004 through January 31, 2005, we incurred approximately $73,699 of such fees.

Our Advisor and its Affiliates provide various general operating and administrative services to us, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of shares) on a day-to-day basis. During the period commencing April 16, 2004 through January 31, 2005, we incurred approximately $7.6 million for these services.

DISTRIBUTION POLICY

On September 15, 2004, our board of directors declared a distribution of $0.1342 per share for stockholders of record on September 20, 2004 to be paid by September 30, 2004 and a distribution of $0.0417 per share for stockholders of record on October 1, 2004 to be paid by December 31, 2004. On November 1, 2004 and December 1, 2004, our board of directors declared a distribution of $0.0417 per share for stockholders of record on November 1, 2004 and December 1, 2004, respectively, which were paid by December 31, 2004. The majority of the two September distributions and the October, November and December distributions will constitute a return of capital for federal income tax and accounting purposes as these distributions exceed our earnings and profits. As described above under “Certain Relationships and Related Transactions,” the September, October, November and December distributions were funded by the proceeds from the issuance of restricted stock to CFG.

On January 1, 2005 and February 1, 2005, our board of directors declared a distribution of $0.0417 per share for stockholders of record on January 1, 2005 and February 1, 2005, respectively, to be paid by March 31, 2005. On February 15, 2005, our Board of Directors declared a distribution of $.0438 per share for stockholders of record at the close of business on March 1, 2005, to be paid by March 31, 2005. This represents an increased per share distribution. The January, February and March distributions may constitute a return of capital for federal income tax and accounting purposes. It is possible that a portion of the January, February and March distributions will not be supported by funds from operations.

SUPPLEMENTAL SALES MATERIAL

The following information updates the fourth paragraph on page 129 of the Prospectus:

Shares are being offered only through this Prospectus. In addition to this Prospectus, we may use certain sales materials in connection with this offering, although only when accompanied or preceded by the delivery of this Prospectus. No sales material may be used unless it has first been approved in writing by CNL Income Properties. We anticipate that sales materials will be provided in various electronic formats to Soliciting Dealers for their internal use as well as for use with potential investors. The electronic formats that we anticipate that we may use include, but are not limited to: view and download from an access-controlled website, CD-rom, diskette, memory sticks and email. As of the date of this Prospectus, it is anticipated that the following sales material will be authorized for use by CNL Income Properties in connection with this offering: (i) a brochure entitled CNL Income Properties; (ii) a fact sheet describing the general features of CNL Income Properties; (iii) a cover letter transmitting the Prospectus; (iv) a properties portfolio; (v) a summary description of the offering; (vi) a presentation about CNL Income Properties; (vii) a script for telephonic marketing; (viii) broker updates; (ix) a listing of properties; (x) sales support pieces; (xi) seminar advertisements and invitations; (xii) certain third-party articles; (xiii) industry specific information pieces; (xiv) distribution pieces; and (xv) webinars. All such materials will be used only by registered broker-dealers that are members of the NASD and advisers registered under the Investment Advisers Act of 1940. We also may respond to specific questions from Soliciting Dealers and prospective investors. Additional materials relating to the offering may be made available to Soliciting Dealers for their internal use.

EXPERTS

The following paragraphs replace the paragraph under the heading “Experts” beginning on page 130 of the Prospectus:

The balance sheet of CNL Income Properties as of December 31, 2003 and the Statement of Stockholder’s Equity for the period from August 11, 2003 (date of inception) through December 31, 2003, included in this Prospectus and Registration Statement, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined statement of revenue and certain expenses of Intrawest Portfolio Commercial Properties, for the year ended June 30, 2004 included in this Prospectus have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

The financial statements of both Dallas Market Center Company, Ltd. and IFDC Property Company, Ltd., at January 31, 2004 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

CNL Income Properties, Inc.

Pro Forma Consolidated Financial Information:

Unaudited Pro Forma Consolidated Financial Information	F-1

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2004	F-2

Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2004	F-3

Unaudited Pro Forma Consolidated Statement of Operations for the period August 11, 2003 (Date of Inception) through December 31, 2003	F-4

Notes to Unaudited Pro Forma Consolidated Financial Statements for the nine months ended September 30, 2004 and August 11, 2003 (Date of Inception) through December 31, 2003	F-5

Interim Unaudited Condensed Financial Statements as recently filed in CNL Income Properties Inc.’s September 30, 2004 Form 10-Q:

Condensed Balance Sheets as of September 30, 2004 and December 31, 2003	F-10

Condensed Statements of Operations for the quarter and nine months ended September 30, 2004	F-11

Condensed Statements of Stockholders’ Equity for the nine months ended September 30, 2004 and August 11, 2003 (Date of Inception) through December 31, 2003	F-12

Condensed Statement of Cash Flows for the nine months ended September 30, 2004	F-13

Notes to Condensed Financial Statements for the quarter and nine months ended September 30, 2004 and August 11, 2003 (Date of Inception) through December 31, 2003	F-14

Statement of Estimated Taxable Operating Results Before Dividends Paid Deduction	F-19

Report of Independent Registered Certified Public Accounting Firm dated February 23, 2004	F-21

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Income Properties, Inc. (the “Company”) is presented as if the transactions described in Note (c) had occurred on September 30, 2004.

The Unaudited Pro Forma Consolidated Statements of Operations are presented for the nine months ended September 30, 2004 and the period August 11, 2003 (Date of Inception) through December 31, 2003 (the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the transactions as if they had occurred on August 11, 2003. The Company was formed on August 11, 2003 and had no historical operations for the year ended December 31, 2003.

This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2004

	Historical (a)	Pro Forma Adjustments		Pro Forma
Assets
Cash	$31,294,664	$83,489,601	(b)	$—
		(114,784,265	)(c)
Prepaid expenses	109,044	—		109,044
Deferred offering costs	5,316,895	—		5,316,895
Deposits	6,590,000	(6,500,000	)(c)	90,000
Investment in partnerships and trust	—	121,284,265	(c)	121,284,265
Other assets	2,133,093	2,752,404	(b)	171,324
		(4,714,173	)(c)

	$45,443,696	$81,527,832		$126,971,528

Liabilities and Stockholders’ Equity
Liabilities:
Note payable to affiliate	$470,512	$—		$470,512
Due to affiliates	9,402,949	2,752,404	(b)	7,441,180
		(4,714,173	)(c)
Accounts payable and accrued expenses	1,008,739	—		1,008,739
Distributions payable	176,261	—		176,261

Total liabilities	11,058,461	(1,961,769)		9,096,692

Commitments and contingencies
Stockholders’ equity:
Preferred stock $.01 par value per share 200 million shares authorized and unissued	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—
Common stock, $.01 par value per share One billion shares authorized, 4,140,826 shares issued and outstanding	41,408	91,747	(b)	133,155
Capital in excess of par value	35,825,722	83,397,854	(b)	119,223,576
Accumulated distributions in excess of net earnings	(1,481,895)	—		(1,481,895)

Total stockholders’ equity	34,385,235	83,489,601		117,874,836

	$45,443,696	$81,527,832		$126,971,528

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2004

	Historical (1)	Pro Forma Adjustments		Pro Forma
Revenues:
Interest income	$90,344	$(90,344	)(2)	$—

Expenses:
General and administrative	904,115	—		904,115
Asset management fee	—	2,159,033	(4)	2,159,033
Amortization	—	222,933	(5)	222,933
Organization costs	21,351	—		21,351

	925,466	2,381,966		3,307,432

Loss before equity in earnings of partnerships and trust	(835,122)	(2,472,310)		(3,307,432)
Equity in earnings of partnerships and trust	—	9,370,454	(3)	9,370,454

Net earnings (loss)	$(835,122)	$6,898,144		$6,063,022

Net earnings (loss) per share of common stock (basic and diluted)	$(0.41)			$.46

Weighted average number of shares of common stock outstanding (basic and diluted)	2,017,035		(6)	13,315,500

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

AUGUST 11, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

	Historical (1)	Pro Forma Adjustments		Pro Forma
Revenues	$—	$—		$—

Expenses:
Asset management fee		1,119,937	(4)	1,119,937
Amortization	—	86,730	(5)	86,730

	—	1,206,667		1,206,667

Loss before equity in earnings of partnerships and trust	—	(1,206,667)		(1,206,667)
Equity in earnings of partnerships and trust	—	4,821,966	(3)	4,821,966

Net earnings	$—	$3,615,299		$3,615,299

Net earnings per share of common stock (basic and diluted)	$—			$0.27

Weighted average number of shares of common stock outstanding (basic and diluted)	—		(6)	13,315,500

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS FOR

THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND

AUGUST 11, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

Unaudited Pro Forma Consolidated Balance Sheet:

(a)	Reflects the Company’s historical balance sheet as of September 30, 2004.

(b)	Represents the receipt of $91,746,814 in additional gross offering proceeds from the sale of 9,174,681 shares and the payment of related selling commissions of $5,963,543 (6.5% of gross proceeds) and marketing support fees of $2,293,670 (2.5% of gross proceeds), both of which have been netted against stockholders’ equity. Also reflects the capitalization of additional acquisition fees in the amount of $2,752,404 (3.0% of gross proceeds) which are included in amounts due to affiliates. The additional offering proceeds included in the pro forma adjustments have been limited to approximate the amount of proceeds necessary to acquire the Company’s equity interests in the partnerships and trust described in Note (c). The Company must obtain additional funds through its public offering in order to acquire its full interest in the DMC Partnership, as defined in Note (c) ii. below.

(c)	Represents the acquisition of the Company’s interest in two partnerships and a trust for a total investment of $121,284,265. The investment includes $114,784,265 in cash paid at closing, the application of a $6,500,000 deposit paid prior to September 30, 2004, and the reclassification of certain acquisition fees and costs of $4,714,173 that were capitalized and paid to affiliates. The Company’s investment in partnerships and trust includes the following acquired and pending interests:

i.	On December 3, 2004, the Company acquired from Intrawest Corporation and certain of its affiliates (“Intrawest”), through a trust wholly-owned by the Company (the “Trust”), an interest in certain retail and commercial real estate at two resort villages: the Village at Blue Mountain located in Ontario, Canada and Whistler Creekside, located in British Columbia, Canada (the “Canadian Properties”), for approximately $30,281,000, excluding transaction costs. The Canadian Properties are subject to a mortgage note payable of approximately $22,271,000. The Company also entered into an agreement to acquire an 80% interest (a .01% general partnership interest and a 79.99% limited partnership interest) in CNL Village Retail Partnership, LP (the “Intrawest Partnership”), with the remaining interest being held by Intrawest. Although the Trust is wholly owned by the Company, the Company’s interest in the Canadian Properties is subject to the terms of the partnership agreement. The allocation of profits and losses, and the calculation of distribution payments to the partners of the Intrawest Partnership are dependent, in part, upon the cash flows of the Canadian Properties.

On December 16, 2004, the Intrawest Partnership acquired certain retail and commercial real estate at five additional resort villages: the Village at Copper Mountain, Colorado; the Village at Mammoth Mountain, California; the Village at Baytowne Wharf, Florida; the Village at Snowshoe Mountain, West Virginia; and the Village at Stratton, Vermont (the “U.S. Properties”). The U.S. Properties were acquired by the Intrawest Partnership from Intrawest for an aggregate purchase price of $80,558,000, excluding transaction costs. The U.S. Properties are subject to a mortgage note payable of approximately $45,000,000. The Canadian Properties and the U.S. Properties, collectively, make up the Intrawest Portfolio Commercial Properties (the “Intrawest Properties”), and consist of approximately 400,000 square feet of rentable space.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS FOR

THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND

AUGUST 11, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

Unaudited Pro Forma Consolidated Balance Sheet (continued):

The Intrawest Partnership and Trust were evaluated in accordance with FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (“FIN 46”), and both were determined to be variable interest entities in which the Company is not the primary beneficiary. Accordingly, the Company has accounted for its interests in the Intrawest Partnership and Trust under the equity method of accounting. The Company’s investment balance in the Intrawest Partnership and Trust is $41,698,052.

ii.	On January 14, 2005, the Company announced its intent to form a partnership (the “DMC Partnership”) with Dallas Market Center Company, Ltd. (“DMC”) to acquire interests in certain real estate and related assets of DMC and IFDC Property Company, Ltd. (“IFDC”). In anticipation of the transaction, DMC formed WTC-Trade Mart, LP (“WTC”) and contributed substantially all of the assets from DMC into WTC. On February 14, 2005, the DMC Partnership was formed and the Company acquired a 50.67% interest in the DMC Partnership, which owned 100% of the WTC real estate assets, for approximately $38,000,000 excluding transaction costs. The Company expects to increase its ownership in the DMC Partnership to 80% with an additional capital contribution of $22,000,000. In addition, the DMC Partnership plans to acquire the real estate assets of IFDC, at which time the Company expects to contribute $11,200,000 excluding transaction costs for its 80% interest. The WTC and IFDC real estate consists of approximately 4.8 million square feet of wholesale merchandising and exhibition space located at the Dallas Market Center in Dallas, Texas. The DMC Partnership was evaluated in accordance with FIN 46 and was determined to be a variable interest entity in which the Company is not the primary beneficiary. Accordingly, the Company has accounted for its interest in the DMC Partnership under the equity method of accounting. The Company’s investment balance in the DMC Partnership is $79,586,213.

Unaudited Pro Forma Consolidated Statements of Operations:

(1)	Represents the Company’s historical operating results for the respective Pro Forma Periods being presented.

(2)	Reflects a reduction in interest income due to the decrease in the amount of cash available to invest in interest bearing accounts after the Company’s purchase of its interest in the properties described in Note (b) above.

(3)	The partnership agreements provide for allocations of income, losses and cash flows in varying amounts based on certain factors, including performance. Accordingly, the Company has reflected its equity in earnings of the partnerships and trust for the respective Pro Forma Period presented under the hypothetical liquidation at book value method of accounting. Pursuant to the partnership agreements, the Company receives an annual preferred return on its investment.

Under the hypothetical liquidation at book value method, the Company would recognize income in each period equal to its preferred return on its unrecovered investment basis and its pro rata share of residual returns, as defined in the partnership agreements. The Company’s preferred return from the Intrawest Partnership of 11.25% for the nine months ended September 30, 2004 totaled approximately $3,356,351 and its 11.00% return for the period ended December 31, 2003 totaled approximately $1,702,322, as calculated on a pro-rata basis. The Company’s share of its preferred and residual returns from the DMC Partnership totaled approximately $6,014,103 for the nine months ended September 30, 2004 and approximately $3,119,644 for the period ended December 31, 2003.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS FOR

THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND

AUGUST 11, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

Unaudited Pro Forma Consolidated Statements of Operations (continued):

The following estimated operating results of the properties held in partnerships and trust are presented as if the investment had been made as of August 11, 2003:

	Pro Forma Period ended
	September 30, 2004	December 31, 2003
Revenues in excess of certain expenses	$23,506,728	$11,887,188
Pro forma adjustments:
Depreciation and amortization (a)	(12,698,175)	(6,586,816)
Property management fee (b)	(363,799)	(175,886)
Interest expense (c)	(10,118,418)	(5,248,641)

Pro forma loss of properties held in partnerships and trust	$326,336	$(124,155)

Allocation of income (loss) to:
The Company	$9,370,454	$4,821,966

Other partners	$(9,044,118)	$(4,946,121)

a.	Reflects depreciation and amortization of the depreciable or amortizable assets and liabilities of the properties using the straight-line method over their estimated useful lives as follows:

	Pro Forma Period ended
	September 30, 2004	December 31, 2003
Buildings and improvements	$6,035,206	$3,130,590
Tenant improvements	1,721,087	892,765
FF&E	3,842,811	1,993,349
Intangible lease costs	974,632	505,563
Intangible purchase option	11,371	5,898
Deferred financing costs	113,068	58,651

	$12,698,175	$6,586,816

The buildings and improvements are depreciated over useful lives of 39 years. The tenant improvements are depreciated over the remaining terms of the related leases. Furniture, fixtures and equipment are depreciated over useful lives of 3-5 years. Lease intangible costs associated with having in-place leases at the date of acquisition are amortized on a straight-line basis over the remaining terms of the acquired leases. In addition, an option to purchase additional future commercial space from Intrawest is being amortized over the option period of 20 years.

b.	Reflects the property management fees associated with the current management of the Intrawest Properties by Intrawest. Intrawest will receive 4% of annual gross rental revenues, as defined in the property management agreement.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS FOR

THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND

AUGUST 11, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

c.	Represents interest expense under mortgage loans, to which the properties are subject, with the following terms:

Unaudited Pro Forma Consolidated Statements of Operations (continued):

Mortgage Loan	Original Amount	Interest Rate	Nine Months Ended September 30, 2004	Period Ended December 31, 2003
Congress Financial (Canadian Properties)	$22,270,596	5.83%, interest only for first two years.	$973,782	$505,122

Intrawest Resort Finance, Inc. (U.S. Properties)	45,000,000	5.99% with scheduled increases from January through November, 2006 totaling an additional 1.25%. On November 20, 2006 the interest rate converts to a floating rate of LIBOR plus 7.5% until the maturity date on December 31, 2006.	2,021,625	1,048,660

Bank of America, N.A. (WTC)	143,000,000	Three separate servicing notes with a blended rate of 6.04%.	6,448,565	3,345,009

Bank of America, N.A. (IFDC)	17,000,000	Annual interest on outstanding principal of 5.45%.	674,446	349,850

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS FOR

THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND

AUGUST 11, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

Unaudited Pro Forma Consolidated Statements of Operations (continued):

(4)	Represents asset management fees associated with owning interests in the properties. The assets are managed by the Company’s advisor for an annual asset management fee of 1% of the Company’s pro-rata share of the “Real Estate Asset Value” as defined in the Company’s Prospectus.

(5)	Represents amortization of capitalized acquisition costs that were allocated to the Company’s basis in investment in partnerships and trust. The amounts are amortized over the estimated useful lives of the related buildings and improvements.

(6)	Historical earnings per share were calculated based upon the actual weighted average number of shares of common stock outstanding during the respective Pro Forma Periods presented. The pro forma earnings per share were calculated assuming that proceeds from the sale of shares were sufficient to fund the acquisitions and that those shares of common stock were outstanding for the entire Pro Forma Periods presented.

CNL INCOME PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(UNAUDITED)

	September 30, 2004	December 31, 2003
ASSETS
Cash	$31,294,664	$1,000
Prepaid expenses	109,044	—
Deferred offering costs	5,316,895	1,310,797
Deposits	6,590,000	—
Other assets	2,133,093	—

Total Assets	$45,443,696	$1,311,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,008,739	$72,000
Due to affiliates	9,402,949	1,039,797
Distributions payable	176,261	—
Note payable to affiliate	470,512	—

Total Liabilities	11,058,461	1,111,797

Commitment
Stockholders’ equity:
Preferred stock $.01 par value per share
200 million shares authorized and unissued at September 30, 2004, and no shares authorized or issued at December 31, 2003	—	—
Excess shares $.01 par value per share
120 million shares authorized and unissued at September 30, 2004, and no shares authorized or issued at December 31, 2003	—	—
Common stock, $.01 par value per share
One billion shares authorized at September 30, 2004, 4,140,826 shares issued and outstanding; 100,000 shares authorized at December 31, 2003, 20,000 shares issued and outstanding	41,408	200
Capital in excess of par value	35,825,722	199,800
Net loss and distributions in excess thereof	(1,481,895)	—

	34,385,235	200,000

Total Liabilities and Stockholders’ Equity	$45,443,696	$1,311,797

See accompanying notes to condensed financial statements

CNL INCOME PROPERTIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended September 30, 2004	Nine Months Ended September 30, 2004
Revenues:
Interest income	$88,951	$90,344

Expenses:
General, operating and administrative	709,608	904,115
Organization costs (recoveries)	(1,006)	21,351

	708,602	925,466

Net Loss	$(619,651)	$(835,122)

Loss Per Share of Common Stock (Basic and Diluted)	$(0.29)	$(0.41)

Weighted Average Number of Shares of Common Stock Outstanding (Basic and Diluted)	2,134,059	2,017,035

See accompanying notes to condensed financial statements

CNL INCOME PROPERTIES, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

Nine Months Ended September 30, 2004 and

August 11, 2003 (Date of Inception) through December 31, 2003

(UNAUDITED)

	Common Stock		Capital in Excess of Par Value	Net Loss and Distributions in Excess Thereof	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance at August 11, 2003 (Date of Inception)	—	$—	$—	$—	$—
Cash received from sale of common stock to CNL Income Corp.	20,000	200	199,800	—	200,000

Balance at December 31, 2003	20,000	200	199,800	—	200,000
Subscriptions received for common stock through public offering and distribution reinvestment plan	4,199,065	41,990	41,712,559	—	41,754,549
Subscriptions held in escrow	(78,239)	(782)	(781,608)	—	(782,390)
Stock issuance and offering costs	—	—	(5,305,029)	—	(5,305,029)
Net loss	—	—	—	(835,122)	(835,122)
Distributions	—	—	—	(646,773)	(646,773)

Balance at September 30, 2004	4,140,826	$41,408	$35,825,722	$(1,481,895)	$34,385,235

See accompanying notes to condensed financial statements

CNL INCOME PROPERTIES, INC.

CONDENSED STATEMENT OF CASH FLOWS

(UNAUDITED)

Nine Months Ended September 30, 2004
Net Cash Flows from Operating Activities	$90,344

Cash Flows Used in Investing Activities:
Deposits on pending acquisitions	(6,590,000)

Cash Flows from Financing Activities:
Subscriptions received from stockholders	40,972,159
Payment of stock issuance costs	(3,152,841)
Loan origination fees	(45,000)
Proceeds from borrowings from affiliate	470,512
Increase in amounts due to affiliates	19,002
Distributions to stockholders	(470,512)

Net cash flows from financing activities	37,793,320

Net Increase in Cash	31,293,664
Cash at December 31, 2003	1,000

Cash at September 30, 2004	$31,294,664

Supplemental Disclosure of Non-Cash Investing Activities:
Amounts incurred but not paid (included in Due to affiliates and/or Accounts payable and accrued expenses):
Acquisition fees and costs	$2,479,003

Supplemental Disclosure of Non-Cash Financing Activities:
Amounts incurred but not paid (included in Due to affiliates and/or Accounts payable and accrued expenses):
Offering and stock issuance costs	$7,469,085

Distributions declared but not paid	$176,261

See accompanying notes to condensed financial statements

CNL INCOME PROPERTIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Quarter and Nine Months Ended September 30, 2004 and

August 11, 2003 (Date of Inception) through December 31, 2003

(UNAUDITED)

1.	Organization and Nature of Business:

CNL Income Properties, Inc. (the “Company”) was organized in Maryland on August 11, 2003. The Company was formed primarily to acquire properties in the United States that will be leased on a long-term (generally 10 to 20 years, plus renewal options for an additional 10 to 20 years), triple-net basis to tenants or operators who are significant industry leaders. The asset classes in which the Company initially is most likely to invest include the following:

•	Property leased to dealerships

•	Campgrounds and manufactured housing, mobile home or recreational vehicle (“RV”) parks

•	Health clubs

•	Parking lots

•	Bowling alleys

•	Marinas

•	Ski resorts, including real estate in and around ski resorts such as ski-in/ski-out alpine villages, lodging and other related properties

•	Golf courses, including golf clubs and courses

•	Manufacturer’s outlet centers

The Company may also make or acquire loans or other permitted investments related to interests in real estate and may purchase equity and other interests in financings. In addition, the Company may invest up to 10% of its assets in businesses that provide services to, or are otherwise ancillary to, the types of properties in which it is permitted to invest. As of September 30, 2004 and December 31, 2003, the Company did not own any properties and had not made any loans or other investments.

2.	Significant Accounting Policies:

Basis of presentation – The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim period presented. Amounts as of December 31, 2003, included in the financial statements, have been derived from audited financial statements as of that date. The Company commenced active operations on June 23, 2004, when the minimum required offering proceeds had been received and funds were released from escrow.

Loss per share – Loss per share is calculated based upon the weighted average number of shares of common stock outstanding during the period in which the Company was operational. The weighted average number of shares of common stock outstanding for the period June 23, 2004 through September 30, 2004 was 2,017,035, and was 2,134,059 for the quarter ended September 30, 2004.

CNL INCOME PROPERTIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED

Quarter and Nine Months Ended September 30, 2004 and

August 11, 2003 (Date of Inception) through December 31, 2003

(UNAUDITED)

3.	Income Taxes:

The Company intends to make an election to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code (the “Code”) commencing with its taxable year ending December 31, 2004. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes at least 90 percent of its REIT taxable income to its stockholders.

REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

4.	Public Offering:

Beginning on April 16, 2004, the Company offered for sale up to $2 billion in shares of common stock (200 million shares of common stock at $10 per share) (the “Offering”), pursuant to a registration statement on Form S-11 under the Securities Act of 1933. On June 23, 2004, the Company received aggregate subscription proceeds in excess of the minimum offering amount of $2,500,000 and funds were released from escrow. A portion of the proceeds representing subscriptions received from Pennsylvania investors, which totaled $782,390 as of September 30, 2004, will remain in escrow until aggregate subscription proceeds total at least $65,000,000.

The Offering provides for five million shares of common stock initially designated for purchase through a distribution reinvestment plan pursuant to which stockholders may elect to have the full amount of their cash distributions from the Company reinvested in additional shares of common stock at $9.50 per share. As of September 30, 2004, the Company had received subscriptions of $242,455 (25,522 shares) through the distribution reinvestment plan.

5.	Deferred Offering and Stock Issuance Costs:

The Company has and will continue to incur costs in connection with the Offering and issuance of shares, including filing fees, legal, accounting, printing, selling commissions, marketing support fees, due diligence expense reimbursements and escrow fees, which are deducted from the gross proceeds of the Offering. Costs incurred for activities prior to raising capital have been advanced or funded by an affiliate (see note 7). As of September 30, 2004, the total offering and stock issuance costs incurred to date was approximately $10.6 million.

Under the terms of the Offering, certain affiliates are entitled to receive selling commissions of up to 6.5% of gross offering proceeds on all shares sold, a marketing support fee of up to 2.5% of gross offering proceeds, and reimbursement of actual expenses incurred in connection with the Offering. In accordance with the Company’s articles of incorporation, the total amount of selling commissions, marketing support fees, due diligence expense reimbursements, and organizational and offering expenses to be paid by the Company may not exceed 13% of the aggregate offering proceeds. Therefore, offering costs of approximately $5.3 million, representing the portion of those costs exceeding 13% of the offering proceeds, have been deferred as of September 30, 2004. The deferred offering costs will be deducted from future offering proceeds and reimbursed to affiliates to the extent the costs are within the 13% limitation. The remaining $5.3 million was deducted from the offering proceeds and charged to capital in excess of par value.

CNL INCOME PROPERTIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED

Quarter and Nine Months Ended September 30, 2004 and

August 11, 2003 (Date of Inception) through December 31, 2003

(UNAUDITED)

6.	Deposits and Other Assets:

The deposit balance as of September 30, 2004 consists of $6.5 million in earnest money paid toward the pending acquisition of the Intrawest portfolio of commercial village properties (discussed in note 9) and other miscellaneous deposits related to the transaction. The deposits will be applied toward the purchase price and loan costs upon closing of the transaction. Other assets include acquisition fees and miscellaneous acquisition expenses that will be allocated to future properties and other permitted investments that may be acquired.

7.	Related Party Arrangements:

Certain directors and officers of the Company hold similar positions with CNL Income Corp., a stockholder and the advisor (the “Advisor”) of the Company, and with the managing dealer of the Company’s public offering, CNL Securities Corp. The Company’s chairman of the board indirectly owns a controlling interest in the parent company of the Advisor. These affiliates receive fees and compensation in connection with the Offering, and the acquisition, management and sale of the Company’s assets.

Pursuant to an advisory agreement between the Advisor and the Company, the Advisor is entitled to receive acquisition fees for services in the selection, purchase, development or construction of real property, generally equal to 3% of gross offering proceeds, and 3% of loan proceeds for services in connection with the incurrence of debt. During the quarter and nine months ended September 30, 2004, the Advisor earned $1,087,929, and $1,235,865, respectively, in acquisition fees.

The Advisor and its affiliates are also entitled to reimbursement of certain costs incurred on behalf of the Company in connection with the Company’s organization, offering, acquisitions, and operating activities. During the quarter and nine months ended September 30, 2004, the reimbursable expenses totaled $5,263,836, and $7,872,655, respectively. To the extent that operating expenses payable or reimbursable by the Company, in any four consecutive fiscal quarters (the “Expense Year”), exceed the greater of 2% of average invested assets or 25% of net income, the Advisor shall reimburse the Company, within 60 days after the end of the Expense Year, the amount by which the total operating expenses paid or incurred by the Company exceed the greater of the 2% or 25% threshold.

CNL Securities Corp., the managing dealer, receives selling commissions of up to 6.5% of gross offering proceeds on all shares sold, a marketing support fee of up to 2.5% of gross offering proceeds, and reimbursement of actual expenses incurred in connection with due diligence of the Offering. A substantial portion of the selling commissions and marketing support fees are reallowed to participating broker dealers. During the quarter and nine months ended September 30, 2004, the Company incurred $2,288,840 and $2,500,367, respectively, in selling commissions and $880,712 and $962,069, respectively of marketing support fees and due diligence expense reimbursements.

CNL INCOME PROPERTIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED

Quarter and Nine Months Ended September 30, 2004 and

August 11, 2003 (Date of Inception) through December 31, 2003

(UNAUDITED)

Amounts due to affiliates for fees and expenses described above are as follows:

	September 30, 2004	December 31, 2003
Due to Advisor and certain affiliates	$7,941,017	$1,039,797
Due to CNL Securities Corp.	1,461,932	—

	$9,402,949	$1,039,797

The Company has made an arrangement with CNL Financial Group, Inc., an affiliate of the Company and the Advisor, to borrow funds, as necessary, to pay distributions to stockholders (see note 8). As of September 30, 2004, the Company has borrowed $470,512 to fund such distributions. The borrowings bear interest at LIBOR plus 250 basis points and are payable by December 31, 2005.

8.	Distributions:

In order to qualify as a REIT for federal income tax purposes, the Company must, among other things, make distributions each taxable year equal to at least 90% of its real estate investment trust taxable income. The Company intends to make regular distributions, and the board of directors currently intends to declare distributions on a monthly basis using the first day of the month as the record date.

On September 15, 2004, the board of directors declared a distribution of $0.1342 per share for stockholders of record on September 20, 2004 that was paid on September 30, 2004, and a distribution of $0.0417 per share for stockholders of record on October 1, 2004 to be paid by December 31, 2004. The September distribution will, and the October distribution may, constitute a return of capital for federal income tax purposes to the extent that distributions exceed earnings and profits of the Company. However, such distributions will not reduce the stockholders’ aggregate Invested Capital (as defined in the Prospectus dated April 16, 2004) as the basis for calculating future distribution. The September distribution was funded through borrowings from CNL Financial Group, Inc. (see note 7).

The Company previously declared contingent distributions for stockholders of record on June 25, July 1, and August 1, 2004. Payment of these distributions was subject to the completion of a property acquisition on or before September 20, 2004. Since the Company did not complete its first property acquisition by September 20, 2004, the previously declared contingent distributions were not paid.

9.	Commitment:

On August 10, 2004, the Company entered into a commitment to acquire an 80% interest in a portfolio of commercial real estate properties located in and around various ski and golf resort villages in the United States and Canada through a partnership with Intrawest Corporation and certain of its affiliates. The total estimated purchase price for the portfolio of properties is expected to be $160 million. Based on the Company’s proportionate equity ownership and the $96 million permanent debt financing expected to be secured in connection with the purchase, the Company’s cash contribution, excluding transactions costs, is expected to be approximately $51 million. The transaction is expected to close in the fourth quarter of 2004 and is subject to the fulfillment of certain conditions including obtaining additional equity and debt financing, executing definitive documents, and other customary closing conditions.

CNL INCOME PROPERTIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED

Quarter and Nine Months Ended September 30, 2004 and

August 11, 2003 (Date of Inception) through December 31, 2003

(UNAUDITED)

10.	Stockholders’ Equity:

At December 31, 2003, the Company was authorized to issue a total of 100,000 shares of common stock. On March 11, 2004, the Company amended its articles of incorporation to authorize the issuance of 1.32 billion shares of capital stock, consisting of one billion shares of common stock, $0.01 par value per share, 200 million shares of preferred stock, and 120 million shares of excess stock (“Excess Shares”), $0.01 par value per share. Of the 120 million Excess Shares, 100 million are issuable in exchange for common stock and 20 million are issuable in exchange for preferred stock.

11.	Subsequent Event(s):

During the period October 1, 2004 through October 22, 2004, the Company received additional subscription proceeds of approximately $9.8 million (979,033 shares). As of October 22, 2004 the aggregate subscription proceeds totaled $51.5 million, including $866,889 from Pennsylvania investors whose funds will be held in escrow until aggregate subscription proceeds total at least $65 million.

CNL INCOME PROPERTIES, INC.

STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS

BEFORE DIVIDENDS PAID DEDUCTION

OF PROPERTIES ACQUIRED AND TO BE ACQUIRED

FROM INCEPTION THROUGH FEBRUARY 14, 2005

For the Twelve Month Period Ended September 30, 2004 (Unaudited)

The following schedule presents unaudited estimated taxable operating results before dividends paid deduction for the properties acquired by CNL Income Properties, Inc. (the “Company”) as of February 14, 2005 and the properties for which the Company had initial commitments as of February 14, 2005. The statement presents unaudited estimated taxable operating results for the properties as if they had been acquired and operational on October 1, 2003 through September 30, 2004. The schedule should be read in light of the accompanying footnotes.

These estimates do not purport to present actual or expected operations of the Company for any period in the future. The estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.

	Intrawest Portfolio Commercial Properties	Dallas Market Center
Estimated Taxable Operating Results Before Dividends Paid Deduction:
Rental Income (1)	$11,302,561	$23,716,700
Other Property Revenues (2)	146,296	—
Property Operating Expenses (2)	(5,191,761)	—
Interest Expense (3)	(4,313,076)	(9,497,350)
General and Administrative Expenses (4)	(190,000)	(257,500)

Estimated Cash Available from Operations	1,754,020	13,961,850
Depreciation and Amortization Expense (5) (6)	(3,074,207)	(12,756,088)

Estimated Taxable Operating Results	$(1,320,187)	$1,205,762)

Allocation of Estimated Taxable Operating Results:
Other Partners	$(1,320,187)	$—

CNL Income Properties, Inc. (7)	$—	$1,205,762

Asset Management Fees (8)	(886,711)	(1,992,000)

Estimated Taxable Operating Results Before Dividends Paid Deduction:	$(886,711)	$(786,238)

See accompanying footnotes

FOOTNOTES:

(1) Rental income for the Intrawest Portfolio Commercial Properties is derived from the combined statement of revenues and certain operating expenses for the year ended June 30, 2004. The amount has been adjusted for the estimated rental income on certain space occupied by Intrawest for which no leases were previously in place but are currently leased to Intrawest. The rental income for the Dallas Market Center properties is based on the base rent to be paid in the first year under the net leases and does not include percentage rents which will become due if the tenant achieves specified levels of revenue.

(2) Other property revenues and operating expenses for the Intrawest Portfolio Commercial Properties is derived from the combined statement of revenues and certain operating expenses for the year ended June 30, 2004. The Company will not operate the Dallas Market Center properties, and thus no amounts are presented.

(3) The Intrawest Portfolio Commercial Properties are subject to two mortgage notes payable including one in the amount of $45,000,000 with an interest rate of 5.99% in year one, and one in the amount of $22,270,596 bearing interest of 5.83% with payments of interest only for the first two years. The Dallas Market Center properties are subject to mortgage loans including $143,000,000 (original amount) which was split into three separate servicing notes with a blended rate of 6.04%, and $17,000,000 (original amount) bearing interest at 5.45%.

(4) Represents the Company’s best estimate of the incremental general and administrative expenses related to the properties in which the Company has an unconsolidated equity interest through partnerships and a trust.

(5) The federal tax basis of the depreciable portion of the property and the number of years the assets have been depreciated on the straight-line method is as follows:

	Buildings (39 years)	Furniture and Fixtures (3-5 years)
Intrawest Portfolio Commercial Properties	$117,809,537	$—

Dallas Market Center	$226,845,000	$25,619,000

(6) Loan costs of $5,882,494 (including a debt acquisition fee, loan origination fees, legal fees and closing costs) amortized under the straight-line method over a period of ten years.

(7) The Company owns its interest in the properties through unconsolidated partnerships and a trust. The partnership agreements provide for allocations of income, losses and cash flows in varying amounts based on certain factors, including performance. Accordingly, the Company has reflected its taxable operating results from the partnerships and trust pursuant to the partnership agreements.

(8) The Company’s interest in the properties will be managed pursuant to an advisory agreement between the Company and CNL Income Corp. (the “Advisor”), pursuant to which the Advisor will receive monthly asset management fees in an amount equal to .08334% of the Company’s Real Estate Asset Value.

The following report updates and replaces the corresponding report included in the Financial Information on page F-1 of the Prospectus.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders

CNL Income Properties, Inc.

In our opinion, the accompanying balance sheet and related statement of stockholders’ equity present fairly, in all material respects, the financial position of CNL Income Properties, Inc. (a development stage Maryland corporation) at December 31, 2003, and the changes in stockholders’ equity for the period August 11, 2003 (date of inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Orlando, Florida

February 23, 2004

INDEX TO OTHER FINANCIAL STATEMENTS

The following financial information is filed as part of this report as a result of the Company acquiring an interest in certain retail and commercial properties at seven resort villages and an interest real estate and related leasehold assets at the Dallas Market Center. For information on the Properties and the leases which the Company has entered into, see “Business - Property Acquisitions” and “Business - Pending Investments.”

Report of Independent Registered Public Accounting Firm

The Board of Directors

Intrawest Corporation:

We have audited the accompanying combined statement of revenue and certain expenses (as described in note 1) of the Intrawest Portfolio Commercial Properties (the Properties), for the year ended June 30, 2004. This financial statement is the responsibility of the Properties’ management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the filing for CNL Income Properties, Inc., and is not intended to be a complete presentation of the Properties’ revenues and expenses.

In our opinion, the accompanying combined financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses, (described in note 1) of the Intrawest Portfolio Commercial Properties for the year ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Denver, Colorado

December 16, 2004

INTRAWEST PORTFOLIO COMMERCIAL PROPERTIES

Combined Statement of Revenue and Certain Expenses

Year Ended June 30, 2004

	June 30, 2004	Three Months Ended September 30, 2004
		(Unaudited)
REVENUES:
Rent	$10,003,127	3,118,683
Other revenue	146,296	55,987

Total revenue	10,149,423	3,174,670

CERTAIN EXPENSES:
Home-owner’s Association and Village Company	1,591,323	491,509
Taxes	850,637	211,095
Bad debts	680,517	64,835
Management salaries	664,689	197,455
General operating expenses	503,803	90,963
Promotion and marketing	416,515	181,175
Maintenance	309,054	52,671
Utilities	175,223	55,287

Total expenses	5,191,761	1,344,990

Excess of revenue over certain expenses	$4,957,662	1,829,680

See accompanying notes to combined statement of revenue and certain expenses.

INTRAWEST PORTFOLIO COMMERCIAL PROPERTIES

Notes to Combined Statement of Revenues and Certain Expenses

June 30, 2004

(1)	Organization and Basis of Presentation

The accompanying combined statement of revenues and certain expenses relates to the operations of commercial resort real estate properties owned by Intrawest Corporation (the Properties).

This statement is prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statement includes the operations of the Properties for the twelve-month period ended June 30, 2004. Further, the statement is not representative of the actual operations for the period presented as certain expenses, expected to be incurred in future operations of the Properties, have been excluded. Such items include management fee expense, interest expense, depreciation and amortization expense, and interest income. Except as noted above and with respect to the impacts of changes in occupancy and related-party transactions, management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

The Properties in the portfolio consist of approximately 400,000 (unaudited) square feet of specialty retail, food and beverage, and office units within the following resort villages (all are unaudited):

Resort Village	Location	Description of properties1	Leasable Square feet2
The Village at Blue Mountain	Ontario	23 units in 6 buildings	38,000
The Village at Copper	Colorado	48 units in 17 buildings	95,000
The Village at Mammoth	California	32 units in 4 buildings	57,000
Baytowne Wharf	Florida	31 units in 19 buildings	56,000
The Village at Snowshoe	West Virginia	21 units in 4 buildings	39,000
The Village at Stratton	Vermont	23 units in 11 buildings	46,000
Whistler Creekside	British Columbia	26 units in 8 buildings	69,000

1	This description is not intended to provide a legal description of the real estate, and is only intended to be a general description of the property.

2	The leasable square footage is approximate and is presented as of June 30, 2004.

(2)	Summary of Significant Accounting Policies

(a)	Revenue Recognition

The Properties lease space to tenants, including Intrawest Corporation (Intrawest), for which such tenants are charged minimum rent that is recognized on a straight-line basis over the terms of the respective leases.

The amount charged as base rent for third-party tenants and related-party tenants in these properties, per the related lease agreements, was $3,106,436 and $1,420,454, respectively, and is included in rent revenue. In addition, third-party and related-party rental income of $1,408,622 and $132,293, respectively, is included in rent revenue to reflect revenue on a straight-line basis, in accordance with SFAS No. 13, Accounting for Leases. Management of the Properties believes such rental revenues will be realized.

Recoveries from tenants for real estate taxes and other operating expenses are recognized as revenue in the period the applicable costs are incurred. The amount charged or chargeable as recoveries for third-party tenants and related-party tenants in these properties, was $1,971,580 and $690,064, respectively, and is included in rent revenue.

INTRAWEST PORTFOLIO COMMERCIAL PROPERTIES

Notes to Combined Statement of Revenues and Certain Expenses

June 30, 2004

Certain leases require a percentage rent payment in addition to the minimum rent, if the tenant’s monthly sales are in excess of the established breakpoint. The amount charged as percentage rent for third-party tenants and related-party tenants in these properties, per the related lease agreements, was $950,433 and $376,679, respectively, and is included in rent revenue.

Intrawest occupies space at the Properties for which no lease agreements are in place, thus no revenue is included in the combined statement of revenue and certain expenses, nor future rental commitments disclosed in note 3. Such space, which approximates 72,000 square feet at June 30, 2004 (unaudited), is anticipated to be leased by Intrawest once the properties are sold to CNL Income Properties, Inc., as disclosed in note 5. Had such space been leased for the year ended June 30, 2004, management estimates that revenue for such space, assuming comparable lease rates, would have approximated $1,300,000 (unaudited).

(b)	Related Party Transactions and Expense Allocations

Intrawest, through various subsidiaries and affiliates, occupies approximately 38% at June 30, 2004 (unaudited) in the aggregate of the total gross leasable space of the portfolio. Such space is used primarily for offices and activity-related retail stores. See note 2 (a) for related revenue amounts.

Management salaries as well as certain expenses of insignificant amounts are incurred by Intrawest and allocated to the individual properties based on various allocation methods.

(c)	Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined statement of revenues and certain expenses and accompanying notes. Such estimates include bad debt expense, deferred rent, taxes, and related-party expense allocations. Actual results could differ from those estimates.

(d)	Interim Period Statement (unaudited)

The interim combined statement of revenue and certain expenses for the three-month period ended September 30, 2004, have been prepared without audit. Certain information and footnote disclosures included in the combined statement of revenue and certain expenses presented in accordance with U.S. generally accepted accounting principles have been condensed or omitted. Management believes the disclosures are adequate to make the interim financial information presented not misleading.

Revenue for third-party tenants and related-party tenants in these properties was $2,228,129 (unaudited) and $946,541 (unaudited), respectively.

In the opinion of management, the unaudited interim information for the three-month period ended September 30, 2004, included herein contains all adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the three month period ended September 30, 2004. Results of interim periods are not necessarily indicative of results to be expected for the year.

INTRAWEST PORTFOLIO COMMERCIAL PROPERTIES

Notes to Combined Statement of Revenues and Certain Expenses

June 30, 2004

(3)	Leasing Activities

The Properties’ revenue is obtained from tenant rental payments as provided for under noncancelable operating leases with tenants requiring monthly payments of specified minimum rent and certain operating cost recoveries.

Future minimum rental commitments under the noncancelable operating leases at June 30, 2004 are as follows:

	Related-party	Third-party	Total
Year-ending June 30:
2005	$2,409,000	3,914,000	6,323,000
2006	2,200,000	4,411,000	6,611,000
2007	1,450,000	4,537,000	5,987,000
2008	771,000	3,701,000	4,472,000
2009	336,000	2,597,000	2,933,000
Thereafter	441,000	10,696,000	11,137,000

	$7,607,000	29,856,000	37,463,000

INTRAWEST PORTFOLIO COMMERCIAL PROPERTIES

Notes to Combined Statement of Revenues and Certain Expenses

June 30, 2004

(4)	Combined Statement

The combined statement of revenue and certain expenses for the properties included in the portfolio include The Village at Blue Mountain and Whistler Creekside (Canadian Properties) and five U.S. resort village properties: The Village at Copper, The Village at Mammoth, Baytowne Wharf, The Village at Snowshoe, and The Village at Stratton (U.S. Properties). The following schedules provide the detail, by country, of this combination.

INTRAWEST PORTFOLIO COMMERCIAL PROPERTIES

Combining Schedule of Revenues and Certain Expenses

Year ended June 30, 2004

	Canadian Properties June 30, 2004	U.S. Properties June 30, 2004	Combined Properties June 30, 2004
Revenues:
Rent	$1,872,732	8,130,395	10,003,127
Other revenue	67,332	78,964	146,296

Total revenue	1,940,064	8,209,359	10,149,423

Certain expenses:
Home-owner’s Association and Village Company	258,187	1,333,136	1,591,323
Taxes	330,432	520,205	850,637
Bad debts	—	680,517	680,517
Management salaries	46,398	618,291	664,689
General operating expenses	168,442	335,361	503,803
Promotion and marketing	61,623	354,892	416,515
Maintenance	99,714	209,340	309,054
Utilities	92,083	83,140	175,223

Total expenses	1,056,879	4,134,882	5,191,761

Excess of revenue over certain expenses	$883,185	4,074,477	4,957,662

INTRAWEST PORTFOLIO COMMERCIAL PROPERTIES

Notes to Combined Statement of Revenues and Certain Expenses

June 30, 2004

INTRAWEST PORTFOLIO COMMERCIAL PROPERTIES

Combining Schedule of Revenues and Certain Expenses

Three months ended September 30, 2004

	Canadian Properties September 30, 2004	U.S. Properties September 30, 2004	Combined Properties September 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Rent	$785,275	2,333,408	3,118,683
Other revenue	35,972	20,015	55,987

Total revenue	821,247	2,353,423	3,174,670

Certain expenses:
Home-owner’s Association and Village Company	98,749	392,760	491,509
Taxes	74,421	136,674	211,095
Bad debts	—	64,835	64,835
Management salaries	13,226	184,229	197,455
General operating expenses	32,025	58,938	90,963
Promotion and marketing	18,335	162,840	181,175
Maintenance	9,051	43,620	52,671
Utilities	19,140	36,147	55,287

Total expenses	264,947	1,080,043	1,344,990

Excess of revenue over certain expenses	$556,300	1,273,380	1,829,680

(5)	Subsequent Events

On December 3, 2004, Intrawest executed a series of agreements with CNL Income Properties, Inc. (CNL) whereby CNL acquired an interest in the Canadian Properties. In order to facilitate the acquisition of the Canadian Properties and satisfy certain legal, tax and lender requirements, U.S. Canadian Property Trust Alpha (Trust Alpha), a wholly owned subsidiary of CNL, was formed. Trust Alpha acquired the Canadian Properties for an aggregate cost of approximately $30,281,000, excluding certain transaction costs. In order to provide a portion of the funds required for Trust Alpha’s acquisition of the Canadian Properties, Intrawest made a mezzanine loan to Trust Alpha in the amount of $2,280,000.

At the closing of the Canadian Properties, Intrawest entered into new leases for certain commercial space in the Canadian Properties that is occupied by Intrawest or its affiliates. The new leases have terms of 15 or 20 years, with four 5-year renewal options and annual base rents approximating market rates. In addition, Intrawest executed interim lease agreements for all vacant space for a term of not less than 48 months with minimum base rent at market rates. The interim leases will remain in effect for a maximum of ten years or until stable third-party tenants are in place. Intrawest is also providing a full recourse indemnity guaranteeing all existing leases made to Intrawest or any of its affiliates for the term of each of those respective leases.

INTRAWEST PORTFOLIO COMMERCIAL PROPERTIES

Notes to Combined Statement of Revenues and Certain Expenses

June 30, 2004

On December 16, 2004, CNL Retail Village Partnership, LP (the Partnership) in which CNL holds an 80% ownership interest and Intrawest holds a 20% ownership interest, acquired the U.S. Properties for an aggregated cost of $80,558,000, excluding certain transaction costs. Immediately following the purchase, the Partnership conveyed each of the U.S. Properties to a separate special purpose subsidiary wholly owned by the Partnership. Each of the Subsidiaries are Delaware limited partnerships formed for the purpose of owning the U.S. Properties (the Subsidiary Owners).

The acquisition of the U.S. Properties was partially financed with a bridge loan from Intrawest Resort Finance, Inc. (a related party of Intrawest) in the principal amount of $45,000,000 (the Loan). The Loan is evidenced primarily by a promissory note and loan agreement made by the Partnership and the Subsidiary Owners. The Loan is secured by the Subsidiary Owners’ interests in the U.S. Properties as well as an assignment of rental income for those properties.

At the closing of the U.S. Properties, Intrawest entered into new leases for certain commercial space in the U.S. Properties that is occupied by Intrawest or its affiliates. The new leases have terms of 15 or 20 years, with four 5-year renewal options and annual base rents approximating market rates. In addition, Intrawest executed interim lease agreements with the Subsidiary Owners for all vacant space at each resort village. Under the interim leases, Intrawest will make payments of minimum base rents approximating market rates for a term of four years. Intrawest also executed a full recourse indemnity guaranteeing the payment of contractual rents for all existing leases made to Intrawest or any of its affiliates for the term of each of those respective leases.

DMC PROPERTIES

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES (UNAUDITED)

FOR THE NINE MONTHS ENDED OCTOBER 31, 2004

Revenues:
Permanent showroom rentals	$39,747,311
Market time shows	6,394,971
Nonmarket time shows	1,674,541
Consumer shows	1,257,373
Food and beverage revenue, net	162,077
Other revenue	2,054,508

Total revenues	51,290,781
Certain expenses:
Employee compensation and benefits	12,141,150
Public relations and advertising	4,677,585
Operations	6,621,993
Exhibitors	1,204,376
Administration	2,268,306
Ad valorem taxes	2,631,476
Insurance	770,709
Other operating expenses	1,426,924

Total certain expenses	31,742,519

Excess of revenues over certain expenses	$19,548,262

See accompanying notes to combined statement of revenue and certain expenses.

DMC PROPERTIES

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES (UNAUDITED)

FOR THE NINE MONTHS ENDED OCTOBER 31, 2004

(1)	Organization and Basis of Presentation

The accompanying combined statement of revenues and certain expenses relates to the operations of the World Trade Center, Dallas Trade Mart, Market Hall and International Floral and Gift Center located at the Dallas Market Center in Dallas, Texas (collectively the “DMC Properties”). The DMC Properties consist of approximately 4.8 million square feet (unaudited) of wholesale merchandising and exhibition space.

This statement is prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statement includes the operations of the DMC Properties for the nine-month period ended October 31, 2004. Further, the statement is not representative of the actual operations for the period presented as certain expenses, expected to be incurred in future operations of the Properties, have been excluded. Such items include management fee expense, interest expense, depreciation and amortization expense, and interest income. Except as noted above, management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

(2)	Interim Period Statement

The interim combined statement of revenue and certain expenses for the nine-month period ended October 31, 2004, has been prepared without audit. Certain information and footnote disclosures included in the combined statement of revenue and certain expenses presented in accordance with U.S. generally accepted accounting principles have been condensed or omitted. The interim combined statement of revenue and certain expenses for the nine-month period ended October 31, 2004 should be read in conjunction with the audited financial statements and accompanying notes of Dallas Market Center Company, Ltd. (“DMC”) and IFDC Property Company, Ltd. (“IFDC”) for the year ended January 31, 2004. This statement excludes the operations of certain properties that were spun off by DMC in 2004.

In the opinion of management, the unaudited interim information for the nine-month period ended October 31, 2004, included herein contains all adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the nine-month period ended October 31, 2004. Results of interim periods are not necessarily indicative of results to be expected for the year.

(3)	Subsequent Event

On January 14, 2005, Dallas Market Center Company, Ltd. announced its intent to form a partnership (the “DMC Partnership”) with CNL Income Properties, Inc. to acquire interests in the DMC Properties. In anticipation of the transaction, DMC had earlier formed WTC-Trade Mart, LP (“WTC”) and contributed substantially all of the assets from DMC into WTC. Certain properties of Dallas Market Center Company, Ltd. had been previously spun off into a separate entity including the Menswear Mart and the Apparel Mart properties. The WTC assets and the IFDC assets collectively comprise the DMC Properties. On February 14, 2005, the DMC Partnership was formed and acquired 100% of the WTC real estate assets for approximately $218,000,000, excluding transaction costs, and assumed approximately $143,000,000 of existing debt. In addition, the DMC Partnership has committed to acquire the real estate assets of IFDC for approximately $31,000,000 and assume $17,000,000 in existing debt. At the time of closing, the non-real estate operating assets were assigned to Market Center Management Company, Ltd., an affiliate of DMC, which will lease the DMC Properties under a long-term triple-net lease and continue to operate the DMC Properties through its wholly owned subsidiaries.

Report of Independent Auditors

The Partners

Dallas Market Center Company, Ltd.

We have audited the accompanying balance sheet of Dallas Market Center Company, Ltd., a Texas limited partnership (the Partnership), as of January 31, 2004, and the related statements of operations, changes in partners’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dallas Market Center Company, Ltd. at January 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

May 21, 2004

Dallas Market Center Company, Ltd.

Balance Sheet

January 31, 2004

Assets
Current assets:
Cash and cash equivalents	$5,992,771
Restricted cash	306,969
Investments	3,300,000
Accounts receivable – trade, net of allowance for uncollectible accounts of $321,250	1,813,008
Deferred rent receivable	1,025,647
Prepaid expenses and other	580,439

Total current assets	13,018,834
Property and equipment:
Buildings and improvements	209,698,668
Furniture, fixtures and equipment	24,132,843
Construction in process	15,198,140

249,029,651
Less accumulated depreciation	(188,548,704)

Net property and equipment	60,480,947
Other assets:
Deferred financing charges, net of accumulated amortization of $3,641,730	3,584,957
Deferred leasing commissions, net of accumulated amortization of $316,605	1,492,569
Note receivable from affiliate	910,000

Total other assets	5,987,526

Total assets	$79,487,307

Liabilities and Partners’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$8,987,334
Accrued interest payable	563,931
Deferred income	932,941
Payables to affiliates	3,030,929
Current portion of notes payable	4,319,863

Total current liabilities	17,834,998
Notes payable, less current portion	87,759,166
Tenant security deposits	3,083,284

Total liabilities	108,677,448
Commitments and contingencies
Partners’ deficit	(29,190,141)

Total liabilities and partners’ deficit	$79,487,307

See accompanying notes.

Dallas Market Center Company, Ltd.

Statement of Operations

Year ended January 31, 2004

Revenues:
Permanent showroom rentals	$52,069,195
Market time shows	7,957,730
Nonmarket time shows	2,572,146
Consumer shows	1,677,817
Food and beverage revenue, net	195,853
Other operating revenue	3,273,529

Total revenues	67,746,270
Operating expenses:
Employee compensation and benefits	16,743,742
Public relations and advertising	6,956,593
Operations	10,467,707
Exhibitors	872,831
Administration	2,665,389
Ad valorem taxes	4,828,836
Insurance	1,414,347
Other operating expenses	924,567

Total operating expenses	44,874,012

Income from operations before management fees and depreciation and amortization	22,872,258
Management fees	(1,774,859)
Depreciation and amortization	(12,789,290)

Income from operations	8,308,109
Interest expense	(8,369,761)

Net loss	$(61,652)

See accompanying notes.

Dallas Market Center Company, Ltd.

Statement of Changes in Partners’ Deficit

Partners’ deficit, January 31, 2003	$(49,456,852)
Distributions	(253,872)
Contributions	20,582,235
Net loss	(61,652)

Partners’ deficit, January 31, 2004	$(29,190,141)

See accompanying notes.

Dallas Market Center Company, Ltd.

Statement of Cash Flows

Year ended January 31, 2004

Operating Activities
Net loss	$(61,652)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,789,290
Amortization of deferred financing charges	481,181
Bad debt recovery	(79,958)
Changes in operating assets and liabilities:
Restricted cash	139,495
Accounts receivable – trade	(674,011)
Deferred rent receivable	(551,808)
Prepaid expenses and other	(116,710)
Accounts payable and accrued liabilities	245,216
Accrued interest payable	(108,188)
Deferred income	(624,669)
Payables to affiliates	(1,152,676)
Tenant security deposits	(180,174)

Net cash provided by operating activities	10,105,336
Investing Activities
Sale of investments	100,000
Capital expenditures	(16,514,509)

Net cash used in investing activities	(16,414,509)
Financing Activities
Partner contributions	15,243,820
Payments on notes	(3,970,367)
Payment of deferred financing costs	(9,247)
Notes payable to affiliate	(4,761,608)

Net cash provided by financing activities	6,502,598

Net increase in cash and cash equivalents	193,425
Cash and cash equivalents at beginning of year	5,799,346

Cash and cash equivalents at end of year	$5,992,771

Supplemental Disclosure
Cash paid for interest	$7,996,769

Supplemental Disclosures of Noncash Activities
Accounts payable for fixed asset additions	$2,495,581
Partner contributions	5,338,417
Partner distributions	(253,872)
Notes payable to affiliate	(5,084,543)

See accompanying notes.

Dallas Market Center Company, Ltd.

Notes to Financial Statements

January 31, 2004

1. Organization

Dallas Market Center Company, Ltd. (the Partnership) is the owner and operator of commercial real estate. The primary development owned is the Dallas Market Center, in which showrooms and office space are leased and related services are provided. The Dallas Market Center is located in Dallas, Texas. The Dallas Market Center consists of the World Trade Center, Menswear Mart, Dallas Trade Center, Dallas Market Hall, and the Apparel Mart. The general partner is DMC Holding, Inc., a Texas corporation.

In April 1996, the Partnership entered into a management and leasing agreement with Market Center Management Company, Ltd. (the Management Company). This entity is an affiliate of the Partnership. The Management Company was established to perform administrative services for the Partnership, including all matters pertaining to employment, supervision and compensation of employees. See Note 4 for discussion of the management fee structure.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents are all highly liquid investments with original maturities of three months or less when purchased. Restricted cash primarily represents escrow deposits held by lenders for the payment of property taxes and other expenditures.

Investments

The Partnership’s investments consist of auction rate securities. As a result, the Partnership has a long-term investment with periodic liquidity opportunities at par with characteristics of a variable rate security. As a result, the fair value of the marketable securities approximates cost.

Revenue Recognition

Rental revenue is recognized as income using the straight-line method considering scheduled rent increases in the terms of the lease agreements. Rental income earned in excess of rental payments received pursuant to the terms of the lease agreements is recorded as deferred rent receivable.

Dallas Market Center Company, Ltd.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Deferred Financing Charges

The cost of acquiring long-term financing is capitalized and amortized to interest expense using the straight-line method, which approximates the effective-interest method, over the life of the loan.

Property and Equipment

Buildings, improvements, furniture, fixtures and equipment are carried at cost. Major renewals and betterments are capitalized, while replacements, maintenance, and repairs, which do not improve or extend the life of the respective assets, are expensed currently.

Depreciation expense is calculated primarily using the straight-line method over the respective estimated useful lives (buildings and improvements – 5 to 25 years; furniture, fixtures and equipment – 3 to 5 years).

Deferred Leasing Commissions

Leasing commissions are amortized over the term of the related lease using the straight-line method.

Long-Lived Assets

The Partnership periodically evaluates whether the remaining useful life of long-lived assets may require revision or whether the remaining net book value is realizable. When factors indicate that an asset should be evaluated for possible impairment, the Partnership uses an estimate of the asset’s undiscounted cash flows in evaluating its recoverability. No adjustment for such impairment was recorded during the year ended January 31, 2004.

Deferred Income

Revenues are recognized when earned. Rental revenues received in advance of the period benefited are recorded as deferred income.

Dallas Market Center Company, Ltd.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

Dallas Market Center Company, Ltd. is a partnership and is not subject to federal or state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying financial statements of the Partnership since the income or loss of the Partnership is to be included in the tax returns of the individual partners.

Pension Plan

In 1988, the Partnership implemented a 401(k) plan (the Pension Plan), which covers substantially all employees of the Partnership. Under the terms of the Pension Plan, the Partnership was required to match the participants’ contributions up to a maximum of 3% of the participants’ salary. As part of the establishment of the Management Company, the Management Company assumed responsibility for the Pension Plan. The Partnership reimburses the Management Company for contributions to the Pension Plan. Contributions expensed by the Partnership under this plan amounted to approximately $375,000 for the year ended January 31, 2004.

Advertising Costs

Advertising costs are expensed as incurred and totaled $2,837,075 for the year ended January 31, 2004.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Dallas Market Center Company, Ltd.

Notes to Financial Statements (continued)

3. Future Minimum Rentals

Future minimum rentals include amounts expected to be received from tenants who have entered into various noncancelable operating leases with an initial term greater than one year. These leases are for office and showroom space in buildings owned by the Partnership. Minimum future lease rentals to be received as of January 31, 2004, are as follows:

2005	$43,370,835
2006	37,938,150
2007	31,441,898
2008	20,302,415
2009	11,817,809
Thereafter	3,456,456

Total	$148,327,563

4. Transactions with Affiliates

Included in revenues for the year ended January 31, 2004 is $130,107 representing services provided by the Partnership to affiliated parties. Also included in the statement of income are other amounts paid to affiliates for services rendered (including management fees) of $1,826,760 for the year ended January 31, 2004. The payables to affiliates of $3,030,929 as of January 31, 2004, primarily represents management fees due to the Management Company.

The Partnership pays a monthly management fee to the Management Company equal to 1% of gross revenues, as defined. Additionally, an annual management fee of 50% of net cash flow (as defined) in excess of $20,000,000 is due each fiscal year. The annual 50% management fee totaled $1,097,376 for the year ended January 31, 2004 and is included in the payables to affiliates. The 1% of gross revenues, as defined, management fee totaled $677,483 for the year ended January 31, 2004. In addition, under the terms of the Management Agreement, the Management Company is entitled to reimbursement of certain expenses it incurs on behalf of the Partnership. The expenses for which the Management Company is reimbursed are primarily salaries and employee benefits.

During 1996, the Partnership sold certain furniture and equipment to the Management Company for $1,380,000 and received as consideration a note equal to the entire purchase price. The note bears interest at 5.94% per annum and all principal and unpaid interest is due on March 30, 2006. Interest is payable in quarterly installments. The remaining portion due as of January 31, 2004 is $910,000.

Dallas Market Center Company, Ltd.

Notes to Financial Statements (continued)

5. Note Payable

On April 1, 1996, the Partnership received a term loan (Nations Loan) from NationsBank of Texas, N.A. (NationsBank) in the original principal amount of $117,500,000. In August 1996, NationsBank sold the Nations Loan to NationsCommercial Corp. (the NCC Loan), who has created a trust fund and issued Mortgage Pass-Through Certificates as interests in the trust. The NCC Loan is evidenced by a promissory note consisting of three components, each of which is scheduled to mature on August 1, 2011. Note Component A had an original principal balance of $77,500,000, bears interest at a rate of 8.12% per year, and requires monthly payments of principal and interest through maturity, with a final payment of $11,433,000. Note Component A has an outstanding principal balance of $54,579,029 at January 31, 2004. Note Components B and C had original principal balances of $18,750,000 each, and bear interest at a rate of 8.58% and 8.94% per year, respectively. Note Components B and C require monthly payments of interest only, with all unpaid principal and interest due at maturity. Note Components B and C both have an outstanding principal balance of $18,750,000 at January 31, 2004. The NCC Loan is secured by the property of the Partnership.

Future maturities of long-term debt as of January 31, 2004, are as follows:

2005	$4,319,863
2006	4,694,746
2007	5,102,183
2008	5,544,979
2009	6,026,204
Thereafter	66,391,054

Total	$92,079,029

6. Commitments and Contingencies

Commitments

The Partnership’s commitments under land leases have initial terms of 93 years or more and expire on various dates ranging from 2055 to 2072. In addition to rent, these leases also require payment of property taxes and insurance. Rent expense amounted to approximately $592,000 for the year ended January 31, 2004 and is included in other operating expenses in the accompanying statement of operations.

Dallas Market Center Company, Ltd.

Notes to Financial Statements (continued)

6. Commitments and Contingencies (continued)

In November 1998, the Partnership entered into a five-year contract to outsource its food and beverage services to ARAMARK Business Dining Services of Texas, Inc. (ARAMARK). In January 2003, the contract was amended and renewed to expire in January 2009. Under the amended agreement, ARAMARK is obligated to pay minimum rent of $50,000 per month plus percentage rent over certain sales thresholds. This amount is reduced for food service equipment repairs and maintenance costs incurred and discounts provided to employees. In the fiscal year ended January 31, 2004, the net amount received from ARAMARK was approximately $196,000 related to this agreement.

The total minimum rental commitment under these land leases and other long-term contracts at January 31, 2004, was as follows:

2005	$597,896
2006	604,627
2007	611,492
2008	618,495
2009	625,638
Thereafter	56,602,433

Total minimum payments required	$59,660,581

During 1997, the Partnership entered into a contract with George Little Management (GLM) for management of the temporary gift shows held during the year. GLM receives a management fee equal to $1.25 per net square foot of exhibit space leased at each show. GLM also receives reimbursement for travel costs, compensation for use by the Partnership of GLM’s trademark, and an annual fee of 25% of pro forma net income (as defined) in excess of a specified base year amount for each calendar year, beginning in calendar year 1998. The contract expires December 31, 2005. Management fees paid to GLM for the year ended January 31, 2004 were $587,146.

The Management Company has in place an Occupational Injury Benefit Plan (the Plan) to cover employees injured at work. The Plan is indemnified under a policy for which the Partnership is responsible for a $200,000 deductible per occurrence up to $5,000,000 in claims per occurrence. The policy has a provision that once the initial $5,000,000 limit is exhausted, another $5,000,000 in limits is applicable, subject to an additional $200,000

Dallas Market Center Company, Ltd.

Notes to Financial Statements (continued)

6. Commitments and Contingencies (continued)

deductible. Additionally, the Plan has an accidental death and dismemberment policy that provides benefits of up to $200,000 for loss of life or limb. Payments for claims and lost wages made under the Plan were approximately $18,568 for the year ended January 31, 2004.

An environmental assessment was performed in 1997 that indicated an existence of some level of asbestos in all buildings of the Dallas Market Center, excluding the World Trade Center and Menswear Mart. A systematic program for asbestos removal is in progress and management is of the opinion that the cost to abate the asbestos will not have a material effect on the financial position of the Partnership. The Partnership incurred approximately $103,000 in asbestos removal costs during the year ended January 31, 2004.

On September 1, 1999, TXU Electric Company (TXU) issued a letter to the Partnership demanding payment of $3,061,177, which TXU claimed is due as a result of the Partnership’s switchover from a noticed interruptible service rate to a firm service rate. The switchover resulted from interruptions in power suffered by the Partnership in August 1999, which the Partnership believes were improper. Since the letter, TXU has taken no action in connection with its demand. The Partnership believes the demand is unjustified and will defend vigorously any action TXU may take in an effort to collect any such sum.

As of January 31, 2004, the Dallas Market Center had remaining commitments of $3.5 million under existing construction contracts to renovate space.

Report of Independent Auditors

The Partners

IFDC Property Company, Ltd.

We have audited the accompanying balance sheet of IFDC Property Company, Ltd., a Texas limited partnership (the Partnership), as of January 31, 2004, and the related statements of income, changes in partners’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IFDC Property Company, Ltd. at January 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

May 21, 2004

IFDC Property Company, Ltd.

Balance Sheet

January 31, 2004

Assets
Current assets:
Cash and cash equivalents	$1,474,843
Accounts receivable – trade, net of allowance for uncollectible accounts of $12,886	8,429
Prepaid expenses and other	5,238

Total current assets	1,488,510

Property and equipment:
Buildings and improvements	15,523,640
Furniture, fixtures and equipment	359,679

15,883,319
Less accumulated depreciation	(5,171,705)

Net property and equipment	10,711,614

Deferred financing charges, net of accumulated amortization of $4,393	262,630
Total assets	$12,462,754

Liabilities and Partners’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$403,339
Deferred income	81,505
Payables to affiliates	428,211
Current portion of note payable to bank	405,322

Total current liabilities	1,318,377

Note payable to bank, net of current portion	16,433,603
Tenant security deposits	422,803

Total liabilities	18,174,783
Partners’ deficit	(5,712,029)

Total liabilities and partners’ deficit	$12,462,754

See accompanying notes.

IFDC Property Company, Ltd.

Statement of Income

Year ended January 31, 2004

Revenues:
Permanent showroom rentals	$4,725,202
Market time shows	713,204
Other operating revenue	73,272

Total revenues	5,511,678

Operating expenses:
Employee compensation and benefits	348,631
Public relations and advertising	231,222
Operations	536,267
Exhibitor services	22,526
Administration	106,034
Ad valorem taxes	490,651
Insurance	323,189
Other operating expenses	512,350

Total operating expenses	2,570,870

Income from operations before management fees, depreciation and amortization	2,940,808
Management fees	(55,117)
Depreciation and amortization	(1,065,533)

Income from operations	1,820,158

Interest expense	(977,409)

Net income	$842,749

See accompanying notes.

IFDC Property Company, Ltd.

Statement of Changes in Partners’ Deficit

Year ended January 31, 2004

Partners’ deficit, beginning of year	$(554,778)
Distributions	(6,000,000)
Net income	842,749

Partners’ deficit, end of year	$(5,712,029)

See accompanying notes.

IFDC Property Company, Ltd.

Statement of Cash Flows

Year ended January 31, 2004

Operating Activities
Net income	$842,749
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,065,533
Amortization of deferred financing charges	70,294
Bad debt expense	18,033
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable – trade	117,974
Prepaid expenses and other	(2,177)
Accounts payable and accrued liabilities	(153,474)
Deferred income	(37,472)
Payables to affiliates	(573,446)
Tenant security deposits	40,772

Net cash provided by operating activities	1,388,786
Investing Activities
Capital expenditures	(14,396)

Cash used in investing activity	(14,396)
Financing Activities
Payment on notes	(11,943,695)
Proceeds from refinancing	17,000,000
Distributions to partners	(6,000,000)
Payment of deferred financing costs	(292,025)
Note payable to affiliate	(230,125)

Cash used in financing activity	(1,465,845)

Net decrease in cash and cash equivalents	(91,455)
Cash and cash equivalents, beginning of year	1,566,298

Cash and cash equivalents, end of year	$1,474,843

Supplemental Disclosure
Cash paid for interest	$1,028,657

See accompanying notes.

IFDC Property Company, Ltd.

Notes to Financial Statements

January 31, 2004

1. Organization

In March 1996, MCMC Development Company, Ltd. (the Development Company or the Partnership), a Texas limited partnership, was formed for the purpose of acquiring, developing, managing and operating markets in Dallas, Texas. The general partner is IFDC-G.P., LLC, a Texas corporation. On April 2, 2000, the partners changed the name of the Partnership to IFDC Property Company, Ltd.

In 1997, the International Floral Design Center (IFDC) was formed by the Partnership. The IFDC contains showrooms and office space, which are leased, and also provides related services. The IFDC is located in Dallas, Texas, and is managed and operated by the Market Center Management Company, Ltd. (the Management Company), an affiliated partnership.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents are all highly liquid investments with original maturities of three months or less when purchased.

Property and Equipment

Buildings, improvements, furniture, fixtures and equipment are carried at cost. Major renewals and betterments are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed currently. Depreciation expense is calculated primarily using the straight-line method over the respective estimated useful lives (buildings and improvements – 5 to 25 years; furniture, fixtures and equipment – 3 to 5 years).

Deferred Financing Charges

The cost of acquiring long-term financing is capitalized and amortized to interest expense using the straight-line method, which approximates the effective-interest method, over the life of the loan.

IFDC Property Company, Ltd.

Notes to Financial Statements

January 31, 2004

2. Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Partnership periodically evaluates whether the remaining useful life of long-lived assets may require revision or whether the remaining net book value is realizable. When factors indicate that an asset should be evaluated for possible impairment, the Partnership uses an estimate of the asset’s undiscounted cash flow in evaluating its recoverability. No adjustment for such impairment was recorded during the year ended January 31, 2004.

Deferred Income

Rental revenues received in advance of the period benefited are recorded as deferred income.

Income Taxes

IFDC Property Company, Ltd. is a partnership and is not subject to federal or state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying financial statements of the Partnership since the income or loss of the Partnership is to be included in the tax returns of the individual partners.

Advertising Costs

Advertising costs are expensed as incurred and totaled $102,751 for the year ended January 31, 2004.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

IFDC Property Company, Ltd.

Notes to Financial Statements

January 31, 2004

3. Transactions with Affiliates

As of January 31, 2004, the payables to affiliates of $428,211 are composed of payables to the Dallas Market Center Company, Ltd. (DMC) in the amount of $393,459 and the Management Company in the amount of $34,752. The payables primarily represent expenses paid on behalf of the IFDC Property Company and management fees due to the Management Company.

The IFDC pays a monthly management fee to the Management Company equal to 1% of gross revenues, as defined. The management fee totaled $55,117 for the year ended January 31, 2004, and is included in the statement of income for the year ended January 31, 2004, and the payables to affiliates at January 31, 2004. Additionally, an annual management fee of 50% of IFDC’s net cash flow (as defined) in excess of $3,000,000 is to be paid. This threshold was not met for year-end January 31, 2004. In addition, under the terms of the Management Agreement the Management Company is entitled to reimbursement of certain expenses it incurs on behalf of the Partnership. The expenses for which the Management Company is reimbursed are primarily salaries and benefits.

4. Note Payable

In August 2003, the Partnership entered into a note payable with Bank of America in the amount of $17,000,000. The IFDC loan has a term of 108 months, which expires on September 1, 2012, and bears interest at a rate of 5.45% and requires monthly payments of interest and principal. The note payable is collateralized by the property.

Future maturities of long-term debt as of January 31, 2004, are as follows:

2005	$405,322
2006	430,978
2007	455,405
2008	481,216
2009	506,091
Thereafter	14,559,913

Total	$16,838,925

IFDC Property Company, Ltd.

Notes to Financial Statements

January 31, 2004

5. Future Minimum Rentals

Future minimum rentals include amounts expected to be received from tenants who have entered into various noncancelable operating leases with an initial term greater than one year. These leases are for office and showroom space in buildings owned by the Partnership. Minimum future lease rentals to be received as of January 31, 2004, are as follows:

2005	$4,885,052
2006	4,508,120
2007	3,691,533
2008	2,237,764
2009	1,561,935
Thereafter	375,876

Total	$17,260,280

6. Commitments and Contingencies

The Partnership’s commitment under a land lease has an initial term of 58 years and expires in November 2055. In addition to rent, the lease also requires payment of property taxes and insurance. Rent expense amounted to approximately $40,747 for the year ended January 31, 2004, and is included in other operating expenses in the accompanying statement of income.

The total rental commitment under land leases and other long-term contracts at January 31, 2004, for each of the next five fiscal years is as follows:

2005	$40,747
2006	40,747
2007	40,747
2008	40,747
2009	40,747
Thereafter	1,912,370

Total minimum payments required	$2,116,105

Prospectus

CNL INCOME PROPERTIES, INC.

200,000,000 Shares of Common Stock - $2,000,000,000 Maximum Offering - 250,000 Shares of Common Stock - $2,500,000 Minimum Offering. Minimum Purchase - 500 Shares ($5,000)

Of the 200 million shares of common stock that we have registered, we initially are offering up to 195 million shares to investors who meet our suitability standards and have initially designated up to five million shares for participants in our reinvestment plan.

We intend to qualify and operate for federal income tax purposes as a real estate investment trust (“REIT”). We are not now qualified, and there can be no assurance that we will qualify, as a REIT for federal income tax purposes. We will not request a ruling from the Internal Revenue Service to qualify as a REIT. If we do not qualify and remain qualified as a REIT for federal income tax purposes, we could be subject to taxation on income at regular corporate rates, which would reduce the funds available for distributions.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “ Risk Factors” beginning on page 16 for a discussion of material risks that you should consider before you invest in the common stock being sold with this Prospectus, including:

•	We have no operating history nor established financing sources. As of the date of the prospectus, we have only nominal assets.

•	Because we currently do not own any properties and have only nominal assets, you will not have the opportunity to evaluate types of assets that will be in our portfolio.

•	Both the number of properties that we will acquire and the diversification of our investments will be reduced to the extent that the total proceeds of the offering do not significantly exceed the minimum amount of the offering or are significantly less than the maximum amount of the offering.

•	Subject to the approval of our directors, including our independent directors, we may purchase properties from our affiliates.

•	We will rely on CNL Income Corp., our advisor and affiliate, subject to approval by our board of directors, with respect to all investment decisions. Our advisor is newly formed and has no experience as the advisor to a public REIT. Our advisor and its affiliates have no previous experience investing in certain of the properties in which we may invest, which could result in a failure to meet our investment objectives.

•	Certain officers and directors of our advisor also serve as our officers and directors, resulting in conflicts of interest. Those persons could take actions that are more favorable to other entities than to us. The advisory agreement was not negotiated at arm’s length and we will pay our advisor and its affiliates substantial fees, including fees in connection with the acquisition, management and sale of our properties and fees based on permanent financing that we obtain. The fee on permanent financing may create an incentive to secure more debt despite the risk that increased debt may decrease distributions to stockholders.

•	To the extent consistent with our investment objectives and limitations, our investment policies and strategies may be altered by a majority of our directors, including a majority of our independent directors, without stockholder consent.

•	Our shares are not currently listed on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market, so stockholders may not be able to sell their shares promptly at a desired price. If we are not listed on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market on or before December 31, 2015, we will liquidate our assets or merge with another entity to provide our stockholders with cash or securities of a publicly traded company.

•	We may, without the approval of a majority of our independent directors, incur debt totaling up to 300% of the value of our net assets, including debt to make distributions to stockholders in order to maintain our status as a REIT or otherwise. Such leverage may reduce the cash available for distributions to stockholders.

•	Ownership, transferability and redemption of our shares is subject to certain limitations. Our articles of incorporation generally limit the ownership by any single stockholder of any class of our capital stock to 9.8% of the outstanding shares of that class. Any transfer of shares of our capital stock that would jeopardize our REIT status shall be null and void. Redemption of our shares shall be at our sole option.

	Per Share	Total Minimum	Total Maximum
Public Offering Price	$10.00	$2,500,000	$2,000,000,000
Selling Commissions and Marketing Support Fee*	$0.90	$225,000	$180,000,000
Proceeds to CNL Income Properties	$9.10	$2,275,000	$1,820,000,000

*	The selling commissions and marketing support fee will not be paid in connection with purchases of shares pursuant to our reinvestment plan and will not be charged in connection with purchases: by registered representatives or principals of the managing dealer or soliciting dealers; directors, officers and employees of our company and of our affiliates and those persons’ affiliates; and via registered investment advisers. A portion of these fees will be reduced with respect to volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. Further, purchasers who buy in excess of 500,000 shares, through the same registered investment adviser, soliciting dealer or the managing dealer, will purchase shares at a reduced acquisition fee (reduced from 3% of gross proceeds to 1% of gross proceeds); however, they and their transferees will be required to pay an annual 0.40% advisory fee on such shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

•	The managing dealer, CNL Securities Corp., is our affiliate. The managing dealer must sell the minimum number of shares offered (250,000 shares) if any are sold. The managing dealer is required to use only its best efforts to sell the maximum number of shares offered (200 million). The managing dealer does not intend to purchase any shares in this offering.

•	This offering will end no later than April 16, 2005, unless we elect to extend it to a date no later than April 16, 2006, in states that permit us to make this extension.

All subscription funds will be deposited in an interest-bearing escrow account with SouthTrust Bank, the escrow agent for this offering, until subscription funds total at least $2.5 million. No shares will be sold unless subscriptions for at least 250,000 shares (exclusive of any subscriptions from Pennsylvania residents) have been obtained within one year after the initial date of this prospectus.

No one is authorized to make any statements about the offering different from those that appear in this prospectus. You should also be aware that the description of our company contained in this prospectus was accurate on April 6, 2004, but may no longer be accurate. We will amend or supplement this prospectus, however, if there is a material change in the affairs of our company.

The use of forecasts in this offering is prohibited. Any representations to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in this program is not permitted.

April 16, 2004

SUITABILITY STANDARDS AND HOW TO SUBSCRIBE

SUITABILITY STANDARDS

The shares of common stock offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. Initially, there is not expected to be any public market for the shares, which means that it may be difficult to sell shares. As a result, we have established suitability standards which require investors to have either (i) a net worth (not including home, furnishings and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000, or (ii) a net worth (not including home, furnishings and personal automobiles) of at least $150,000. Our suitability standards also require that a potential investor (i) can reasonably benefit from an investment in CNL Income Properties based on such investor’s overall investment objectives and portfolio structuring; (ii) is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation; and (iii) has apparent understanding of (a) the fundamental risks of the investment, (b) the risk that such investor may lose the entire investment, (c) the lack of liquidity of the shares, (d) the background and qualifications of our advisor, and (e) the tax consequences of the investment.

California, Kansas, Maine, Massachusetts, Michigan, Missouri and Pennsylvania have established suitability standards different from those established by us, and shares will be sold only to investors in those states who meet the special suitability standards set forth below.

CALIFORNIA, MASSACHUSETTS AND MICHIGAN — The investor has either (i) a net worth (not including home, furnishings and personal automobiles) of at least $60,000 and an annual gross income of at least $60,000, or (ii) a net worth (not including home, furnishings and personal automobiles) of at least $225,000.

MAINE — The investor has either (i) a net worth (not including home, furnishings and personal automobiles) of at least $50,000 and an annual gross income of at least $50,000 or, (ii) a net worth (not including home, furnishings and personal automobiles) of at least $225,000.

KANSAS AND MISSOURI — The investor (i) invests no more than 10% of the investor’s net worth (not including home, furnishings and personal automobiles) in CNL Income Properties and (ii) has either (a) a net worth (not including home, furnishings, and personal automobiles) of at least $60,000 and an annual gross income of at least $60,000 or, (b) a net worth (not including home, furnishings and personal automobiles) of at least $225,000.

PENNSYLVANIA — The investor (i) invests no more than 10% of the investor’s net worth (not including home, furnishings and personal automobiles) in CNL Income Properties and (ii) has either (a) a net worth (not including home, furnishings and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000, or (b) a net worth (not including home, furnishings and personal automobiles) of at least $150,000. Pursuant to the requirements of the Commissioner of Securities of the State of Pennsylvania, subscriptions from Pennsylvania residents may not be released from escrow, or included in determining whether the $2,500,000 minimum for CNL Income Properties has been reached, until subscriptions for shares totaling at least $65,000,000 have been received from all sources. PENNSYLVANIA INVESTORS: Because the minimum offering is less than $195,000,000, all Pennsylvania investors are cautioned to evaluate carefully CNL Income Properties’ ability fully to accomplish its stated objectives and to inquire as to the current dollar volume of subscriptions for the shares.

The foregoing suitability standards must be met by each investor who purchases shares. If the investment is being made for a fiduciary account (such as an IRA, Keogh Plan or corporate pension or profit-sharing plan), the beneficiary, the fiduciary account, or any donor or grantor that is the fiduciary of the account who directly or indirectly supplies the investment funds must meet such suitability standards.

In purchasing shares, custodians or trustees of employee pension benefit plans or IRAs may be subject to the fiduciary duties imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”), or other applicable laws and to the prohibited transaction rules prescribed by ERISA and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law. For information regarding “unrelated business taxable income,” see “Federal Income Tax Considerations — Taxation of Stockholders — Tax-Exempt Stockholders.”

i

In order to ensure adherence to the suitability standards described above, requisite suitability standards must be met, as set forth in the subscription agreement in the form attached hereto as Appendix C. In addition, participating broker-dealers that are members of the National Association of Securities Dealers, Inc. or other entities exempt from broker-dealer registration, who are engaged by CNL Securities Corp., our managing dealer, to sell shares, have the responsibility to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for an investor. In making this determination, the participating broker-dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Executed subscription agreements will be maintained in our records for six years.

HOW TO SUBSCRIBE

An investor who meets the suitability standards described above may subscribe for shares by completing and executing the subscription agreement and delivering it to a participating broker-dealer, together with a check for the full purchase price of the shares subscribed for, payable to “SouthTrust Bank, Escrow Agent.” Certain participating broker-dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares subscribed for payable directly to the participating broker-dealer. Care should be taken to ensure that the subscription agreement is filled out correctly and completely. Partnerships, individual fiduciaries signing on behalf of trusts, estates, and in other capacities, and persons signing on behalf of corporations and corporate trustees may be required to obtain additional documents from participating broker-dealers. Any subscription may be rejected by us in whole or in part, regardless of whether the subscriber meets the minimum suitability standards.

Certain participating broker-dealers may permit investors who meet the suitability standards described above to subscribe for shares by telephonic order to the participating broker-dealers. This procedure may not be available in certain states.

A minimum investment of 500 shares ($5,000) is required. Following an initial subscription for at least the required minimum investment, any investor may make additional purchases in increments of one share.

Page
SUITABILITY STANDARDS AND HOW TO SUBSCRIBE	i

Suitability Standards	i

How to Subscribe	ii

PROSPECTUS SUMMARY	1

CNL INCOME PROPERTIES, INC.	1

Our Business	1

Risk Factors	3

Our REIT Status	5

Our Management	5

Certain Conflicts of Interest	7

Our Affiliates	7

Our Investment Objectives	8

Compensation to be Paid to our Advisor and Affiliates	8

The Offering	13

RISK FACTORS	16

Offering-Related Risks	16

The price of our shares is subjective and may not bear any relationship to what a stockholder could receive if the shares were resold	16

This is an unspecified property offering	16

The managing dealer has not made an independent review of CNL Income Properties or this prospectus	16

Insufficient offering proceeds will impact our operations	16

There may be delays in investing the proceeds of this offering	17

We may delay investing the proceeds from this offering, and therefore delay the receipt of any returns from such investments due to the inability of our advisor to find suitable properties, loans or other permitted investments	17

The sale of shares by stockholders could be difficult	17

Purchases of shares at an acquisition fee discount may reduce your overall return	17

Company-Related Risks	17

We have no operating history	17

Our management has limited or no experience with investments in certain of the properties in which we may invest	18

We will be dependent on our advisor and our advisor has no experience with the types of investments in which we may invest	18

We will rely on our advisor and our board of directors to manage CNL Income Properties	18

Stockholders in CNL Income Properties may experience dilution	18

We will be subject to conflicts of interest	18

Real Estate And Other Investment Risks	19

Our exposure to typical real estate investment risks could reduce our income	19

A concentration of our investments in any one property class may leave our profitability vulnerable to a downturn in such sector	20

Marinas, ski resorts, golf courses and other types of properties in which we may invest may not be readily adaptable to other uses	20

We may rely on credit enhancements to our leases for minimum rent payments	20

We do not have control over market and business conditions	20

We will not control the management of our properties	20

We may not control the joint ventures in which we enter	21

Joint venture partners may have different interests than we have	21

It may be difficult for us to exit a joint venture after an impasse	21

We may not have control over construction on our properties	21

We will have no economic interest in ground lease properties	22

Multiple property leases or loans with individual tenants or borrowers increase our risks	22

It may be difficult to re-lease our properties	22

We cannot control the sale of some properties we seek to acquire	22

The liquidation of our assets may be delayed	22

There are risks associated with lending.	23

Legislation and government regulation may adversely affect the development and operations of properties we may acquire	24

Governmental regulation with respect to water use by ski resorts	24

Governmental regulation of marinas with respect to dredging	25

We may not control the land beneath marinas we acquire and this land may be subject to governmental taking	25

Governmental regulation of vacation ownership resorts	25

Uninsured losses or losses in excess of insured limits could result in the loss or substantial impairment of one or more of our investments	25

Portfolio acquisitions are more difficult to complete than single asset acquisitions	25

We will compete with other companies for investments	26

Increased competition for customers may reduce the ability of certain of our operators to make scheduled rent payments to us	26

General economic conditions and discretionary consumer spending may affect certain of the properties we acquire	26

Terrorist attacks, war and economic factors have negatively impacted some of the sectors of the economy in which we may invest	27

Seasonal revenue variations in certain asset classes will require our operators of such asset classes to manage cash flow properly over time so as to meet their nonseasonal scheduled rent payments to us	27

Adverse weather conditions may damage certain of the properties we acquire or reduce our operators’ ability to make scheduled rent payments to us	27

Because our revenues are highly dependent on lease payments, defaults by our tenants would reduce our cash available for the repayment of our outstanding debt and for distribution	27

We may acquire various financial instruments for purposes of “hedging” or reducing our risks which may be costly and ineffective and will reduce our cash available for distribution to our stockholders	27

v

PROSPECTUS SUMMARY

This summary highlights the material terms in this prospectus. Because this is a summary, it may not contain all of the information important to you. Accordingly, you should read this entire prospectus carefully, including the documents attached as appendices, before you decide to invest in shares of our common stock.

CNL INCOME PROPERTIES, INC.

CNL Income Properties, is a Maryland corporation, and was organized on August 11, 2003. CNL Income Properties intends to qualify and operate for federal income tax purposes as a real estate investment trust, or a REIT. In general, a REIT is a company that: combines the capital of many investors to acquire or provide financing for real estate; typically is not subject to federal corporate income taxes on its net income, provided certain income tax requirements are satisfied (such treatment substantially eliminates the “double taxation” (taxation at both the corporate and stockholder levels) that generally results from investments in a corporation); offers the benefit of a real estate portfolio under professional management; and must pay distributions to investors of at least 90% of its taxable income. We anticipate forming various wholly owned or controlled subsidiaries (including an operating partnership, the general partner of which will be CNL Income Properties or an entity owned by it and the limited partners of which will be comprised of CNL Income Properties, entities owned by CNL Income Properties and/or third parties) in the future for the purpose of acquiring interests in properties, loans and other permitted investments. The terms “us,” “we,” “our” and “CNL Income Properties” includes CNL Income Properties, Inc. and its subsidiaries. Our address is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, and our telephone number is (407) 650-1000 or toll free (866) 650-0650.

OUR BUSINESS

General. We were formed primarily to acquire properties in the United States that we will lease primarily on a long-term (generally 10 to 20 years, plus renewal options for an additional 10 to 20 years), “triple-net” basis to tenants or operators who are significant industry leaders. An operator will be considered a “significant industry leader” if it has one or more of the following traits: many or more years of experience operating in a particular industry as compared with other operators in that industry; many or more assets managed in a particular industry as compared with other operators in that industry; and/or is deemed by us to be a dominant operator in a particular industry for reasons other than those listed above. Under the triple-net leases in which we contemplate entering, our tenants will generally be responsible for repairs, maintenance, property taxes, utilities and insurance for the properties they lease. We expect to structure our leases to provide for the payment of minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, our leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at the property over certain thresholds. We may also make or acquire loans and other permitted investments related to interests in real estate and may purchase interests in such financings such as real estate receivables, real estate equity securities and real estate debt securities. We are not limited as to the portion of our assets which may be invested in these types of investments. In addition, we may invest up to 10% of our total assets in businesses that provide services to, or are otherwise ancillary to, the properties in which we are permitted to invest. As of the date of this prospectus, we own no properties and have made no loans or other investments, nor have any properties, loans or other investments been identified for investment.

Triple-Net Lease Business. We may invest in any property which meets our triple-net lease investment strategy and are not limited to any asset classes. However, we do not anticipate that we will acquire interests in: (i) freestanding single-tenant retail properties under 100,000 square feet; (ii) fast-food, family-style or casual dining restaurants; (iii) congregate or assisted living or skilled nursing facilities, continuing care retirement communities or similar health care related facilities; or (iv) freestanding hotel properties, other than hotel properties which are “ancillary” to other types of properties which we may be acquiring. These types of properties are properties in which other REITs sponsored by our affiliate, CNL Financial Group, Inc., or its affiliates, invest. Further, we do not anticipate that we will offer financing related to these businesses.

We intend to focus our triple-net lease investment activities on, and use the proceeds of this offering primarily for, the acquisition, development and ownership of properties that we believe have the potential for long-term revenue generation based upon certain demographic data including an aging baby boomer population and associated concentrations of wealth, and other underwriting criteria and models that we have developed. The asset classes in which we initially are most likely to invest include the following (in no order of priority):

•	Property leased to dealerships including, for example, automobile, motorcycle, recreational vehicle and boat dealerships;

•	Campgrounds and manufactured housing, mobile home or recreational vehicle (“RV”) parks, whose operators rent lots and offer other services;

•	Health clubs, whose operators offer access to fitness equipment and group exercise classes, as well as ancillary products and services such as personal training, nutrition products and consulting services, and fitness related merchandise;

•	Parking lots, whose operators offer monthly and daily parking space rentals in urban areas;

•	Bowling alleys, which feature bowling lanes and other entertainment activities;

•	Marinas, whose operators offer recreational boat slip rentals and other services such as boat and boat trailer storage, gasoline sales, boat rentals and sales, restaurants, lodging, and related properties offering other nautical related goods and services;

•	Ski resorts, including real estate in and around ski resorts such as ski-in/ski-out alpine villages, townhouses, lodging and other related properties;

•	Golf courses, including golf clubs and courses that may offer other amenities; and

•	Manufacturers’ outlet centers, commonly known as “factory outlets,” whose operators typically lease space to upscale and manufacturer-operated retail stores, and which are often located in popular tourist destinations or on major thoroughfares.

Although these are initially the most likely asset classes in which we will invest, we may acquire or invest in other types of properties which are not listed above that we believe have the potential for long-term revenue generation based upon certain demographic and other underwriting criteria and models that we have developed. We may obtain debt financing or sell additional shares of our stock in the future to finance any acquisitions. Proceeds received from this offering generally will be temporarily invested in short-term, highly liquid investments pending investment of such proceeds in properties, loans or other permitted investments.

As part of our “triple-net” lease investment strategy, we plan to either directly acquire our properties or purchase interests in entities that own these properties.

Mortgage and Other Financing Business. We may offer mortgage and other financing related to interests in real estate or may purchase equity and other interests in financings. For example, if we decide to invest in vacation ownership properties, we may, among other things, (i) acquire and develop vacation ownership properties operated by third parties, or (ii) purchase promissory and mortgage notes secured by real estate vacation ownership interests owed by consumer purchasers of vacation ownership interests. We may also make mortgage and other loans with respect to any of the types of properties in which we are permitted to invest.

Ancillary Businesses. We may invest up to 10% of our total assets in businesses that provide services to, or are otherwise ancillary to, the types of properties in which we are permitted to invest.

Intended Borrowings. We intend to borrow money to acquire properties, and make or acquire loans and other permitted investments and pay certain fees, and intend to encumber properties in connection with these borrowings. We plan to obtain one or more lines of credit and anticipate that the aggregate amount of any line of credit initially will be $100 million; however, our board of directors is permitted to increase the amount we may borrow under lines of credit. We may repay lines of credit we obtain with offering proceeds, proceeds from the sale of assets, working capital or permanent financing.

In addition to lines of credit, we anticipate obtaining permanent financing (generally, long term debt financing secured by mortgages on our Property.) The aggregate amount of our permanent financing is not expected to exceed 50% of our total assets. Our articles of incorporation limit the maximum amount of our borrowings in relation to our net assets at an amount equal to 300% of our net assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. For us to borrow an amount in excess of 300% of our net assets, a majority of independent directors of our board of directors must approve the borrowing, and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval occurs. We are engaged in preliminary discussions with potential lenders but have not yet obtained a commitment letter for a line of credit or any permanent financing, and there is no assurance that we will obtain any line of credit or permanent financing on satisfactory terms, or at all.

Termination of CNL Income Properties. Under our articles of incorporation, CNL Income Properties will automatically terminate and dissolve on December 31, 2015, unless the shares of our common stock, including the shares offered by this prospectus, are listed on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market on or before December 31, 2015. If our shares are so listed or quoted, we automatically will become a perpetual life company. If our shares are not listed or quoted by December 31, 2015, we will sell our assets and distribute the net sales proceeds to our stockholders or merge with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company, unless our stockholders owning a majority of our shares elect to extend the duration of CNL Income Properties by amendment of our articles of incorporation. In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity.

RISK FACTORS

An investment in CNL Income Properties is subject to significant risks. We summarize some of the more important risks below. A more detailed description of the risk factors is found in the section of this prospectus entitled “Risk Factors.” You should read and understand all of these risk factors before making your decision to invest in shares of our common stock.

•	We have no operating history nor established financing sources. As of the date of the prospectus, we have only nominal assets.

•	We currently own no properties, loans or other investments; therefore, you will not have the opportunity to evaluate the types of assets that will be in our portfolio.

•	Both the number of properties that we will acquire and the diversification of our investments will be reduced to the extent that the total proceeds of the offering do not significantly exceed the minimum amount of the offering or are substantially less than the maximum amount of the offering.

•	Subject to the approval of a majority of our directors, including a majority of our independent directors, we may purchase properties from our affiliates.

•	We will rely on CNL Income Corp., our advisor and affiliate, subject to approval by our board of directors, with respect to all investment decisions. Our advisor is newly formed and has no experience as the advisor to a public REIT. Our advisor and its affiliates have no previous experience investing in certain of the properties in which we may invest, which could result in a failure to meet our investment objectives.

•	Certain officers and directors of our advisor also serve as our officers and directors, resulting in conflicts of interest. Those persons could take actions that are more favorable to other entities than to us. The advisory agreement was not negotiated at arm’s length and we will pay our advisor and its affiliates substantial fees, including fees in connection with the acquisition, management and sale of our properties and fees based on permanent financing that we obtain. The fee on permanent financing may create an incentive to secure more debt despite the risk that increased debt may decrease distributions to stockholders.

•	To the extent consistent with our investment objectives and limitations, our investment policies and strategies may be altered by a majority of our directors, including a majority of our independent directors, without stockholder consent.

•	There is currently no public trading market for our shares, and there is no assurance that one will develop. If our shares of common stock are not listed on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market on or before December 31, 2015, we will sell our assets and distribute the proceeds to our stockholders or merge with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company. In such instances, we will engage only in activities related to our orderly liquidation or merger, unless our stockholders owning a majority of our shares elect to extend the duration of CNL Income Properties by amendment of our articles of incorporation.

•	We may, without the approval of a majority of our independent directors, incur debt totaling up to 300% of the value of our net assets, including debt to make distributions to stockholders in order to maintain our status as a REIT or otherwise. If we are unable to meet our debt service obligations, we may lose our investment in any properties that secure underlying indebtedness on which we have defaulted.

•	Ownership, transferability and redemption of our shares is subject to certain limitations. Our articles of incorporation generally limit the ownership by any single stockholder of any class of our capital stock to 9.8% of the outstanding shares of that class. Any transfer of shares of our capital stock that would jeopardize our REIT status shall be null and void. Redemption of our shares shall be at our sole option.

•	Our board of directors will have significant flexibility regarding our operations, including, for example, the ability to issue additional shares and dilute our stockholders’ equity interests, the ability to change the compensation of our advisor and to employ and compensate our affiliates. Our board of directors can take these actions solely on its own authority and without our stockholders’ approval.

•	We may make investments that will not appreciate in value over time, such as building-only properties with the land owned by a third-party, and loans.

•	Many of the businesses associated with the properties we seek to acquire, such as marinas, golf courses and ski resorts, are seasonal in nature and susceptible to periods of unprofitability resulting from adverse weather conditions which may effect the amount of revenue we receive from such tenants.

•	We may acquire specific-use properties, such as marinas, golf courses and ski resorts, which may not lend themselves to alternative uses. This may make it more difficult to obtain tenants in the event a property sector or class is negatively affected by poor economic trends or an existing tenant fails, which could adversely impact our cash available to pay our outstanding debt and to make distributions, as well as our liquidation value.

•	If we do not obtain a line of credit or permanent financing, we may not be able to acquire as many properties or make as many loans as we anticipate, which could limit the diversification of our investments and our ability to achieve our investment objectives.

•	We cannot predict the amount of revenues we will receive from our tenants or borrowers.

•	If our tenants or borrowers default, we will have less income with which to repay our outstanding debt or make distributions.

•	The vote of our stockholders owning at least a majority but less than all of our shares of common stock will bind all of our stockholders as to matters such as the amendment of CNL Income Properties’ governing documents. Our stockholders holding a majority of the shares voting at a meeting at which a quorum is present may bind all of our stockholders as to the election of directors.

•	Restrictions on ownership of more than 9.8% of the outstanding shares of our common stock by any single stockholder or certain related stockholders may have the effect of inhibiting a change in control of CNL Income Properties, even if such a change is in the interest of a majority of our stockholders.

•	If we do not qualify and remain qualified as a REIT for federal income tax purposes, we could be subject to taxation on our income at regular corporate rates, which would reduce the amount of funds available for distributions to stockholders.

•	We expect to pay substantial fees to our advisor and its affiliates, which will reduce the amount of cash available for investment in properties, mortgage loans and other permitted investments or for distribution to our stockholders. As a result of such substantial fees, we expect that approximately 87.10% to 88.18% of the total proceeds received in the offering will be available for investment in properties, mortgage loans and other permitted investments.

OUR REIT STATUS

We will make an election to be taxed as a REIT beginning with our taxable year ending December 31, 2004. As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income, as determined on an annual basis. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may not be able to qualify for treatment as a REIT for that year and the next four years. Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on some of our income and property, and to federal income and excise taxes on our undistributed income.

OUR MANAGEMENT

We have retained CNL Income Corp., our advisor, to provide us with management, acquisition, advisory and administrative services. The members of our board of directors oversee the management of CNL Income Properties. The majority of our directors are independent of our advisor and have responsibility for reviewing its performance. Our directors are elected annually to our board of directors by our stockholders. CNL Financial Group, Inc., a corporation organized and controlled by James M. Seneff, Jr., is the founder of CNL Income Properties.

All of our advisor’s executive officers and directors also are officers or directors of CNL Income Properties. Our advisor has responsibility for: (i) selecting the investments that we will make, formulating and evaluating the terms of each proposed acquisition, and arranging for the acquisition of properties; (ii) identifying potential tenants for and/or operators of our properties and potential borrowers for our loans, and formulating, evaluating and negotiating the terms of each of our lease, loan and operating agreements; and (iii) negotiating the terms of any borrowing by us, including lines of credit and any long-term, permanent financing. All of our advisor’s actions relating to CNL Income Properties are subject to approval by our board of directors. Our advisor also has the authority, subject to approval by a majority of our board of directors, including a majority of our board’s independent directors, to select assets for sale by CNL Income Properties in keeping with CNL Income Properties’ investment objectives and based on an analysis of economic conditions both nationally and in the vicinity of the assets being considered for sale.

Our management team has extensive previous experience investing in real estate on a triple-net lease basis. Our Chairman of the Board and Vice Chairman of the Board have over 30 and 25 years, respectively, of experience with other affiliates of CNL Holdings, Inc.

The following chart indicates the relationship between CNL Income Properties, our advisor, other CNL Financial Group, Inc.-sponsored public programs, CNL Holdings, Inc., and certain of our affiliates that will provide services to CNL Income Properties.

(1)	James M. Seneff, Jr. is Chairman of the Board of CNL Income Properties. He shares ownership of CNL Holdings, Inc. with his wife, Dayle L. Seneff.

(2)	James M. Seneff, Jr., Robert A. Bourne, Thomas J. Hutchison III and Lynn E. Rose serve as directors and/or executive officers of CNL Income Properties. In addition, they serve as directors and/or officers of various CNL entities, including CNL Income Corp., our advisor.

(3)	CNL Real Estate Services, Inc. is the parent company of various entities that provide advisory services to CNL-sponsored investment programs, including CNL Hospitality Properties, Inc. and CNL Retirement Properties, Inc., which are public, unlisted REITs that invest primarily in hotel properties and retirement properties, respectively.

(4)	As of the date of this prospectus, CNL Income Properties was 100% owned by CNL Income Corp., our advisor. We intend to qualify and operate as a REIT whereby CNL Income Properties will be principally owned by public investors whose ownership will be represented by shares of common stock.

(5)	James M. Seneff, Jr. and Robert A. Bourne also serve as individual general partners of the CNL Income Fund limited partnerships, 18 separate public limited partnerships that own restaurant properties. These partnerships are managed by a wholly owned subsidiary of CNL Capital Markets, Inc.

(6)	James M. Seneff, Jr. and Robert A. Bourne serve as directors and/or executive officers, and CNL Financial Group, Inc. is a stockholder, of Commercial Net Lease Realty, Inc. and CNL Restaurant Properties, Inc., self-advised, public REITs that invest primarily in retail properties and restaurant properties, respectively.

CERTAIN CONFLICTS OF INTEREST

Conflicts of interest may exist between us and some of our affiliates. Some of our officers and directors, who are also officers or directors of our advisor, may experience conflicts of interest in their management of CNL Income Properties. These arise principally from their involvement in other activities that may conflict with our business and interests. Some of the conflicts that may exist between us and some of our affiliates include:

•	competition for properties and other investments with existing affiliates, including CNL Real Estate Services, Inc., or future affiliates sponsored or controlled by James M. Seneff, Jr.;

•	competition for the time and services of certain persons who serve as officers and directors of our company and for our affiliates, including CNL Hospitality Properties, Inc., and CNL Retirement Properties, Inc., including James M. Seneff, Jr., Robert A. Bourne and Thomas J. Hutchison III, which may limit the amount of time they spend on our business matters;

•	the possibility that we may acquire properties that require development where our advisor, CNL Income Corp. or its subsidiary would receive a development fee;

•	substantial compensation, including fees in connection with the acquisition, management and sale of our properties and fees based on permanent financing that we obtain, will be paid to our advisor, CNL Income Corp., and its affiliates, including CNL Securities Corp., the managing dealer;

•	the fee on permanent financing payable to our advisor may create an incentive to recommend to CNL Income Properties that it obtain more debt, despite the risk that increased debt may decrease distributions to our stockholders;

•	the asset management fee, payable to our advisor, may encourage the purchase, and discourage the sale, of investments, some of which may be speculative;

•	the deferred, subordinated disposition fee that may be payable to our advisor may encourage the premature sale of properties, loans and other permitted investments;

•	our ability to acquire from, or sell properties to, an affiliate such as CNL Hospitality Properties, Inc., and CNL Retirement Properties, Inc., will be conditioned upon a determination of fairness by the independent directors of our board;

•	our ability to enter into agreements with affiliates that will not be negotiated at “arms length” and, accordingly, may be less advantageous to us than if similar agreements were negotiated with non-affiliated third parties;

•	our managing dealer, CNL Securities Corp., which is an affiliate of CNL Income Properties, and our advisor, will not make an independent review of CNL Income Properties or the offering; and

•	our securities and tax counsel also serves as securities and tax counsel for some of our affiliates, including CNL Securities Corp., CNL Hospitality Properties, Inc. and CNL Retirement Properties, Inc., and our stockholders will not have separate counsel. Had separate counsel been provided for CNL Income Properties and our stockholders, the terms of this offering might be different.

OUR AFFILIATES

The “Prior Performance Information” section of this prospectus contains a narrative discussion of the other real estate programs sponsored by our affiliates and our advisor’s affiliates in the past, including 18 public limited partnerships and three unlisted public REITs. As of December 31, 2003, these entities, which invest in properties that are leased primarily on a “triple-net” lease basis or leased to taxable REIT subsidiaries, but do not invest in the types of properties in which we initially intend to invest, had purchased, directly or indirectly, approximately 2,100 fast-food, family-style, and casual-dining restaurant properties, 128 hotel properties and 119 retirement facilities. Based on an analysis of the operating results of such prior public programs in which Mr. Seneff, our Chairman, and Mr. Bourne, our Vice Chairman and Treasurer, have served, individually or with others, as general partners or officers and directors, Messrs. Seneff and Bourne believe that each of such prior public programs has met, or is in the process of meeting, its principal investment objectives. Statistical data relating to certain of the public limited partnerships and the unlisted public REITs are contained in Appendix B — Prior Performance Tables.

OUR INVESTMENT OBJECTIVES

CNL Income Properties’ primary investment objectives are to preserve, protect and enhance our assets, while:

•	paying distributions at an increasing rate;

•	obtaining fixed income primarily through the receipt of base rent;

•	owning a diversified portfolio primarily of triple-net leased real estate that will increase in value;

•	qualifying and remaining qualified as a REIT for federal income tax purposes; and

•	providing you with liquidity for your investment on or before December 31, 2015.

COMPENSATION TO BE PAID TO OUR ADVISOR AND AFFILIATES

We will pay to our advisor, CNL Income Corp., and other affiliates of our advisor compensation for services they will perform for us. We will also reimburse them for expenses they pay on our behalf. Set forth below is a tabular summary of the more significant items of compensation and reimbursement payable to our advisor and other affiliates.

Type of Compensation and Recipient	Method of Computation and Estimated Maximum Amount*

Organizational and Offering Stage

Selling commissions to our managing dealer and to participating broker-dealers

Up to 6.5% per share on all shares sold in this offering (up to 6.0% to participating broker-dealers; up to 0.5% to our managing dealer), subject to reduction in connection with purchases: by registered representatives or principals of the managing dealer or soliciting dealers; directors, officers and employees of our company and of our affiliates and those persons’ affiliates; and through registered investment advisers. A portion of these commissions will be reduced with respect to volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. No selling commissions will be paid in connection with shares purchased pursuant to our reinvestment plan.

Estimated maximum: $114.075 million

*	For purposes of calculating “estimated maximum fees payable,” CNL Income Properties has made assumptions as to the number of shares (and the corresponding price per share) that would be sold net of selling commissions, the marketing support fee and reduced acquisition fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates

Due diligence expense reimbursements to our managing dealer and to participating broker-dealers	Actual expenses incurred in connection with the due diligence of CNL Income Properties and this offering. Estimated maximum: $0.200 million

Type of Compensation and Recipient	Method of Computation and Estimated Maximum Amount*

Marketing support fee to our managing dealer and to participating broker-dealers	2.5% of gross offering proceeds payable to our managing dealer, all or a portion of which may be reallowed to participating broker-dealers. The 2.5% marketing support fee is subject to reduction in connection with purchases: by registered representatives or principals of the managing dealer or soliciting dealers; directors, officers and employees of our company and of our affiliates and those persons’ affiliates; and through registered investment advisers. The marketing support fee will not be paid in connection with shares purchased pursuant to our reinvestment plan. Estimated maximum: $43.875 million.

Reimbursement to our advisor and its affiliates for organizational and offering expenses

Actual expenses incurred on our behalf in connection with the organization of CNL Income Properties and this offering.

Estimated maximum: $12.784 million.

Pursuant to state securities laws, the organizational and offering expenses paid by CNL Income Properties, together with the 6.5% selling commissions, the marketing support fee and due diligence expense reimbursements incurred by CNL Income Properties may not exceed 15% of the proceeds raised in connection with this offering.

Acquisition Stage

Acquisition fee to our advisor on offering proceeds and advisory fee to our advisor or its affiliates	3.0% of gross offering proceeds for services in the selection, purchase, development or construction of real property, subject to reduction to 1% of gross offering proceeds in the case of purchasers who buy in excess of 500,000 shares through the same registered investment advisor, soliciting dealer or the managing dealer. To the extent the acquisition fee to our advisor is reduced in this manner, such purchaser and its transferees will be required to pay an annual 0.40% advisory fee on its shares to our advisor or its affiliates. Because the advisory fee is paid annually, the cost associated with paying this fee, in the aggregate, may exceed the benefit associated with the acquisition fee discount. Accordingly, an investor’s overall return may be lower. Estimated maximum acquisition fee: $57.975 million. Advisory fee is not determinable at this time.

*	For purposes of calculating “estimated maximum fees payable,” CNL Income Properties has made assumptions as to the number of shares (and the corresponding price per share) that would be sold net of selling commissions, the marketing support fee and reduced acquisition fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation and Estimated Maximum Amount*

Acquisition fee to our advisor on loan proceeds

3.0% of loan proceeds for services in connection with the incurrence of debt, from CNL Income Properties’ lines of credit and permanent financing that are used to acquire properties or used to make or acquire loans and other permitted investments. However, no acquisition fees will be paid on loan proceeds from any line of credit until such time as we have invested all of the net offering proceeds.

Estimated maximum: $52.2 million if our permanent financing equals $1.74 billion.

Pursuant to state securities laws, the total of all acquisition fees and any acquisition expenses shall be reasonable and shall not exceed an amount equal to 6% of the real estate asset value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of the board of directors, including a majority of the independent directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to our company.

Reimbursement to our advisor and its affiliates for acquisition expenses	Actual expenses incurred on our behalf in connection with the selection and acquisition of properties, loans and other permitted investments. Expenses are not determinable at this time.

Operational Stage

Asset management fee to our advisor

Monthly payment of 0.08334% of an amount equal to the total amount invested in our properties, loans and other permitted investments (exclusive of acquisition fees and acquisition expenses), as of the end of the preceding month.

Fee is not determinable at this time.

*	For purposes of calculating “estimated maximum fees payable,” CNL Income Properties has made assumptions as to the number of shares (and the corresponding price per share) that would be sold net of selling commissions, the marketing support fee and reduced acquisition fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation and Estimated Maximum Amount*

Operational or Liquidation Stage

Deferred, subordinated disposition fee payable to our advisor from the sale of our properties, loans or other permitted investments, in liquidation of CNL Income Properties or otherwise[1]	The lesser of one-half of a competitive real estate commission (generally, a fee which is reasonable, customary and competitive in light of the size, type and location of the property, as determined by our board of directors) or 3% of the gross sales price of the property (or comparable competitive fee in the case of a sale of a loan or other permitted investment). Fee is not determinable at this time.

Deferred, subordinated share of net sales proceeds from the sale of our assets payable to our advisor from the sale of our properties, loans or other permitted investments, in liquidation of CNL Income Properties or otherwise[1]	10% of the net sales proceeds from the sale of our properties, loans or other permitted investments. Fee is not determinable at this time.

Subordinated incentive fee payable to our advisor at such time, if any, as the listing of shares of CNL Income Properties common stock for trading on a national securities exchange or the inclusion of its common stock for quotation on the National Market System of the Nasdaq Stock Market occurs	10% of the amount by which (i) the market value of CNL Income Properties plus the total distributions made to stockholders from CNL Income Properties’ inception until the date of any listing of its common stock for trading on a national securities exchange or the inclusion of its common stock for quotation on the National Market System of the Nasdaq Stock Market exceeds (ii) the sum of (a) their invested capital and (b) the total distributions required to be made to the stockholders in order to pay the stockholders’ 8% return from inception through the date the market value is determined. The subordinated incentive fee will be reduced by the amount of any prior payment to the advisor of a deferred, subordinated share of net sales proceeds from sales of assets of CNL Income Properties. Fee is not determinable at this time.

*	For purposes of calculating “estimated maximum fees payable,” CNL Income Properties has made assumptions as to the number of shares (and the corresponding price per share) that would be sold net of selling commissions, the marketing support fee and reduced acquisition fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

[1]	We will not pay these fees until we have paid distributions to our stockholders equal to or greater than the sum of an aggregate, annual, cumulative, noncompounded 8% return on the stockholders’ aggregate invested capital plus 100% of the stockholders’ aggregate invested capital, which is what we mean when we call a fee “subordinated.” In general, we calculate our stockholders’ aggregate invested capital by multiplying the total number of shares issued and outstanding by the offering price per share, reduced by the portion of any distributions paid to our stockholders that are attributable to the sale of our properties, loans or other permitted investments.

Type of Compensation and Recipient	Method of Computation and Estimated Maximum Amount*

Performance fee payable to our advisor upon termination of the advisory agreement, if the listing of shares of CNL Income Properties common stock for trading on a national securities exchange or the inclusion of its common stock for quotation on the National Market System of the Nasdaq Stock Market has not occurred and our advisor has met applicable performance standards	10% of the amount by which (i) the appraised value of CNL Income Properties’ assets on the date of termination of the advisory agreement, less any indebtedness secured by such assets, plus total distributions paid to stockholders from CNL Income Properties’ inception through the termination date, exceeds (ii) the sum of 100% of invested capital plus an amount equal to the stockholders’ 8% return from inception through the termination date. The performance fee, to the extent payable, will not be payable in the event the subordinated incentive fee is paid. Fee is not determinable at this time.

Our obligation to pay some fees may be subject to conditions and restrictions or may change in some instances. We will reimburse our advisor and its affiliates for out-of-pocket expenses that they incur on behalf of CNL Income Properties, subject to certain expense limitations.

*	For purposes of calculating “estimated maximum fees payable,” CNL Income Properties has made assumptions as to the number of shares (and the corresponding price per share) that would be sold net of selling commissions, the marketing support fee and reduced acquisition fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

THE OFFERING

Offering Size	• Minimum — 250,000 shares

• Maximum — 200 million shares

•      195 million shares of common stock to be offered to investors meeting certain suitability standards and up to five million shares of common stock available to investors who purchase shares in this offering and elect to participate in our reinvestment plan. Until subscription funds for this offering total at least $2.5 million, the funds will be held in an interest-bearing escrow account by SouthTrust Bank, as escrow agent, and interest earned on such funds will accrue for the benefit of our subscribers. No shares will be sold unless subscriptions for at least 250,000 shares ($2.5 million) have been obtained within one year after the date of this prospectus. For purposes of satisfying the minimum, sales of shares to Pennsylvania residents and to our affiliates shall not be counted. Once the minimum offering has been reached, the subscription funds will be released to CNL Income Properties from escrow within approximately 30 days and investors with subscription funds held in the escrow will be admitted as stockholders within 15 days after such release. Upon the release of subscription funds from escrow following the achievement of the minimum offering, we will pay to each subscriber whose funds had been held in escrow for at least 20 days its share of interest earned (net of escrow expenses). If the minimum offering is sold, CNL Income Properties may, in its sole discretion, and without prior notice to investors, elect to extend the offering to a date no later than April 16, 2006 (in states that permit such an extension). If the minimum offering amount has not been received and accepted by April 16, 2005, the escrow agent will promptly notify us and this offering will be terminated and investors’ funds will be returned promptly.

(Note: Our managing dealer does not intend to purchase any shares in this offering.)

Minimum Investment

•      $5,000 — Additional shares may be purchased in increments of one share.

(Note: Once you have subscribed for shares and we have deposited the subscription price with SouthTrust Bank, your subscription is irrevocable, unless we elect to permit you to revoke it.)

Suitability Standards	• Net worth (not including home, furnishings and personal automobiles) of at least $45,000 and annual gross income of at least $45,000; or

•      Net worth (not including home, furnishings and personal automobiles) of at least $150,000.

(Note: Suitability standards may vary from state to state. Please see the “Suitability Standards And How To Subscribe” section).

Duration and Listing	Anticipated to be on or before December 31, 2015, if determined by our board of directors to be in the best interest of our stockholders. In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity. If the shares are listed for trading on a national securities exchange or included for quotation on the National Market System of the Nasdaq Stock Market, CNL Income Properties will become a perpetual life company. If shares are not listed on a national securities exchange or quoted on the National

Market System of the Nasdaq Stock Market on or before December 31, 2015, we will sell our assets and distribute the proceeds to our stockholders or merge with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company. In such instances, we will engage only in activities related to our orderly liquidation or merger, unless our stockholders owning a majority of our shares elect to extend the duration of CNL Income Properties by amendment of our articles of incorporation.

Distribution Policy	Consistent with our objective of qualifying as a REIT, we expect to distribute at least 90% of our REIT taxable income to our stockholders. Commencing not later than the close of the first full calendar quarter after the first release of funds from escrow to CNL Income Properties, our board of directors intends to declare distributions monthly and pay distributions quarterly during the remainder of the offering period and thereafter. However, our board of directors, in its sole discretion, may determine to declare or pay distributions on another basis. The amount will typically depend on the amount of distributable funds, current and projected cash requirements, tax considerations and other factors.

Taxation of Distributions

Generally, distributions that you receive will be considered ordinary income to the extent they are from current and accumulated earnings and profits. In addition, because depreciation expense reduces taxable income but does not reduce cash available for distribution, we expect that a portion of your distributions will be considered return of capital for tax purposes. These amounts will not be subject to tax immediately but will instead reduce the tax basis of your investment. This in effect defers a portion of your tax until your investment is sold or CNL Income Properties is liquidated or merged with another company (if such merger is treated as a taxable merger), at which time the gain will, generally, be taxable as capital gains. However, because each investor’s tax implications are different, we suggest you consult with your tax advisor before investing in our common stock.

Form 1099-DIV tax information will be mailed to investors by January 31 of each year.

Our Advisor	CNL Income Corp. will manage the day-to-day operations of CNL Income Properties and select our real estate investments, loans and other permitted investments, subject to the approval of our board of directors.

Estimated Use of Proceeds	Approximately 88.18% (maximum offering); 87.10% (minimum offering) — To acquire properties and make loans and other investments. The balance 11.82% (maximum offering ), 12.90% (minimum offering) will be used to pay fees and expenses in connection with the offering, some of which are payable to our affiliates, the managing dealer and/or participating brokers.

Reinvestment Plan	We have adopted a reinvestment plan that will allow our stockholders to have the full amount of their distributions reinvested in additional shares that may be available. We initially have registered five million shares of our common stock for this purpose.

Redemption Plan	We have adopted a discretionary redemption plan that allows our stockholders who hold shares for at least one year to request that we redeem all or a portion of their shares equal to at least 25% of their shares. If we have sufficient funds available to do so and if we choose, in our sole discretion, to redeem the shares, the number of shares redeemed in any calendar year and the price at which they are redeemed are subject to conditions and limitations including (i) no more than $100,000 of proceeds from sale of shares pursuant to any offering in any calendar quarter may be used to redeem shares (but the full amount of the proceeds from the sale of shares under the reinvestment plan attributable to any calendar quarter may be used to redeem shares presented for redemption during such quarter and any subsequent quarter), and (ii) no more than 5% of the number of shares of CNL Income Properties’ common stock (outstanding at the beginning of any 12-month period) may be redeemed during such 12-month period. Further, our board of directors has the ability, in its sole discretion, to amend or suspend the plan, if it is deemed to be in our best interest. If we have sufficient funds and if we choose to redeem shares, the redemption price will be on such terms as we determine in our sole discretion. The redemption price will equal the lesser of (x) the price at which the shares of common stock to be redeemed were initially sold by CNL Income Properties, or (y) a fixed redemption price to be set forth in the prospectus, which initially will be $9.50 per share and which will never exceed the then current offering price of CNL Income Properties’ common stock. Accordingly, the redemption price paid to stockholders for shares of common stock redeemed by CNL Income Properties may vary over time. Our board of directors will announce any price adjustment and the time period of its effectiveness as a part of its regular communications with stockholders.

Subsequent Transfer of Shares	At the time you purchase shares, they will not be listed for trading on any national securities exchange or included for quotation on the National Market System of the Nasdaq Stock Market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. As a result, you may find that if you wish to sell your shares, you may not be able to do so promptly or at a price equal to or greater than the offering price. If we have not listed our shares and we sell our assets or merge with another company, you will receive proceeds from the liquidation process or merger consideration from the merger. If we list the shares, we expect that you will be able to sell your shares in the same manner as other listed stocks.

Who Can Help Answer Your Questions?

If you have more questions about the offering or if you would like additional copies of this prospectus, you should

contact your registered representative or:

CNL Client Services

Post Office Box 4920

Orlando, Florida 32802-4920

(866) 650-0650

(407) 650-1000

RISK FACTORS

An investment in our shares involves significant risks and therefore is suitable only for persons who understand those risks and their consequences and who are able to bear the risk of loss of their investment. You should consider the following risks in addition to other information set forth elsewhere in this prospectus before making your investment decision.

OFFERING-RELATED RISKS

The price of our shares is subjective and may not bear any relationship to what a stockholder could receive if the shares were resold. We determined the offering price of our shares in our sole discretion based on the price which we believed investors would pay for the shares; estimated fees to third parties, as well as the fees to be paid to our advisor and its affiliates; the expenses of this offering and the funds we believed should be available to invest in properties, loans and other permitted investments. There is no public market for the shares on which to base market value.

This is an unspecified property offering. You cannot evaluate the types or specific properties that we seek to acquire or the loans or other permitted investments that we may make because we have not yet acquired any properties or made any loans or other permitted investments. We have established certain models and/or criteria for evaluating the properties, loans and other permitted investments we seek to acquire or make and the tenants and operators of the properties in which we may invest. We have not set fixed minimum standards relating to creditworthiness of tenants and therefore our board of directors has flexibility in assessing potential tenants. In addition, as of the date of this prospectus, we have not entered into any arrangements that create a reasonable probability that we will purchase any properties or make any loans or other permitted investments. Accordingly, this is an unspecified property offering, and as a prospective investor, you have no information to assist you in evaluating the merits of any specific properties to be purchased or developed or any specific loans or other permitted investments to be made by us. In addition, our board of directors may approve future equity offerings or obtain financing, the proceeds of which may be invested in properties, loans and other permitted investments; therefore, you will not have an opportunity to evaluate the type of properties, the specific properties or other permitted investments that will be in our portfolio. You can read the sections of this prospectus under the captions “Business — General,” “Business — Investment of Offering Proceeds,” and “Business — Sector and Property Selection and Acquisition” if you want more information about the types of properties in which we seek to invest and our criteria for evaluating properties.

We cannot assure you that we will obtain suitable investments. We cannot be sure that we will be successful in obtaining suitable investments on financially attractive terms or that, if we make investments, our objectives will be achieved. If we are unable to find suitable investments, our financial condition and ability to pay distributions could be adversely affected.

There is no limitation on the number of properties in a particular property sector that we may acquire or loans or other permitted investments that we may make. There is no limit on the number of properties in a particular property sector that we may acquire, or loans or other permitted investments that we may make, and we are not obligated to invest in more than one industry sector. Our board of directors, however, including a majority of the independent directors, will review our properties and potential investments in terms of geographic, property class, tenant and operator diversification.

The managing dealer has not made an independent review of CNL Income Properties or this prospectus. The managing dealer, CNL Securities Corp., is an affiliate of ours and will not make an independent review of CNL Income Properties or this offering. Accordingly, you do not have the benefit of an independent review of the terms of this offering.

Insufficient offering proceeds will impact our operations. This offering is on a “best efforts” basis and is conditioned on the sale of at least 250,000 shares. Because this offering will be made on a best efforts basis, our potential profitability and ability to diversify our investments, both geographically and by type and number of properties, loans and other permitted investments will be limited by the amount of funds at our disposal. For example, if minimum gross proceeds of $2.5 million are raised or substantially less than the maximum gross proceeds are raised, we expect to only be able to acquire an interest in one property and we would not expect to make or acquire any loans or other permitted investments. There can be no assurance that we will sell the minimum number of shares. The managing dealer does not intend to purchase any shares in this offering.

There may be delays in investing the proceeds of this offering. We may delay investing the proceeds of this offering for up to the later of two years from the commencement of this offering or one year after termination of the offering; although, we expect to invest substantially all of the net offering proceeds by the end of that period. The “Prior Performance Information” section of this prospectus provides a summary description of the investment experience of affiliates of our advisor in other CNL Financial Group, Inc. programs, but you should be aware that previous experience is not necessarily indicative of the rate at which the proceeds of this offering will be invested.

We may delay investing the proceeds from this offering, and therefore delay the receipt of any returns from such investments due to the inability of our advisor to find suitable properties, loans or other permitted investments. Until we invest in properties or make loans or other permitted investments, our investment returns on offering proceeds will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect these rates of return, which affect the amount of cash available to make distributions to stockholders, to be lower than we would receive for property investments, loans or other permitted investments. Further, if we have not invested or committed for investment the net offering proceeds or reserved those funds for company purposes within the later of two years from the initial date of this prospectus, or one year after the termination of this offering, we will distribute the remaining funds, including accrued interest which has not been previously distributed, pro rata to the persons who are stockholders of our company at that time. Certain of these delays may be due to the inability of our advisor to find suitable properties, loans or other permitted investments. Certain delays may also be caused by our advisor’s or its affiliates’ employees who may simultaneously be trying to find suitable investments for both CNL Income Properties and other entities.

The sale of shares by stockholders could be difficult. Currently there is no public market for the shares, so stockholders may not be able to sell their shares promptly at a desired price. Therefore, you should consider purchasing the shares as a long-term investment only. Although we anticipate applying for listing on or before December 31, 2015, if determined by our board of directors to be in the best interest of our stockholders, we do not know if we will ever apply to list our shares on a national securities exchange or be included for quotation on the National Market System of the Nasdaq Stock Market or, if we do apply for listing or quotation, when such application would be made or whether it would be accepted. In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity. If our shares are listed, we cannot assure you a public trading market will develop. Further, our articles of incorporation provide that we will not apply for listing before the completion or termination of this offering. We cannot assure you that the price you would receive in a sale on a national securities exchange or on the National Market System of the Nasdaq Stock Market would be representative of the value of the assets we own or that it would equal or exceed the amount you paid for the shares. In addition, although we have adopted a redemption plan, we have discretion to not redeem your shares, to suspend the plan, and to cease redemptions. Further, the plan has many limitations and should not be relied upon as a method to sell shares promptly and at a desired price. In particular, those limitations include: (i) no more than $100,000 of proceeds from the sale of shares pursuant to any offering in any calendar quarter may be used to redeem shares (but the full amount of the proceeds from the sale of shares under the reinvestment plan attributable to any calendar quarter may be used to redeem shares presented for redemption during such quarter and any subsequent quarter), and (ii) no more than 5% of the number of shares of our common stock (outstanding at the beginning of any 12-month period) may be redeemed during such 12-month period.

Purchases of shares at an acquisition fee discount may reduce your overall return. A purchaser buying in excess of 500,000 shares through the same registered investment advisor, soliciting dealer or the managing dealer, will benefit from a reduced acquisition fee of 1.0% of gross proceeds (as opposed to 3.0% of gross proceeds). However, such purchaser and any person to whom such purchaser’s shares are transferred, will be required to pay, through withholdings of distributions otherwise payable to it, an annual 0.40% advisory fee on such purchaser’s shares. Because the advisory fee is paid annually, the cost associated with paying this fee, in the aggregate, may exceed the benefit associated with the acquisition fee discount. Accordingly, although a purchaser’s initial purchase price per share may be lower because of the acquisition fee discount, such purchaser’s overall return may also be lower because of the 0.40% annual advisory fee payable in connection with the acquisition fee discount.

COMPANY-RELATED RISKS

We have no operating history. We have recently been formed, are in the development stage and have no previous performance history. As a result, you cannot be sure how CNL Income Properties will be operated, whether it will achieve the objectives described in this prospectus or how it will perform financially.

Our management has limited or no experience with investments in certain of the properties in which we may invest. Our management’s historical industry expertise is primarily in the hospitality, retirement, retail, office and restaurant industries, with limited or no experience investing in certain of the properties in which we initially intend to focus our investment activities. There can be no assurance that our management’s experience in the hospitality, retirement, retail, office and restaurant industries will be useful in helping us to identify and acquire the properties we are seeking to acquire. The limited or lack of experience of our management team and its affiliates in purchasing, leasing and selling certain of the types of properties we are seeking to acquire may prevent us from fully exploiting the economic potential of any properties we acquire or develop, which in turn may adversely affect our results of operations.

We will be dependent on our advisor and our advisor has no experience with the types of investments in which we may invest. Although our advisor, subject to approval by our board of directors, will be responsible for our daily management, including all acquisitions, dispositions and financings, our advisor is newly formed and its management has limited or no experience investing in or managing the properties of the type in which we initially intend to focus our investment activities. There can be no assurance that the prior experience of our advisor’s management will be useful in helping us identify, acquire or manage the properties, loans and other permitted investments we are seeking to acquire. The limited or lack of experience of our advisor and its affiliates in identifying, acquiring and managing certain of the types of assets we are seeking to acquire may prevent us from fully exploiting the economic potential of any properties we acquire or develop, which in turn may adversely affect our results of operations. Our board of directors may terminate our advisor, with or without cause, but only subject to payment and release of our advisor from all guarantees and other obligations incurred as advisor. We cannot be sure that our advisor will achieve our objectives or that our board of directors will be able to act quickly to remove our advisor if it deems removal necessary. As a result, it is possible that we would be managed for some period by an advisor that was not acting in our best interests or not capable of helping us achieve our objectives.

We will rely on our advisor and our board of directors to manage CNL Income Properties. If you invest in our company, you will be relying entirely on the management ability of our advisor and on the oversight of our board of directors. You will have no right or power to take part in the management of CNL Income Properties, except through the exercise of your voting rights. Thus, you should not purchase any of the shares offered by this prospectus unless you are willing to entrust all aspects of our management to our advisor and our board of directors.

Stockholders in CNL Income Properties may experience dilution. Stockholders in CNL Income Properties have no preemptive rights. If we commence a subsequent public offering of shares or securities convertible into shares or otherwise issue additional shares, investors purchasing shares in this offering who do not participate in future stock issuances will experience dilution in the percentage of their equity investment in our company. Stockholders will not be entitled to vote on whether our company engages in additional offerings. In addition, depending on the terms and pricing of an additional offering of our shares and the value of our properties, stockholders in CNL Income Properties may experience a dilution in both the book value and fair value of their shares. Although our board of directors has not yet determined whether it will engage in future offerings or other issuances of shares, it may do so if it is determined to be in our best interests. Other public REITs sponsored by CNL Financial Group, Inc. have engaged in multiple offerings. See “Summary of the Articles of Incorporation and Bylaws — Description of Capital Stock” and “The Offering — Plan of Distribution.”

We will be subject to conflicts of interest. We will be subject to conflicts of interest arising out of our relationships with our advisor and its affiliates, including the material conflicts discussed below. For an explanation of the conflicts of interest between us and our advisor and its affiliates and our policies to reduce or eliminate certain potential conflicts, please read the section of this prospectus entitled “Conflicts of Interest” below.

We will experience competition for allocation of properties, loans and other permitted investments. Our advisor or its affiliates from time to time may acquire properties, loans or other permitted investments on a temporary basis with the intention of subsequently transferring such assets to us. Further, our advisor or its affiliates may from time to time seek to transfer certain of its or its affiliates’ assets to us. The selection of properties, loans or other permitted investments to be transferred by our advisor to us may be subject to conflicts of interest. We cannot be sure that our advisor will act in our best interests when deciding whether to allocate any particular opportunity to us. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before making your investment.

There will be competing demands on our officers and directors. Some of our officers and directors, who are also officers or directors of our advisor, may experience conflicts of interest in their management of CNL Income Properties because they also have management responsibilities for other companies, including companies that may invest in some of the same types of assets in which we may invest. In addition, substantially all of the other companies for which our officers and directors work are affiliates of CNL Income Properties and/or our advisor. For these reasons, these officers and directors will share their management time and services among those companies and us, will not devote all of their attention to us and could take actions that are more favorable to the other companies than to us.

The timing of sales and acquisitions may favor our advisor. Our advisor may immediately realize substantial commissions, fees and other compensation as a result of any investment in or sale of an asset by us. Our board of directors must approve each investment and sale, but our advisor’s recommendation to our board of directors may be influenced by the impact of the transaction on our advisor’s compensation.

Our advisor’s fee structure may encourage our advisor to recommend speculative investments and a high amount of leverage. Our advisor will realize substantial compensation in connection with the acquisition of properties, and as a result, may recommend speculative investments to us. In addition, because our advisor will receive fees based on the amount of permanent financing we obtain, our advisor may have an incentive to recommend a high amount of leverage to us. Similarly, because our advisor may receive fees upon the sale of properties, loans and other permitted investments, our advisor may have an incentive to recommend to us the premature sale of these assets.

The agreements between us and our advisor were not the result of arm’s-length negotiations. Because some of our officers and directors are also officers and directors of our advisor, the terms of the advisory agreement may favor our advisor. As a result, our advisor may not always act in our best interests, which could adversely affect our results of operations.

Our properties may be developed by affiliates. Properties that we acquire may require development. Our affiliates may serve as developer and if so, the affiliates would receive a development fee that would otherwise be paid to an unaffiliated developer. Our board of directors, including the independent directors, must approve employing an affiliate of ours to serve as a developer. There is a risk, however, that we would acquire properties that require development so that an affiliate would receive a development fee.

We may invest with affiliates of our advisor and enter into other transactions with them. We may invest in joint ventures with another program sponsored by our advisor or its affiliates. Our board of directors, including the independent directors, must approve the transaction, but our advisor’s recommendation may be affected by its relationship with one or more of the co-venturers and may be more beneficial to the other programs than to us. Further, because these transactions are, and other transactions we enter into may be, with affiliates, they may not be at arm’s length. Had they been at arm’s length, the terms of the transactions may have been different and may have been more beneficial to us.

There is no separate counsel for CNL Income Properties, our affiliates or our investors. We may have interests that conflict with yours and those of our affiliates, however, we have not provided you with the benefit of separate counsel. Had separate independent counsel been appointed to represent our affiliates and had separate independent counsel been appointed to represent our investors, it is possible that the terms of our affiliated agreements and the terms of this offering could be different in a manner beneficial to you.

REAL ESTATE AND OTHER INVESTMENT RISKS

Our exposure to typical real estate investment risks could reduce our income. Our properties, loans and other permitted investments will be subject to the risks typically associated with investments in real estate. Such risks include the possibility that our properties will generate rent and capital appreciation, if any, at rates lower than we anticipated or will yield returns lower than those available through other investments, and that our ability to vary our portfolio in response to changes in economic and other conditions will be limited because of the general illiquidity of real estate investments. Income from our properties may be adversely affected by many factors, including an increase in the local supply of the various properties which we seek to acquire, a decrease in the number of people interested in participating in the activities related to the businesses conducted on the properties which we seek to acquire, adverse weather conditions, changes in government regulation, national or local economic deterioration and changes in consumer tastes.

A concentration of our investments in any one property class may leave our profitability vulnerable to a downturn in such sector. At any one time, a significant portion of our investments could be in one property class. As a result, we will be subject to risks inherent in investments in a single industry. If our investments are substantially in one property class, then the potential effects on our revenues, and as a result on cash available for distribution to our stockholders, resulting from a downturn in the business conducted on those properties could be more pronounced than if we had more fully diversified our investments.

Marinas, ski resorts, golf courses and other types of properties in which we may invest may not be readily adaptable to other uses. Marinas, ski resorts, golf courses and other types of properties in which we may invest are specific-use properties that have limited alternative uses. Therefore, if the operations of any of our properties in these sectors become unprofitable for its tenant or operator due to industry competition, a general deterioration of the applicable industry or otherwise, such that the tenant becomes unable to meet its obligations under its lease, we may have great difficulty re-leasing the property and the liquidation value of the property may be substantially less than would be the case if the property were readily adaptable to other uses. Should any of these events occur, our income and cash available for distribution and the value of our property portfolio could be reduced.

We may rely on credit enhancements to our leases for minimum rent payments. Our leases may, but are not required to have credit enhancement provisions, such as guarantees or shortfall reserves provided by a third-party tenant or operator. These credit enhancement provisions may terminate at either a specific time during the lease term or once net operating income of the property exceeds a specified amount. These provisions may also have limits on the overall amount of the credit enhancement. After the termination of a credit enhancement, or in the event that the maximum limit of a credit enhancement is reached, we may only look to the tenant to make lease payments. In the event that a credit enhancement has expired or the maximum limit has been reached, or in the event that a provider of a credit enhancement is unable to meet its obligations, our results of operations could be adversely affected if our properties are unable to generate sufficient funds from operations to meet minimum rent payments and the tenants do not otherwise have the resources to make the rent payments.

We do not have control over market and business conditions. The following external factors, as well as other factors beyond our control, may reduce the value of properties that we acquire, the ability of tenants to pay rent on a timely basis, the amount of the rent and the ability of borrowers to make loan payments on time:

•	changes in general or local economic or market conditions;

•	increased costs of energy, insurance or products;

•	increased costs and shortages of labor;

•	competitive factors;

•	fuel shortages;

•	quality of management;

•	the ability of an operator or tenant to fulfill its obligations;

•	limited alternative uses for the property;

•	changing consumer habits;

•	condemnation or uninsured losses;

•	changing demographics;

•	changing government regulations;

•	inability to remodel outmoded buildings or structures as required by the applicable franchise or lease agreement;

•	voluntary termination by a tenant of its obligations under a lease; and

•	bankruptcy of a tenant or borrower.

Further, our results of operations in any one period from a property we may acquire may not be indicative of results in future periods, and the long-term performance of such property generally may not be comparable to, and cash flows may not be as predictable as, other properties owned by third parties in the same or similar industry. If tenants are unable to make lease payments or borrowers are unable to make loan payments as a result of any of these factors, cash available to make distributions to our stockholders may be reduced.

We will not control the management of our properties. In order to qualify as a REIT for federal income tax purposes, we may not be permitted to operate certain types of properties we acquire or participate in the decisions affecting their daily operations. Our success will depend on our ability to select qualified and creditworthy tenants for each property we acquire, and upon their ability to effectively manage and operate the property. Our tenants will be responsible for maintenance and other day-to-day management of the properties either directly or by entering into operating agreements with third-party operators. Because our revenues will largely be derived from rents, our financial condition will be dependent on the ability of third-party tenants or operators that we do not control to operate the properties successfully. We will attempt to enter into leasing agreements with tenants having substantial prior experience in the operation of the type of property being rented. There can be no assurance, however, that we will be able to make such arrangements. If our tenants or third-party operators are unable to operate the properties successfully, if our tenant or operator leases from us more properties than it or they can manage, or if we select an unqualified operator, it or they may not have sufficient revenue to be able to pay our rent, which could adversely affect our financial condition.

We may not control the joint ventures in which we enter. Our independent directors must approve all joint venture or general partnership arrangements in which we enter. Subject to that approval, we may enter into a joint venture with an unaffiliated party to purchase a property or to make loans or other permitted investments, and the joint venture or general partnership agreement relating to that joint venture or partnership may provide that we will share management control of the joint venture with the unaffiliated party. In the event the joint venture or general partnership agreement provides that we will have sole management control of the joint venture, the agreement may be ineffective as to a third party who has no notice of the agreement, and we therefore may be unable to control fully the activities of the joint venture. If we enter into a joint venture with another program sponsored by an affiliate, we do not anticipate that we will have sole management control of the joint venture. In addition, when we invest in properties, loans or other permitted investments indirectly through the acquisition of interests in entities that own such assets or interests in such assets, we may not control the management of such assets.

Joint venture partners may have different interests than we have. Investments in joint ventures involve the risk that our co-venturer may have economic or business interests or goals which, at a particular time, are inconsistent with our interests or goals, that the co-venturer may be in a position to take action contrary to our instructions, requests, policies or objectives, or that the co-venturer may experience financial difficulties. Among other things, actions by a co-venturer might subject assets owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement or to other adverse consequences. This risk is also present when we make investments in securities of other entities. If we do not have full control over a joint venture, the value of our investment will be affected to some extent by a third party that may have different goals and capabilities than ours. As a result, joint ownership of investments and investments in other entities may adversely affect our returns on the investments and, therefore, cash available for distributions to our stockholders may be reduced.

It may be difficult for us to exit a joint venture after an impasse. In our joint ventures, there will be a potential risk of impasse in some business decisions since our approval and the approval of each co-venturer will be required for some decisions. In any joint venture with an affiliated program, however, we may have the right to buy the other co-venturer’s interest or to sell our own interest on specified terms and conditions in the event of an impasse regarding a sale. In the event of an impasse, it is possible that neither party will have the funds necessary to complete the buy-out. In addition, we may experience difficulty in locating a third-party purchaser for our joint venture interest and in obtaining a favorable sale price for the interest. As a result, it is possible that we may not be able to exit the relationship if an impasse develops. You can read the section of this prospectus under the caption “Business — Joint Venture Arrangements” if you want more information about the terms that our joint venture arrangements are likely to include.

We may not have control over construction on our properties. We intend to acquire sites on which a property that we will own will be built, as well as sites which have existing properties (including properties which require renovation). If we acquire a property for development or renovation, we may be subject to risks in connection with a developer’s ability to control construction costs and the timing of completion of construction or a developer’s ability to build in conformity with plans, specifications and timetables. In addition, our development and renovation plans could be affected by delays in obtaining any necessary permits or consents from appropriate governmental agencies, strikes, adverse weather, shortages of materials and increases in the cost of labor and materials. Although we will seek to include in our agreements with developers safeguards designed to minimize these risks, such as rights to require the tenant to purchase the property that is under development at a pre-established price designed to reimburse us for all acquisition and development costs, we cannot be sure that the tenants will have sufficient funds to fulfill their obligations under these agreements. In addition, certain properties that we may acquire may be subject to conservatory easements that prohibit the development of certain activities other than those specific activities already conducted on the property, and limit the ability to materially modify the existing layouts on the property. You can read the section of this prospectus under the caption “Business — Sector and Property Selection and Acquisition” and “Business – Initial Investment Focus” if you want more information about property development and renovation.

We will have no economic interest in ground lease properties. If we invest in ground lease properties, we will not own, or have a leasehold interest in, the underlying land, unless we enter into an assignment or other agreement. Accordingly, with respect to ground lease properties, we will have no economic interest in the land or building at the expiration of the lease on the underlying land; although, we generally will retain partial ownership of improvements and will have the right to remove any equipment that we may own in the building. As a result, though we will share in the income stream derived from the lease, we will not share in any increase in value of the land associated with any ground lease property.

Multiple property leases or loans with individual tenants or borrowers increase our risks. The value of our properties will depend principally upon the value of the leases of the properties. Minor defaults by a tenant or borrower may continue for some time before our advisor or board of directors determines that it is in our interest to evict the tenant or foreclose on the property of the borrower. Tenants may lease more than one property, and borrowers may enter into more than one loan. As a result, a default by or the financial failure of a tenant or borrower could cause more than one property to become vacant or more than one loan to become non-performing in some circumstances. Vacancies would reduce our cash receipts and funds available for distribution and could decrease the properties’ resale value until we are able to re-lease the affected properties.

It may be difficult to re-lease our properties. If a tenant vacates a property, we may be unable to re-lease the property or, if we are able to re-lease the property, we may not receive as much rent under the prior lease or we may need to incur additional expenditures relating to the property. In addition, we could experience delays in enforcing our rights against, and collecting rents (and, in some cases, real estate taxes and insurance costs) due from, a defaulting tenant. Any delay we experience in re-leasing a property or difficulty in re-leasing at acceptable rates may reduce cash available to make distributions to our stockholders.

We cannot control the sale of some properties we seek to acquire. We may give some tenants the right, but not the obligation, to purchase their properties from us beginning a specified number of years after the date of the lease. The leases also generally will provide the tenant with a right of first refusal on any proposed sale provisions. In addition, if our sale of a property will result in a taxable gain to the prior owner of the property, we may agree in some cases to use reasonable efforts to structure such a sale as a tax-deferred exchange. These factors may make it more difficult for our advisor and our board of directors to freely control the sale of the property, even when such a sale may be in our best interests. See “Business — Description of Property Leases — Right of Tenant to Purchase.”

The liquidation of our assets may be delayed. If our shares are not listed on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market on or before December 31, 2015, we are obligated under our articles of incorporation to sell our assets and distribute the net sales proceeds to our stockholders or merge with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company. In such instances, we will engage only in activities related to our orderly liquidation or merger, unless our stockholders owning a majority of our shares of common stock elect to extend the duration of CNL Income Properties by amendment of our articles of incorporation. Neither our advisor nor our board of directors may be able to control the timing of the sale of our assets or completion of a merger due to market conditions, and we cannot assure you that we will be able to sell our assets or merge with another company so as to return our stockholders’ aggregate invested capital, to generate a profit for the stockholders or to fully satisfy our debt obligations. Because a portion of the offering price from the sale of shares is used by CNL Income Properties to pay expenses and fees and the full offering price is not invested in properties, loans or other permitted investments, we will only return all of our stockholders’ invested capital if we sell our assets or CNL Income Properties for a sufficient amount in excess of the original purchase price of our assets. If we take a purchase money obligation in partial payment of the sales price of a property, we may realize the proceeds of the sale over a period of years. Further, any intended liquidation of our company may be delayed beyond the time of the sale of all of the properties until all mortgage loans expire or are sold, because we plan to enter into mortgage loans with terms of 10 to 20 years and those obligations may not expire before all of the properties are sold.

There are risks associated with lending.

Our loans may be impacted by unfavorable real estate market conditions. If we make loans, we will be at risk of default on those loans caused by many conditions beyond our control, including local and other economic conditions affecting real estate values and interest rate levels. We do not know whether the values of the properties securing mortgage loans we may make will remain at the levels existing on the dates of origination of the mortgage loans. If the values of the underlying properties drop, our risk will increase and the values of our interests may decrease.

Our loans will be subject to interest rate fluctuations. If we invest in fixed-rate, long-term loans and interest rates rise, the loans will yield a return lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid, because we will not be able to make new loans at the previously higher interest rate.

Lack of principal amortization of loans increases the risk of borrower default at maturity and delays in liquidating defaulted loans could reduce our investment returns and our cash available for distributions. Loans may not provide for the amortization of principal during their term. As a result, the entire principal balance of such loans will be due in one balloon payment at their maturity. Failure to amortize the principal balance of loans may increase the risk of a default during the term, and at maturity, of loans. A default under loans would have a material adverse effect on our ability to fund anticipated distributions to stockholders. Further, if there are defaults under our loans, we may not be able to repossess and sell the underlying properties or other security quickly. The resulting time delay could reduce the value of our investment in the defaulted loans. An action to foreclose on a mortgaged property securing a loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the loan. Any failure or delay by a borrower in making scheduled payments to us may adversely affect our ability to make distributions to stockholders.

Returns on our loans may be limited by regulations. The loans may also be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions. We may determine not to make loans in any jurisdiction in which we believe we have not complied in all material respects with applicable requirements. Regulations on lending in various jurisdictions may influence the types of loans we make.

We may make loans on a subordinated and unsecured basis and may not be able to collect outstanding principal and interest. Although we intend to make loans to third parties which are secured by collateral pledged by such borrowers, we may make loans that are unsecured and subordinated in right of payment to such third parties existing and future indebtedness. In the event of a foreclosure, bankruptcy, liquidation, winding up, reorganization or other similar proceeding relating to such third party, and in certain other events, such third party’s assets may only be available to pay obligations on our unsecured loans after the third party’s other indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay the principal or interest on the unsecured loans we may make.

Our properties may be subject to environmental liabilities. Operations at certain of the properties we may acquire may involve the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as herbicides, pesticides, fertilizers, motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels, and sewage. Accordingly, the operations of certain properties we acquire will be subject to regulation by federal, state, and local authorities establishing investigation and health and environmental quality standards. In addition, certain properties we may acquire may own and operate underground storage tanks (“USTs”) for the storage of various petroleum products. USTs are generally subject to federal, state, and local laws and regulations that require testing and upgrading of USTs and remediation of contaminated soils and groundwater resulting from leaking USTs.

Under various federal and state environmental laws and regulations, as an owner of real estate, we may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum products located on, in or emanating from our properties. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the release of hazardous substances. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Other environmental laws impose liability on a previous owner of property to the extent hazardous or toxic substances were present during the prior ownership period. A transfer of the property may not relieve an owner of such liability. Thus, we may have liability with respect to properties that we or our predecessors sold in the past.

The presence of contamination or the failure to remediate contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. While our leases are expected to provide that the tenant is solely responsible for any environmental hazards created during the term of the lease, we or an operator of a site may be liable to third parties for damages and injuries resulting from environmental contamination coming from the site.

All of our properties will be acquired subject to satisfactory Phase I environmental assessments, which generally involve the inspection of site conditions without invasive testing such as sampling or analysis of soil, groundwater or other conditions; or satisfactory Phase II environmental assessments, which generally involve the testing of soil, groundwater or other conditions. Our board of directors and our advisor may determine that we will acquire a property in which a Phase I or Phase II environmental assessment indicates that a problem exists and has not been resolved at the time the property is acquired, provided that if it is a material problem: (i) the seller has (a) agreed in writing to indemnify us and/or (b) established in escrow cash funds equal to a predetermined amount greater than the estimated costs to remediate the problem; or (ii) we have negotiated other comparable arrangements, including but not limited to a reduction in the purchase price. We cannot be sure, however, that any seller will be able to pay under an indemnity we obtain or that the amount in escrow will be sufficient to pay all remediation costs. Further, we cannot be sure that all environmental liabilities associated with the properties that we may acquire from time to time will have been identified or that no prior owner, operator or current occupant will have created an environmental condition not known to us. Moreover, we cannot be sure that: (i) future laws, ordinances or regulations will not impose any material environmental liability; or (ii) the environmental condition of the properties that we may acquire from time to time will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. Environmental liabilities that we may incur could have an adverse effect on our financial condition or results of operations.

In addition to the risks associated with potential environmental liabilities discussed above, compliance with environmental laws and regulations that govern our properties may require expenditures and modifications of development plans and operations that could have a detrimental effect on the operations of the properties and our financial condition and results of operations. There can be no assurance that the application of environmental laws, regulations or policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on any property we may acquire.

Legislation and government regulation may adversely affect the development and operations of properties we may acquire. In addition to being subject to environmental laws and regulations, certain of the development plans and operations conducted or to be conducted on properties we may acquire require permits, licenses and approvals from certain federal, state and local authorities. For example, ski resort operations often require federal, state and local permits from the USDA Forest Service and the U.S. Army Corps of Engineers to use forests as ski slopes. See “Business – Initial Investment Focus – Ski Resorts – Government Regulation.” Material permits, licenses or approvals may be terminated, non-renewed or renewed on terms or interpreted in ways that are materially less favorable to the properties we purchase. There can also be no assurance that any particular permit and approval will be obtained or upheld on judicial review. Furthermore, laws and regulations that we or our operators are subject to may change in ways that are difficult to predict. There can be no assurance that the application of laws, regulations or policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on any property we may acquire, the operations of such property, and the amount of rent we receive from the tenant of such property.

Governmental regulation with respect to water use by ski resorts. In addition, the rights of ski resorts that we may acquire or develop to use various water sources on or about their properties may also be subject to significant restrictions or the rights of other riparian users and the public generally. Certain ski resorts we may acquire or develop and the municipalities in which they are located may be dependent upon a single source of water, and in some cases the volume of water contained in such water sources could be historically low or inconsistent. This may lead to disputes and litigation over, and restrictions placed on, water use. Disputes and litigation over water use could damage the reputation of ski resorts we may acquire or develop, and could be expensive to defend, and together with restrictions placed on water use, could have a material adverse effect on the business and operating results of our ski resorts.

Governmental regulation of marinas with respect to dredging. Marinas that we may acquire must be dredged from time to time to remove the silt and mud that collect in harbor-areas as a result of, among other factors, heavy boat traffic, tidal flow, water flow and storm runoff, in order to assure that boat traffic can safely enter the harbor. Dredging and disposing of the dredged material can be very costly, and require permits from various governmental authorities. If we acquire marinas and we or our marina tenants, or operators engaged by our marina tenants, cannot timely obtain the permits necessary to dredge marinas or dispose of the dredged material, or if dredging is not practical or is exceedingly expensive, the operations of the marina would be materially and adversely affected, which would in turn have a negative impact on the financial condition of CNL Income Properties.

We may not control the land beneath marinas we acquire and this land may be subject to governmental taking. The U.S. Army Corps of Engineers and the Coast Guard control much of the land located beneath and surrounding most marinas, and lease such land to marina owners and operators under leases for wetlands that typically range from five to 50 years, and leases for upland that typically are initially for 25 years. As a result, many marinas cannot obtain title to land on or near their marinas that they are interested in developing or obtain permission to develop on the land that they lease. Furthermore, control of such land by the U.S. Army Corps of Engineers and the Coast Guard increases the possibility that such land, including the marina built on such land, may be condemned and taken by the local, state or federal government in an eminent domain proceeding.

Governmental regulation of vacation ownership resorts. The federal government, as well as the states and local jurisdictions in which any vacation ownership resort in which we may have a direct or indirect interest may be located, have enacted extensive regulations that affect the manner in which vacation ownership properties are operated. In addition, many states have adopted specific laws and regulations regarding the sale of vacation ownership interests. These laws and regulations require sellers of vacation ownership interests to, among other things, obtain and file numerous documents and supporting information with the responsible state agency, obtain the agency’s approval for an offering statement that describes all material aspects of the sale of vacation ownership interests, and deliver an offering statement or public report, together with certain additional information concerning the terms of the purchase, to all prospective purchasers of a vacation ownership interest. Certain states mandate the structure of the vacation ownership business to be conducted within those states. Laws in many states generally grant the purchaser of a vacation ownership interest the right to cancel a contract of purchase at any time within a fixed number of calendar days following the date the purchaser signs the contract. Most states also have other laws that regulate the sale of vacation ownership interests and protect purchasers, such as: (i) real estate licensing law; (ii) travel sales licensing laws; (iii) anti-fraud laws; (iv) consumer protection laws; (v) fair advertising laws; (vi) telemarketing laws; and (vii) prize, gift and sweepstakes laws.

Uninsured losses or losses in excess of insured limits could result in the loss or substantial impairment of one or more of our investments. The nature of the activities at certain properties we may acquire will expose us and our operators to potential liability for personal injury and, in certain instances, such as marinas, property damage claims. For instance, marina business activities are customarily subject to various hazards, including gasoline or other fuel spills, fires, drownings and other water-related accidents, boat storage rack collapses and other dangers relatively common in the marina industry. We will maintain, and require our tenants and operators as well as mortgagors to whom we have loaned money to maintain, pursuant to our standard form of lease and mortgage, insurance with respect to each of our properties which it leases or operates, and each property securing a mortgage which we hold, including comprehensive liability, fire, flood and extended coverage insurance. There are, however, certain types of losses (such as from hurricanes, floods, earthquakes or terrorist attacks) that may be either uninsurable or not economically insurable. Furthermore, an insurance provider could elect to deny or limit coverage under a claim. Should an uninsured loss or loss in excess of insured limits occur, we could lose all or a portion of our anticipated revenue stream from the affected property, as well as all or a portion of our invested capital. Accordingly, if we, as landlord, incur any liability which is not fully covered by insurance, we would be liable for the uninsured amounts, cash available for distributions to stockholders may be reduced and the value of our assets may decrease significantly. In addition, in such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Portfolio acquisitions are more difficult to complete than single asset acquisitions. Our business and acquisition strategy may include acquisitions of multiple properties, loans or other permitted investments in a single transaction. However, portfolio acquisitions are more complex than single-asset acquisitions, and the risk that a portfolio acquisition will not close may be greater than in a single-asset acquisition. In addition, costs for a portfolio acquisition that does not close are generally greater than for a single-asset acquisition that does not close. If we fail to close one or more portfolio acquisitions, then our ability to increase our net income will be limited and a charge to our earnings for costs related to the failed acquisition(s) may be imposed.

Another risk associated with portfolio acquisitions is that a seller may require that a group of assets be purchased as a package, even though one or more of the assets in the portfolio does not meet our investment criteria or is located in a market that is geographically distant from our principal markets. In such cases, we may attempt to make a joint bid with another buyer, or we may purchase the portfolio of assets with the intent to subsequently dispose of those assets which do not meet our investment criteria. In the case of joint bids, however, it is possible that the other buyer may default in its obligations, which increases the risk that the acquisition will not close, with the adverse consequences described above. In cases where we intend to dispose of assets that we do not wish to own, we cannot assure you that we will be able to sell or exchange such asset or assets in a timely manner or on terms beneficial or satisfactory to us.

We will compete with other companies for investments. We anticipate that we will compete with other companies and investors, including REITs, real estate partnerships, banks and insurance companies, for the acquisition of properties, loans and other permitted investments that we seek to acquire or make. Some of the entities with whom we may compete for acquisition opportunities will have substantially greater experience acquiring and owning the types of properties, loans or other permitted investments in which we seek to acquire or make, as well as greater financial resources and a broader geographic knowledge base than we have. As a result, competition may reduce the number of suitable acquisition opportunities available to us.

Increased competition for customers may reduce the ability of certain of our operators to make scheduled rent payments to us. The types of properties in which we may invest are expected to face competition for customers from other like properties, both locally and/or nationally. For example, a substantial number of new golf courses have opened in recent years and a number of new courses currently are under development or planned for development, including golf courses which may be located near the golf courses we acquire. Similarly, marinas we may acquire will compete in each market with other marinas, some of which may have greater resources than our marinas will have, for a limited number of boaters seeking boat rental slips. Any decrease in revenues due to such competition at any of our properties may adversely affect our operators’ ability to make scheduled rent payments to us.

General economic conditions and discretionary consumer spending may affect certain of the properties we acquire. The operations of certain properties in which we may invest will depend upon a number of factors relating to or affecting discretionary consumer spending for the types of services provided by businesses operated on these properties. Unfavorable local, regional, or national economic developments or uncertainties regarding future economic prospects could reduce consumer spending in the markets in which we own properties and adversely affect our tenants’ businesses, which could in turn impact their ability to pay rent and thereby have a negative impact on our results of operations. Consumer spending on luxury goods, travel and other leisure activities such as boating, skiing and golfing activities, which are activities related to the industries in which we seek to invest, also may decline as a result of lower consumer confidence levels, even if prevailing economic conditions are favorable. In an economic downturn, consumer discretionary spending levels generally decline, at times resulting in disproportionately large reductions in expenditures on luxury goods, travel and other leisure activities. In fact, certain of the assets we seek to acquire relate to industries that are currently experiencing periods of decreased profitability. Similarly, rising interest rates could have a negative impact on the ability or willingness of consumers to finance purchases of expensive goods. For example, difficulty in obtaining financing, federal tax policies, interest rate levels, and the cost and availability of fuel can impact overall boat purchases and could adversely affect the ability of marina operators to lease boat slips and earn additional revenues from concessions such as fuel, equipment, retail and food and beverage sales. Similarly, the outlet centers we may acquire or develop will be subject to general retail industry risks such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences. In the event that the retail industry experiences down cycles, manufacturers and merchants of retail merchandise may experience economic difficulties and/or may be less likely to renew existing leases at outlet centers or to expand distribution channels into new outlet centers. Certain of the classes of properties which we may acquire may be unable to maintain their profitability during any period of adverse economic conditions or low consumer confidence which could in turn affect the ability of operators to make scheduled rent payments to us.

Terrorist attacks, war and economic factors have negatively impacted some of the sectors of the economy in which we may invest. The terrorist attacks of September 11, 2001, exacerbated an already slowing U.S. economy and caused a dramatic reduction in travel and leisure activity spending. As a result, the U.S. hospitality and leisure industries experienced significant declines in revenues from 2000.

Management anticipates a return of travel as the U.S. economy recovers; however, the economic slowdown continued through 2003. There can be no assurance, however that the current weak economic conditions will not continue for an extended period of time and that they will not affect our business. In addition, any extended U.S. participation in a war or other significant military activity could have additional adverse effects on the economy, including the leisure industries.

Seasonal revenue variations in certain asset classes will require our operators of such asset classes to manage cash flow properly over time so as to meet their nonseasonal scheduled rent payments to us. Certain of the properties in which we may invest, including the skiing, golfing and marina industries, are generally seasonal in nature. For example, the typical ski season begins in early November and runs through April, during which time ski resorts generate the vast majority of their annual revenues. Revenues and profits at ski resorts are substantially lower and historically result in losses during the summer months due to the closure of ski operations. As a result of the seasonal nature of certain industries which may be conducted on properties we acquire, these businesses will experience seasonal variations in revenues that may require our operators to supplement revenue at their properties in order to be able to make scheduled rent payments to us. The failure of an operator to properly manage its cash flow may result in such operator having insufficient cash on hand to make its scheduled rent payments to us during low seasons, which may adversely affect our cash available for distribution to stockholders. In addition, certain of the asset classes in which we seek to acquire rely on seasonal workforces, and the inability of our tenants or operators to maintain a stable workforce, could negatively affect the level of services provided at properties we acquire, and as a result could adversely affect the revenues earned at such a property and ultimately the ability of our tenants to meet their rental obligations to us.

Adverse weather conditions may damage certain of the properties we acquire or reduce our operators’ ability to make scheduled rent payments to us. Weather conditions beyond our control may influence revenues at certain types of properties we acquire. These adverse weather conditions include heavy snowfall (or lack thereof), hurricanes, tropical storms, high winds, heat waves, frosts, drought (or merely reduced rainfall levels), excessive rain and floods. For example, adverse weather could reduce the number of people participating in skiing, golfing and boating activities at properties we acquire. Certain properties may be susceptible to damage from weather conditions such as hurricanes, which damage (including but not limited to property damage and loss of revenue) is not generally insurable at commercially reasonable rates. See “Risk Factors — Real Estate and Other Investment Risks — Uninsured Losses or losses in excess of insured limits could result in the loss or substantial impairment of one of more of our properties.” Further, the physical condition of golf courses we may acquire must be satisfactory to attract play. In addition to severe or generally inclement weather, other factors, including plant disease and insect infestation, and the quality and quantity of water, could adversely affect the turf grass conditions at the golf courses we acquire or develop. Poor weather conditions could also disrupt operations at properties we acquire and may adversely affect both the value of our investment in a property, as well as the ability of our tenants and operators to make their scheduled rent payments to us.

Because our revenues are highly dependent on lease payments, defaults by our tenants would reduce our cash available for the repayment of our outstanding debt and for distribution. Our ability to repay any outstanding debt and make distributions to stockholders will depend upon the ability of our property tenants and mortgagors to make payments to us, and their ability to make these payments will depend primarily on their ability to generate sufficient revenues in excess of operating expenses from businesses conducted on such properties. For example, the ability of our outlet center tenants to make their scheduled rent payments to us will be dependent upon their ability to attract and retain merchants. A tenant’s failure to make or delay in making scheduled rent payments to us may be caused by reduced revenue at the properties it operates. Any failure or delay by a tenant in making scheduled rent payments to us may adversely affect our ability to repay outstanding debt and make anticipated distributions to stockholders.

We may acquire various financial instruments for purposes of “hedging” or reducing our risks which may be costly and ineffective and will reduce our cash available for distribution to our stockholders. Use of derivative instruments for hedging purposes may present significant risks, including the risk of loss of the amounts invested. Defaults by the other party to a hedging transaction can result in the hedging transaction becoming worthless or a speculative hedge. Hedging activities also involve the risk of an imperfect correlation between the hedging instrument and the asset being hedged, which could result in losses both on the hedging transaction and on the asset being hedged. Use of hedging activities generally may not prevent significant losses and could increase the loss to CNL Income Properties. Further, hedging transactions may reduce cash available for distribution to our stockholders.

FINANCING RISKS

We may not be able to obtain adequate financing. We intend to obtain one or more lines of credit and long-term permanent financing. We are engaged in preliminary discussions with potential lenders, but we have not yet obtained a commitment for a line of credit or any permanent financing. We cannot be sure that we will be able to obtain a line of credit or any long-term permanent financing on satisfactory terms. If we do not obtain adequate financing in the future, we may not be able to acquire as many properties, or make or acquire as many loans or other permitted investments as we anticipated, which could limit the diversification of our investments and our ability to achieve our investment objectives.

Anticipated borrowing creates risks. We may borrow money to acquire assets, to preserve our status as a REIT or for other corporate purposes. We may mortgage or put a lien on one or more of our assets in connection with any borrowing. We intend to obtain one or more revolving lines of credit up to $100 million to provide financing for the acquisition of assets, although our board of directors could determine to borrow a greater amount. We also intend to obtain long-term, permanent financing. We may not borrow more than 300% of the value of our net assets without the approval of a majority of our independent directors and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval occurs. Borrowing may be risky if the cash flow from our real estate and other investments is insufficient to meet our debt obligations. In addition, our lenders may seek to impose restrictions on future borrowings, distributions and operating policies, including with respect to capital expenditures and asset dispositions. If we mortgage or pledge assets as collateral and we cannot meet our debt obligations, the lender could take the collateral, and we would lose both the asset and the income we were deriving from it.

We can borrow money to make distributions. We may borrow money as necessary or advisable to make distributions, including, but not limited to, distributions for the purpose of maintaining our qualification as a REIT for federal income tax purposes. In such an event, it is possible that we could make distributions in excess of our earnings and profits and, accordingly, that the distributions could constitute a return of capital for federal income tax purposes.

TAX RISKS

We will be subject to increased taxation if we fail to qualify as a REIT for federal income tax purposes. We intend to operate in a manner that will enable us to meet the requirements for qualification and to remain qualified as a REIT for federal income tax purposes, commencing with our taxable year ending December 31, 2004. A REIT generally is not taxed at the federal corporate level on income it distributes to its stockholders, as long as it distributes annually at least 90% of its taxable income to its stockholders. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we will qualify as a REIT. We have, however, received an opinion from our tax counsel, Greenberg Traurig, LLP, to the effect that, commencing with our taxable year ending December 31, 2004, we will be organized in conformity with the requirements for qualification as a REIT, and that our proposed method of operation will enable us to meet the requirements for qualification as a REIT for federal income tax purposes.

You should be aware that opinions of counsel are not binding on the Internal Revenue Service or on any court. Furthermore, the conclusions stated in the opinion are conditioned on, and our qualification as a REIT will depend on, our management meeting various requirements, which are discussed in more detail under the heading “Federal Income Tax Considerations — Taxation of CNL Income Properties — Requirements for Qualification as a REIT.”

If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. In addition to these taxes, we may be subject to the federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

Our leases may be recharacterized as financings which would eliminate depreciation deductions on our properties. Our tax counsel, Greenberg Traurig, LLP, is of the opinion, based upon certain assumptions, that the leases of properties where we would own the underlying land would constitute leases for federal income tax purposes, except with respect to leases structured as “financing leases,” which would constitute financings for federal income tax purposes. However, with respect to properties where we would not own the underlying land, Greenberg Traurig, LLP may be unable to render this opinion. If the lease of a property does not constitute a lease for federal income tax purposes, it will be treated as a financing arrangement. In the opinion of Greenberg Traurig, LLP, the income derived from such a financing arrangement would satisfy the 75% and the 95% gross income tests for REIT qualification because it would be considered to be interest on a loan secured by real property. Nevertheless, the recharacterization of a lease in this fashion may have adverse tax consequences for us, in particular we would not be entitled to claim depreciation deductions with respect to the property (although we should be entitled to treat part of the payments we would receive under the arrangement as the repayment of principal). In such event, in some taxable years our taxable income, and the corresponding obligation to distribute 90% of such income, would be increased. With respect to leases structured as “financing leases,” we will report income received as interest income and will not take depreciation deductions related to the real property. Any increase in our distribution requirements may limit our ability to invest in additional properties and to make additional mortgage loans.

Excessive non-real estate asset values may jeopardize our REIT status. In order to qualify as a REIT, at least 75% of the value of our assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents, and government securities. Accordingly, the value of any other property that is not considered a real estate asset for federal income tax purposes must represent in the aggregate less than 25% of our total assets. In addition, under federal income tax law, we may not own securities in any one company (other than a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary) which represent in excess of 10% of the voting securities or 10% of the value of all securities of that company, or which have, in the aggregate, a value in excess of 5% of our total assets, and we may not own securities of one or more taxable REIT subsidiaries which have, in the aggregate, a value in excess of 20% of our total assets.

The 25%, 20%, 10% and 5% tests are determined at the end of each calendar quarter. If we fail to meet any such test at the end of any calendar quarter, and such failure is not remedied within 30 days after the close of such quarter, we will cease to qualify as a REIT.

We are limited in the manner we structure portions of our vacation ownership interest business. Vacation ownership interests which we may acquire must be structured as (i) sales of interests by a taxable REIT subsidiary to vacation owners; (ii) long-term leases to qualified independent third-party tenant operators who enter into sub-leases with the vacation “owners”; or (iii) long-term leases to a taxable REIT subsidiary which enters into contractual agreements with vacation “owners” restricting their annual use of the property in a manner which would be properly treated as “transient” for federal income tax purposes and which engages an “eligible” independent contractor to manage and operate the property. Alternatively, we may acquire interests in mortgages secured by vacation ownership interests. Failure to structure our interests in vacation ownership interests in one or more of the manners described above may result in income we derive from vacation ownership interests as not qualifying as rental income or interest income for purposes of the 75% or 95% gross income tests or to be subject to tax as a “prohibited transaction.”

We may have to borrow funds or sell assets to meet our distribution requirements. Subject to some adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. For the purpose of determining taxable income, we may be required to accrue interest, rent and other items treated as earned for tax purposes, but that we have not yet received. In addition, we may be required not to accrue as expenses for tax purposes some items which actually have been paid or some of our deductions might be disallowed by the Internal Revenue Service. As a result, we could have taxable income in excess of cash available for distribution. If this occurs, we may have to borrow funds or liquidate some of our assets in order to meet the distribution requirement applicable to a REIT.

Ownership limits may discourage a change in control. For the purpose of protecting our REIT status, our articles of incorporation generally limit the direct or indirect ownership by any single stockholder (applying certain attribution rules) of any class of our capital stock, including common stock, to 9.8% of the outstanding shares of that class. Our articles of incorporation also prohibit anyone from buying shares if the purchase would result in our losing our REIT status. For example, we would lose our REIT status if we had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Internal Revenue Code, owned 50% or more of our common stock. These restrictions may discourage a change in control, deter any attractive tender offers for our common stock or limit the opportunity for you or other stockholders to receive a premium for your common stock in the event a stockholder is making purchases of shares of common stock in order to acquire a block of shares.

We may be subject to other tax liabilities. Even if we qualify as a REIT, we may be subject to some federal, state and local taxes on our income and property that could reduce operating cash flow.

Changes in tax laws may prevent us from qualifying as a REIT. As we have previously described, we intend to be treated as a REIT for federal income tax purposes. However, this treatment is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect our status as a REIT. If there is a change in the tax laws that prevents us from qualifying as a REIT or that requires REITs generally to pay corporate level income taxes, we may not be able to make the same level of distributions to our stockholders.

MISCELLANEOUS RISKS

Inflation could adversely affect our investment returns. Inflation may decrease the value of some of our investments. For example, a substantial rise in inflation over the term of an investment in loans or other permitted investments may reduce the actual return on those investments, if they do not otherwise provide for adjustments based upon inflation. Inflation could also reduce the value of our investments in properties if the inflation rate is high enough that percentage rent and automatic increases in base rent do not keep up with inflation.

Possible effect of ERISA. We believe that our assets will not be deemed, under the Employee Retirement Income Security Act of 1974, as amended, to be “plan assets” of any plan that invests in the shares, although we have not requested an opinion of counsel to that effect. If our assets were deemed to be “plan assets” under ERISA (i) it is not clear that the exemptions from the “prohibited transaction” rules under ERISA would be available for our transactions and (ii) the prudence standards of ERISA would apply to our investments (and might not be met). ERISA makes plan fiduciaries personally responsible for any losses resulting to the plan from any breach of fiduciary duty and the Internal Revenue Code imposes nondeductible excise taxes on prohibited transactions. If such excise taxes were imposed on us, the amount of funds available for us to make distributions to stockholders would be reduced.

Our governing documents may discourage takeovers. Certain provisions of our articles of incorporation, including the ownership limitations, transfer restrictions and ability to issue preferential preferred stock, may have the effect of preventing, delaying or discouraging takeovers of CNL Income Properties by third parties that a stockholder may consider favorable. You can read the sections of this prospectus under the captions “Risk Factors — Tax Risks — We will be subject to increased taxation if we fail to qualify as a REIT for federal income tax purposes,” “Risk Factors — Tax Risks — Ownership limits may discourage a change in control,” “Summary of the Articles of Incorporation and Bylaws — General,” “Summary of the Articles of Incorporation and Bylaws — Mergers, Combinations and Sale of Assets,” “Summary of the Articles of Incorporation and Bylaws — Control Share Acquisitions” and “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership” if you want more information about ownership limitations and transfer restrictions and the effect of business combinations and acquisitions of large amounts of our stock on our REIT status.

Certain provisions of our articles of incorporation may encourage a hostile takeover of CNL Income Properties. Certain provisions of our articles of incorporation exempt us from the application of Maryland’s Business Combinations Statute and Control Share Acquisition Act. Our exemption from the application of these statutes may have the effect of facilitating: (i) business combinations between us and beneficial owners of 10% or more of the voting power of our outstanding voting stock; and (ii) the acquisition by any person of shares entitled to exercise or direct the exercise of 10% or more of our total voting power. Because we will not be subject to the provisions of the Business Combinations Statute and the Control Share Acquisition Act, it may be more difficult for our stockholders to prevent or delay business combinations with large stockholders or acquisitions of substantial blocks of voting power by such stockholders or other persons, should the ownership restrictions be waived, modified or completely removed. Such business combinations or acquisitions of voting power could cause us to fail to qualify as a REIT. You can read the sections of this prospectus under the captions “Risk Factors — Tax Risks — We will be subject to increased taxation if we fail to qualify as a REIT for federal income tax purposes,” “Risk Factors — Tax Risks — Ownership limits may discourage a change in control,” “Summary of the Articles of Incorporation and Bylaws — General,” “Summary of the Articles of Incorporation and Bylaws — Mergers,

Combinations and Sale of Assets,” “Summary of the Articles of Incorporation and Bylaws — Control Share Acquisitions” and “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership” if you want more information about ownership limitations and transfer restrictions and the effect of business combinations and acquisitions of large amounts of our stock on our REIT status.

Majority stockholder vote may discourage changes of control. Stockholders may take some actions, including approving amendments to our articles of incorporation and bylaws, by a vote of the holders of a majority of the shares outstanding and entitled to vote. If approved by the holders of the appropriate number of shares, all actions taken would be binding on all of our stockholders. Some of these provisions may discourage or make it more difficult for another party to acquire control of our company or to effect a change in our operations.

Our board of directors can take many actions without stockholder approval. Our board of directors has overall authority to conduct our operations. This authority includes significant flexibility. For example, our board of directors can: (i) list our stock on a national securities exchange or include our stock for quotation on the National Market System of the Nasdaq Stock Market without obtaining stockholder approval; (ii) prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of the stockholders; (iii) authorize and issue additional shares of any class or series of stock without obtaining stockholder approval, which could dilute your ownership; (iv) change an advisor’s compensation, and employ and compensate affiliates; (v) direct our investments toward investments that will not appreciate over time, such as building-only properties, with the land owned by a third party, and loans; and (vi) establish and change minimum creditworthiness standards with respect to tenants. Any of these actions could reduce the value of our assets without giving you, as a stockholder, the right to vote.

Our officers and directors have limited liability. Our articles of incorporation and bylaws provide that an officer or director’s liability for monetary damages to us, our stockholders or third parties may be limited. Generally, we are obligated under our articles of incorporation and the bylaws to indemnify our officers and directors against certain liabilities incurred in connection with their services. We have executed indemnification agreements with each officer and director and agreed to indemnify them for any such liabilities that they incur. These indemnification agreements could limit our ability and the ability of our stockholders to effectively take action against our officers and directors arising from their service to us. You can read the section of this prospectus under the caption “Summary of the Articles of Incorporation and Bylaws — Limitation of Liability and Indemnification” for more information about the indemnification of our officers and directors.

We also caution you that this prospectus contains forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Although we believe that our expectations reflected in the forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth above, as well as general economic, business and market conditions, changes in federal and local laws and regulations and increased competitive pressures.

ESTIMATED USE OF PROCEEDS

The table set forth below summarizes certain information relating to the anticipated use of offering proceeds by CNL Income Properties, assuming that a minimum offering of 250,000 shares and a maximum offering of 200 million shares are sold, five million shares of which we assume will be sold through the reinvestment plan. For the maximum offering, we estimate that approximately 2.5% of the shares will be issued through the reinvestment plan at a purchase price of $9.50 per share and approximately 5% of the shares to be sold will be sold through distribution channels that will not involve the payment of selling commissions or the marketing support fee payable by us on offering proceeds and accordingly will be sold at a purchase price of $9.10. Further, we estimate that approximately 5% of the shares will be sold through distribution channels that will not involve the payment of selling commissions or the marketing support fee and will result in a reduced Acquisition Fee and accordingly will be sold at a purchase price equal to $8.90. We estimate that the remainder of the shares (87.5%) will be sold at the full $10.00 offering price. These estimates and the figures set forth below represent our best estimate of CNL Income Properties’ intended sales results. Further, there is no limit to the number of shares that may be sold through these distribution channels; accordingly, these estimates may not reflect the actual number of shares which may be sold at the various purchase prices described. Depending primarily on the number of shares sold in this offering, CNL Income Properties estimates that 87.10% to 88.18% of the offering proceeds, or between $8.71 and $8.72 per share, will be used to purchase properties and make or acquire loans and other “permitted investments” (as defined below). The remainder of the offering proceeds will be used to pay offering expenses, including selling commissions and the marketing support fee, and to pay our advisor a fee for its services in connection with the selection, acquisition, development and construction of our real estate investments.

Any reduction in selling commissions, the marketing support fee, and/or Acquisition Fees will reduce the effective purchase price per share to an investor for shares purchased pursuant to this offering, but will not alter the cash available to CNL Income Properties resulting from such sale with which it may acquire properties, make mortgage loans or invest in other permitted investments. Shares purchased pursuant to our reinvestment plan will be purchased at $9.50 per share and no selling commissions or marketing support fees will be paid in connection with such purchases.

As used herein, “Permitted Investments” means all investments that CNL Income Properties may acquire pursuant to its articles of incorporation and bylaws. For purposes of the calculation of fees payable, Permitted Investments shall not include short-term investments acquired for purposes of cash management. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved.

	Minimum Offering 250,000 Shares		Maximum Offering 200,000,000 Shares
	Amount	Percent	Amount	Percent
OFFERING PROCEEDS TO CNL INCOME PROPERTIES (1)	$2,500,000	100.0%	$1,978,000,000	100.0%
Less:
Selling Commissions to CNL Securities Corp. (1)	162,500	6.50%	114,075,000	5.77%
Marketing Support Fee to CNL Securities Corp. (1)	62,500	2.50%	43,875,000	2.22%
Due Diligence Reimbursement to CNL Securities Corp. (1)	250	0.01%	199,750	0.01%
Organizational and Offering Expenses (2)	16,000	0.64%	12,784,000	0.64%

NET PROCEEDS TO CNL INCOME PROPERTIES	2,258,750	90.35%	1,807,066,250	91.36%
Less:
Acquisition Fees to the Advisor (3)	75,000	3.00%	57,975,000	2.93%
Acquisition Expenses (4)	6,250	0.25%	4,945,000	0.25%
Initial Working Capital Reserve (5)	—	—	—	—

CASH PAYMENT FOR PURCHASE OF PROPERTIES AND THE MAKING OR ACQUIRING OF LOANS AND OTHER PERMITTED INVESTMENTS BY THE COMPANY (6)	$2,177,500	87.10%	$1,744,146,250	88.18%

FOOTNOTES:

(1)	For the minimum offering, offering proceeds are calculated as if all shares are sold at $10 per share and do not take into account any reduction in selling commissions, the marketing support fee and/or the acquisition fee. As stated above, for the maximum offering, it has been estimated that approximately 87.5% of the shares sold will not be sold subject to a discount, approximately 2.5% of the shares will be issued through the reinvestment plan at a purchase price of $9.50 per share, approximately 5% of the shares sold will be sold at a price “net” of selling commissions and the marketing support fee and approximately 5% of the shares will be sold at a price “net” of selling commissions and the marketing support fee, and subject to a reduced Acquisition Fee of 1.0%. Accordingly, offering proceeds are calculated as if (i) selling commissions equal to 6.5% of aggregate Gross Proceeds, a marketing support fee equal to 2.5% of aggregate Gross Proceeds and an Acquisition Fee equal to 3.0% are applied to approximately 87.5% of the shares sold; (ii) approximately 2.5% of the shares are sold pursuant to the reinvestment plan at a purchase price of $9.50 per share; (iii) no selling commissions, no marketing support fee and an Acquisition Fee equal to 3.0% of Gross Proceeds are applied to approximately 5% of the shares sold; and (iv) no selling commissions, no marketing support fee and a reduced Acquisition Fee equal to 1.0% of Gross Proceeds are applied to approximately 5% of the shares sold. See “The Offering — Plan of Distribution” for a description of the circumstances under which selling commissions and the marketing support fee may not be charged in connection with purchases: by registered representatives or principals of the managing dealer or Soliciting Dealers, directors, officers and employees of CNL Income Properties and of CNL Income Properties’ Affiliates and those persons’ Affiliates; and via registered investment advisers. A portion of the selling commissions will be reduced in connection with volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. Selling commissions and the marketing support fee will not be paid in connection with the purchase of shares pursuant to the reinvestment plan.

(2)	Organizational and Offering Expenses include legal, accounting, printing, escrow, filing, registration, qualification, and other expenses of the organization of CNL Income Properties and the offering of the shares, including marketing and sales costs, but exclude selling commissions, the marketing support fee and due diligence expense reimbursements. Pursuant to state securities laws, the Organizational and Offering Expenses paid by CNL Income Properties together with the 6.5% selling commissions, the marketing support fee and due diligence expense reimbursements incurred by CNL Income Properties may not exceed 15% of the proceeds raised in connection with this offering. Notwithstanding the additional expenses CNL Income Properties could incur by virtue of this cap, CNL Income Properties estimates that in general, assuming the maximum number of shares are sold, selling commissions will not exceed 6.5%, the marketing support fee will not exceed 2.5%, due diligence expense reimbursements will not exceed 0.01% and Organizational and Offering expenses will not exceed 0.64%. The difference between the “15% limitation” and these estimates represents additional costs that CNL Income Properties may incur under state securities laws, but does not anticipate incurring.

(3)	Acquisition Fees include all fees and commissions paid by CNL Income Properties to any person or entity in connection with the selection or acquisition of any Property or the making or acquisition of any loan or other Permitted Investment, including to Affiliates or non-Affiliates. Acquisition Fees do not include Acquisition Expenses. See “The Offering – Plan of Distribution” for a description of the circumstances under which Acquisition Fees will be reduced and an applicable discount will be available to purchasers.

(4)	Represents Acquisition Expenses that are neither reimbursed to CNL Income Properties nor included in the purchase price of the Properties, and on which rent is not received, but does not include certain expenses associated with Property acquisitions that are part of the purchase price of the Properties, that are included in the basis of the Properties, and on which rent is received. Acquisition Expenses include any and all expenses incurred by CNL Income Properties, the advisor, or any Affiliate of either in connection with the selection or acquisition of any Property or the making or acquisition of any loan or other Permitted Investment, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance, but exclude Acquisition Fees. Pursuant to state securities laws, the total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6% of the Real Estate Asset Value of a Property, or in the case of a loan, 6% of the funds advanced, unless a majority of the board of directors, including a majority of the Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to CNL Income Properties.

(5)	Because leases generally will be on a triple-net lease basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established. However, to the extent that CNL Income Properties has insufficient funds for such purposes, the advisor may, but is not required to, contribute to CNL Income Properties an aggregate amount of up to 1% of the net offering proceeds (“net offering proceeds”) available to CNL Income Properties for maintenance and repairs. As used herein, “net offering proceeds” means Gross Proceeds less (i) selling commissions, (ii) Organizational and Offering Expenses, (iii) the marketing support fee and (iv) due diligence expense reimbursements. The advisor also may, but is not required to, establish reserves from offering proceeds, operating funds, and the available proceeds of any sales of CNL Income Properties’ assets.

(6)	Offering proceeds designated for investment in Properties or for the making or acquisition of loans or other Permitted Investments may also be used to repay debt borrowed in connection with such acquisitions. Offering proceeds designated for investment in Properties or for the making or acquisition of loans or other Permitted Investments temporarily may be invested in short-term, highly liquid investments with appropriate safety of principal. CNL Income Properties may, at its discretion, use up to $100,000 per calendar quarter of offering proceeds for redemptions of shares. See “Redemption of Shares.”

MANAGEMENT COMPENSATION

This section presents the types, recipients, methods of computation, and estimated amounts of all compensation, fees, reimbursements and distributions to be paid directly or indirectly by CNL Income Properties to the advisor and its Affiliates, exclusive of any distributions to which the advisor or its Affiliates may be entitled by reason of their purchase and ownership of shares in connection with this offering. The table includes estimated amounts of compensation relating to the five million shares that CNL Income Properties has estimated will be sold under CNL Income Properties’ reinvestment plan. For information concerning compensation and fees paid to the advisor and its Affiliates, see the section of this Prospectus entitled “Certain Relationships and Related Transactions.” For information concerning loan origination and loan servicing fees, see the section of this Prospectus entitled “Business — Borrowing.” For information concerning compensation to the directors, see the section of this Prospectus entitled “Management.”

A maximum of 200 million shares may be sold, including an estimated five million shares that may be sold to stockholders who receive a copy of this Prospectus and who purchase shares through the reinvestment plan. Prior to the conclusion of this offering, if any of the five million shares remain after meeting anticipated obligations under the reinvestment plan, CNL Income Properties may decide to sell a portion of these shares in this offering.

The following arrangements for compensation and fees to the advisor and its Affiliates were not determined by arm’s-length negotiations. See the section of this Prospectus entitled “Conflicts of Interest.” There is no item of compensation and no fee that can be paid to the advisor or its Affiliates under more than one category. For purposes of calculating estimates of the maximum fees payable, CNL Income Properties has made assumptions as to the number of shares and the corresponding price per share, (as described in the Section of this Prospectus entitled “Estimated Use of Proceeds”) that would be sold net of selling commissions, the marketing support fee and reduced Acquisition Fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Organizational and Offering Stage

Selling commissions to managing dealer and Soliciting Dealers

Selling commissions of up to 6.5% per share on all shares sold, subject to reduction in connection with purchases: by registered representatives or principals of the managing dealer or Soliciting Dealers; directors, officers and employees of CNL Income Properties and of CNL Income Properties’ Affiliates and those persons’ Affiliates; and through registered investment advisers. A portion of these commissions will be reduced with respect to volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. No selling commissions will be paid in connection with shares purchased pursuant to our reinvestment plan. See the section of this Prospectus entitled “The Offering — Plan of Distribution.” Soliciting Dealers may be reallowed selling commissions of up to 6.0% with respect to shares they sell.

Estimated to be up to $162,500 if 250,000 shares are sold and up to $114.075 million if 200 million shares are sold.

Due diligence expense reimbursements to managing dealer and Soliciting Dealers	Actual expenses incurred in connection with the due diligence of CNL Income Properties and this offering.	Actual amount is not determinable at this time but is estimated to be $250 if 250,000 shares are sold and $0.2 million if 200 million shares are sold.

Marketing support fee to managing dealer and Soliciting Dealers

Marketing support fee of 2.5% of Gross Proceeds payable to our managing dealer. The 2.5% marketing support fee is subject to reduction in connection with purchases: by registered representatives or principals of the managing dealer or Soliciting Dealers; directors, officers and employees of our company and of our Affiliates and those persons’ Affiliates; and through registered investment advisers. The marketing support fee will not be paid in connection with shares purchased pursuant to our reinvestment plan. See the section of this Prospectus entitled “The Offering — Plan of Distribution.” The managing dealer may reallow all or a portion of this fee to certain Soliciting Dealers who enter into an addendum to the participating broker agreement with the managing dealer relating to this fee. Generally, the managing dealer will not reallow the marketing support fee to Soliciting Dealers unless they have a prescribed minimum annual sales volume of shares of our common stock.

Estimated to be up to $62,500 if 250,000 shares are sold and up to $43.875 million if 200 million shares are sold.

Reimbursement to the advisor and its Affiliates for Organizational and Offering Expenses	Actual expenses incurred. Pursuant to state securities laws, the Organizational and Offering Expenses paid by CNL Income Properties, together with the 6.5% selling commissions, the marketing support fee and due diligence expense reimbursements incurred by CNL Income Properties may not exceed 15% of the proceeds raised in connection with this offering.	Actual amount is not determinable at this time, but is estimated to be $16,000 if 250,000 shares are sold and $12.784 million if 200 million shares are sold.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Acquisition Stage

Acquisition Fee to the advisor on offering proceeds and advisory fee payable to the advisor or its Affiliates	Up to 3.0% of Gross Proceeds, for services in the selection, purchase, development or construction of real property, subject to reduction under certain circumstances described below. Acquisition Fees payable from Gross Proceeds will be paid to the advisor as CNL Income Properties receives offering proceeds from the sale of shares. Acquisition Fees payable to the advisor on sales of 500,000 shares or more to a “purchaser” (as such term is defined in the section of this Prospectus titled “The Offering —Plan of Distribution”) may be reduced to 1.0% of Gross Proceeds, provided all such shares are purchased through the same registered investment adviser, Soliciting Dealer, or the managing dealer. To the extent the Acquisition Fee payable to the advisor is reduced in this manner for a particular stockholder, such stockholder and any person it transfers shares to will be required to pay an annual 0.40% advisory fee on its shares to the advisor or its Affiliates. Payment of this fee will be withheld from distributions otherwise payable to such stockholder. Upon Listing, the advisory fee will no longer be payable to the advisor or its Affiliates.	The Acquisition Fee is estimated to be $75,000 if 250,000 shares are sold and approximately $57.975 million if 200 million shares are sold. The amount of the advisory fee is not determinable at this time.

Acquisition Fee to the advisor on loan proceeds	3.0% of loan proceeds for services in connection with the incurrence of debt from Lines of Credit and Permanent Financing that are used to acquire Properties or used to make or acquire loans and other Permitted Investments payable to the advisor as Acquisition Fees. As used herein, “Permanent Financing” means financing to: (i) acquire Properties and to make loans or other Permitted Investments; (ii) pay any Acquisition Fees arising from any Permanent Financing; and (iii) refinance outstanding amounts on the Line of Credit. Permanent Financing may be in addition to any borrowing under the Line of Credit. Acquisition Fees payable from loan proceeds from Permanent Financing will be paid to the advisor as CNL Income Properties acquires such Permanent Financing. However, no Acquisition Fees will be paid on loan proceeds from any Line of Credit until such time as all Net Offering Proceeds have been invested by CNL Income Properties.	$66,000 if Permanent Financing equals $2.2 million and $52.2 million if Permanent Financing equals $1.74 billion.

Other Acquisition Fees to Affiliates of the advisor	Any fees paid to Affiliates of the advisor in connection with the financing, development, construction or renovation of a Property. Such fees are in addition to the Acquisition Fees (described above), and payment of such fees will be subject to approval by the board of directors, including a majority of the Directors who are independent of the advisor (the “Independent Directors”), not otherwise interested in the transaction.	Amount is not determinable at this time.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount

Reimbursement of Acquisition Expenses to the advisor and its Affiliates

Reimbursement to the advisor and its Affiliates for expenses actually incurred. Acquisition Expenses may include, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance.

Pursuant to state securities laws, the total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6% of the Real Estate Asset Value of a Property, or in the case of a loan, 6% of the funds advanced, unless a majority of the board of directors, including a majority of the Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to CNL Income Properties. Acquisition Fees shall be reduced to the extent that, and if necessary to limit, the total compensation paid to all persons involved in the acquisition of any Property or the making or acquisition of any loan or other Permitted Investment to the amount customarily charged in arm’s-length transactions by other persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of assets, and to the extent that other Acquisition Fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any person in connection with the transaction.

Acquisition Expenses, which are based on a number of factors, including the purchase price of the Properties, loans and other Permitted Investments, are not determinable at this time.

Operational Stage

Asset Management Fee to the advisor	A monthly Asset Management Fee in an amount equal to 0.08334% of CNL Income Properties’ Real Estate Asset Value, the outstanding principal amount of any loans and the amount invested in other Permitted Investments, as of the end of the preceding month. For this purpose, Real Estate Asset Value equals the amount invested in the Properties wholly owned by CNL Income Properties, determined on the basis of cost, plus, in the case of Properties owned by any joint venture or partnership in which CNL Income Properties is a co-venturer or partner, the portion of the cost of such Properties paid by CNL Income Properties, exclusive of Acquisition Fees and Acquisition Expenses. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the advisor shall determine.	Amount is not determinable at this time. The amount of the Asset Management Fee will depend upon, among other things, the cost of the Properties and the amount invested in loans and other Permitted Investments.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount

Reimbursement to the advisor and Affiliates for operating expenses	Operating Expenses (which, in general, are those expenses relating to administration of CNL Income Properties on an ongoing basis) will be reimbursed by CNL Income Properties. To the extent that Operating Expenses payable or reimbursable by CNL Income Properties, in any four consecutive fiscal quarters (the “Expense Year”), exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the”2%/25% Guidelines”), the advisor shall reimburse CNL Income Properties within 60 days after the end of the Expense Year the amount by which the total Operating Expenses paid or incurred by CNL Income Properties exceed the 2%/25% Guidelines.	Amount is not determinable at this time.

Operational or Liquidation Stage

Deferred, subordinated disposition fee payable to the advisor from the Sale of Properties, loans or other Permitted Investments in liquidation of CNL Income Properties or otherwise	A deferred, subordinated disposition fee, payable upon the sale of one or more Properties, loans or other Permitted Investments in an amount equal to the lesser of (i) one-half of a Competitive Real Estate Commission (generally, a fee which is reasonable, customary and competitive in light of the size, type and location of the property, as determined by our board of directors), or (ii) 3% of the sales price of such Property or Properties (or comparable competitive fee in the case of a loan or other Permitted Investment). Payment of such fee shall be made only if the advisor provides a substantial amount of services in connection with the Sale of a Property, loan or other Permitted Investment and shall be subordinated to receipt by the stockholders of distributions equal to or greater than the sum of (i) their aggregate Stockholders’ 8% Return and (ii) 100% of their Invested Capital. If, at the time of a Sale, payment of the disposition fee is deferred because the subordination conditions have not been satisfied, then the disposition fee shall be paid at such later time as the subordination conditions are satisfied. Upon Listing, if the advisor has accrued but not been paid such disposition fee, then for purposes of determining whether the subordination conditions have been satisfied, stockholders will be deemed to have received a Distribution in the amount equal to the product of the total number of shares of common stock outstanding and the average closing price of the shares over a period, beginning 180 days after Listing, of 30 days during which the shares are traded.	Amount is not determinable at this time. The amount of this fee, if it becomes payable, will depend upon the price at which Properties, loan(s) or other Permitted Investment(s) are sold.

Deferred, subordinated share of Net Sales Proceeds from Sales of Properties, loans or other Permitted Investments payable to the advisor in liquidation of CNL Income Properties or otherwise	A deferred, subordinated share equal to 10% of Net Sales Proceeds from the Sale of one or more Properties, loans or other Permitted Investments of CNL Income Properties payable after receipt by the stockholders of distributions equal to or greater than the sum of (i) the Stockholders’ 8% Return and (ii) 100% of Invested Capital. Following Listing, no such share of Net Sales Proceeds will be paid to the advisor.	Amount is not determinable at this time.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount

Subordinated Incentive Fee payable to the advisor at such time, if any, as Listing occurs	At such time, if any, as Listing occurs, the advisor shall be paid the subordinated incentive fee (“Subordinated Incentive Fee”) in an amount equal to 10% of the amount by which (i) the market value of CNL Income Properties (as defined below) plus the total distributions made to stockholders from CNL Income Properties’ inception until the date of Listing exceeds (ii) the sum of (a) their Invested Capital and (b) the total distributions required to be made to the stockholders in order to pay the Stockholders’ 8% Return from inception through the date the market value is determined. For purposes of calculating the Subordinated Incentive Fee, the market value of CNL Income Properties shall be the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the shares are traded with such period beginning 180 days after Listing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the advisor of a deferred, subordinated share of Net Sales Proceeds from Sales of assets of CNL Income Properties.	Amount is not determinable at this time.

Performance Fee payable to the advisor	Upon termination of the advisory agreement, if Listing has not occurred and the advisor has met applicable performance standards, the advisor shall be paid the Performance Fee in the amount equal to 10% of the amount by which (i) the appraised value of CNL Income Properties’ assets on the date of termination of the advisory agreement, less any indebtedness secured by such assets, plus total distributions paid to stockholders from CNL Income Properties’ inception through the termination date, exceeds (ii) the sum of 100% of Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the termination date. The Performance Fee, to the extent payable at the time of Listing, will not be payable in the event the Subordinated Incentive Fee is paid.	Amount is not determinable at this time.

CONFLICTS OF INTEREST

GENERAL

CNL Income Properties and some of its Affiliates will be subject to various conflicts of interest arising out of their relationship to the advisor and its Affiliates, as described below.

The following chart indicates the relationship between CNL Income Properties, the advisor, other CNL Holdings, Inc.-sponsored public programs, CNL Financial Group, Inc., and certain of its Affiliates that will provide services to CNL Income Properties.

(1)	James M. Seneff, Jr. is Chairman of the Board of CNL Income Properties. He shares ownership of CNL Holdings, Inc. with his wife, Dayle L. Seneff.

(2)	James M. Seneff, Jr., Robert A. Bourne, Thomas J. Hutchison III and Lynn E. Rose serve as directors and/or executive officers of CNL Income Properties. In addition, they serve as directors and/or officers of various CNL Holdings, Inc. entities, including CNL Income Corp., the advisor.

(3)	CNL Real Estate Services, Inc. is the parent company of various entities that provide advisory services to CNL Holdings, Inc. sponsored investment programs, including CNL Hospitality Properties, Inc. and CNL Retirement Properties, Inc., which are public, unlisted REITs that invest primarily in hotel properties and retirement properties, respectively.

(4)	As of the date of this Prospectus, CNL Income Properties was 100% owned by CNL Income Corp., its advisor. CNL Income Properties intends to qualify and operate as a REIT whereby it will be principally owned by public investors whose ownership will be represented by shares of common stock.

(5)	James M. Seneff, Jr. and Robert A. Bourne also serve as individual general partners of the CNL Income Fund limited partnerships, 18 separate public limited partnerships that own restaurant properties. These partnerships are managed by a wholly owned subsidiary of CNL Capital Markets, Inc.

(6)	James M. Seneff, Jr. and Robert A. Bourne serve as directors and/or executive officers, and CNL Financial Group, Inc. is a stockholder, of Commercial Net Lease Realty, Inc. and CNL Restaurant Properties, Inc., self-advised, public REITs that invest primarily in retail properties and restaurant properties, respectively.

PRIOR AND FUTURE PROGRAMS

In the past, Affiliates of the advisor have organized over 100 other real estate investments. In addition, they currently have other real estate holdings, and in the future expect to form, offer interests in, and manage other real estate programs in addition to CNL Income Properties, and make additional real estate investments. Future real estate programs may involve Affiliates of the advisor in the ownership, financing, operation, leasing, and management of properties that may be suitable for CNL Income Properties.

Certain of these Affiliated public or private real estate programs may invest in properties which may be suitable for CNL Income Properties, may purchase properties concurrently with CNL Income Properties and may lease properties to tenants who also lease or operate certain of CNL Income Properties’ Properties. These properties, if located in the vicinity of, or adjacent to, Properties acquired by CNL Income Properties may affect the Properties’ gross revenues. Additionally, such other programs may make or acquire loans or other permitted investments in the same or similar entities as those targeted by CNL Income Properties, thereby affecting CNL Income Properties’ loan and other investment activities. Such conflicts between CNL Income Properties and Affiliated programs may affect the value of CNL Income Properties’ investments as well as its Net Income. CNL Income Properties believes that the advisor has established guidelines to minimize such conflicts. See “Conflicts of Interest — Certain Conflict Resolution Procedures” below.

COMPETITION TO ACQUIRE PROPERTIES AND INVEST IN LOANS AND OTHER FINANCINGS

Affiliates of the advisor may compete with CNL Income Properties to acquire properties or to make or acquire loans or other Permitted Investments of a type suitable for acquisition or investment by CNL Income Properties and may be better positioned to make such acquisitions or investments as a result of relationships that may develop with various operators of the types of properties to be invested in by CNL Income Properties or relationships with tenants of the same such properties. See “Business — Site Selection and Acquisition of Properties — Interim Acquisitions.” A purchaser who wishes to acquire one or more of these properties or make or acquire one or more loans or other Permitted Investments may have to do so within a relatively short period of time, occasionally at a time when CNL Income Properties (due to insufficient funds, for example) may be unable to make the acquisition or investment.

In an effort to address these situations and preserve the acquisition and investment opportunities for CNL Income Properties (and other entities with which the advisor or its Affiliates are Affiliated), Affiliates of the advisor may maintain lines of credit which enable them to acquire Properties or make or acquire loans or other Permitted Investments on an interim basis and subsequently transfer them to CNL Income Properties. CNL Income Properties will not acquire such Properties or make or acquire such loans or other Permitted Investments unless a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction determine that the transaction is fair and reasonable to CNL Income Properties and at a price to CNL Income Properties no greater than the cost of such Properties, loans or other Permitted Investments to the Affiliates of the advisor, or, if the price to CNL Income Properties is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event may the cost of such Properties, loans or other Permitted

Investments to CNL Income Properties exceed their appraised value. Where Properties, loans, or other Permitted Investments are maintained or acquired by Affiliates of the advisor on an interim basis and subsequently transferred to CNL Income Properties, the advisor will not be paid an additional Acquisition Fee by CNL Income Properties to the extent the Affiliate of the advisor previously paid the advisor an Acquisition Fee with respect to the Property or loan or other Permitted Investment transferred. The selection of Properties to be transferred by Affiliates of the advisor to CNL Income Properties may be subject to conflicts of interest. CNL Income Properties cannot be sure that the advisor will act in its best interests when deciding whether to allocate any particular property to it. Investors will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before making their investment.

The advisor could experience potential conflicts of interest in connection with the negotiation of the purchase price and other terms of the acquisition of a Property or investment in a loan or other Permitted Investment, as well as the terms of the lease of a Property or the terms of a loan or other Permitted Investment, due to its relationship with its Affiliates and any business relationship of its Affiliates that may develop with operators or tenants. Consequently, the advisor may negotiate terms of acquisitions, investments or leases that may be more beneficial to other entities than to CNL Income Properties.

The advisor or its Affiliates also may be subject to potential conflicts of interest at such time as CNL Income Properties wishes to acquire a Property or make or acquire a loan or other Permitted Investment that also would be a suitable investment for an Affiliate of CNL Holdings, Inc. Affiliates of the advisor serve as directors of CNL Income Properties and, in this capacity, have a fiduciary obligation to act in the best interest of the stockholders of CNL Income Properties. Further, as general partners or directors of Affiliates of CNL Holdings, Inc., they have a fiduciary obligation to act in the best interests of the investors in other programs with investments that may be similar to those of CNL Income Properties and will use their best efforts to assure that CNL Income Properties will be treated as favorably as any such other program. See “Management — Fiduciary Responsibility of the Board of Directors.” CNL Income Properties has also developed procedures to resolve potential conflicts of interest in the allocation of Properties, loans and other Permitted Investments between CNL Income Properties and certain of its Affiliates. See “Conflicts of Interest — Certain Conflict Resolution Procedures” below.

CNL Income Properties will supplement this Prospectus during the offering period to disclose the acquisition of Property at such time as the advisor believes that a reasonable probability exists that CNL Income Properties will acquire such Property, including an acquisition from the advisor or its Affiliates. Based upon the experience of management of CNL Income Properties and of the advisor and the proposed acquisition methods, a reasonable probability that CNL Income Properties will acquire Property normally will occur as of the date on which (i) a commitment letter is executed by a proposed lessee; (ii) a satisfactory credit underwriting for the proposed lessee has been completed; (iii) a satisfactory site inspection has been completed; (iv) a nonrefundable deposit has been paid on the Property; (v) the board of directors has approved the acquisition; and (vi) a purchase contract is executed and delivered by the seller and by CNL Income Properties.

SALES OF PROPERTIES, LOANS OR OTHER PERMITTED INVESTMENTS

A conflict also could arise in connection with the advisor’s determination as to whether or not to sell a Property, loan or other Permitted Investment since the interests of the advisor and the stockholders may differ as a result of their distinct financial and tax positions and the compensation to which the advisor or its Affiliates may be entitled upon the Sale of a Property. See “Conflicts of Interest — Compensation of the Advisor” below for a description of these compensation arrangements. In order to resolve this potential conflict, the board of directors will be required to approve each Sale of a Property, loan or other Permitted Investment.

DEVELOPMENT OF PROPERTIES

A conflict could arise in connection with the advisor’s determination as to whether to acquire Properties which require development. Affiliates, including our advisor, its subsidiaries or another Affiliate, may serve as the developer and if so, the Affiliates would receive the development fee that would otherwise be paid to an unaffiliated developer. The board of directors, including the Independent Directors, must approve employing an Affiliate of ours to serve as a developer. There is a risk, however, that we would acquire Properties that require development so that an Affiliate would receive the development fee.

CERTAIN RELATIONSHIPS WITH AFFILIATES

Subject to the limitations set forth in the articles of incorporation, CNL Income Properties may engage in transactions with Affiliates and pay compensation in connection therewith. As described elsewhere in this Prospectus, CNL Income Properties will pay the managing dealer selling commissions and a marketing support fee. CNL Income Properties will pay to the advisor an Acquisition Fee for identifying Properties and structuring the terms of acquisitions, leases, mortgages and loans; and a monthly Asset Management Fee for managing the Properties and other investments. In addition, CNL Income Properties will reimburse the advisor and certain Affiliates for Organizational and Offering Expenses, Acquisition Expenses and operating expenses that they incur on behalf of CNL Income Properties. For additional information concerning these relationships, see the sections of this Prospectus entitled “Management Compensation” and “Certain Relationships and Related Transactions.”

JOINT INVESTMENT WITH AN AFFILIATED PROGRAM

CNL Income Properties may invest in joint ventures with another program sponsored by the advisor or its Affiliates if a majority of the directors, including a majority of the Independent Directors, not otherwise interested in the transaction, determine that the investment in the joint venture is fair and reasonable to CNL Income Properties and on substantially the same terms and conditions as those to be received by the co-venturer or co-venturers. Potential situations may arise in which the interests of the co-venturer or co-venturers may conflict with those of CNL Income Properties. In addition, CNL Income Properties and the co-venturer or co-venturers may reach an impasse with regard to business decisions, such as the purchase or sale of Property, in which the approval of CNL Income Properties and each co-venturer is required. In this event, none of the parties may have the funds necessary to purchase the interests of the other co-venturers. CNL Income Properties may experience difficulty in locating a third party purchaser for its joint venture interest and in obtaining a favorable sales price for such joint venture interest. See “Risk Factors — Real Estate and Other Investment Risks — We may not control the joint ventures in which we enter.”

COMPETITION FOR MANAGEMENT TIME

The directors and officers of the advisor and the directors and officers of CNL Income Properties currently are engaged, and in the future will engage, in the management of other business entities and properties and in other business activities, including entities, properties and activities associated with Affiliates. They will devote only as much of their time to the business of CNL Income Properties as they, in their judgment, determine is reasonably required, which will be substantially less than their full time. These officers and directors of the advisor and officers and directors of CNL Income Properties may experience conflicts of interest in allocating management time, services, and functions among CNL Income Properties and the various entities, investor programs (public or private), and any other business ventures in which any of them are or may become involved. Independent Directors may serve as directors of three REITs advised by the advisor; however, CNL Income Properties does not anticipate that it will share Independent Directors with other REITs advised by the advisor.

COMPENSATION OF THE ADVISOR

The advisor has been engaged to perform various services for CNL Income Properties and will receive fees and compensation for such services. None of the agreements for such services were the result of arm’s-length negotiations. All such agreements, including the advisory agreement, require approval by a majority of the board of directors, including a majority of the Independent Directors, not otherwise interested in such transactions, as being fair and reasonable to CNL Income Properties and on terms and conditions no less favorable than those which could be obtained from unaffiliated entities. The timing and nature of fees and compensation to the advisor could create a conflict between the interests of the advisor and those of the stockholders. A transaction involving the purchase, lease, or Sale of any Property, loan or other Permitted Investment by CNL Income Properties may result in the immediate realization by the advisor and its Affiliates of substantial commissions, fees, compensation, and other income. Although the advisory agreement authorizes the advisor to take primary responsibility for all decisions relating to any such transaction, the board of directors must approve all of CNL Income Properties’ acquisitions and Sales of Properties and the entering into and Sale of loans or other Permitted Investments. Potential conflicts may arise in connection with the determination by the advisor on behalf of CNL Income Properties of whether to hold or sell a Property, loan or other Permitted Investment as such determination could impact the timing and amount of fees payable to the advisor. See “The Advisor and the Advisory Agreement.”

RELATIONSHIP WITH MANAGING DEALER

The managing dealer is CNL Securities Corp., an Affiliate of the advisor. Certain of the officers and directors of CNL Income Properties are also officers, directors, and registered principals of the managing dealer. This relationship may create conflicts in connection with the fulfillment by the managing dealer of its due diligence obligations under the federal securities laws. Although the managing dealer will examine the information in the Prospectus for accuracy and completeness, the managing dealer is an Affiliate of the advisor and will not make an independent review of CNL Income Properties or the offering. Accordingly, the investors do not have the benefit of such independent review. Certain of the Soliciting Dealers have made, or are expected to make, their own independent due diligence investigations. The managing dealer is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all investment objectives similar to those of CNL Income Properties and is expected to participate in other offerings sponsored by one or more of the officers or directors of CNL Income Properties.

LEGAL REPRESENTATION

Greenberg Traurig, LLP, which serves as securities and tax counsel to CNL Income Properties in this offering, also serves as securities and tax counsel for certain of its Affiliates, including other real estate programs, in connection with other matters. Members of the firm of Greenberg Traurig, LLP may invest in CNL Income Properties. Neither CNL Income Properties nor the stockholders will have separate counsel. In the event any controversy arises following the termination of this offering in which the interests of CNL Income Properties appear to be in conflict with those of the advisor or its Affiliates, other counsel may be retained for one or both parties.

CERTAIN CONFLICT RESOLUTION PROCEDURES

In order to reduce or eliminate certain potential conflicts of interest, the articles of incorporation contain a number of restrictions relating to (i) transactions between CNL Income Properties and the advisor or its Affiliates, (ii) certain future offerings, and (iii) allocation of properties and loans among certain Affiliated entities. These restrictions include the following:

1. No goods or services will be provided by the advisor or its Affiliates to CNL Income Properties except for transactions in which the advisor or its Affiliates provide goods or services to CNL Income Properties in accordance with the articles of incorporation, or, if a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transactions approve such transactions as fair and reasonable to CNL Income Properties and on terms and conditions not less favorable to CNL Income Properties than those available from unaffiliated third parties.

2. CNL Income Properties will not purchase or lease Properties in which the advisor or its Affiliates has an interest without the determination, by a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction, that such transaction is fair, competitive and commercially reasonable to CNL Income Properties and at a price to CNL Income Properties no greater than the cost of the asset to the advisor or its Affiliate unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event shall CNL Income Properties acquire any such asset at an amount in excess of its appraised value. CNL Income Properties will not sell or lease Properties to the advisor or its Affiliates unless a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction determine the transaction is fair and reasonable to CNL Income Properties.

3. CNL Income Properties will not make loans to the Sponsor, advisor, directors or any Affiliates thereof, except (a) loans subject to the restrictions governing loans in the articles of incorporation or (b) to subsidiaries of CNL Income Properties or to ventures or partnerships in which CNL Income Properties holds an interest. Any loans to CNL Income Properties by the advisor or its Affiliates must be approved by a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to CNL Income Properties than comparable loans between unaffiliated parties. It is anticipated that the advisor or its Affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by the advisor or its Affiliates on behalf of CNL Income Properties or joint ventures in which CNL Income Properties is a co-venturer, subject to the 2%/25% Guidelines (2% of Average

Invested Assets or 25% of Net Income) described under “The Advisor and the Advisory Agreement — The Advisory Agreement.”

4. Until completion of this initial offering, the advisor and its Affiliates will not offer or sell interests in any subsequently formed public program that has investment objectives and structure similar to those of CNL Income Properties and that intends to (i) invest in a diversified portfolio of different property types in the United States to be leased primarily on a long-term, triple-net lease basis to tenants or operators who are significant industry leaders, and (ii) offer loans or other financings with respect to such properties. An operator will be considered a “significant industry leader” if it has one or more of the following traits: many or more years of experience operating in a particular industry as compared with other operators in that industry; many or more assets managed in a particular industry as compared with other operators in that industry; and/or is deemed by us to be a dominant operator in a particular industry for reasons other than those listed above. The advisor and its Affiliates also will not purchase a property or offer or invest in a loan or other financing for any such subsequently formed public program that has investment objectives and structure similar to CNL Income Properties and that intends to invest primarily in a diversified portfolio of different property types in the United States to be leased primarily on a long-term, triple-net lease basis to tenants or operators who are significant industry leaders until substantially all (generally, 80%) of the funds available for investment (Net Offering Proceeds) by CNL Income Properties have been invested or committed to investment. (For purposes of the preceding sentence only, funds are deemed to have been committed to investment to the extent written agreements in principle or letters of understanding are executed and in effect at any time, whether or not any such investment is consummated, and also to the extent any funds have been reserved to make contingent payments in connection with any Property, loan or other Permitted Investment whether or not any such payments are made.) The advisor or its Affiliates currently and in the future may offer interests in one or more public or private programs which are permitted to purchase Properties of the type to be acquired by CNL Income Properties and/or to make or acquire loans or other Permitted Investments.

5. The board of directors and the advisor have agreed that, in the event that an investment opportunity becomes available which is suitable for both CNL Income Properties and a public or private entity with which the advisor or its Affiliates are Affiliated, for which both entities have sufficient uninvested funds, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. (The board of directors and the advisor have agreed that for purposes of this conflict resolution procedure, an investment opportunity will be considered “offered” to CNL Income Properties when an opportunity is presented to the board of directors for its consideration.) An investment opportunity will not be considered suitable for a program if the requirements of Item 4 above, with respect to having substantially all of the Net Offering proceeds invested, have not been satisfied. In determining whether or not an investment opportunity is suitable for more than one program, the advisor and its Affiliates will examine such factors, among others, as the cash requirements of each program, the effect of the acquisition both on diversification of each program’s investments by types of properties and geographic area, and on diversification of the tenants of its properties (which also may affect the need for one of the programs to prepare or produce audited financial statements for a property or a tenant), the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of the advisor and its Affiliates, to be more appropriate for an entity other than the entity which committed to make the investment, however, the advisor has the right to agree that the other entity Affiliated with the advisor or its Affiliates may make the investment. Notwithstanding the conflict resolution procedure described herein, in the event that a property which includes a hotel becomes available and the property is a suitable investment for both CNL Income Properties and CNL Hospitality Properties, Inc., CNL Hospitality Properties, Inc. will have a right of first refusal if the hotel generates more than 50% of the GAAP EBITDA of the property.

6. With respect to shares owned by the advisor, the directors, or any Affiliate, neither the advisor, nor the directors, nor any of their Affiliates may vote or consent on matters submitted to the stockholders regarding the removal of the advisor, directors, or any Affiliate or any transaction between CNL Income Properties and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which the advisor, directors, and any Affiliate may not vote or consent, any shares owned by any of them shall not be included.

Additional conflict resolution procedures are identified under “Conflicts of Interest — Sales of Properties,” “Conflicts of Interest — Joint Investment With An Affiliated Program” and “Conflicts of Interest — Legal Representation.”

SUMMARY OF REINVESTMENT PLAN

CNL Income Properties has adopted the reinvestment plan pursuant to which stockholders may elect to have the full amount of their cash distributions from CNL Income Properties reinvested in additional shares of CNL Income Properties. Stockholders who elect to receive monthly distributions may not participate in the reinvestment plan. The following discussion summarizes the principal terms of the reinvestment plan. The reinvestment plan is attached hereto as Appendix A.

GENERAL

An independent agent (the “Reinvestment Agent”), which currently is Bank of New York, will act on behalf of the participants in the reinvestment plan (the “Participants”). The Reinvestment Agent at all times will be registered or exempt from registration as a broker-dealer with the Securities and Exchange Commission (the “Commission”) and each state securities commission. The Reinvestment Agent will invest all distributions attributable to shares owned by Participants in shares of CNL Income Properties at a fixed offering price to be set forth in the prospectus, which initially will be $9.50 per share.

All shares available for purchase under the reinvestment plan either are registered pursuant to this Prospectus or will be registered under the Securities Act of 1933 through a separate prospectus relating solely to the reinvestment plan. Until this offering has terminated, shares will be available for purchase out of the additional five million shares registered with the Commission in connection with this offering. Prior to the conclusion of this offering, if the five million shares initially designated for the reinvestment plan have been purchased by the Reinvestment Agent and CNL Income Properties anticipates additional demand for its reinvestment plan shares, CNL Income Properties may decide to reallocate a portion of the shares initially designated for this offering to the reinvestment plan. Similarly, prior to the conclusion of this offering, if any of the five million shares initially designated for the reinvestment plan remain unsold after meeting anticipated obligations under the reinvestment plan, CNL Income Properties may decide to sell a portion of such shares in this offering. See “The Offering — Plan of Distribution.” After the offering has terminated, shares will be available from any additional shares which CNL Income Properties elects to register with the Commission for the reinvestment plan. The reinvestment plan may be amended or supplemented by an agreement between the Reinvestment Agent and CNL Income Properties at any time, including, but not limited to, an amendment to the reinvestment plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his or her last address of record; provided, that any such amendment must be approved by a majority of the Independent Directors of CNL Income Properties and by any necessary regulatory authorities. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom CNL Income Properties receives written notice of termination prior to the effective date thereof.

Stockholders who have received a copy of this Prospectus and participate in this offering can elect to participate in and purchase shares through the reinvestment plan at any time and would not need to receive a separate prospectus relating solely to the reinvestment plan. A person who becomes a stockholder otherwise than by participating in this offering may purchase shares through the reinvestment plan only after such person receives the current prospectus or a separate prospectus relating solely to the reinvestment plan. A prospectus relating to the then current offering will be provided to stockholders who participate in the reinvestment plan during the period in which CNL Income Properties is engaged in an offering. Further, a separate prospectus relating solely to the reinvestment plan will be provided to stockholders who participate in the reinvestment plan during any period in which CNL Income Properties is not engaged in an offering.

INVESTMENT OF DISTRIBUTIONS

Distributions will be used by the Reinvestment Agent, promptly following the payment date with respect to such distributions, to purchase shares on behalf of the Participants from CNL Income Properties. All such distributions shall be invested in shares within 30 days after such payment date. Any distributions not so invested will be returned to Participants.

At this time, Participants will not have the option to make voluntary contributions to the reinvestment plan to purchase shares in excess of the amount of shares that can be purchased with their distributions. The board of directors reserves the right, however, to amend the reinvestment plan in the future to permit voluntary contributions to the reinvestment plan by Participants, to the extent consistent with CNL Income Properties’ objective of qualifying as a REIT.

PARTICIPANT ACCOUNTS, FEES AND ALLOCATION OF SHARES

For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the distributions received by the Reinvestment Agent on behalf of such Participant. CNL Income Properties shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on such distributions will be paid to CNL Income Properties to defray certain costs relating to the reinvestment plan. The administrative charge for each fiscal quarter will be the lesser of 5% of the amount reinvested for the Participant or $2.50, with a minimum charge of $0.50.

The Reinvestment Agent will use the aggregate amount of distributions to all Participants for each fiscal quarter to purchase shares (including fractional shares) for the Participants. If the aggregate amount of distributions to Participants exceeds the amount required to purchase all shares then available for purchase, the Reinvestment Agent will purchase all available shares and will return all remaining distributions to the Participants within 30 days after the date such distributions are made. The purchased shares will be allocated among the Participants based on the portion of the aggregate distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the shares purchased pursuant to the reinvestment plan shall be reflected on the books of CNL Income Properties.

Subject to the provisions of the articles of incorporation relating to certain restrictions on and the effective dates of transfer, shares acquired pursuant to the reinvestment plan will entitle the Participant to the same rights and to be treated in the same manner as those purchased by the Participants in the offering. In the event the proceeds from the sale of shares are used to acquire Properties or to invest in loans or other Permitted Investments, CNL Income Properties will pay Acquisition Fees of 3.0% of the purchase price of the shares sold pursuant to the reinvestment plan. CNL Income Properties may also pay approximately 0.64%, 0.01% and 0.25% to Affiliates as reimbursement for Organizational and Offering Expenses, due diligence expenses and Acquisition Expenses, respectively. As a result, aggregate fees and expenses payable to Affiliates of CNL Income Properties will total approximately 3.90% of the proceeds of reinvested distributions.

The allocation of shares among Participants may result in the ownership of fractional shares, computed to four decimal places.

REPORTS TO PARTICIPANTS

Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the distributions reinvested during the quarter, the number of shares purchased during the quarter, the per share purchase price for such shares, the total administrative charge paid by CNL Income Properties on behalf of each Participant (see “Summary of Reinvestment Plan — Participant Accounts, Fees and Allocation of Shares” above), and the total number of shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. See “Summary of Reinvestment Plan — General” above.

Tax information for income earned on shares under the reinvestment plan will be sent to each participant by CNL Income Properties or the Reinvestment Agent at least annually.

ELECTION TO PARTICIPATE OR TERMINATE PARTICIPATION

Stockholders of CNL Income Properties who purchase shares in this offering may become Participants in the reinvestment plan by making a written election to participate on their subscription agreements at the time they subscribe for shares. Any other stockholder who receives a copy of this Prospectus or a separate prospectus relating solely to the reinvestment plan and who has not previously elected to participate in the reinvestment plan may so elect at any time by written notice to the board of directors of such stockholder’s desire to participate in the reinvestment plan. Participation in the reinvestment plan will commence with the next distribution made after receipt of the Participant’s notice, provided it is received at least 10 days prior to the record date for such distribution. Subject to the preceding sentence, the election to participate in the reinvestment plan will apply to all distributions attributable to the fiscal quarter in which the stockholder made such written election to participate in the reinvestment plan and to all fiscal quarters thereafter, whether made (i) upon subscription or subsequently for stockholders who participate in this offering, or (ii) upon receipt of this prospectus or a separate prospectus relating solely to the reinvestment plan for stockholders who do not participate in this offering. Participants will be able to terminate their participation in the reinvestment plan at any time without penalty by delivering written notice to the board of directors ten business days before the end of a fiscal quarter.

A Participant who chooses to terminate participation in the reinvestment plan must terminate his or her entire participation in the reinvestment plan and will not be allowed to terminate in part. If a Participant terminates his or her participation, the Reinvestment Agent will send him or her a check in payment for the amount of any distributions in the Participant’s account that have not been reinvested in shares, and CNL Income Properties’ record books will be revised to reflect the ownership records of his or her full shares and the value of any fractional shares standing to the credit of a Participant’s account based on the market price of the shares. There are no fees associated with a Participant’s terminating his or her interest in the reinvestment plan. A Participant in the reinvestment plan who terminates his or her interest in the reinvestment plan will be allowed to participate in the reinvestment plan again upon receipt of the then current version of this Prospectus or a separate current prospectus relating solely to the reinvestment plan by notifying the Reinvestment Agent and completing any required forms.

The board of directors reserves the right to prohibit Qualified Plans from participating in the reinvestment plan if such participation would cause the underlying assets of CNL Income Properties to constitute “plan assets” of Qualified Plans. See “The Offering — ERISA Considerations.”

FEDERAL INCOME TAX CONSIDERATIONS

Stockholders subject to federal taxation who elect to participate in the reinvestment plan will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the reinvestment plan. Specifically, stockholders will be treated as if they have received the distribution from CNL Income Properties and then applied such distribution to purchase shares in the reinvestment plan. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless CNL Income Properties has designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as long-term capital gain.

AMENDMENTS AND TERMINATION

CNL Income Properties reserves the right to renew, extend, or amend any aspect of the reinvestment plan without the consent of stockholders, provided that notice of the amendment is sent to Participants at least 30 days prior to the effective date thereof. CNL Income Properties also reserves the right to terminate the reinvestment plan for any reason, at any time, by ten days prior written notice of termination to all Participants.

REDEMPTION OF SHARES

Prior to such time, if any, as Listing occurs, any stockholder who has held shares for not less than one year (other than the advisor) may present for CNL Income Properties’ consideration, all or any portion equal to at least 25% of such shares to CNL Income Properties for redemption at any time, in accordance with the procedures outlined herein. At such time, CNL Income Properties may, at its sole option, choose to redeem such shares presented for redemption for cash to the extent it has sufficient funds available. There is no assurance that there will be sufficient funds available for redemption or that CNL Income Properties will exercise its discretion to redeem such shares and, accordingly, a stockholder’s shares may not be redeemed. Factors that CNL Income Properties will consider in making its determination to redeem shares include (i) whether such redemption impairs the capital or the operations of CNL Income Properties; (ii) whether an emergency makes such redemption not reasonably practical; (iii) any governmental or regulatory agency with jurisdiction over CNL Income Properties so demands for such action for the protection of the stockholders; (iv) whether such redemption would be unlawful; or (v) whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of shares in CNL Income Properties, could cause direct or indirect ownership of shares of CNL Income Properties to become concentrated to an extent which would prevent CNL Income Properties from qualifying as a REIT for tax purposes. If CNL Income Properties elects to redeem shares, the following conditions and limitations would apply. The full amount of the proceeds from the sale of shares under the reinvestment plan (the “Reinvestment Proceeds”) attributable to any calendar quarter will be used to redeem shares presented for redemption during such quarter. In addition, CNL Income Properties may, at its discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of its common stock for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of shares redeemed by CNL Income Properties (if CNL Income Properties so determines to redeem shares) exceed 5% of the number of shares of CNL Income Properties’ outstanding common stock at the beginning of such 12-month period.

In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, and CNL Income Properties determines to redeem shares, CNL Income Properties will redeem shares on a pro rata basis at the end of each quarter. A stockholder whose shares are not redeemed due to insufficient funds in that quarter, can ask that the request to redeem the shares be honored at such time as sufficient funds exist. In such case, the redemption request will be retained and such shares will be redeemed (if CNL Income Properties so determines to redeem shares) in the same manner as described above, at the end of the next quarter. Alternatively, if a redemption request is not satisfied and the stockholder does not make a subsequent request to redeem its shares at such time as sufficient proceeds from the Reinvestment Plan exist, the initial redemption request will be treated by CNL Income Properties as cancelled. Stockholders will not relinquish to CNL Income Properties their shares of common stock, until such time as CNL Income Properties commits to redeem such shares. Commitments to redeem shares will be made at the end of each quarter and will be communicated to each stockholder who has submitted a request either telephonically or in writing. Until such time as a commitment is communicated and shares are actually delivered to CNL Income Properties, a stockholder may withdraw its redemption request.

If the full amount of funds available for any given quarter exceeds the amount necessary for such redemptions, the remaining amount may be held for subsequent redemptions unless such amount is sufficient to make an additional investment (directly or through a joint venture), or is used to repay outstanding indebtedness. In that event, CNL Income Properties may use all or a portion of such amount to make additional investments or to repay such outstanding indebtedness, provided that CNL Income Properties (or, if applicable, the joint venture) enters into a binding contract to make such investments, or uses such amount to repay outstanding indebtedness, prior to payment of the next distribution and CNL Income Properties’ receipt of requests for redemption of shares.

A stockholder who wishes to have his or her shares redeemed must mail or deliver a written request on a form provided by CNL Income Properties and executed by the stockholder, its trustee or authorized agent, to the redemption agent (the “Redemption Agent”), which is currently Bank of New York. The Redemption Agent at all times will be registered or exempt from registration as a broker-dealer with the Commission and each state securities commission. Within 30 days following the Redemption Agent’s receipt of the stockholder’s request, the Redemption Agent will forward to such stockholder the documents necessary to effect the redemption, including any signature guarantee CNL Income Properties or the Redemption Agent may require. The Redemption Agent will effect such redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the shares to be redeemed from the stockholder at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem such shares. The effective date of any redemption will be the last date during a quarter during which the Redemption Agent receives the properly completed redemption documents. As a result, CNL Income Properties anticipates that, assuming sufficient funds are available for redemption, the effective date of redemptions will be no later than thirty days after the quarterly determination of the availability of funds for redemption.

Upon the Redemption Agent’s receipt of notice for redemption of shares, the redemption price will be on such terms as CNL Income Properties shall determine. The redemption price for shares of CNL Income Properties’ common stock will equal the lesser of (x) the price at which the shares of common stock to be redeemed were initially sold by CNL Income Properties, or (y) a fixed redemption price to be set forth in the prospectus, which initially will be $9.50 per share, and which amount will never exceed the then current offering price of CNL Income Properties’ common stock. Accordingly, the redemption price paid to stockholders for shares of common stock redeemed by CNL Income Properties may vary over time to the extent that the United States Internal Revenue Service changes its ruling regarding the percentage discount that a REIT may give on reinvested shares, and the board of directors determines to make a corresponding change to the price at which it offers shares pursuant to its reinvestment plan. Because the proceeds from the reinvestment plan are the primary source of funds to redeem shares under the redemption plan, CNL Income Properties would then adjust the fixed redemption price described in (y) to match the price at which it offers shares pursuant to its reinvestment plan. In addition, to the extent the board of directors determines that it is in the best interests of CNL Income Properties to offer less than the maximum discount permitted by the United States Internal Revenue Service, the board of directors will change the price at which it offers shares pursuant to its reinvestment plan and will make the corresponding change to the fixed redemption price described in (y). The board of directors of CNL Income Properties will announce any price adjustment and the time period of its effectiveness as a part of its regular communications with stockholders. CNL Income Properties will provide at least 30 days advance notice prior to effecting a price adjustment: (i) in its annual or quarterly reports or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While CNL Income Properties is engaged in an offering, CNL Income Properties will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws.

A stockholder may present fewer than all of his or her shares to CNL Income Properties for redemption, provided, however, that (i) the minimum number of shares which must be presented for redemption shall be at least 25% of his or her shares, and (ii) if such stockholder retains any shares, he or she must retain at least $5,000 worth of shares based on the current offering price.

The board of directors, in its sole discretion, may amend or suspend the redemption plan at any time it determines that such amendment or suspension is in the best interest of CNL Income Properties. The board of directors may amend or suspend the redemption plan if (i) it determines, in its sole discretion, that the redemption plan impairs the capital or the operations of CNL Income Properties; (ii) it determines, in its sole discretion, that an emergency makes the redemption plan not reasonably practical; (iii) any governmental or regulatory agency with jurisdiction over CNL Income Properties so demands for the protection of the stockholders; (iv) it determines, in its sole discretion, that the redemption plan would be unlawful; (v) it determines, in its sole discretion, that redemptions under the redemption plan, when considered with all other sales, assignments, transfers and exchanges of shares in CNL Income Properties, could cause direct or indirect ownership of shares of CNL Income Properties to become concentrated to an extent which would prevent CNL Income Properties from qualifying as a REIT under the Code; or (vi) it determines, in its sole discretion, that such amendment or suspension would be in the best interest of CNL Income Properties. If the board of directors amends or suspends the redemption plan, CNL Income Properties will provide stockholders with at least 30 days advance notice prior to effecting such amendment or suspension: (i) in its annual or quarterly reports or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While CNL Income Properties is engaged in an offering, CNL Income Properties will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. For a discussion of the tax treatment of such redemptions, see “Federal Income Tax Considerations — Taxation of Stockholders.” The redemption plan will terminate, and CNL Income Properties no longer shall accept shares for redemption, if and when Listing occurs. See “Risk Factors — Offering-Related Risks — The sale of shares by stockholders could be difficult.”

BUSINESS

GENERAL

CNL Income Properties is a Maryland corporation that was organized on August 11, 2003. CNL Income Properties anticipates forming various wholly owned or controlled subsidiaries (including an operating partnership, the general partner of which will be CNL Income Properties or an entity owned by CNL Income Properties and the limited partners which will be comprised of CNL Income Properties, entities owned by CNL Income Properties and/or third parties) in the future for the purpose of acquiring interests in Properties, loans and other Permitted Investments. The term “CNL Income Properties” includes CNL Income Properties and its subsidiaries.

CNL Income Properties was formed primarily to acquire Properties in the United States. CNL Income Properties may invest directly in Properties or indirectly by purchasing interests in entities which own the Properties or interests therein. The Properties will be leased primarily on a long-term, “triple-net lease” basis to tenants that are operators who are significant industry leaders or to tenants who will engage selected operators who are significant industry leaders and who will operate the Properties. An operator will be considered a “significant industry leader”

if it has one or more of the following traits: many or more years of experience operating in a particular industry as compared with other operators in that industry; many or more assets managed in a particular industry as compared with other operators in that industry; and/or is deemed by us to be a dominant operator in a particular industry for reasons other than those listed above. Under a triple-net lease, the tenant generally will be responsible for repairs, maintenance, property taxes, utilities and insurance, in addition to the payment of rent. The terms of CNL Income Properties’ triple-net leases will generally be 10 to 20 years, with renewal options for an additional 10 to 20 years for operating leases, or 35 years in the case of direct financing leases. The Properties will be leased pursuant to leases designed to provide CNL Income Properties with minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, CNL Income Properties’ leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at the Properties over certain thresholds. The tenants’ ability to satisfy their lease obligations will depend primarily on the operating results of the Properties acquired by CNL Income Properties. With respect to certain Properties, CNL Income Properties will attempt to obtain various forms of credit enhancements, such as corporate guarantees, to secure the tenants’ obligations. The Properties may consist of land and buildings, the land underlying the buildings with the buildings owned by the tenant or a third party, or the buildings only with the land owned by a third party.

CNL Income Properties may also make or acquire loans with respect to any of the types of Properties in which it is permitted to invest and other Permitted Investments. CNL Income Properties may make mortgage loans pursuant to which it would provide financing to the owner of a Property, or its Affiliates, to enable them to acquire land, buildings or both. In exchange, the owner would give CNL Income Properties a first-lien participating mortgage on the Property. CNL Income Properties expects that any such mortgage loan would require interest payments of fixed base interest and may provide for variable participating interest based on the amount of revenue generated at the encumbered Property. CNL Income Properties expects that the interest rate and terms (generally, 10 to 20 years) of each mortgage loan will be similar to those of its triple-net leases.

CNL Income Properties also may offer other financing related to interests in real estate and may purchase interests in such financings, including vacation ownership interests. Vacation ownership interests, commonly known as timeshares, generally consist of acquiring, developing and operating vacation ownership resorts, marketing and selling various forms of vacation ownership interests in those resorts, and financing consumer purchases of such interests. If CNL Income Properties decides to invest in vacation ownership interests, it may, among other things, (i) acquire and develop vacation ownership properties operated by third parties, or (ii) purchase promissory notes secured by real estate vacation ownership interests owed by consumer purchasers of vacation ownership interests.

In addition, CNL Income Properties, through subsidiaries, may invest up to a maximum of 10% of its total assets in businesses that provide services to, or are otherwise ancillary to, the types of Properties in which CNL Income Properties is permitted to invest.

SECTOR AND PROPERTY SELECTION AND ACQUISITION

CNL Income Properties’ principal business objective is to build a diversified portfolio of real estate investments which will be leased primarily on a long-term, triple-net lease basis to qualified tenants or operators who are significant industry leaders and who can successfully operate the businesses being conducted on the Properties acquired by CNL Income Properties. Each proposed Property acquisition, lease or loan will be submitted to the board of directors for its approval. In considering whether to approve a proposed Property acquisition, lease or loan, the board of directors will rely principally on an examination and evaluation conducted by the advisor of the following factors:

•	the condition and potential value of the Property;

•	whether the Property is strategically located;

•	the current and potential use of the Property and the potential revenues expected to be generated by the business to be conducted on the Property;

•	an independent break-even analysis performed by the advisor of the potential profitability of a Property using historical information provided by the tenant or operator, and other data developed by CNL Income Properties;

•	the proposed purchase price and lease terms in the case of an acquisition, and the loan terms in the case of a financing, and whether such terms are structured to achieve CNL Income Properties’ distribution objectives;

•	the nature, quality and value of any asset or assets pledged in a financing as collateral securing the loan;

•	the availability of qualified operators who possess experience specific to the type of business to be conducted on the Property;

•	the ability of CNL Income Properties to negotiate and enter into a triple-net lease with an operator of its choice that is a significant industry leader on terms which (i) will afford CNL Income Properties with an amount of minimum annual base rent that provides a specified return on CNL Income Properties’ cost of purchasing and, if applicable, developing the Property; and (ii) will provide for periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices; and (iii) may provide for the payment of percentage rent generally based on a percentage of gross revenues at the Property over a certain threshold; and

•	the acquisition of Properties which will allow CNL Income Properties to maintain a real estate investment portfolio which is diversified on a geographical, operator and property-type basis.

The advisor also will identify asset classes in which to invest based on the following key elements:

•	whether the supply of developed, specific-use real estate is greater than the demand for the intended use of such real estate;

•	whether industry sectors are experiencing constraints on the availability of new capital, which CNL Income Properties believes typically has the effect of lowering the purchase prices of Properties from those that are typically available; and/or

•	whether favorable demographic trends which suggest that the current and future use of Properties identified as potential acquisition candidates will generate long-term income.

CNL Income Properties also intends to seek to acquire properties that it believes are important to the continuing operations of its tenants or operators.

SELECTION OF TENANTS AND OPERATORS

CNL Income Properties expects to lease the Properties it acquires to tenants or operators who are significant industry leaders and who will operate the Properties. References to an operator throughout this Prospectus may be to a tenant that is also the operator or to a third-party operator with whom the tenant has contracted.

Tenants and operators will be selected by the advisor and submitted to the board of directors for its approval. Tenants and operators are not expected to be Affiliated with the advisor, CNL Income Properties or any Affiliate. In evaluating proposed tenants and operators, the advisor will consider a number of factors, including the following:

•	an evaluation of the operations of their facilities;

•	the number of facilities operated;

•	the relative financial experience of the tenant and operator in the geographic area in which the Property is located or will be located;

•	the financial condition and business history of the proposed tenant and operator; and

•	the management capabilities of the operators.

INVESTMENT OF OFFERING PROCEEDS

CNL Income Properties may invest in any Property and is not limited to any asset classes. However, CNL Income Properties does not anticipate that it will acquire interests in: (i) freestanding single-tenant retail properties under 100,000 square feet; (ii) fast-food, family-style or casual dining restaurants; (iii) congregate or assisted living or skilled nursing facilities, continuing care retirement communities or similar health care related facilities; or (iv) freestanding hotel properties, other than hotel properties which are “ancillary” to other types of properties which CNL Income Properties may be acquiring. The foregoing specified types of properties are properties in which other REITs sponsored by CNL Income Properties’ Affiliate, CNL Financial Group, Inc., or its Affiliates, invest. Further, CNL Income Properties does not anticipate that it will offer financing related to these properties. CNL Income Properties has not specified any percentage of Net Offering Proceeds to be invested in any particular type of Property.

CNL Income Properties has undertaken to supplement this Prospectus during the offering period to disclose the acquisition of Properties at such time as CNL Income Properties believes that a reasonable probability exists that such Property will be acquired by CNL Income Properties. Based upon the experience and acquisition methods of the Affiliates of CNL Income Properties and the advisor, this normally will occur, with regard to the acquisition of Properties, as of the date on which: (i) a commitment letter is executed by a proposed lessee; (ii) a satisfactory credit underwriting for the proposed lessee has been completed; (iii) a satisfactory site inspection has been completed; (iv) a nonrefundable deposit has been paid on the Property; (v) the Board of the Directors has approved the acquisition; and (vi) a purchase contract is executed and delivered by the seller to CNL Income Properties. However, the initial disclosure of any proposed acquisition cannot be relied upon as an assurance that CNL Income Properties ultimately will consummate such proposed acquisition or that the information provided concerning the proposed acquisition will not change between the date of such prospectus supplement and the actual purchase or extension of financing. The terms of any borrowing by CNL Income Properties will also be disclosed in any prospectus supplement filed following receipt by CNL Income Properties of an acceptable commitment letter from a potential lender.

RECENT DEMOGRAPHIC TRENDS THAT MAY ENHANCE DEMAND

FOR CERTAIN OF OUR INITIAL INVESTMENTS

General. CNL Income Properties has considered certain demographic trends which it believes may affect consumer demand for the services provided by various property classes and has decided to focus its initial investment strategy on certain of these property classes. CNL Income Properties believes that these properties may be supported by the behavioral and spending patterns of the “Baby Boomer” generation, a strong and growing demographic segment in the United States today, and, to a lesser extent, their children and grandchildren, the “Echo Boomer” generation. The Baby Boomer generation consists of those persons born between 1946 and 1964. Baby Boomers are currently the single largest and most dominant demographic influence in the United States. As a class, Baby Boomers have enjoyed rising incomes and expanding job opportunities. As Baby Boomers entered middle age, statistics suggest that they have spent an increasing percentage of their discretionary income on their families and as their earning power and income grew, average-household spending rose. As a class, Baby Boomers tend to be healthier, wealthier, better educated and far more numerous than any previous generation, and CNL Income Properties believes that as their wealth continues to grow, so too will their desire to spend more time on leisure-related activities and retail spending for both themselves and the Echo Boomers. As of 2000, the oldest Baby Boomers were reaching their mid-50’s and by 2020, all Baby Boomers will have reached that age. The United States Census Bureau estimates that the population age 50 and over will increase by 39% between 1996 and 2010 from approximately 69.3 million to approximately 96.3 million people. A significant number of Baby Boomers are headed toward retirement, and Baby Boomers will double the number of retirees in the United States over the next 20 years. CNL Income Properties also believes that the Echo Boomer generation will increase demand for the services associated with certain of the Properties CNL Income Properties seeks to acquire.

The graph below shows the estimated size of three key age segments through 2035, based upon data compiled by the United States Census Bureau.

There are a number of property types that CNL Income Properties believes may be supported by the aging Baby Boomer population and their concentration of wealth. CNL Income Properties expects high end manufacturers’ outlet centers, marinas, ski resorts, golf courses and vacation ownership interests (or “timeshares”) to benefit from these demographic trends. Further, and as described more fully below, although these industry sectors may differ, they share a common characteristic: CNL Income Properties believes they are often capital-constrained property types whose acquisition prices have fallen in recent history, but whose long-term value may likely be boosted by the spending and behavioral patterns of the Baby Boomer population. CNL Income Properties does not believe that the current aging Baby Boomer demographic trends will be a primary factor in motivating future earnings in the following property types: campgrounds and manufactured housing, mobile home and recreational vehicle parks, dealerships, health clubs, parking lots and bowling alleys. CNL Income Properties does not, however, rule out the possibility that the changing demographic landscape could positively affect future earnings in these property types.

INITIAL INVESTMENT FOCUS

CNL Income Properties intends to focus its investment activities on, and use the proceeds of this offering primarily for, the acquisition, development, ownership and financing of properties that CNL Income Properties believes have the potential for long-term revenue generation based upon certain demographic and other underwriting criteria and models that CNL Income Properties has developed. The asset classes in which CNL Income Properties initially is most likely to invest include the following (in no order of priority):

•	Property leased to dealerships including, for example, automobile, motorcycle, recreational vehicle and boat dealerships;

•	Campgrounds, and manufactured housing, mobile home or recreational vehicle (“RV”) parks, whose operators rent lots and offer other services;

•	Health clubs, whose operators offer access to fitness equipment and group exercise classes, as well as ancillary products and services such as personal training, nutrition products and consulting services, and fitness related merchandise;

•	Parking lots, whose operators offer monthly and daily parking space rentals in urban areas;

•	Bowling alleys, which feature bowling lanes and other entertainment activities;

•	Marinas, whose operators offer recreational boat slip rentals and other services such as boat and boat trailer storage, gasoline sales, boat rentals and sales, restaurants, lodging, and related properties offering other nautical related goods and services;

•	Ski resorts, including real estate in and around ski resorts such as ski-in/ski-out alpine villages, townhouses, lodging and other related properties;

•	Golf courses, including golf clubs and courses that may offer other amenities; and

•	Manufacturers’ outlet centers, commonly known as “factory outlets,” whose operators typically lease space to upscale and manufacturer-operated retail stores, and which are often located in popular tourist destinations or on major thoroughfares.

Although these are initially the most likely asset classes in which CNL Income Properties will invest, CNL Income Properties may acquire or invest in other types of properties which are not listed above that CNL Income Properties believes have the potential for long-term revenue generation based upon certain demographic and other underwriting criteria and models developed by CNL Income Properties and discussed under the section of this Prospectus entitled “— Sector and Property Selection and Acquisition.” In addition, CNL Income Properties intends to seek to acquire properties that it believes are important to the continuing operations of its tenants or operators. CNL Income Properties may obtain debt financing or sell additional shares of CNL Income Properties’ stock in the future to finance any acquisitions.

Set forth below is a more detailed description of certain of the “specific-use” Properties on which CNL Income Properties initially intends to focus its investment activities. CNL Income Properties refers to these Properties as “specific-use” Properties because “alternative” uses for these Properties are limited. A brief description of the businesses conducted on these specific-use Properties and industry trends for such businesses has been included to assist you in determining whether an investment in CNL Income Properties is appropriate for you. We have also included an overview of vacation ownership interests in which we intend to invest.

As of the date of this Prospectus, CNL Income Properties had not yet committed to make any investments, did not own any properties, and had not made or acquired any loans or other Permitted Investments. CNL Income Properties will supplement this Prospectus during the offering period to disclose any new property sectors in which CNL Income Properties intends to make investments. The disclosure of any such sector, however, cannot be relied upon as an assurance that CNL Income Properties ultimately will consummate an investment in such sector.

MARINAS

General. CNL Income Properties is considering acquiring existing marinas and related facilities and, to a lesser extent, developing new marinas where suitable opportunities exist. The marinas that CNL Income Properties may seek to acquire are expected to derive a substantial percentage of their revenues from the rental of boat slips and/or dry boat storage facilities. In addition, these marinas may offer amenities and facilities which supplement their principal sources of revenue pursuant to leases and/or subleases. These amenities and facilities may include boat rentals and sales, boat trailer storage facilities, boat supplies and repair services, gasoline, food and beverage operations, other retail space, hotel and other lodging accommodations, and R.V. and campground facilities. CNL Income Properties intends to focus its acquisition strategy on marinas located in geographic regions with year-round boating climates. By way of example, these locations include southern California, the southeastern seaboard of the United States and the Gulf of Mexico.

CNL Income Properties expects to lease any marina it acquires primarily on a long-term, triple-net lease basis to tenants that are operators who are significant marina industry leaders or to tenants who will engage selected operators who are significant marina industry leaders and who will operate CNL Income Properties’ marinas. Alternatively, where the marina includes lodging facilities, CNL Income Properties may lease the hotel portion of the Property to a taxable REIT subsidiary which will engage an unrelated third party in the business of operating these lodging facilities. The marinas will be leased pursuant to leases designed to provide CNL Income Properties with minimum annual base rent with periodic increases over the lease term or increases in rent based on increases in consumer price indices. In addition, CNL Income Properties’ leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at CNL Income Properties’ marinas over certain thresholds.

A marina is frequently operated under a lease or concession agreement with a government agency that will require CNL Income Properties or its tenants and operators to pay annual rent based on a percentage of gross receipts generated from the operations of the marina.

An investment by CNL Income Properties in marina properties is subject to significant risks. For a discussion of these risks, please read the section of this Prospectus entitled “Risk Factors.”

Industry Overview. CNL Income Properties believes that an opportunity presently exists to acquire marinas at reasonable prices due to current economic conditions within the marina industry and certain demographic trends which CNL Income Properties believes are indicative of future industry growth. A portion of marina operations are substantially dependent upon the recreational boating industry. Sales in the recreational boating industry are impacted significantly by other recreational opportunities and economic factors, including general economic conditions, consumer income and wealth levels, nautical fuel prices, tax laws and demographics. According to a March 2003 report by the National Marine Manufacturers Association (“NMMA”) “Boating 2002: 2002 Population Estimates,” as of December 31, 2002, there were more than 17.3 million recreational boats and 70 million recreational boaters in the United States. According to another March 2003 report by the NMMA, entitled “Boating 2002: Estimated Retail Expenditures on Boating,” as of December 31, 2002, the U.S. commercial marina industry was comprised of approximately 12,000 marinas.

CNL Income Properties believes that the marina industry is highly fragmented, with little consolidation having occurred as of the date of this Prospectus and that most marinas are owned by small, privately-held companies that operate in a single market. CNL Income Properties believes that a portion of the marina industry has been capital constrained and has been in a state of decline. Although the demand for slips (and therefore slip income) continues to remain high, CNL Income Properties believes that certain owners seeking liquidity have few options with respect to obtaining capital for expansion and/or asset repositioning and few options with respect to the sale of their marina businesses. As a result of this decline and further increased pressure from boat slip lessees to improve marina services and systems, CNL Income Properties believes that many privately-held marinas will be forced to sell their property because they may not have the funds to make these requested upgrades.

CNL Income Properties is of the view that the United States marina and boating industry will begin a period of growth. This belief is based, in part, on the increasing visibility of boating as an attractive sport for adults of all ages, shifting trends toward larger boats and the favorable demographic trends described in the section of this Prospectus entitled “Business — Recent Demographic Trends Which May Enhance Demand for Certain of Our Initial Investments.” Based upon its research, CNL Income Properties is of the view that boaters have been purchasing larger and more expensive boats, and that because of this trend, demand for boat slips and other marina services will increase. CNL Income Properties believes that Baby Boomers are expected to contribute to the growth in demand for marinas due their increasing concentrations of wealth and leisure time, as well as the suitability of boating as a sport for an aging population.

Based on these demographic factors and current marina and economic trends, if CNL Income Properties is successful in raising significant proceeds from this offering, CNL Income Properties expects to be able to acquire marinas and related facilities at sufficiently low prices and intends to use conservative leverage with the objective of being able to profitably own these properties.

Competition. CNL Income Properties will compete in the acquisition of marina properties with many other entities engaged in investment activities, some of which may have greater assets than CNL Income Properties. The number of entities and the amount of funds available for investment in the properties of a type suitable for investment by CNL Income Properties may increase, resulting in increased competition for such investments.

The primary factors upon which competition in the marina industry is based are marina location, the level of services and systems available, the manner in which the marina is managed and marketed, and rental rates. The tenants and/or operators CNL Income Properties intends to engage to operate the marinas it acquires will compete on these bases. Marinas acquired by CNL Income Properties also may encounter competition from other marinas which are located nearby, and no assurance can be given that additional competing marinas will not be developed in the vicinity of the marinas CNL Income Properties acquires.

SKI RESORTS

General. CNL Income Properties is considering acquiring ski resorts and their related real estate assets. The ski resorts that CNL Income Properties may seek to acquire will be managed by operators who will provide services such as the sale of lift tickets and passes, ski and snowboard lesson packages, equipment rental and repair outlets, and food and beverage sales. Related real estate assets that CNL Income Properties seeks to acquire may include hotel and other lodging accommodations and properties located in proximity to the ski mountain, including golf courses, indoor tennis courts and swimming pools, health club facilities, restaurants and retail shops.

CNL Income Properties’ ski resort investment activities will consist of buying, holding, leasing and selling real estate in and around the communities located at or near the ski resort including ski-in/ski-out alpine villages, townhouses, condominiums and quarter-share ownership hotels, and in the case of development, involves the planning, oversight, marketing and infrastructure improvement, and development of a resort’s real property holdings.

CNL Income Properties intends to lease any ski resort it acquires primarily on a long-term, triple-net basis to one or more tenants that are operators who are significant ski resort industry leaders who will operate the ski resort and manage its real estate investment and development activities, or to one or more tenants who will engage selected operators who are significant ski resort industry leaders to operate CNL Income Properties’ ski resorts and/or ski resort related real estate assets. Alternatively, where the ski resort includes lodging facilities, CNL Income Properties may lease the hotel portion of the property to a taxable REIT subsidiary which will engage an unrelated third party in the business of operating these hotel properties. Any ski resort acquired by CNL Income Properties will be leased pursuant to leases designed to provide CNL Income Properties with minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, CNL Income Properties’ leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at CNL Income Properties’ ski resorts over certain thresholds.

An investment by CNL Income Properties in ski resort and related properties is subject to significant risks. For a discussion of these risks, please read the section of this Prospectus entitled “Risk Factors.”

Industry Overview. CNL Income Properties believes that an opportunity presently exists to acquire ski resort and related Properties at reasonable prices due to current economic conditions within the ski industry and certain demographic trends which CNL Income Properties believes are indicative of future ski industry growth.

The ski resort industry has been in a state of decline. According to a report by the National Sporting Goods Association entitled “2002 Sports Participation Study,” the number of alpine (downhill) skiers in the United States has declined from approximately 12.4 million in 1988 to approximately 7.4 million in 2002, a decrease of 40.3%. Moreover, according to the National Sporting Goods Association report, the number of cross-country skiers in the United States also has declined from approximately 2.3 million in 2000 to approximately 2.2 million in 2002, a decrease of 5.8%.

CNL Income Properties believes that the effect of the decline in the number of skiers and the stagnant growth in lift ticket sales has created an over-supply of ski resort Properties which has resulted in intense price competition for skier visits. Further, stagnant revenue growth and the decline in the number of skiers has made it difficult for ski resort owners and operators to obtain new capital.

Since the mid-1990s the ski resort industry has undergone and continues to undergo a period of consolidation. According to a January 14, 2003, report by Credit Lyonnais Securities entitled “U.S. Industry Overview – 2002/2003 Ski Season Update,” in the mid- to late-1990s, no ski resort company controlled more than 3% of the total number of North American skier visits. Today, the three major industry operators, together, control over a quarter of the total U.S. skier market – as measured by skier visits – and the number of ski areas in the United States has declined from 709 in 1986 to 493 in 2002.

CNL Income Properties believes that the number of ski areas may decline further because many resorts lack the infrastructure and capital resources to effectively compete in the multi-dimensional and service-intensive ski resort industry. The current trend among leading ski resorts is toward investment in improving technology and infrastructure, including high-speed lifts and extensive snowmaking capabilities, and constructing mountain villages which contain high-end residential homes and lodging accommodations, as well as retail shops which cater to the ski industry’s wealthy clientele. These trends require a greater access to capital and have enhanced the strategic position of ski resorts owned by larger, better capitalized owners.

Despite current competitive conditions and recent economic conditions, CNL Income Properties is of the view that the United States ski industry will eventually rebound and begin a period of growth. This belief is based, in part, on the notion that all-inclusive ski resorts have become desirable vacation destinations for both skiers and non-skiers because of the diverse amenities they offer, as well as on the favorable demographic trends described in the section of this Prospectus entitled “Business — Recent Demographic Trends Which May Enhance Demand for Certain of Our Initial Investments.” According to a December 7, 1999, edition of The Timeshare Beat, “The hottest thing to hit ski resorts in America in recent years is the “Mountain Village” concept, and Baby Boomers with enough money to pay for it are gobbling it up.” In the 2003 report, Credit Lyonnais states:

Destination skiers, in particular, are increasingly influenced by comprehensive resort village amenities such as a selection of restaurants, bars, spas, and other après-ski options, ski-in/ski-out lodging, non-skiing activities, etc., as well as on-mountain conveniences, such as gondolas and high-speed chair lifts to name a few. We believe that those destination resorts that are able to keep pace with maintaining and expanding these desirable amenities – meaning, operators have access to capital to continuously make improvements – will fare better in the market share battle than those that do not.

CNL Income Properties believes that destination mountain resorts may be more profitable than day-trip ski mountains because of the availability of non-skiing services and products at such resorts, including restaurants, lodging and retail shopping. As a result, CNL Income Properties believes that revenues at destination mountain resorts are greater on a per-visitor basis than at ski mountains that do not offer the broad array of destination mountain resort amenities. Furthermore, CNL Income Properties believes that Baby Boomers will contribute to the growth in revenues at ski resorts due to their increasing concentrations of wealth and leisure time, as well as the suitability of participation in various ski resort activities for an aging population.

Based on these demographic factors and current ski industry and economic trends, if CNL Income Properties is successful in raising significant proceeds from this offering, CNL Income Properties expects to be able to acquire ski resorts and related facilities at sufficiently low prices and intends to use conservative leverage with the objective of being able to profitably own these properties.

Government Regulation. Ski resort mountain and lodging operations often require permits and approvals from certain federal, state and local authorities. Many ski resorts that CNL Income Properties may consider acquiring have been granted the right to use federal land as the site for ski lifts and trails and related activities, under the terms of permits with the USDA Forest Service. The USDA Forest Service has the right to review and approve the location, design and construction of improvements in the permit area and many operational matters. Where development in or around wetlands is involved, permits must be obtained from the U.S. Army Corps of Engineers. Further, ski resort operations are subject to environmental laws and regulations, and compliance with these laws and regulations may require expenditures or modifications of development plans and operations in a manner that could have a detrimental effect on the ski resort. There can be no assurance new applications of laws, regulations, and policies, or changes in such laws, regulations, and policies, will not occur in a manner that could have a detrimental effect on a ski resort that CNL Income Properties may acquire, or that material permits, licenses, or approvals will not be terminated, non-renewed or renewed on terms or interpreted in ways that are materially less favorable to the resorts purchased by CNL Income Properties. No assurance can be given that any particular permit or approval will be obtained or upheld on judicial review.

Competition. The ski resort industry is highly competitive and capital intensive, and the general unavailability of new, developable ski mountains, regulatory requirements and the high costs and expertise required to build and operate ski resorts present significant barriers to entry in the ski industry. CNL Income Properties believes that these barriers are an attractive characteristic that may help the long-term growth prospects of ski resorts acquired by CNL Income Properties.

Competitors will include major ski resorts throughout the United States, Canada and Europe, as well as other worldwide recreation resorts, including warm weather resorts and various other leisure activities. A ski resort’s competitive position in the markets in which it competes is dependent upon many diverse factors, including: (i) proximity to population centers; (ii) availability and cost of transportation to ski areas; (iii) ease of travel to ski areas (including direct flights by major airlines); (iv) pricing of ski resorts’ products and services; (v) natural snowfall and snowmaking facilities; (vi) the attractiveness of the skiing terrain; (vii) duration of the ski season; (viii) weather conditions; (ix) resort size and reputation; (x) lift ticket prices; (xi) number, price and appeal of related services and lodging; and (xii) proximity to and quality of other ski resorts.

CNL Income Properties will compete in the acquisition of ski resort properties with many other entities engaged in investment activities, some of which may have greater assets than CNL Income Properties. The number of entities and the amount of funds available for investment in the properties of a type suitable for investment by CNL Income Properties may increase, resulting in increased competition for such investments.

GOLF COURSES

General. CNL Income Properties is considering acquiring golf courses. The golf courses that CNL Income Properties may seek to acquire generally may be open to the public for a daily fee, be part of a resort destination or be operated as a private club, and are expected to principally derive revenue from greens fees, golf cart rentals, driving range sales, retail pro shop merchandise sales, food and beverage sales, golf vacation packages and, in the case of private club courses, initiation fees, membership dues and guest fees. In addition, these golf courses may offer amenities and facilities which supplement their principal sources of revenue. These amenities and facilities include clubhouses with restaurants, banquet space, locker room rentals, swimming pools, tennis courts, golf and tennis lessons and tournaments, and health club facilities.

CNL Income Properties expects to lease the golf courses it acquires to tenants that are operators who are significant golf course industry leaders or to tenants who will engage selected operators who are significant golf course industry leaders and who will operate our golf courses. The courses will be leased pursuant to leases designed to provide CNL Income Properties with minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, CNL Income Properties’ leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at CNL Income Properties’ golf courses over certain thresholds.

An investment by CNL Income Properties in golf course properties is subject to significant risks. For a discussion of these risks, please read the section of this Prospectus entitled “Risk Factors.”

Industry Overview. CNL Income Properties believes that there is presently an opportunity to acquire golf course properties at reasonable prices due to the fragmentation of golf course ownership, the depressed state of the golf industry and the presence of certain demographic trends which CNL Income Properties believes are indicative of future golf industry growth.

The business environment for golf course operators has been negatively affected by poor economic trends and increasing competition over the last four years. According to the National Golf Foundation, an independent industry organization, between 1986 and 1990 demand for golf exceeded golf course supply. In response to the increased demand for golf, golf course supply began to increase in 1991 and steadily increased over the next 11 years. According to the National Golf Foundation, in 1990, 12,846 golf facilities were in operation in the United States. By December 31, 2002, the number of golf facilities in operation had increased to approximately 15,827. This represents an increase of 23.2% over a 12-year period.

While golf course supply was expanding, demand for golf has slowed in the last five years, and has been relatively flat. According to the National Golf Foundation, the number of golfers grew from 23 million in 1990 to 26.2 million in 2002, an increase of only 13.9% during that 12-year period. In addition, according to a January 2003 National Golf Foundation survey, total rounds played at U.S. golf facilities in 2002 dropped 3% compared to 2001, while total revenues were relatively flat, increasing by only 0.9%.

The effect of the imbalance between the increased supply of golf courses and the relatively flat demand for golf has created intense price competition for rounds of golf. Further, declining revenues have made it difficult for golf course owners and operators to obtain new capital and as a result, we are of the view that many owners and operators are selling golf courses at prices which are lower than previously available.

Though the number of golfers and rounds played has not declined tremendously, revenues at many golf courses have. The reason for this is that developers have continued to build golf courses even as demand stabilized. As the Wall Street Journal recently reported (Barron’s: Monday July 28, 2003), “The number of golfers (has) flattened, stabilizing around 25 million to 26 million for the past six years…but excess capacity continues to plague the sport....Last year’s total of 220 new courses, though materially below the 2000 record of nearly 400 new courses, still exceeds golf’s annual absorption rate by a good measure. This year’s expected addition of 237 new courses will only make matters worse.” CNL Income Properties believes that the excess supply will tend to push the price of courses down. As was also reported in that same issue of the Wall Street Journal, “A hedge-fund manager who was once a college all-American golfer and follows the sport closely, estimates that more than 400 courses currently are for sale at prices sharply under their construction costs or recent sale prices.”

Despite current competitive conditions and recent economic conditions, CNL Income Properties is of the view that the United States golf industry will eventually rebound and begin a period of growth. This belief is based, in part, on the increasing visibility of golf as a suitable sport for an aging population, as well as on the favorable demographic trends described in the section of this Prospectus entitled “Business — Recent Demographic Trends Which May Enhance Demand for Certain of Our Initial Investments.” We believe that based on the May/June 1997 report by the National Golf Foundation, the average number of rounds played per golfer on an annual basis increases significantly as the golfer ages, until such time as physical limitations restrict the number of golf rounds a golfer can play per week. In addition, according to this report, golfers in their 50’s play nearly twice as many rounds annually as golfers in their 30’s, and golfers age 65 and older generally play three times as many rounds annually as golfers in their 30’s. It is expected that the number of golfers, as well as the total number of rounds played, will increase significantly as the average age of the population continues to increase. Baby boomers are expected to contribute to the growth in total rounds played due to their increasing concentrations of wealth and leisure time, as well as the suitability of golf as a sport for an aging population.

Based on these demographic factors and current golf industry and economic trends, if CNL Income Properties is successful in raising significant proceeds from this offering, CNL Income Properties expects to be able to acquire golf courses and related facilities at sufficiently low prices and intends to use conservative leverage with the objective of being able to profitably own such properties.

Competition. Golf courses that we acquire will be subject to competition for players and members from golf courses owned by others and located in the same geographic areas. Changes in the number and quality of golf courses owned by others in a particular area could have a material adverse effect on the revenues of our golf course operators and, thus, on their ability to pay rent and the ability of the golf course to generate positive net cash flows.

MANUFACTURERS’ OUTLET CENTERS

General. CNL Income Properties is considering acquiring and selectively developing upscale and fashion-oriented manufacturers’ outlet centers. Outlet centers are a collection of manufacturer-operated retail stores which are also commonly known as factory outlet stores. These stores sell primarily brand name products at discounts ranging from 25% to 70% below the regular retail prices charged by department stores and specialty stores.

CNL Income Properties expects to lease outlet centers it acquires and develops primarily on a long-term, triple-net lease basis to tenants that are operators who are significant outlet center industry leaders or to tenants who will engage selected operators who are significant outlet center industry leaders and who will operate CNL Income Properties’ outlet centers. The outlet centers will be leased pursuant to leases designed to provide CNL Income Properties with minimum annual base rent with periodic increases over the lease term or increases in rent based on increases in consumer price indices. In addition, CNL Income Properties’ leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at CNL Income Properties’ outlet centers over certain thresholds. As part of its leasing strategy, CNL Income Properties plans to require its tenants to maintain a high level of merchant occupancy, aggressively market available space, and replace low volume merchants with high volume brand-name merchants.

An investment by CNL Income Properties in outlet center properties is subject to significant risks. For a discussion of these risks, please read the section of this Prospectus entitled “Risk Factors.”

Industry Overview. CNL Income Properties believes that there is presently an opportunity to acquire outlet centers at reasonable prices due to increased competition caused by an excess supply of outlet centers. Based on its research, CNL Income Properties is of the view that outlet center revenues began to suffer between 1997 and 1999 as a result of overbuilding. CNL Income Properties believes that the business environment and future prospects are good for outlet centers that are strategically located, possess a diversified merchant roster and enjoy a level of shopping traffic which is high enough to attract popular upscale merchants as tenants. Further, CNL Income Properties believes that these types of outlet centers have increased competitive pressures on other outlet centers because their market position allows them to have greater access to the investment capital necessary to make the kinds of improvements to their outlet centers that attract shoppers and more prestigious merchants. According to an outlet retail industry expert with Value Retail News, “these competitive pressures, along with weak economic conditions over the past three years, have combined to cause a decline in revenues at certain outlet centers. Those declines usually lead to difficulty in obtaining the new capital necessary to upgrade and improve their facilities and attract more prestigious merchants and new customers.” As a result, CNL Income Properties believes that attractive outlet center acquisition opportunities exist or will emerge, and that despite current competitive and recent economic conditions, the United States retail industry will eventually rebound and begin a period of significant growth. This belief is based, in part, on the favorable demographic trends described in the section of this Prospectus entitled “Business – Recent Demographic Trends Which May Enhance Demand for Certain of Our Initial Investments.” CNL Income Properties believes that Baby Boomers, the oldest of whom are in their mid 50’s today, will contribute to the growth in retail spending due to their increasing concentrations of wealth, leisure time, discretionary spending and vacation travel.

Based on these factors, current outlet center industry trends and general economic trends, if CNL Income Properties is successful in raising significant proceeds from this offering, CNL Income Properties expects to be able to acquire outlet centers at sufficiently low prices and intends to use conservative leverage with the objective of being able to profitably own outlet centers.

Competition. CNL Income Properties intends to carefully consider the degree of existing and planned competition in a proposed area before deciding to develop, acquire or expand an outlet center. Any outlet center owned by CNL Income Properties is expected primarily to compete for customers with other outlet centers, traditional shopping malls and full- and off-price retailers. However, CNL Income Properties believes that the majority of factory outlet shoppers visit outlet centers because they are intent on buying name-brand products at discounted prices. Traditional full- and off-price retailers are often unable to provide the variety of name-brand products and attractive prices that outlet centers offer.

Merchants at outlet centers typically avoid direct competition with major retailers and their own specialty stores, and, therefore, generally insist that the outlet centers be located not less than 10 miles from the nearest major department store or the merchants’ own specialty stores. For this reason, CNL Income Properties intends to acquire or develop outlet centers which likely will compete only to a limited degree with traditional shopping malls.

CNL Income Properties believes that competition with other outlet centers for new merchants is generally based on cost, location, quality of facilities, a mix of the centers’ existing merchants, shopping traffic and the degree and quality of the support and marketing services provided by the owner of the outlet center. As a result of these factors and due to the strong merchant relationships that presently exist with the current major outlet developers, CNL Income Properties believes there are significant barriers to entry into the outlet center industry by new developers. Accordingly, CNL Income Properties is more likely to acquire existing outlet centers, but, if it chooses to develop new centers, it would expect to retain an operator which has these strong merchant relationships.

VACATION OWNERSHIP INTERESTS

General. CNL Income Properties is considering investing in various aspects of the vacation ownership business. The vacation ownership business generally consists of acquiring, developing and operating vacation ownership resorts, marketing and selling various forms of vacation ownership interests in those resorts and financing consumer purchases of such interests. Vacation ownership interests entitle a purchaser of the interests to exclusive use of resort accommodations at a resort property or properties for a particular period of time each year. Vacation ownership interests are sold in various legal forms, including fee simple interests, in which the purchaser receives a deed representing ownership in the underlying property or entity that owns the property; and right-to-use interests, such as leasehold interests, in which ownership of the property remains with the original owner or developer and the purchaser receives the right to use the resort accommodations for a specific number of years, after which all use rights revert to the original owner or developer. These interests can be sold as time intervals, such as fixed intervals (a specific week each year), floating intervals (a week within a specific season each year), fractional ownership interests (several weeks each year), or pursuant to vacation club or point-based programs in which purchased points or credits are used like currency to access different accommodations, seasons or numbers of days at the participating resort or resorts.

An investment by CNL Income Properties in aspects of the vacation ownership interests industry is subject to significant risks. For a discussion of these risks, please read the section of this Prospectus entitled “Risk Factors.”

Loans. CNL Income Properties expects that a principal component of any vacation ownership business which it undertakes will involve making loans to wholly owned taxable REIT subsidiaries (“TRSs”) that will either directly acquire and/or develop vacation ownership resorts or use such funds to invest in partnerships or joint ventures which in turn will acquire and develop vacation ownership resorts. We also may make loans directly to joint ventures in which a TRS of CNL Income Properties is a joint venture partner. CNL Income Properties expects that the third-party joint venture partners primarily will be major hospitality companies with extensive experience in the lodging and vacation ownership industries, and that these joint venture partners will operate the resort properties and market and sell the vacation ownership interests. We anticipate that the joint ventures will seek to acquire and/or develop vacation ownership resorts located in or near major tourist destinations such as beaches, rivers and lakes, mountains and major cities, and in proximity to one or more brand-name hotels.

CNL Income Properties’ revenues from loans made to its TRSs will be derived primarily from the interest income earned on such loans. We will also receive distributions from these TRSs representing their share of any after-tax profits of the joint ventures.

Customer Financing. The joint ventures in which CNL Income Properties’ TRSs may invest may provide financing for the vacation ownership interests sold at their resorts. On financed sales, it is expected that the joint venture would receive at least 10% of the aggregate sales price of the vacation ownership interest as a down payment. The joint venture would then make financing for the remainder available to the buyer for a specified term of years (usually seven to 10 years) at a fixed rate of interest, which obligation would be secured by a mortgage on the vacation ownership interest.

Purchase of Promissory and Mortgage Notes. CNL Income Properties may purchase from existing resort owners or developers outstanding secured promissory or mortgage notes owed by consumer purchasers of vacation ownership interests. These notes would be held by us as mortgages secured by fee interests in the vacation ownership interests and underlying real estate. We intend to engage a third party to collect and service the promissory and mortgage notes we acquire, including receiving payments and managing the collection, foreclosure and resale processes.

CNL Income Properties’ revenues from the promissory notes purchased from existing resort owners or developers will be derived from the payment of interest. CNL Income Properties expects to purchase these notes from their holders at a discount, and as a result will recognize revenue based upon the spread between the amount paid by CNL Income Properties to acquire the notes and the remaining principal and interest left to be paid. We may elect to securitize these notes either in whole or in part, and offer these securities for sale to investors in a public or private offering. For example, if CNL Income Properties pursues this type of transaction, it would anticipate acquiring such assets in a taxable REIT subsidiary and would seek to purchase receivables that generate a yield greater than the rate at which the receivables may be securitized. This, in turn, could result in positive income to CNL Income Properties upon the sale of such securities.

Other Possible Investments. CNL Income Properties also intends to explore various other opportunities in the vacation ownership industry, including, without limitation, the possibility of either (i) acquiring undeveloped property directly and leasing it to a third-party developer/operator that would develop the resort and sell leasehold vacation ownership interests to purchasers, or (ii) acquiring and/or developing vacation ownership resorts directly and then leasing them to a third-party operator that will sell leasehold vacation ownership interests to purchasers. In those instances, we would receive rental income from the third-party developer/operator under a lease agreement, which may, under certain circumstances, have a participating rent component. In exploring these various opportunities, we will take into consideration the REIT qualification requirements and endeavor to structure investments in a manner designed to maximize CNL Income Properties’ overall earnings potential from the venture, while preserving CNL Income Properties’ status as a REIT.

Industry Overview. According to a 2000 report by the American Resort Development Association (“ARDA”), since its inception in the 1960’s, vacation ownership has been the fastest growing segment of the travel and tourism industry. Since 1980, the vacation ownership industry has increased at compounded annual growth rate of 16% in dollar volume sales and a 22% compounded annual growth rate in the number of owners of vacation ownership interests. Vacation resorts are found across the globe in popular vacation areas near beaches, rivers and lakes, mountains and major cities. Properties that combine vacation ownership resorts with hotels in major cities and gaming resorts are among the growing trends in vacation ownership.

CNL Income Properties believes that the factors which have driven the vacation ownership industry’s growth in the last decade include the following:

•	a change in the demographic trend toward older, more affluent Americans who travel more frequently;

•	the entrance of major hospitality and entertainment companies, such as Marriott International, Inc., The Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels and Resorts and Starwood Hotels & Resorts Worldwide, Inc., into vacation ownership resort development and ownership and, as a result, higher quality accommodations and services;

•	an increasing focus on leisure activities, family travel and a desire for value, variety and flexibility in a vacation experience;

•	increased consumer confidence resulting from consumer protection regulation of the vacation ownership industry, as well as increased consumer awareness of the value and benefits of vacation ownership, resulting in greater acceptance worldwide of the vacation ownership concept;

•	improved availability of financing for purchases of vacation ownership interests; and

•	increased flexibility of vacation ownership due to the growth of exchange organizations, such as Resort Condominiums International (“RCI”) and Interval International.

The increase in vacation ownership in recent history as a result of the factors listed above has led to an increase in the number of resorts and a rise in the average price of ownership. According to an August 2002 Ragatz Associates report entitled “The Vacation Ownership Industry Selected Characteristics,” prices for vacation ownership interests in the U.S. have steadily increased by an average of 6.8% per year since 1996, and international spending in the vacation ownership industry has seen an increase as well. According to the same report, during 2001, the vacation ownership industry sold approximately $8.6 billion dollars of vacation ownership interests worldwide, of which approximately $4.8 billion was sold in the United States.

CNL Income Properties believes that numerous factors, including favorable demographic trends and low overall penetration of potential demand, indicate continued future growth in the vacation ownership industry. However, because growth in the industry will also be affected by other factors such as those set forth under “Risk Factors,” CNL Income Properties cannot predict if future growth trends will continue at rates comparable to those of the recent past.

Competition. To the extent CNL Income Properties and/or its subsidiaries participate in the vacation ownership business, either directly or through joint venture arrangements, they will compete with various high profile and well-established developers and operators, including many of the world’s most widely-recognized lodging, hospitality and entertainment companies such as Marriott, Disney, Hilton, Hyatt, Four Seasons and Starwood. These entities have substantially greater financial and marketing resources than CNL Income Properties, and they may improve their facilities, reduce their prices or improve their marketing programs in ways that could adversely affect CNL Income Properties’ investments in the vacation ownership business. CNL Income Properties, however, intends to have its subsidiaries enter into joint venture arrangements with certain of these entities, which would enable the underlying resort properties to have access to some of these resources. There can be no assurances, however, that these entities will be willing to enter into joint venture arrangements with CNL Income Properties’ subsidiaries on terms that are acceptable to CNL Income Properties or at all. Other competition could come from a broad spectrum of vacation options, including hotels, motels, inns, bed and breakfasts, condominium developments and second homes which may be located in the areas in which potential investments are located.

SITE SELECTION AND ACQUISITION OF PROPERTIES

General. The board of directors will exercise its own judgment as to, and will be solely responsible for, the ultimate selection of tenants, operators and Properties. The board of directors will exercise its judgment following its consideration of the results of examinations and evaluations conducted by, and the recommendations of, the advisor with respect to proposed tenants, operators and Properties. Therefore, some of the Properties, tenants and operators proposed and approved by the advisor may not be purchased or engaged by CNL Income Properties.

In each Property acquisition, it is anticipated that the advisor will negotiate the lease agreement with the tenant. In certain instances, the advisor may negotiate an assignment of an existing lease, in which case the terms of the lease may vary substantially from CNL Income Properties’ standard lease terms if the board of directors, based on the recommendation of the advisor, determines that the terms of an acquisition and lease of a Property, taken as a whole, are favorable to CNL Income Properties. It is expected that the structure of CNL Income Properties’ long-term, triple-net leases will be designed to provide CNL Income Properties with minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, CNL Income Properties’ leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at the Properties over certain thresholds, which could increase the value of the Properties and provide an inflation hedge. See “Business — Description of Property Leases” below for a discussion of the anticipated terms of CNL Income Properties’ leases.

Some lease agreements will be negotiated to provide the tenant with the opportunity to purchase the Property under certain conditions, generally either at a price not less than fair market value (determined by appraisal or otherwise) or through a right of first refusal to purchase the Property. In either case, the lease agreements will provide that the tenant may exercise these rights only to the extent consistent with CNL Income Properties’ objective of qualifying as a REIT. See “Business — Sale of Properties and Mortgage Loans” below and “Federal Income Tax Considerations — Characterization of Property Leases.”

The consideration paid for each Property will be based on its fair market value. A majority of the Independent Directors may choose in certain circumstances to retain an Independent Expert to determine such fair market value. The advisor will rely on its own independent analyses in determining whether or not to recommend that CNL Income Properties acquire a particular Property. (In connection with the acquisition of a Property that has recently been or is to be constructed or renovated, any appraised value of such Property ordinarily will be based on the “stabilized value” of such Property.) The stabilized value is the value at the point which the Property has reached its stabilized level of competitiveness at which it is expected to operate over the long-term. It should be noted that appraisals are estimates of value and should not be relied upon as measures of true worth or realizable value.

Title to the Properties purchased by CNL Income Properties will be insured by appropriate title insurance policies and/or abstract opinions consistent with normal practices in the jurisdictions in which the Properties are located.

Construction and Renovation. In some cases, construction or renovation will be required after the purchase contract has been entered into, but before the total purchase price has been paid. In connection with the acquisition of Properties that are to be constructed or renovated and as to which CNL Income Properties will own both the land and the building or building only, CNL Income Properties generally will advance funds for construction or renovation costs, as they are incurred, pursuant to a development agreement with the developer. The developer may be the tenant or an Affiliate of CNL Income Properties. An Affiliate may serve as a developer and enter into the development agreement with CNL Income Properties if the transaction is approved by a majority of the directors, including a majority of the Independent Directors. CNL Income Properties believes that the ability to have an Affiliate capable of serving as the developer provides CNL Income Properties with an advantage by enhancing its relationship with key tenants and by giving it access to tenant opportunities at an earlier stage of the development cycle. As a result, CNL Income Properties believes it will have a greater number of opportunities for investment presented to it than it might otherwise have and it will be able to obtain better terms by negotiating the terms of its investment at an earlier stage in the development cycle when there are fewer competitive alternatives available to the tenant.

The developer will enter into all construction contracts and will arrange for and coordinate all aspects of the construction or renovation of the property improvements. The developer will be responsible for the construction or renovation of the building improvements, although it may employ co-developers or sub-agents in fulfilling its responsibilities under the development agreement. All general contractors performing work in connection with such building improvements must provide a payment and performance bond or other satisfactory form of guarantee of performance. All construction and renovation will be performed or supervised by persons or entities acceptable to the advisor. CNL Income Properties will be obligated, as construction or renovation costs are incurred, to make the remaining payments due as part of the purchase price for the Properties, provided that the construction or renovation conforms to definitive plans, specifications, and costs approved by the advisor and the board of directors and embodied in the construction contract.

Under the terms of the development agreements CNL Income Properties will seek to enter into, CNL Income Properties generally will advance its funds on a monthly basis to meet the construction draw requests of the developer. CNL Income Properties, in general, only will advance its funds to meet the developer’s draw requests upon receipt of an inspection report and a certification of draw requests from an inspecting architect or engineer suitable to CNL Income Properties, and CNL Income Properties may retain a portion of any advance until satisfactory completion of the project. The certification generally must be supported by color photographs showing the construction work completed as of the date of inspection. The total amount of the funds advanced to the developer (including the purchase price of the land plus closing costs and certain other costs) generally will not exceed the maximum amount specified in the development agreement. Such maximum amount will be based on CNL Income Properties’ estimate of the costs of such construction or renovation.

In some cases, construction or renovation will be required before CNL Income Properties has acquired the Property. In this situation, CNL Income Properties may have made a deposit on the Property in cash or by means of a letter of credit. The renovation or construction may be made by an Affiliate or a third party. CNL Income Properties may permit the proposed developer to arrange for a bank or another lender, including an Affiliate, to provide construction financing to the developer. In such cases, the lender may seek assurance from CNL Income Properties that it has sufficient funds to pay to the developer the full purchase price of the Property upon completion of the construction or renovation. In the event that CNL Income Properties segregates funds as assurance to the lender of its ability to purchase the Property, the funds will remain the property of CNL Income Properties, and the lender will have no rights with respect to such funds upon any default by the developer under the development agreement or under the loan agreement with such lender, or if the closing of the purchase of the Property by CNL Income Properties does not occur for any reason, unless the transaction is supported by a letter of credit in favor of the lender. In lieu of a third-party lender, CNL Income Properties may provide the construction financing to the developer. Such construction loans will be secured by the Property and generally will be outstanding for less than five years. Construction loans will be subject to the restrictions applicable to all loans on the amounts which may be lent to borrowers. See “Business — Mortgage Loans and Other Loans.”

Under the development agreements CNL Income Properties will seek to enter into, the developer generally will be obligated to complete the construction or renovation of the building improvements within a specified period of time from the date of the development agreement, which generally will be between 12 to 24 months. If the construction or renovation is not completed within that time and the developer fails to remedy this default within 10 days after notice from CNL Income Properties, CNL Income Properties will have the option to grant the developer additional time to complete the construction, to take over construction or renovation of the building improvements, or to terminate the development agreement and require the developer to purchase the Property at a price equal to the sum of (i) CNL Income Properties’ purchase price of the land, including all fees, costs and expenses paid by CNL Income Properties in connection with its purchase of the land; (ii) all fees, costs and expenses disbursed by CNL Income Properties pursuant to the development agreement for construction of the building improvements; and (iii) CNL Income Properties’ “construction financing costs.” The “construction financing costs” of CNL Income Properties is an amount equal to a return, at the annual percentage rate used in calculating the minimum annual rent under the lease, on all CNL Income Properties payments and disbursements described in clauses (i) and (ii) above.

CNL Income Properties also generally will enter into an indemnification and put agreement (the “Indemnity Agreement”) with the developer. The Indemnity Agreement will provide for certain additional rights to CNL Income Properties unless certain conditions are met. In general, these conditions are (i) the developer’s acquisition of all permits, approvals and consents necessary to permit commencement of construction or renovation of the building improvements within a specified period of time after the date of the Indemnity Agreement (normally, 60 days), or (ii) the completion of construction or renovation of the building as evidenced by the issuance of a certificate of occupancy, within a specified period of time after the date of the Indemnity Agreement. If such conditions are not met, CNL Income Properties will have the right to grant the developer additional time to satisfy the conditions or to require the developer to purchase the Property from CNL Income Properties at a purchase price equal to the total amount disbursed by CNL Income Properties in connection with the acquisition and construction or renovation of the Property (including closing costs), plus an amount equal to the return described in item (iii) of the preceding paragraph. Failure of the developer to purchase the Property from CNL Income Properties upon demand by CNL Income Properties under the circumstances specified above will entitle CNL Income Properties to declare the developer in default under the lease and to declare each guarantor in default under any guarantee of the developer’s obligations to CNL Income Properties.

In certain situations where construction or renovation is required for a Property, CNL Income Properties will pay a negotiated maximum amount upon completion of construction or renovation rather than providing financing to the developer, with such amount to be based on the developer’s actual costs of such construction or renovation.

Affiliates of CNL Income Properties also may provide construction financing to the developer of a Property. In addition, CNL Income Properties may purchase from an Affiliate of CNL Income Properties a Property that has been constructed or renovated by the Affiliate. Any fees paid to Affiliates of CNL Income Properties in connection with the financing, construction or renovation of a Property acquired by CNL Income Properties will be subject to approval by a majority of the board of directors, including a majority of the Independent Directors, not otherwise interested in the transaction. See “Management Compensation” and “Conflicts of Interest — Certain Conflict Resolution Procedures.” Any such fees will be included in the cost of the Property and, therefore, will be included in the calculation of base rent.

In all situations where construction or renovation of a Property is required, CNL Income Properties also will have the right to review the developer’s books, records, and agreements during and following completion of construction to verify actual costs.

Interim Acquisitions. The advisor and its Affiliates regularly may have opportunities to acquire properties suitable for CNL Income Properties as a result of their relationships with various tenants and/or operators. See the section of this Prospectus entitled “Business — Investment of Offering Proceeds” above. These acquisitions often must be made within a relatively short period of time, occasionally at a time when CNL Income Properties may be unable to make the acquisition. In an effort to address these situations and preserve the acquisition opportunities of CNL Income Properties (and other Affiliates of the advisor), the advisor and its Affiliates maintain lines of credit which enable them to acquire these properties on an interim basis and temporarily own them for the purpose of facilitating their acquisition by CNL Income Properties (or other entities with which CNL Income Properties is Affiliated). At such time as a Property acquired on an interim basis is determined to be suitable for acquisition by CNL Income Properties, the interim owner of the Property will sell its interest in the Property to CNL Income Properties at a price equal to the lesser of the Property’s appraised value or its cost (which includes carrying costs and, in instances in which an Affiliate of CNL Income Properties has provided real estate brokerage services in connection with the initial purchase of the Property, indirectly includes fees paid to an Affiliate of CNL Income Properties) to purchase such interest in the Property, provided that a majority of directors, including a majority of the Independent Directors, determine that the acquisition is fair and reasonable to CNL Income Properties. See “Conflicts of Interest — Certain Conflict Resolution Procedures.” Appraisals of Properties acquired from such interim owners will be obtained in all cases.

Acquisition Services. Acquisition services performed by the advisor may include, but are not limited to, site selection and/or approval; review and selection of tenants and operators and negotiation of lease agreements and related documents; monitoring Property acquisitions; and the processing of all final documents and/or procedures to complete the acquisition of Properties and the commencement of tenant occupancy and lease payments.

CNL Income Properties will pay the advisor a fee of 3.0% of Gross Proceeds and 3.0% of loan proceeds for services in connection with the incurrence of debt from Lines of Credit and Permanent Financing that are used to acquire Properties or used to make or acquire loans and other Permitted Investments as Acquisition Fees. See “Management Compensation.” The total of all Acquisition Fees and Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6% of the Real Estate Asset Value of a Property, or in the case of a loan, or other Permitted Investment, 6% of the funds advanced, unless a majority of the board of directors, including a majority of the Independent Directors, not otherwise interested in the transaction approves fees in excess of these limits subject to a determination that the transaction is commercially competitive, fair and reasonable to CNL Income Properties. The total of all Acquisition Fees payable to all persons or entities will not exceed the compensation customarily charged in arm’s-length transactions by others rendering similar services as an ongoing activity in the same geographical location and for comparable types of properties.

DESCRIPTION OF PROPERTY LEASES

General. The terms and conditions of any lease entered into by CNL Income Properties with regard to a Property may vary from those described below. The advisor in all cases will use its best efforts to obtain terms at least as favorable as those described below. If the board of directors determines, based on the recommendation of the advisor, that the terms of an acquisition and lease of a Property, taken as a whole, are favorable to CNL Income Properties, the board of directors may, in its sole discretion, cause CNL Income Properties to enter into leases with terms which are substantially different than the terms described below, provided the terms are consistent with CNL Income Properties’ objective of qualifying as a REIT. In making such determination, the advisor will consider such factors as the type and location of the Property, the creditworthiness of the tenant, the purchase price of the Property, the prior performance of the tenant, and the prior performance of the operator.

Financing Leases. Certain of CNL Income Properties’ transactions will be sale-leaseback transactions by which CNL Income Properties will acquire fee simple title to the Property and lease the Property to the tenants pursuant to a triple-net lease which will provide the tenant with the right to take depreciation and treat rent payments as interest payments. Therefore, for state, real estate, commercial law, bankruptcy and federal, state and local income tax purposes the lease is considered a financing arrangement and preserves ownership of the land and improvements by the lessee (a “Financing Lease”).

Triple-Net Leases. CNL Income Properties will lease Properties it acquires to tenants primarily under long-term, triple-net leases to tenants or operators who are significant industry leaders. Under the triple-net leases in which CNL Income Properties contemplates entering, its tenants will generally be responsible for repairs, maintenance, property taxes, utilities and insurance for the Properties they lease. The tenants also will be required to pay for special assessments, sales and use taxes, and the cost of any renovations permitted under the leases. CNL Income Properties will be the lessor under each lease except in certain circumstances in which it may be a party to a joint venture which will own the Property. In those cases, the joint venture, rather than CNL Income Properties, will be the lessor, and all references in this section to CNL Income Properties as lessor therefore should be read accordingly. CNL Income Properties expects to structure its triple-net leases to provide for the payment of minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, CNL Income Properties’ leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at the Property over certain thresholds. See “Business — Joint Venture Arrangements” below.

Leases with Subsidiaries. CNL Income Properties may invest in interests in Properties to be leased to subsidiaries, pursuant to leases which generally have a lease term of five to 10 years, plus renewal options for an additional five to 25 years. Properties leased to subsidiaries will be managed by third-party operators. For Properties subject to this arrangement, CNL Income Properties’ consolidated financial statements will report the Properties’ operating revenues and expenses rather than the rent contractually due under the leases with our subsidiaries. This structure has been implemented as permitted by the REIT Modernization Act of 1999. Under this law, which became effective January 1, 2001, CNL Income Properties is permitted to lease a Property to a subsidiary provided that the subsidiary lessee engages a third party management company to operate the Property and it makes a joint election with CNL Income Properties to be treated as a “taxable REIT subsidiary.” If this election is made, rents received from the subsidiary will not be disqualified from being “rents from real property” under the Code. See “Federal Income Tax Considerations — Taxation of CNL Income Properties.”

Term of Leases. It presently is anticipated that, except in the case of a Financing Lease, Properties will be leased for an initial term of 10 to 20 years with up to four, five-year renewal options. Financing Leases are expected to have initial terms of 15 to 35 years, without renewals. The minimum rental payment under the renewal option generally is expected to be greater than that due for the final lease year of the initial term of the lease. Except in the case of a Financing Lease, upon termination of the lease, the tenant will surrender possession of the Property to CNL Income Properties, together with any improvements made to the Property during the term of the lease, except that for Properties in which CNL Income Properties owns only the building and not the underlying land, the owner of the land may assume ownership of the building. Under a Financing Lease, the tenant may be required, at the lessor’s election, to purchase the Property at the end of the lease term, or, at the tenant’s election, may have the option to purchase the Property at the end of the lease term, in each instance, at a price equal to the unamortized purchase price paid by CNL Income Properties to acquire fee simple title to the Property, as adjusted (increased) by the amount of any accrued and unpaid rent and increases in the lease rate (the “Lease Basis”).

Computation of Lease Payments. During the initial term of the lease, the tenant will pay CNL Income Properties, as lessor, minimum annual base rent equal to a specified percentage of CNL Income Properties’ cost of purchasing the Property, with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, CNL Income Properties’ leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at the Property over certain thresholds. In the case of Properties that are to be constructed or renovated pursuant to a development agreement, CNL Income Properties’ costs of purchasing the Property will include the purchase price of the land, including all fees, costs, and expenses paid by CNL Income Properties in connection with its purchase of the land, and all fees, costs, and expenses disbursed by CNL Income Properties for construction of building improvements. See “Business — Site Selection and Acquisition of Properties — Construction and Renovation” above. With a Financing Lease, fixed rent payments are based upon the product of the agreed upon rate of return multiplied by the Lease Basis. Fixed rent may increase annually based upon annual increases in the lease rate. The lease rate is intended to provide CNL Income Properties with a desired rate of return. In addition to this minimum rent, the tenant may be responsible for the payment of additional rent, which is based upon a percentage of the gross revenues generated by the business conducted on the Property over certain thresholds.

In the case of Properties in which CNL Income Properties owns only the building, CNL Income Properties will structure its leases to recover its investment in the building by the expiration of the lease.

Assignment and Sublease. Except for a Financing Lease, in general, it is expected that no lease may be assigned or subleased without CNL Income Properties’ prior written consent (which may not be unreasonably withheld). A tenant may, however, assign or sublease a lease to its corporate Affiliate or subsidiary or to its successor by merger or acquisition, if such assignee or subtenant agrees to operate the same type of facility on the premises, but only to the extent consistent with CNL Income Properties’ objective of qualifying as a REIT. The leases will set forth certain factors (such as the financial condition of the proposed tenant or subtenant) that are deemed to be a reasonable basis for CNL Income Properties’ refusal to consent to an assignment or sublease. In addition, CNL Income Properties may refuse to permit any assignment or sublease that would jeopardize CNL Income Properties’ continued qualification as a REIT. The original tenant generally will remain fully liable, however, for the performance of all tenant obligations under the lease following any such assignment or sublease unless CNL Income Properties agrees in writing to release the original tenant from its lease obligations. For a Financing Lease, the tenant is not permitted to assign or sublease, with the exception of small space subleases.

Alterations to Premises. A tenant generally will have the right, without the prior written consent of CNL Income Properties and at the tenant’s own expense, to make certain improvements, alterations or modifications to the Property. Under certain leases, the tenant, at its own expense, may make certain immaterial structural improvements (with a cost of up to $10,000) without the prior consent of CNL Income Properties. Certain leases may require the tenant to post a payment and performance bond for any structural alterations with a cost in excess of a specified amount.

Right of Tenant to Purchase. It is anticipated that if CNL Income Properties wishes at any time to sell a Property pursuant to a bona fide offer from a third party, the tenant of that Property will have the right to purchase the Property for the same price, and on the same terms and conditions, as contained in the offer. In certain cases, the tenant also may have a right to purchase the Property seven to 20 years after commencement of the lease at a purchase price equal to the greater of (i) the Property’s appraised value at the time of the tenant’s purchase, or (ii) a specified amount, generally equal to CNL Income Properties’ purchase price of the Property, plus a predetermined percentage of such purchase price. See “Federal Income Tax Considerations — Characterization of Property Leases.” With a Financing Lease, CNL Income Properties may not be able to sell the Property except in circumstances where the tenant is not in compliance with the operating agreement, or CNL Income Properties determines, based upon an opinion of counsel, that the operation of the Property may result in the failure of CNL Income Properties to qualify as a REIT or may jeopardize receipt of “good income” under Section 856(d) of the Code or “interest” for purposes of Section 856(f) of the Code. CNL Income Properties also has the right to require the tenant to purchase the Property in the event of a material casualty or condemnation, or at the end of the term. The purchase price in each instance is equal to the adjusted Lease Basis.

Substitution of Properties. Under certain leases, the tenant of a Property, at its own expense and with CNL Income Properties’ prior written consent, may be entitled to operate another form of approved facility on the Property as long as such approved facility has an operating history which reflects an ability to generate gross revenues and potential revenue growth equal to or greater than that experienced by the tenant in operating the original facility.

In addition, it is anticipated that certain Property leases will provide the tenant with the right, to the extent consistent with CNL Income Properties’ objective of qualifying as a REIT, to offer the substitution of another property selected by the tenant in the event that the tenant determines that the facility has become uneconomic (other than as a result of an insured casualty loss or condemnation) for the tenant’s continued use and occupancy in its business operation and the tenant’s board of directors has determined to close and discontinue use of the facility. The tenant’s determination that a facility has become uneconomic is to be made in good faith based on the tenant’s reasonable business judgment after comparing the results of operations of the facility to the results of operations at the majority of other facilities then operated by the tenant. If either of these events occurs, the tenant will have the right to offer CNL Income Properties the opportunity to exchange the Property for another property (the “Substituted Property”) with a total cost for land and improvements thereon (including overhead, construction interest, and other related charges) equal to or greater than the cost of the Property to CNL Income Properties.

Generally, CNL Income Properties will have 30 days following receipt of the tenant’s offer for exchange of the Property to accept or reject such offer. In the event that CNL Income Properties requests an appraisal of the Substituted Property, it will have at least ten days following receipt of the appraisal to accept or reject the offer. If CNL Income Properties accepts such offer, (i) the Substituted Property will be exchanged for the Property in a transaction designed and intended to qualify as a “like-kind exchange” within the meaning of Section 1031 of the Code with respect to CNL Income Properties and (ii) the lease of the Property will be amended to (a) provide for minimum rent in an amount equal to the sum determined by multiplying the cost of the Substituted Property by the Property lease rate and (b) provide for lease renewal options sufficient to permit the tenant, at its option, to continue its occupancy of the Substituted Property for a specified number of years from the date on which the exchange is made. CNL Income Properties will pay the tenant the excess, if any, of the cost of the Substituted Property over the cost of the Property. If the substitution does not take place within a specified period of time after the tenant makes the offer to exchange the Property for the Substituted Property, either party thereafter will have the right not to proceed with the substitution. If CNL Income Properties rejects the Substituted Property offered by the tenant, the tenant is generally required to offer at least three additional alternative properties for CNL Income Properties’ acceptance or rejection. If CNL Income Properties rejects all Substituted Properties offered to it pursuant to the lease, or otherwise fails or refuses to consummate a substitution for any reason other than the tenant’s failure to fulfill the conditions precedent to the exchange, then the tenant will be entitled to terminate the lease on the date scheduled for such exchange by purchasing the Property from CNL Income Properties for a price equal to the then-fair market value of the Property.

Neither the tenant nor any of its subsidiaries, licensees, or sublicensees or any other Affiliate will be permitted to use the original Property as a facility or other business of the same type for at least one year after the closing of the original Property. In addition, in the event the tenant or any of its Affiliates sells the Property within 12 months after CNL Income Properties acquires the Substituted Property, CNL Income Properties will receive, to the extent consistent with its objective of qualifying as a REIT, from the proceeds of the sale the amount by which the selling price exceeds the cost of the Property to CNL Income Properties.

Insurance, Taxes, Maintenance and Repairs. Tenants of Properties will be required, under the terms of CNL Income Properties’ triple-net leases, to maintain, for the benefit of CNL Income Properties and the tenant, insurance that is commercially reasonable given the size, location and nature of the Property. All tenants, other than those tenants with a substantial net worth, generally also will be required to obtain “rental value” or “business interruption” insurance to cover losses due to the occurrence of an insured event for a specified period, generally six to 12 months. Additionally, all tenants will be required to maintain liability coverage, including, where applicable, professional liability insurance. In general, no lease will be entered into unless, in the opinion of the advisor, as approved by the board of directors, the insurance required by the lease adequately insures the Property.

CNL Income Properties’ triple-net leases are expected to require that the tenant pay all taxes and assessments, maintenance, repair, utility, and insurance costs applicable to the real estate and permanent improvements. Tenants will be required to maintain such Properties in good order and repair. Such tenants generally will be required to maintain the Property and repair any damage to the Property, except damage occurring during the last 24 to 48 months of the lease term (as such lease term may be extended), which in the opinion of the tenant renders the Property unsuitable for occupancy, in which case the tenant will have the right instead to pay the insurance proceeds to CNL Income Properties and terminate the lease.

The tenant generally will be required to repair the Property in the event that less than a material portion of the Property (for example, more than 20% of the building or more than 40% of the land) is taken for public or quasi-public use. CNL Income Properties’ leases generally will provide that, in the event of any condemnation of the Property that does not give rise to an option to terminate the lease or in the event of any condemnation which does give rise to an option to terminate the lease and the tenant elects not to terminate, CNL Income Properties will remit to the tenant the award from such condemnation and the tenant will be required to repair and restore the Property. To the extent that the award exceeds the estimated costs of restoring or repairing the Property, the tenant is required to deposit such excess amount with CNL Income Properties. Until a specified time (generally, 10 days) after the tenant has restored the premises and all improvements thereon to the same condition as existed immediately prior to such condemnation insofar as is reasonably possible, a “just and proportionate” amount of the minimum annual base rent will be abated from the date of such condemnation. In addition, the minimum annual base rent will be reduced in proportion to the reduction in the then-rental value of the premises or the fair market value of the premises after the condemnation in comparison with the rental value or fair market value prior to such condemnation.

Events of Default. The leases generally are expected to provide that the following events, among others, will constitute a default under the lease: (i) the insolvency or bankruptcy of the tenant, provided that the tenant may have the right, under certain circumstances, to cure such default; (ii) the failure of the tenant to make timely payment of rent or other charges due and payable under the lease, if such failure continues for a specified period of time (generally, five to 30 days) after notice from CNL Income Properties of such failure; (iii) the failure of the tenant to comply with any of its other obligations under the lease (for example, the discontinuance of operations of the leased Property) if such failure continues for a specified period of time (generally, 10 to 45 days); (iv) in cases where CNL Income Properties enters into a development agreement relating to the construction or renovation of a building, a default under the development agreement or the Indemnity Agreement or the failure to establish the minimum annual rent at the end of the development period; (v) in cases where CNL Income Properties has entered into other leases with the same tenant, a default under such lease; and (vi) loss of licensure.

Upon default by the tenant, CNL Income Properties generally will have the right under the lease and under most state laws to evict the tenant, re-lease the Property to others, and hold the tenant responsible for any deficiency in the minimum annual base rent payments. Similarly, if CNL Income Properties determined not to re-lease the Property, it could sell the Property. (Unless required to do so by the lease or its investment objectives, however, CNL Income Properties does not intend to sell any Property prior to five to 10 years after the commencement of the lease on such Property. See “Business — Description of Property Leases — Right of Tenant to Purchase” above.) In the event that a lease requires the tenant to make a security deposit, CNL Income Properties will have the right under the lease to apply the security deposit, upon default by the tenant, towards any payments due from the defaulting tenant. In general, the tenant will remain liable for all amounts due under the lease to the extent not paid from a security deposit or by a new tenant.

In the event that a tenant defaults under a lease with CNL Income Properties, CNL Income Properties either will attempt to locate a replacement tenant or will discontinue operation of the facility. CNL Income Properties will have no obligation to operate the facility and no operator of a facility will be obligated to permit CNL Income Properties or a replacement operator to operate the facility.

JOINT VENTURE ARRANGEMENTS

CNL Income Properties may enter into a joint venture to purchase and hold for investment a Property with various unaffiliated persons or entities. CNL Income Properties may also enter into a joint venture with another program formed by the principals of CNL Income Properties or the advisor or their Affiliates, if a majority of the directors, including a majority of the Independent Directors, not otherwise interested in the transaction determine that the investment in such joint venture is fair and reasonable to CNL Income Properties and on substantially the same terms and conditions as those to be received by the co-venturer or co-venturers. CNL Income Properties may take more or less than a 50% interest in any joint venture, subject to obtaining the requisite approval of the directors. See “Risk Factors — Real Estate and Other Investment Risks — We may not control the joint ventures in which we enter” and “Risk Factors — Real Estate and Other Investment Risks — It may be difficult for us to exit a joint venture after an impasse.”

Under the terms of each joint venture agreement, it is anticipated that CNL Income Properties and each joint venture partner would be jointly and severally liable for all debts, obligations, and other liabilities of the joint venture, and CNL Income Properties and each joint venture partner would have the power to bind each other with any actions they take within the scope of the joint venture’s business. In addition, it is expected that the advisor or its Affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by the advisor or its Affiliates on behalf of the joint venture. It is expected that a joint venture would be dissolved upon the occurrence of certain events, including the bankruptcy, insolvency, or termination of any co-venturer, sale of the Property owned by the joint venture, mutual agreement of CNL Income Properties and its joint venture partner to dissolve the joint venture, and the expiration of the term of the joint venture. The joint venture agreement typically will restrict each venturer’s ability to sell, transfer, or assign its joint venture interest without first offering it for sale to its co-venturer. In addition, in any joint venture with another program sponsored by the advisor or its Affiliates, where such arrangements are entered into for the purpose of purchasing and holding Properties for investment, in the event that one party desires to sell the Property and the other party does not desire to sell, either party will have the right to trigger dissolution of the joint venture by sending a notice to the other party. The notice will establish the price and terms for the sale or purchase of the other party’s interest in the joint venture to the other party. The joint venture agreement will grant the receiving party the right to elect either to purchase the other party’s interest on the terms set forth in the notice or to sell its own interest on such terms.

The following paragraphs describe the allocations and distributions under the expected terms of the joint venture agreement for any joint venture in which CNL Income Properties and its co-venturer each have a 50% ownership interest. In any other case, the allocations and distributions are expected to be similar to those described below, except that allocations and distributions which are described below as being made 50% to each co-venturer will instead be made in proportion to each co-venturer’s respective ownership interest.

Under the terms of each joint venture agreement, operating profits and losses generally will be allocated 50% to each co-venturer. Profits from the sale or other disposition of joint venture property first will be allocated to any co-venturers with negative capital account balances in proportion to such balances until such capital accounts equal zero, and thereafter 50% to each co-venturer. Similarly, losses from the sale or other disposition of joint venture property first will be allocated to joint venture partners with positive capital account balances in proportion to such balances until such capital accounts equal zero, and thereafter 50% to each co-venturer. Notwithstanding any other provisions in the joint venture agreement, income, gain, loss, and deductions with respect to any contributed property will be shared in a manner which takes into account the variation between the basis of such property and its fair market value at the time of contribution in accordance with Section 704(c) of the Code.

Net cash flow from operations of the joint venture generally will be distributed 50% to each joint venture partner. Any liquidation proceeds, after paying joint venture debts and liabilities and funding reserves for contingent liabilities, will be distributed first to the joint venture partners with positive capital account balances in proportion to such balances until such balances equal zero, and thereafter 50% to each joint venture partner. Nevertheless, there may be some transactions in which CNL Income Properties gets a preferred return so that it receives distributions before the co-venturer receives its distributions; and in some of these situations, the co-venturer may then get a larger share of the remaining proceeds. In addition, there may be some transactions in which the co-venturer gets a preferred return so that it receives distributions before CNL Income Properties receives its distributions; and in some of these situations, CNL Income Properties may then get a larger share of the remaining proceeds.

In order that the allocations of joint venture income, gain, loss, and deduction provided in joint venture agreements may be respected for federal income tax purposes, it is expected that any joint venture agreement either (i) (a) will contain a “qualified income offset” provision, (b) will prohibit allocations of loss or deductions to the extent such allocation would cause or increase an “Adjusted Capital Account Deficit,” and (c) will require (1) that capital accounts be maintained for each joint venture partner in a manner which complies with Treasury Regulation Section 1.704-1(b)(2)(iv) and (2) that distributions of proceeds from the liquidation of a partner’s interest in the joint venture (whether or not in connection with the liquidation of the joint venture) be made in accordance with the partner’s positive capital account balance, or (ii) otherwise will provide for allocations of income, gain, deduction and loss which are deemed to have economic effect under the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(i). See “Federal Income Tax Considerations — Investment in Joint Ventures.”

Prior to entering into any joint venture arrangement with any unaffiliated co-venturer (or the principals of any unaffiliated co-venturer), CNL Income Properties will confirm that such person or entity has demonstrated to the satisfaction of CNL Income Properties that requisite financial qualifications are met.

CNL Income Properties may acquire Properties from time to time by issuing limited partnership units in an operating partnership to sellers of such Properties pursuant to which the seller, as owner, would receive partnership interests convertible at a later date into common stock of CNL Income Properties. This structure enables a property owner to transfer property without incurring immediate tax liability, and therefore may allow CNL Income Properties to acquire Properties on more favorable terms than otherwise.

MORTGAGE LOANS AND OTHER LOANS

CNL Income Properties may provide mortgage loans to operators to enable them to acquire the land, buildings or both. The mortgage loans will be secured by such property.

Generally, management believes that the terms of these transactions will be substantially the same as those of CNL Income Properties’ Property leases. CNL Income Properties expects that any mortgage loans would provide for interest payments of fixed base interest. Certain mortgage loans may also provide for variable percentage interest based on a percentage of gross revenues generated at the Property. Management expects that the base interest rate charged under the terms of the mortgage loan will generally be comparable to, or slightly lower than, lease rates charged to tenants for Properties. The borrower will be responsible for all of the expenses of owning the property, as with CNL Income Properties’ triple-net leases, including expenses for insurance and repairs and maintenance. Management expects the mortgage loans will be fully amortizing loans over a period of 10 to 20 years (generally, the same term as the initial term of the Property leases), with payments of principal and interest due monthly.

CNL Income Properties may also make or acquire loans related to interests in real estate and may purchase interests in such financings, including vacation ownership interests. For a discussion of investments CNL Income Properties is considering making in vacation ownership interests, see the section of this Prospectus entitled “Description of the Vacation Ownership Business.” CNL Income Properties may also make construction loans. For a discussion of the construction loans which CNL Income Properties is permitted to make, see “Business — Site Selection and Acquisition of Properties — Construction and Renovation,” above.

CNL Income Properties may combine leasing and financing in connection with a Property. For example, it may make a mortgage loan with respect to the building and acquire and lease the underlying land to the borrower. Management believes that the combined leasing and financing structure provides the benefit of allowing CNL Income Properties to receive interest on its initial investment in each financed building. At the same time, CNL Income Properties retains ownership of the underlying land, which may appreciate in value, thus providing an opportunity for a capital gain on the sale of the land. In such cases, in which the borrower is also the tenant under a Property lease for the underlying land, if the borrower does not elect to exercise its purchase option to acquire the Property under the terms of the lease, the building and improvements on the Property will revert to CNL Income Properties at the end of the term of the lease, including any renewal periods. If the borrower does elect to exercise its purchase option as the tenant of the underlying land, CNL Income Properties will generally have the option of selling the Property at the greater of fair market value or cost plus a specified percentage.

CNL Income Properties will not make or invest in mortgage loans unless an appraisal is obtained concerning the property that secures the mortgage loan. In cases in which the majority of the Independent Directors so determine, and in all cases in which the mortgage loan involves the advisor, directors, or Affiliates, such appraisal must be obtained from an Independent Expert concerning the underlying property. Such appraisal shall be maintained in CNL Income Properties’ records for at least five years, and shall be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.

CNL Income Properties may also provide other loans to entities in which it owns an interest. Such other loans may be secured by, among other things, the interests in the entity held by co-venturers.

Management believes that the criteria for investing in mortgage loans are substantially the same as those involved in CNL Income Properties’ investments in Properties; therefore, CNL Income Properties will use the same underwriting criteria as described above in “Business — Sector and Property Selection and Acquisition.” In addition, CNL Income Properties will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the other loans of CNL Income Properties, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria, such as, in some instances, a Financing Lease. In no event shall mortgage indebtedness on any property exceed such property’s appraised value. For purposes of this limitation, the aggregate amount of all mortgage loans outstanding on the property, including the other loans of CNL Income Properties, shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

Further, CNL Income Properties will not make or invest in any mortgage loans or other loans that are subordinate to any mortgage, other indebtedness or equity interest of the advisor, the directors, or Affiliates of CNL Income Properties.

MANAGEMENT SERVICES

The advisor provides management services relating to CNL Income Properties, the Properties, the loans and other Permitted Investments pursuant to an advisory agreement between it and CNL Income Properties. Under this agreement, the advisor is responsible for assisting CNL Income Properties in negotiating leases and loans, collecting rental and loan payments, inspecting the Properties and the tenants’ or operators’ books and records, and responding to tenant inquiries and notices. The advisor also provides information to CNL Income Properties about the status of the leases, the Properties, the loans, the Line of Credit, the Permanent Financing and other Permitted Investments. In exchange for these services, the advisor is entitled to receive certain fees from CNL Income Properties. For management of the Properties, loans, and other Permitted Investments, the advisor receives the Asset Management Fee, which, generally, is payable monthly in an amount equal to 0.08334% of the Real Estate Asset Value of the Properties, outstanding principal amount of the loans and the amount invested in other Permitted Investments, as of the end of the preceding month. See “Management Compensation.”

BORROWING

CNL Income Properties intends to borrow money to acquire Properties, make loans and other Permitted Investments and pay certain fees and intends to encumber Properties in connection with the borrowing. CNL Income Properties plans to obtain one or more Lines of Credit and anticipates that the aggregate amount of any Lines of Credit will be up to $100 million; however, the board of directors may increase the amount CNL Income Properties can borrow under Lines of Credit. CNL Income Properties may repay the Line of Credit with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing. In addition to Lines of Credit, CNL Income Properties may also obtain Permanent Financing. CNL Income Properties is engaged in preliminary discussions with potential lenders but has not yet obtained a commitment letter for a Line of Credit or any Permanent Financing.

Management believes that any financing obtained during the offering period will allow CNL Income Properties to make investments in assets that CNL Income Properties otherwise would be forced to delay until it raised a sufficient amount of proceeds from the sale of shares. By eliminating this delay CNL Income Properties will also eliminate the risk that these investments will no longer be available, or the terms of the investment will be less favorable, when CNL Income Properties has raised sufficient offering proceeds. Alternatively, Affiliates of the advisor could make such investments, pending receipt by CNL Income Properties of sufficient offering proceeds, in order to preserve the investment opportunities for CNL Income Properties. However, assets acquired by CNL Income Properties in this manner would be subject to closing costs both on the original purchase by the Affiliate and on the subsequent purchase by CNL Income Properties, which would increase the amount of expenses associated with the acquisition of assets and reduce the amount of offering proceeds available for investment in income-producing assets. Management believes that the use of borrowings will enable CNL Income Properties to reduce or eliminate the instances in which CNL Income Properties will be required to pay duplicate closing costs, which may be substantial in certain states.

Similarly, management believes that the borrowings will benefit CNL Income Properties by allowing it to take advantage of its ability to borrow at favorable interest rates. Specifically, CNL Income Properties intends to structure the terms of any financing so that the lease rates for Properties acquired and the interest rates for loans made with the loan proceeds will exceed the interest rate payable on the financing. To the extent that CNL Income Properties is able to structure the financing on these terms, CNL Income Properties will increase its net revenues. In addition, the use of financing will increase the diversification of CNL Income Properties’ portfolio by allowing it to acquire more assets than would be possible using only the Gross Proceeds from the offering.

As a result of existing relationships between Affiliates of the advisor and certain financing sources, CNL Income Properties may have the opportunity to obtain financing at more favorable interest rates than CNL Income Properties could otherwise obtain. In connection with any financing obtained by CNL Income Properties as a result of any such relationship, CNL Income Properties will pay a loan origination fee to the Affiliate. In addition, certain lenders may require, as a condition of providing financing to CNL Income Properties, that the Affiliate with which the lender has an existing relationship act as a loan servicing agent. In connection with any such arrangement, CNL Income Properties will pay a loan servicing fee to the Affiliate. Any loan origination fee or loan servicing fee paid to an Affiliate of CNL Income Properties is subject to the approval by a majority of the board of directors (including a majority of the Independent Directors) not otherwise interested in the transaction as fair and reasonable to CNL Income Properties and on terms not less favorable to CNL Income Properties than those available from unaffiliated third parties and not less favorable than those available from the advisor or its Affiliates in transactions with unaffiliated third parties. See “Conflicts of Interest — Certain Conflict Resolution Procedures.”

CNL Income Properties may also borrow funds for the purpose of making distributions to its stockholders. For example, CNL Income Properties may borrow to the extent necessary to permit CNL Income Properties to make distributions required in order to enable CNL Income Properties to qualify as a REIT for federal income tax purposes; however, CNL Income Properties will not borrow for the purpose of returning Invested Capital to the stockholders unless necessary to eliminate corporate level tax to CNL Income Properties. The aggregate borrowing of CNL Income Properties, secured and unsecured, will be reasonable in relation to the Net Assets of CNL Income Properties and will be reviewed by the board of directors at least quarterly. CNL Income Properties plans to obtain one or more Lines of Credit and anticipates that the aggregate amount of any Lines of Credit will be up to $100 million; however, any Line of Credit which CNL Income Properties enters into may be increased at the discretion of the board of directors. In addition, the board of directors anticipates that CNL Income Properties will obtain Permanent Financing and expects that the aggregate amount of that financing will not exceed 50% of CNL Income Properties’ total assets. However, CNL Income Properties’ articles of incorporation limit the maximum amount of CNL Income Properties’ borrowings in relation to the value of its Net Assets at an amount equal to 300% of its Net Assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of CNL Income Properties’ Net Assets, a majority of CNL Income Properties’ Independent Directors must approve the borrowing, and the borrowing must be disclosed and explained to stockholders in CNL Income Properties’ first quarterly report after such approval occurs. Although CNL Income Properties may, under its articles of incorporation, borrow funds from its advisor or its Affiliates, it does not intend to do so.

SALE OF PROPERTIES AND LOANS

During the period of time prior to December 31, 2015, CNL Income Properties intends, to the extent consistent with CNL Income Properties’ objective of qualifying as a REIT, to reinvest in additional Properties, loans, or other Permitted Investments any proceeds of the Sale of assets that are not required to be distributed to stockholders in order to preserve CNL Income Properties’ REIT status for federal income tax purposes. CNL Income Properties may also use such proceeds to reduce its outstanding indebtedness. At or prior to December 31, 2015, CNL Income Properties intends to provide stockholders of CNL Income Properties with liquidity of their investment, either in whole or in part, through Listing (although liquidity cannot be assured thereby) or by commencing the orderly Sale of CNL Income Properties’ assets, or the merger of CNL Income Properties with another entity in a transaction which provides CNL Income Properties’ stockholders with cash or securities of a publicly traded company, unless our stockholders owning a majority of our shares elect to extend the duration of CNL Income Properties by amendment of our articles of incorporation. If Listing occurs, CNL Income Properties intends to use any Net Sales Proceeds not required to be distributed to stockholders in order to preserve CNL Income Properties’ status as a REIT to reinvest in additional Properties, loans, or other Permitted Investments or to repay outstanding indebtedness.

In deciding the precise timing and terms of Sales of assets or a merger of CNL Income Properties, the advisor will consider factors such as national and local market conditions, potential capital appreciation, cash flows, and federal income tax considerations. The terms of certain leases, however, may require CNL Income Properties to sell a Property at an earlier time if the tenant exercises its option to purchase a Property after a specified portion of the lease term has elapsed. See “Business — Description of Property Leases — Right of Tenant to Purchase.” CNL Income Properties will have no obligation to sell all or any portion of a Property at any particular time, except as may be required under property or joint venture purchase options granted to certain tenants, joint venture partners or operators. In connection with seeking to provide stockholders with liquidity, CNL Income Properties will only engage in a merger which results in the distribution to CNL Income Properties’ stockholders of cash or securities of a publicly traded company. In connection with Sales of assets by CNL Income Properties, purchase money obligations may be taken by CNL Income Properties as part payment of the sales price. The terms of payment will be affected by custom in the area in which the Property is located and by prevailing economic conditions. When a purchase money obligation is accepted in lieu of cash upon the Sale of a Property, CNL Income Properties may continue to have a mortgage on the Property and the proceeds of the Sale may be realized over a period of years rather than at closing of the Sale.

CNL Income Properties does not anticipate selling any loans prior to the expiration of the loan term, except in the event: (i) CNL Income Properties owns the Property (land only) underlying the building improvements which secure a mortgage loan and the Sale of the Property occurs; or (ii) CNL Income Properties undertakes an orderly Sale of its assets. CNL Income Properties will not sell any assets if such Sale would not be consistent with CNL Income Properties’ objective of qualifying as a REIT.

COMPETITION

CNL Income Properties anticipates that it will compete with other REITs, real estate partnerships, opportunity funds and other investors, including, but not limited to, banks and insurance companies, many of which will have greater financial resources than CNL Income Properties, in the acquisition, leasing and financing of Properties.

REGULATION OF LOANS

CNL Income Properties’ loan program may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions, and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect CNL Income Properties’ ability to effectuate its loan program. Commencement of operations in these or other jurisdictions may be dependent upon a finding of financial responsibility, character and fitness of CNL Income Properties. CNL Income Properties may determine not to make loans in any jurisdiction in which it believes CNL Income Properties has not complied in all material respects with applicable requirements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

As of the date of this Prospectus, CNL Income Properties has not yet commenced operations. Once the minimum offering is achieved, subscription proceeds will be released to CNL Income Properties and accepted. CNL Income Properties will use such amounts for investments in Properties, loans and other Permitted Investments, as well as the payment or reimbursement of fees and expenses of this offering and fees and expenses relating to the selection, acquisition and development of Properties, loans, and other Permitted Investments, and will commence operations. See “Estimated Use of Proceeds.” Prior to such time, CNL Income Properties’ only source of funds is $200,000 of initial capital contributions it received from the advisor in August 2003. The registrant’s only capital contributions received as of the date of the prospectus include $200,000 of initial capital contributions it received from the advisor in August 2003. CNL Income Properties has not yet entered into any commitments and is not currently subject to any contingent liabilities due to the limited nature of its activities.

CNL Income Properties is not aware of any material trends or uncertainties, favorable or unfavorable, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the acquisition and operation of Properties, loans and other Permitted Investments, other than those referred to in this Prospectus, including, without limitation, those set forth under “Risk Factors.”

CNL Income Properties intends to make an election under Section 856(c) of the Internal Revenue Code to be taxed as a REIT under the Internal Revenue Code, beginning with the taxable year ending December 31, 2004. If CNL Income Properties qualifies as a REIT for federal income tax purposes, CNL Income Properties generally will not be subject to federal income tax on income that CNL Income Properties distributes to our stockholders. If CNL Income Properties fails to qualify as a REIT in any taxable year, CNL Income Properties will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income. However, CNL Income Properties believes that it is organized and will operate in a manner that will enable it to qualify for treatment as a REIT for federal income tax purposes during the year ending December 31, 2004, and CNL Income Properties intends to operate so as to remain qualified as a REIT for federal income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

CNL Income Properties will use the Net Offering Proceeds from this offering to purchase Properties and to invest in loans and other Permitted Investments. See “Investment Objectives and Policies.” In addition, CNL Income Properties intends to borrow money to acquire assets and to pay certain related fees. CNL Income Properties intends to encumber assets in connection with such borrowing. CNL Income Properties plans to obtain Lines of Credit, in an amount up to $100 million, and Permanent Financing. The Lines of Credit may be increased at the discretion of the board of directors and may be repaid with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing. The aggregate amount of any Permanent Financing is not expected to exceed 50% of CNL Income Properties’ total assets. The maximum amount CNL Income Properties may borrow is 300% of CNL Income Properties’ Net Assets in the absence a satisfactory showing that a higher level of borrowing is appropriate, as described in “Business — Borrowing.” In order to borrow an amount in excess of 300% of CNL Income Properties’ Net Assets, a majority of CNL Income Properties’ Independent Directors must approve the borrowing, and the borrowing must be disclosed and explained to stockholders in CNL Income Properties’ first quarterly report after such approval occurs. CNL Income Properties has engaged in preliminary discussions with potential lenders but has not yet received a commitment for a Line of Credit or any Permanent Financing and there is no assurance that CNL Income Properties will obtain any Line of Credit or Permanent Financing on satisfactory terms, or at all.

CNL Income Properties has not entered into any arrangements to acquire any specific Property or to make or invest in any specific loan or other Permitted Investment. The number of Properties CNL Income Properties may acquire and loans and other Permitted Investments CNL Income Properties may acquire or make will depend upon the number of shares sold and the resulting amount of the Net Offering Proceeds available for investment in Properties, loans and other Permitted Investments. If the minimum offering is reached but only a limited number of shares are sold, then CNL Income Properties will likely make only one or a limited number of investments and CNL Income Properties will not achieve a significant diversification of its investments. See “Risk Factors.”

CNL Income Properties intends on paying distributions to its stockholders on a quarterly basis. The amount of distributions declared to CNL Income Properties’ stockholders will be determined by CNL Income Properties’ board of directors and is dependent on a number of factors, including net cash from operations, the financial condition of CNL Income Properties and annual distribution requirements needed to maintain CNL Income Properties’ status as a REIT under the Code. Operating cash flows are expected to be generated from Properties, loans and other Permitted Investments acquired or made by CNL Income Properties.

Critical Accounting Policies

Consolidation. The consolidated financial statements will include the accounts of CNL Income Properties and its wholly owned subsidiaries or subsidiaries for which CNL Income Properties has a controlling interest. The equity method of accounting will be applied in the consolidated financial statements with respect to those investments in joint ventures in which CNL Income Properties has less than a controlling interest due to the significance of rights held by other parties. All material intercompany balances and transactions will be eliminated in consolidation.

Allocation of Purchase Price for Acquisition of Real Estate. CNL Income Properties intends to acquire primarily Properties net leased to single corporate tenants in sale-leaseback transactions. The leases are expected to be long-term leases. Initial lease terms are expected to range from 10 to 20 years. Extension options are expected to be granted to the lessee due to the significance of the Properties to their business. CNL Income Properties has not yet identified any specific Properties to acquire.

CNL Income Properties will allocate the purchase costs of Properties to the tangible and intangible assets acquired and the liabilities assumed as provided by Statement of Financial Accounting Standards No. 141, “Business Combinations.” For each acquisition, CNL Income Properties will assess the value of the land, building, tenant improvements and its intangible assets, including in-place leases, above-market or below-market lease values and the value of tenant relationships based on their estimated fair values. The value of the buildings acquired will be determined on an as-if vacant basis. The values determined will be based on independent appraisals or on management’s estimates reflecting the facts and circumstances of each acquisition.

Impairments. CNL Income Properties will evaluate its investments in real estate and any unconsolidated joint ventures for impairment periodically (no less than once per year) and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. Management determines whether impairment in value has occurred by comparing the undiscounted cash flows, including the estimated residual value of the asset, with the carrying amount of the individual asset. If impairment is indicated, the assets are adjusted to their estimated fair value.

Leases. CNL Income Properties’ leases with third party tenants will be accounted for under the provisions of Statement of Financial Accounting Standards No. 13, “Accounting for Leases.” This statement requires management to estimate the economic life of the leased property, the residual values of the leased property and the present value of the minimum lease payments to be received from the tenant in order to determine whether the lease is classified as an operating lease or a financing transaction. Changes in management’s estimates or assumptions regarding residual values or the collectibility of minimum lease payments could result in different accounting treatment at the inception of the lease.

Acquisition Fees and Costs. Acquisition Fees and miscellaneous acquisition costs that are directly identifiable with investments in real estate or mortgages that are probable will be capitalized and included in other assets. Upon purchase of real estate, origination of a mortgage loan or the entrance into a joint venture, the fees and costs that are directly identifiable with that investment will be reclassified to the associated asset. In the event an investment is not made or is no longer probable of being made, any costs directly related to the investment will be charged to expense.

Revenue Recognition. CNL Income Properties will record revenue as it is earned. Contingent rent and interest that is due based upon the achievement of operational results by the tenants or borrowers will be recorded when the underlying threshold has been reached in accordance with the provisions of Staff Accounting Bulletin 101.

RESULTS OF OPERATIONS

As of the initial date of this Prospectus, no significant operations had commenced because CNL Income Properties was in its developmental stage. No operations will commence until CNL Income Properties has sold at least the minimum offering. CNL Income Properties’ management is not aware of any material trends or uncertainties that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the purchase and operations of Properties, loans and other Permitted Investments, other than those referred to in this Prospectus, including, without limitation, those set forth under the section entitled “Risk Factors.”

Inflation. CNL Income Properties will lease Properties it acquires primarily on a long-term (generally 10 to 20 years, plus renewal options for an additional 10 to 20 years), triple-net basis to tenants or operators who are significant industry leaders. An operator will be considered a “significant industry leader” if it has one or more of the following traits: many or more years of experience operating in a particular industry as compared with other operators in that industry; many or more assets managed in a particular industry as compared with other operators in that industry; and/or is deemed by us to be a dominant operator in a particular industry for reasons other than those listed above. Under the triple-net leases in which CNL Income Properties contemplates entering, tenants will generally be responsible for repairs, maintenance, property taxes, utilities and insurance for the Properties they lease. CNL Income Properties’ expects to structure its leases to provide for the payment of minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, CNL Income Properties’ leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at the Property over certain thresholds.

Long-term, triple-net leases generally will minimize CNL Income Properties’ risk from the adverse effects of inflation. However, inflation could reduce the value of CNL Income Properties’ investments in Properties if the inflation rate is high enough that automatic increases in minimum annual base rent and percentage rent do not keep up with inflation. In addition, CNL Income Properties’ leases generally will permit tenants to leave at the end of the lease term without penalty, which could expose CNL Income Properties to the effect of a decline in market rents. In a deflationary rent environment, CNL Income Properties may be exposed to declining rents under its leases upon their expiration. Similarly, a substantial rise in inflation over the term of an investment in loans or other Permitted Investments may reduce the actual return on those investments, if they do not otherwise provide for adjustments based upon inflation.

Quantitative and Qualitative Disclosures about Market Risk. CNL Income Properties may be exposed to interest rate changes primarily as a result of long-term debt used to acquire Properties and make, loans and other Permitted Investments. CNL Income Properties’ interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, CNL Income Properties expects to borrow primarily at fixed rates or variable rates with the lowest margins available and in some cases, with the ability to convert variable rates to fixed rates. With regard to variable rate financing, CNL Income Properties will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

As CNL Income Properties has yet to commence operations, its board of directors has not yet established policies and procedures regarding CNL Income Properties’ use of derivative financial instruments for hedging or other purposes.

MANAGEMENT

GENERAL

CNL Income Properties will operate under the direction of its board of directors, the members of which are accountable to CNL Income Properties as fiduciaries. As required by applicable regulations, a majority of the Independent Directors and a majority of the directors have reviewed and ratified the articles of incorporation and have adopted the bylaws.

CNL Income Properties currently has five directors; it may have no fewer than three directors and no more than 15. Directors will be elected annually, and each director will hold office until the next annual meeting of stockholders or until his successor has been duly elected and qualified. There is no limit on the number of times that a director may be elected to office. Although the number of directors may be increased or decreased as discussed above, a decrease shall not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of the holders of at least a majority of all the shares outstanding and entitled to vote at a meeting called for this purpose. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director shall be removed.

FIDUCIARY RESPONSIBILITY OF THE BOARD OF DIRECTORS

The board of directors is responsible for the management and control of the affairs of CNL Income Properties; however, the board of directors has retained the advisor to manage CNL Income Properties’ day-to-day affairs and the acquisition and disposition of investments, subject to the supervision of the board of directors.

The directors are not required to devote all of their time to CNL Income Properties and are only required to devote such of their time to the affairs of CNL Income Properties as their duties require. The board of directors will meet quarterly in person or by telephone, or more frequently if necessary. It is not expected that the directors will be required to devote a substantial portion of their time to discharge their duties as directors. Consequently, in the exercise of their fiduciary responsibilities, the directors will rely heavily on the advisor. In this regard, the advisor, in addition to the directors, has a fiduciary duty to CNL Income Properties.

The directors will establish written policies on investments and borrowings and monitor the administrative procedures, investment operations, and performance of CNL Income Properties and the advisor to assure that such policies are in the best interest of the stockholders and are fulfilled. Until modified by the directors, CNL Income Properties will follow the policies on investments set forth in this Prospectus. See “Investment Objectives and Policies.”

The Independent Directors are responsible for reviewing the fees and expenses of CNL Income Properties at least annually or with sufficient frequency to determine that the total fees and expenses of CNL Income Properties are reasonable in light of CNL Income Properties’ investment performance, Net Assets, Net Income, and the fees and expenses of other comparable unaffiliated real estate investment trusts. For purposes of this determination, Net Assets are CNL Income Properties’ total assets (other than intangibles), calculated at cost before deducting depreciation or other non-cash reserves, less total liabilities, and computed at least quarterly on a basis consistently applied. Such determination will be reflected in the minutes of the meetings of the board of directors. In addition, a majority of the Independent Directors and a majority of directors not otherwise interested in the transaction must approve each transaction with the advisor or its Affiliates. The board of directors also will be responsible for reviewing and evaluating the performance of the advisor before entering into or renewing an advisory agreement. The Independent Directors shall determine from time to time and at least annually that compensation to be paid to the advisor is reasonable in relation to the nature and quality of services to be performed and shall supervise the performance of the advisor and the compensation paid to it by CNL Income Properties to determine that the provisions of the advisory agreement are being carried out. Specifically, the Independent Directors will consider factors such as the amount of the fee paid to the advisor in relation to the size, composition and performance of CNL Income Properties’ investments, the success of the advisor in generating appropriate investment opportunities, rates charged to other comparable REITs and other investors by advisors performing similar services, additional revenues realized by the advisor and its Affiliates through their relationship with CNL Income Properties, whether paid by CNL Income Properties or by others with whom CNL Income Properties does business, the quality and extent of service and advice furnished by the advisor, the performance of the investment portfolio of CNL Income Properties and the quality of its portfolio relative to the investments generated by the advisor for its own account. Such review and evaluation will be reflected in the minutes of the meetings of the board of directors. The board of directors shall determine that any successor advisor possesses sufficient qualifications to (i) perform the advisory function for CNL Income Properties and (ii) justify the compensation provided for in its contract with CNL Income Properties.

In accordance with the articles of incorporation and applicable law, the officers and directors are granted exculpation and indemnification in connection with certain actions taken while serving in such capacity. See “Summary of the Articles of Incorporation and Bylaws — Limitation of Liability and Indemnification.”

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of CNL Income Properties are listed below:

Name	Age	Position with CNL Income Properties
James M. Seneff, Jr.	57	Director and Chairman of the Board
Robert A. Bourne	56	Director, Vice Chairman of the Board and Treasurer
Bruce Douglas	71	Independent Director
Dennis N. Folken	69	Independent Director
Robert J. Woody	60	Independent Director
Thomas J. Hutchison III	61	Chief Executive Officer and President
Lynn E. Rose	55	Secretary

James M. Seneff, Jr. Director and Chairman of the Board. Mr. Seneff has served as a director and Chairman of the Board of CNL Income Properties since inception. Mr. Seneff also serves as a director and

Chairman of the Board of the advisor. Mr. Seneff is a principal stockholder of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc., a diversified real estate company, and has served as a director, Chairman of the Board and Chief Executive Officer of CNL Financial Group, Inc. and its subsidiaries since CNL Holdings, Inc.’s formation in 1973. CNL Financial Group, Inc. is the parent company, either directly or indirectly through subsidiaries, of CNL Real Estate Services, Inc., the advisor, CNL Capital Markets, Inc., CNL Investment Company and CNL Securities Corp., the managing dealer in this offering. CNL Financial Group, Inc., a corporation organized and controlled by Mr. Seneff, is CNL Income Properties’ founder. As of September 30, 2003, CNL Holdings, Inc. and the entities it has established have more than $9.5 billion in assets under management, representing interests in approximately 4,000 properties in 49 states. Mr. Seneff also serves as a director and Chairman of the Board of CNL Retirement Properties, Inc., a public, unlisted real estate investment trust, as well as CNL Retirement Corp., its advisor. From inception until August 2003, Mr. Seneff was Chief Executive Officer of CNL Retirement Properties, Inc. Mr. Seneff also serves as a director and Chairman of the Board of CNL Hospitality Properties, Inc., a public, unlisted real estate investment trust, and served as its Chief Executive Officer from inception through February 14, 2003, and as co-Chief Executive Officer from February 14, 2003 through May 1, 2003. Mr. Seneff is also a director, Chairman of the Board and Co-Chief Executive Officer of CNL Hospitality Corp., the advisor to CNL Hospitality Properties, Inc. Since 1992, Mr. Seneff has served as a director and Chairman of the Board of Commercial Net Lease Realty, Inc., a public real estate investment trust that is listed on the New York Stock Exchange, and served as its Chief Executive Officer from 1992 through February 16, 2004. In addition, he has served as a director and Chairman of the Board since inception in 1994, served as Chief Executive Officer from 1994 through August 1999 and served as co-Chief Executive Officer from December 2000 to September 2003 of CNL Restaurant Properties, Inc. (formerly CNL American Properties Fund, Inc.), a public, unlisted real estate investment trust. Mr. Seneff has also served as a director, Chairman of the Board and Chief Executive Officer of CNL Securities Corp., since 1979; CNL Investment Company, since 1990; CNL Fund Advisors, Inc., a registered investment adviser for pension plans, since 1990; and CNL Institutional Advisors, Inc., a registered investment advisor for pension plans, since inception. Mr. Seneff formerly served as a director of First Union National Bank of Florida, N.A., and currently serves as the Chairman of the Board of CNLBank. Mr. Seneff served on the Florida State Commission on Ethics and is a former member and past chairman of the State of Florida Investment Advisory Council, which recommends to the Florida Board of Administration investments for various Florida employee retirement funds. The Florida Board of Administration is Florida’s principal investment advisory and money management agency and oversees the investment of more than $60 billion of retirement funds. Mr. Seneff received his degree in Business Administration from Florida State University in 1968.

Robert A. Bourne. Director, Vice Chairman of the Board and Treasurer. Mr. Bourne has served as a director, Vice Chairman of the Board and Treasurer of CNL Income Properties since inception. Mr. Bourne also serves as a director, Vice Chairman of the Board and Treasurer of the advisor. Mr. Bourne also serves as a director, Vice Chairman of the Board and Treasurer of CNL Hospitality Properties, Inc., a public, unlisted real estate investment trust, as well as a director, Vice Chairman of the Board and Treasurer of CNL Hospitality Corp., its advisor. Mr. Bourne served as the President of CNL Hospitality Properties, Inc. and CNL Hospitality Corp., its advisor, from 1997 to June 2002. Mr. Bourne is also the President and Treasurer of CNL Financial Group, Inc.; a director, Vice Chairman of the Board and Treasurer of CNL Retirement Properties, Inc., a public, unlisted real estate investment trust; as well as a director, Vice Chairman of the Board and Treasurer of CNL Retirement Corp., its advisor. Mr. Bourne served as President of CNL Retirement Properties, Inc. and CNL Retirement Corp. from 1998 and 1997, respectively, to June 2002. Mr. Bourne also serves as a director of CNLBank. He serves as a director and Vice Chairman of the Board of Commercial Net Lease Realty, Inc., a public real estate investment trust listed on the New York Stock Exchange. Mr. Bourne has served as a director since inception in 1994, President from 1994 through February 1999, Treasurer from February 1999 through August 1999, and Vice Chairman of the Board since February 1999, of CNL Restaurant Properties, Inc. (formerly CNL American Properties Fund, Inc.), a public, unlisted real estate investment trust. Mr. Bourne also serves as a director, President and Treasurer for various Affiliates of CNL Financial Group, Inc., including CNL Investment Company, CNL Securities Corp., the managing dealer for this offering, CNL Fund Advisors, Inc., a registered investment advisor for pension plans, and CNL Institutional Advisors, Inc., an investment advisor for pension plans, since inception. As President of CNL Financial Group, Inc., Mr. Bourne has overseen CNL Holdings, Inc.’s real estate and capital markets activities including the investment of over $4 billion in equity and the financing, acquisition, construction and leasing of restaurants, office buildings, apartment complexes, hotels, retirement properties and other real estate. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of tax manager in 1975. Mr. Bourne graduated from Florida State University in 1970 where he received a B.A. in Accounting, with honors.

Bruce Douglas. Independent Director. On March 1, 2001, Mr. Douglas founded and has been the chief executive officer of Harvard Development Company, a real estate development organization specializing in urban revitalization and rejuvenation through the development of civic-minded projects in underprivileged communities. From 1975 to February 28, 2001, Mr. Douglas founded and was the chairman and chief executive officer of The Douglas Company and Design Services Company, a construction firm and an engineering firm, respectively, that specialize in health care, elderly housing, multi-family and retail construction. Mr. Douglas serves on the boards of numerous educational and cultural organizations, including the Toledo Symphony, the Northwest Ohio Venture Fund, the Toledo Repertoire Theater, Taubman Center Advisory Board of Harvard University, Regional Advisory Committee of the Center for Policy Analysis and Public Service of Bowling Green State University, Wilberforce University and the Roy E. Crummer Graduate School of Business of Rollins College. Mr. Douglas is also the founder of the New Ohio Institute, a non-profit policy center focused on finding and carrying out solutions to urban problems. Mr. Douglas received his B.A. in Physics from Kalamazoo College in 1954, B.S. in Civil Engineering from the University of Michigan in 1955, MPA from Harvard University in 1995 and will complete his Ph.D. in History at the University of Toledo in March 2004.

Dennis N. Folken. Independent Director. Mr. Folken is a retired Certified Public Accountant, having received his certified public accountant designation in 1957. He was with Coopers & Lybrand, Certified Public Accountants from 1969 to 1988, and prior to that was with several local accounting firms. Over his 30-year career, Mr. Folken practiced as an office managing partner and group managing partner. Mr. Folken’s areas of expertise included tax and financial planning for real estate investments, partnerships and Subchapter-S corporations. Mr. Folken’s subsequent experience included managing Devex Realty, Inc. & Comreal, Inc., a real estate brokerage firm, from 1989 to 1992; advising Fiduciary Associates, Inc., a trust administration company, from 1991 to 1993; and serving as a director of BankFIRST, a commercial bank, from 1989 to 1995, and as a director of Osceola Financial Corp., a real estate mortgage/investment corporation, from 1989 to 1997. Mr. Folken received a B.A. from Rollins College in 1956 and attended the University of Florida Graduate School of Business. He has been active in professional and civic affairs including trustee of Florida Tax-Watch in Tallahassee, vice-chairman of the Economic Development Commission of Mid-Florida, board member of the Committee of 100 of Orange County, Florida., trustee of Arts United, Inc., and president of Rollins College Alumni Association.

Robert J. Woody. Independent Director. Mr. Woody has been the executive vice president and general counsel for Northstar Companies, Inc., an international wealth management firm utilizing specialized insurance and reinsurance products and strategies to enhance the stewardship of financial resources, since January 2002. From 1997 to January 2002, Mr. Woody was a partner with the law firm of Shook, Hardy & Bacon, L.L.P. in the business and finance division, and chairman of the firm’s energy section. From 1975 to 1997, Mr. Woody was an associate, a partner and then the managing partner in Washington, D.C. for the law firm of Lane & Mittendorf, responsible for building the Washington practice into a twenty-lawyer office engaged in all phases of commercial law, prior to the firm’s merger into Shook, Hardy & Bacon, L.L.P. in 1997. Mr. Woody served as vice president and a director, from 1990-1991, of One To One/The National Mentoring Partnership, Inc., taking a one-year leave of absence from the firm to help launch a new national effort to address the problems of “at risk” youth. From July to December 1978, Mr. Woody served as special counsel to the U.S. Delegation to the 33rd General Assembly to the United Nations. In addition, Mr. Woody served as counsel to the Committee on Commerce of the United States Senate, from 1971 to 1973, and served as legislative assistant to U.S. Senator James B. Pearson of Kansas, from 1969 to 1971. Mr. Woody also served to the rank of Captain, Judge Advocate General’s Corp., U.S. Army Reserve, from 1969 to 1975. Mr. Woody currently serves as the chairman of the International Leadership Group, as a member of the advisory board for Dicut, Inc., and as counsel in Washington, D.C. for the University of Kansas. In addition, Mr. Woody has served as a director for Bethlehem Rebar Industries, Inc.; Sessel’s Inc.; U.S. National Commission on UNESCO; Counsel to the Permanent Organization Committee of the Republican National Convention; Counsel to the U.S. Delegation to the 24th International Conference of the Red Cross; on the Advisory Council, Center for the Study of Values in Public Life, Harvard Divinity School; and as the National Recruiting Chairman, Lawyers for Dole, in 1988 and 1996. Mr. Woody received a Bachelor of Arts in 1966, and Juris Doctor degree in 1969, from the University of Kansas, as well as having undertaken graduate legal study in international law at the University of Exeter, England, in 1972.

Thomas J. Hutchison III. Chief Executive Officer and President. Mr. Hutchison has served as President of CNL Income Properties since inception and currently serves as Chief Executive Officer. Mr. Hutchison also serves as a director, Chief Executive Officer and President of the advisor. Mr. Hutchison serves as Chief Executive Officer of CNL Hospitality Properties, Inc., a public, unlisted real estate investment trust, as well as the co-Chief Executive Officer and a director of CNL Hospitality Corp., its advisor. From June 2002 through February 2003, Mr.

Hutchison served as President of CNL Hospitality Properties, Inc. and CNL Hospitality Corp., its advisor. From 2000 to June 2002, Mr. Hutchison served as Executive Vice President of CNL Hospitality Properties, Inc. and CNL Hospitality Properties Corp., its advisor. In addition, Mr. Hutchison serves as President and Chief Operating Officer of CNL Real Estate Services, Inc., which is the parent company of CNL Hospitality Corp. and CNL Retirement Corp. He also serves as the President and Chief Operating Officer of CNL Realty & Development Corp. In addition, Mr. Hutchison serves as President and Chief Executive Officer of CNL Retirement Properties, Inc. and as President, Chief Executive Officer and a director of CNL Retirement Corp., its advisor. Mr. Hutchison also serves as a director, Chairman and Chief Executive Officer of EMTG, LLC. EMTG, LLC publishes the Mobil Travel Guide, a publication which features information about domestic hotels, resorts, restaurants, sites and attractions. From 2000 to June 2002, Mr. Hutchison served as Executive Vice President of CNL Retirement Properties, Inc. and CNL Retirement Corp. Mr. Hutchison joined CNL Financial Group, Inc. in January 2000 with more than 30 years of senior management and consulting experience in the real estate development and services industries. He currently serves on the board of directors of Restore Orlando, a nonprofit community volunteer organization. Prior to joining CNL Holdings, Inc., Mr. Hutchison was president and owner of numerous real estate services and development companies. From 1995 to 2000, he was chairman and chief executive officer of Atlantic Realty Services, Inc. and TJH Development Corporation. Since 1990, he has fulfilled a number of long-term consulting assignments for large corporations, including managing a number of large international joint ventures. From 1990 to 1991, Mr. Hutchison was the court-appointed president and chief executive officer of General Development Corporation, a real estate community development company, where he assumed the day-to-day management of the $2.6 billion NYSE-listed company entering reorganization. From 1986 to 1990, he was the chairman and chief executive officer of a number of real estate-related companies engaged in the master planning and land acquisition of forty residential, industrial and office development projects. From 1978 to 1986, Mr. Hutchison was the president and chief executive officer of Murdock Development Corporation and Murdock Investment Corporation, as well as Murdock’s nine service divisions. In this capacity, he managed an average of $350 million of new development per year for over nine years. Additionally, he expanded the commercial real estate activities to a national basis, and established both a new extended care division and a hotel division that grew to 14 properties. Mr. Hutchison was educated at Purdue University and the University of Maryland Business School.

Lynn E. Rose. Secretary. Ms. Rose has served as Secretary of CNL Income Properties since inception. Ms. Rose also serves as Secretary of the advisor. Ms. Rose serves as Secretary of CNL Retirement Properties, Inc., a public, unlisted real estate investment trust, and previously served as that company’s Treasurer from 1998 through August 2001. Ms. Rose also serves as Secretary of CNL Retirement Corp., the advisor to CNL Retirement Properties, Inc., and as Secretary of the subsidiaries of that company. Ms. Rose served as Treasurer and a director of CNL Retirement Corp. from 1997 through June 2001. Ms. Rose is Secretary of CNL Hospitality Properties, Inc., a public, unlisted real estate investment trust, and serves as Secretary of its subsidiaries. Ms. Rose served as Treasurer of CNL Hospitality Properties, Inc. from 1996 through September 2001. In addition, she serves as Secretary of CNL Hospitality Corp., its advisor, and served as Treasurer and a director from 1997 through June 2001. Ms. Rose also serves as Secretary of CNL Hotel Investors, Inc., a real estate investment trust majority owned by CNL Hospitality Properties, Inc., and served as Treasurer from 1999 through June 2001. Ms. Rose served as Secretary of CNL Restaurant Properties, Inc. (formerly CNL American Properties Fund, Inc.), a public, unlisted real estate investment trust, from 1994 through August 1999, and served as Treasurer from 1994 through February 1999. Ms. Rose, a certified public accountant, has served as Secretary of CNL Financial Group, Inc. since 1987, its Controller from 1987 to 1993 and its Chief Financial Officer from 1993 to present. She also serves as Secretary of the subsidiaries of CNL Financial Group, Inc. and holds other offices in the subsidiaries. In addition, she serves as Secretary for approximately 75 additional corporations affiliated with CNL Financial Group, Inc. and its subsidiaries. Ms. Rose has served as Chief Financial Officer and Secretary of CNL Securities Corp. since July 1994. Ms. Rose oversees the tax compliance for over 500 corporations, partnerships and joint ventures, and the accounting and financial reporting for CNL Holdings, Inc. and its subsidiaries. Prior to joining CNL Holdings, Inc., Ms. Rose was a partner with Robert A. Bourne in the accounting firm of Bourne & Rose, P.A., Certified Public Accountants. Ms. Rose holds a B.A. in Sociology from the University of Central Florida. She was licensed as a certified public accountant in 1979.

INDEPENDENT DIRECTORS

Under the articles of incorporation, a majority of the board of directors must consist of Independent Directors, except for a period of 90 days after the death, removal or resignation of an Independent Director. The Independent Directors shall appoint replacements for vacancies in the Independent Director positions. An Independent Director may not, directly or indirectly (including through a member of his immediate family), be associated with CNL Income Properties, the advisor or any of their Affiliates within the last two years of becoming a director and at such time an Independent Director may not own any interest in, be employed by, have any material business or professional relationship with, serve as an officer or director of the advisor or its Affiliates, serve as a director of more than three REITs advised by the advisor or its Affiliates or perform services (other than as an Independent Director) for CNL Income Properties.

COMMITTEES OF THE BOARD OF DIRECTORS

CNL Income Properties has a standing Audit Committee, the members of which are selected by the full board of directors each year. The Audit Committee makes recommendations to the board of directors in accordance with those of the independent accountants of CNL Income Properties. The board of directors shall review with such accounting firm the scope of the audit and the results of the audit upon its completion.

At such time, as necessary, CNL Income Properties will form a Compensation Committee, the members of which will be selected by the full board of directors each year.

At least a majority of the members of each committee of CNL Income Properties’ board of directors must be Independent Directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Each Director is entitled to receive $12,000 annually for serving on the board of directors, as well as fees of $1,000 per meeting of the board of directors attended ($500 for each telephonic meeting of the board of directors in which the Director participates). Each Director is entitled to receive $1,000 (or $1,500, in the case of the Chairman of the Audit Committee) per Audit Committee meeting attended or telephonic Audit Committee meeting in which the Director participates. In addition, each Director is entitled to receive $750 (or $1,000, in the case of the chairman of any committee) per meeting of any other committee of the board of directors attended or telephonic meeting of any such committee in which the Director participates. Directors that are members of a special committee are entitled to receive fees of $1,000 per day for service as representatives of such special committee in lieu of the above compensation (to the extent that such Directors devote in excess of three hours on such day to matters relating to such special committee). In addition to the above compensation, the Chairman of the Audit Committee shall be entitled to receive a fee of $1,500 per meeting attended or telephonic meeting in which such Chairman participates with CNL Income Properties’ independent accountants as a representative of the Audit Committee. CNL Income Properties will not pay any compensation to its officers and Directors who also serve as officers and directors of the advisor.

MANAGEMENT COMPENSATION

For a description of the types, recipients, methods of computation, and estimated amounts of all compensation, fees, and reimbursements to be paid directly or indirectly by CNL Income Properties to the advisor, managing dealer, and their Affiliates, see “Management Compensation.”

THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

CNL Income Corp. is a Florida corporation organized in July 2003 to provide management, advisory and administrative services. CNL Income Properties entered into the advisory agreement with the advisor effective March 8, 2004. CNL Income Corp., as advisor, has a fiduciary responsibility to CNL Income Properties and the stockholders.

The executive officers and directors of the advisor are as follows:

Name	Age	Position with CNL Income Properties
James M. Seneff, Jr.	57	Director and Chairman of the Board
Robert A. Bourne	56	Director, Vice Chairman of the Board and Treasurer
Thomas J. Hutchison III	61	Director, Chief Executive Officer and President
Lynn E. Rose	55	Secretary

The backgrounds of these individuals are described above under “Management — Directors and Executive Officers.”

Management anticipates that any transaction by which CNL Income Properties would become self-advised would be submitted to the stockholders for approval.

The advisor currently owns 20,000 shares of common stock (the “Initial Investment”). The advisor may not sell the Initial Investment while the advisory agreement is in effect, although the advisor may transfer the Initial Investment to Affiliates. Neither the advisor, a director, or any Affiliate may vote or consent on matters submitted to the stockholders regarding removal of the advisor, directors or any of their Affiliates, or any transaction between CNL Income Properties and any of them. In determining the requisite percentage in interest of shares of common stock necessary to approve a matter on which the advisor, directors, and any Affiliate may not vote or consent, any shares of common stock owned by any of them will not be included.

THE ADVISORY AGREEMENT

Under the terms of the advisory agreement, the advisor has responsibility for the day-to-day operations of CNL Income Properties, administers CNL Income Properties’ bookkeeping and accounting functions, serves as CNL Income Properties’ consultant in connection with policy decisions to be made by the board of directors, manages CNL Income Properties’ Properties, loans, and other Permitted Investments and renders other services as the board of directors deems appropriate. The advisor is subject to the supervision of CNL Income Properties’ board of directors and has only such functions as are delegated to it.

CNL Income Properties will reimburse the advisor for all of the costs it incurs in connection with the services it provides to CNL Income Properties, including, but not limited to: (i) Organizational and Offering Expenses, which are defined to include expenses attributable to preparing the documents relating to this offering, the formation and organization of CNL Income Properties, qualification of the shares for sale in the states, escrow arrangements, filing fees and expenses attributable to selling the shares; (ii) advertising and marketing expenses, expense reimbursements, and legal and accounting fees; (iii) the actual cost of goods and materials used by CNL Income Properties and obtained from entities not Affiliated with the advisor, including brokerage fees paid in connection with the purchase and sale of securities; (iv) administrative services (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the advisor receives a separate fee, at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location); (v) Acquisition Expenses, which are defined to include expenses related to the selection and acquisition of investments, for goods and services provided by the advisor at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location; and (vi) expenses related to negotiating and servicing the loans and other Permitted Investments.

CNL Income Properties will not reimburse the advisor at the end of any fiscal quarter for Operating Expenses that, in any expense year, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Within 60 days after the end of any fiscal quarter of CNL Income Properties for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the advisor shall reimburse CNL Income Properties the amount by which the total Operating Expenses paid or incurred by it exceed the 2%/25% Guidelines.

CNL Income Properties will not reimburse the advisor or its Affiliates for services for which the advisor or its Affiliates are entitled to compensation in the form of a separate fee.

Pursuant to the advisory agreement, the advisor is entitled to receive fees and reimbursements, as listed in “Management Compensation.” The Subordinated Incentive Fee payable to the advisor under certain circumstances if Listing occurs may be paid, at the option of CNL Income Properties, in cash, in shares, by delivery of a promissory note payable to the advisor, or by any combination thereof. The Subordinated Incentive Fee is an amount equal to 10% of the amount by which (i) the market value of CNL Income Properties, measured by taking the average closing price or average of bid and asked prices, as the case may be, over a period of 30 days during which the shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total distributions paid to stockholders from CNL Income Properties’ inception until the date of Listing, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total distributions required to be paid to the stockholders in order to pay the Stockholders’ 8% Return from inception through the date the Market Value is determined. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the advisor of a deferred subordinated share of Net Sales Proceeds from Sales of Properties, loans and other Permitted Investments of CNL Income Properties. In the event the Subordinated Incentive Fee is paid to the advisor following Listing, no Performance Fee (defined as the fee payable under certain circumstances if certain performance standards are met, such circumstances and standards being described below) will be paid to the advisor under the advisory agreement nor will any additional share of Net Sales Proceeds be paid to the advisor.

The total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6% of the Real Estate Asset Value of a Property, or in the case of a loan or other Permitted Investments, 6% of the funds advanced, unless a majority of the board of directors, including a majority of the Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to CNL Income Properties.

If the advisor or an Affiliate of CNL Holdings, Inc. performs services that are outside of the scope of the advisory agreement, compensation will be at such rates and in such amounts as are agreed to by the advisor and the Independent Directors of CNL Income Properties.

Further, if Listing occurs, CNL Income Properties automatically will become a perpetual life entity. At such time, CNL Income Properties and the advisor will negotiate in good faith a fee structure appropriate for an entity with a perpetual life, subject to approval by a majority of the Independent Directors. In negotiating a new fee structure, the Independent Directors shall consider all of the factors they deem relevant. These are expected to include, but will not necessarily be limited to: (i) the amount of the advisory fee in relation to the asset value, composition, and profitability of CNL Income Properties’ portfolio; (ii) the success of the advisor in generating opportunities that meet the investment objectives of CNL Income Properties; (iii) the rates charged to other REITs and to investors other than REITs by advisors that perform the same or similar services; (iv) additional revenues realized by the advisor and its Affiliates through their relationship with CNL Income Properties, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by CNL Income Properties or by others with whom CNL Income Properties does business; (v) the quality and extent of service and advice furnished by the advisor; (vi) the performance of the investment portfolio of CNL Income Properties, including income, conservation or appreciation of capital, and number and frequency of problem investments; and (vii) the quality of the Property, loan and other Permitted Investments portfolio of CNL Income Properties in relationship to the investments generated by the advisor for its own account. The board of directors, including a majority of the Independent Directors, may not approve a new fee structure that, in its judgment, is more favorable to the advisor than the current fee structure.

The advisory agreement, which was entered into by CNL Income Properties with the unanimous approval of the board of directors, including the Independent Directors, expires one year after the date of execution, subject to successive one-year renewals upon mutual consent of the parties. The current advisory agreement expires on March 8, 2005. In the event that a new advisor is retained, the previous advisor will cooperate with CNL Income Properties and the directors in effecting an orderly transition of the advisory functions. The board of directors (including a majority of the Independent Directors) shall approve a successor advisor only upon a determination that the advisor possesses sufficient qualifications to perform the advisory functions for CNL Income Properties and that the compensation to be received by the new advisor pursuant to the new advisory agreement is justified.

The advisory agreement may be terminated without cause or penalty by either party, or by the mutual consent of the parties (by a majority of the Independent Directors of CNL Income Properties or a majority of the directors of the advisor, as the case may be), upon 60 days’ prior written notice. At that time, the advisor shall be entitled to receive the Performance Fee if performance standards satisfactory to a majority of the board of directors, including a majority of the Independent Directors, when compared to (a) the performance of the advisor in comparison with its performance for other entities, and (b) the performance of other advisors for similar entities, have been met. If Listing has not occurred, the Performance Fee, if any, shall equal 10% of the amount, if any, by which (i) the appraised value of the assets of CNL Income Properties on the termination date, less the amount of all indebtedness secured by the assets of CNL Income Properties, plus the total distributions made to stockholders from CNL Income Properties’ inception through the termination date, exceeds (ii) Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the termination date. The advisor shall be entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within 30 days of the termination date. All other amounts payable to the advisor in the event of a termination shall be evidenced by a promissory note and shall be payable from time to time. The Performance Fee will be paid in 12 equal quarterly installments without interest on the unpaid balance, provided, however, that no payment will be made in any quarter in which such payment would jeopardize CNL Income Properties’ REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not jeopardize REIT status. Notwithstanding the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the Performance Fee is incurred which relate to the appreciation of CNL Income Properties’ assets shall be an amount which provides compensation to the terminated advisor only for that portion of the holding period for the respective assets during which such terminated advisor provided services to CNL Income Properties. If Listing occurs, the Performance Fee, if any, payable thereafter will be as negotiated between CNL Income Properties and the advisor. The advisor shall not be entitled to payment of the Performance Fee in the event the advisory agreement is terminated because of failure of CNL Income Properties and the advisor to establish a fee structure appropriate for a perpetual-life entity at such time, if any, as the shares become Listed. The Performance Fee, to the extent payable at the time of Listing, will not be paid in the event that the Subordinated Incentive Fee is paid.

The advisor has the right to assign the advisory agreement to an Affiliate subject to approval by the Independent Directors of CNL Income Properties. CNL Income Properties has the right to assign the advisory agreement to any successor to all of its assets, rights, and obligations.

The advisor will not be liable to CNL Income Properties or its stockholders or others, except by reason of acts constituting bad faith, fraud, misconduct, or negligence, and will not be responsible for any action of the board of directors in following or declining to follow any advice or recommendation given by it. CNL Income Properties has agreed to indemnify the advisor with respect to acts or omissions of the advisor undertaken in good faith, in accordance with the foregoing standards and pursuant to the authority set forth in the advisory agreement. Any indemnification made to the advisor may be made only out of the Net Assets of CNL Income Properties and not from stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

While CNL Income Properties will operate under the direction of the board of directors, it will rely upon a number of Affiliates to provide many of the day-to-day services necessary for the successful operation of CNL Income Properties. Many of those services will be provided by or will be arranged by the advisor, CNL Income Corp., an Affiliate of CNL Income Properties. CNL Income Corp. is an indirect subsidiary of CNL Holdings, Inc., which is controlled by James M. Seneff, Jr., a director and Chairman of the Board of CNL Income Properties. Other Affiliates that will provide services to CNL Income Properties, each of which is an indirect or direct subsidiary of CNL Holdings, Inc., include CNL Securities Corp., the managing dealer; CNL Investment Company; CNL Shared Services, Inc.; and CNL Financial Group, Inc. For more information regarding these relationships and the compensation to be paid to such Affiliates for services to CNL Income Properties, please see “Risk Factors — Company-Related Risks,” “Management Compensation,” “Conflicts of Interest,” “Management,” and “The advisor and the advisory agreement.”

The advisor and its Affiliates, including CNL Investment Company, CNL Shared Services, Inc. and CNL Financial Group Inc., provide various administrative services to CNL Income Properties, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of shares) on a day-to-day basis.

CNL Income Properties believes that all amounts paid or payable by it to Affiliates are fair and comparable to amounts that would be paid for similar services provided by unaffiliated third parties.

The following arrangements for compensation and fees to the advisor and its Affiliates were not determined by arm’s-length negotiations. See the section of this Prospectus entitled “Conflicts of Interest.” There is no item of compensation and no fee that can be paid to the advisor or its Affiliates under more than one category.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount

Organizational and Offering Stage

Selling commissions to managing dealer and Soliciting Dealers	Selling commissions of up to 6.5% per share on all shares sold, subject to reduction in connection with purchases: by registered representatives or principals of the managing dealer or Soliciting Dealers; directors, officers and employees of CNL Income Properties and of CNL Income Properties’ Affiliates and those persons’ Affiliates; and through registered investment advisers. A portion of these commissions will be reduced with respect to volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. No selling commissions will be paid in connection with shares purchased pursuant to our reinvestment plan. See the section of this Prospectus entitled “The Offering — Plan of Distribution.” Soliciting Dealers may be reallowed selling commissions of up to 6.0% with respect to shares they sell.	Estimated to be up to $162,500 if 250,000 shares are sold and up to $114.075 million if 200 million shares are sold.

Due diligence expense reimbursements to managing dealer and Soliciting Dealers	Actual expenses incurred in connection with the due diligence of CNL Income Properties and this offering.	Actual amount is not determinable at this time but is estimated to be $250 if 250,000 shares are sold and $0.2 million if 200 million shares are sold.

Marketing support fee to managing dealer and Soliciting Dealers	Marketing support fee of 2.5% of Gross Proceeds payable to our managing dealer. The 2.5% marketing support fee is subject to reduction in connection with purchases: by registered representatives or principals of the managing dealer or Soliciting Dealers; directors, officers and employees of our company and of our Affiliates and those persons’ Affiliates; and through registered investment advisers. The marketing support fee will not be paid in connection with shares purchased pursuant to our reinvestment plan. See the section of this Prospectus entitled “The Offering — Plan of Distribution.” The managing dealer may reallow all or a portion of this fee to certain Soliciting Dealers who enter into an addendum to the Participating Broker Agreement with the managing dealer relating to this fee. Generally, the managing dealer will not reallow the marketing support fee to Soliciting Dealers unless they have a prescribed minimum annual sales volume of shares of our common stock.	Estimated to be up to $62,500 if 250,000 shares are sold and up to $43.875 million if 200 million shares are sold.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount

Reimbursement to the advisor and its Affiliates for Organizational and Offering Expenses	Actual expenses incurred. Pursuant to state securities laws, the Organizational and Offering Expenses paid by CNL Income Properties, together with the 6.5% selling commissions, the marketing support fee and due diligence expense reimbursements incurred by CNL Income Properties may not exceed 15% of the proceeds raised in connection with this offering.	Actual amount is not determinable at this time, but is estimated to be $16,000 if 250,000 shares are sold and $12.784 million if 200 million shares are sold.

Acquisition Stage

Acquisition Fee to the advisor on offering proceeds and advisory fee payable to the advisor or its Affiliates	Up to 3.0% of Gross Proceeds, for services in the selection, purchase, development or construction of real property, subject to reduction under certain circumstances described below. Acquisition Fees payable from Gross Proceeds will be paid to the advisor as CNL Income Properties receives offering proceeds from the sale of shares. Acquisition Fees payable to the advisor on sales of 500,000 shares or more to a “purchaser” (as such term is defined in the section of this Prospectus titled “The Offering —Plan of Distribution”) may be reduced to 1.0% of Gross Proceeds, provided all such shares are purchased through the same registered investment adviser, Soliciting Dealer, or the managing dealer. To the extent the Acquisition Fee payable to the advisor is reduced in this manner for a particular stockholder, such stockholder and any person it transfers shares to will be required to pay an annual 0.40% advisory fee on its shares to the advisor or its Affiliates. Payment of this fee will be withheld from distributions otherwise payable to such stockholder. Upon Listing, the advisory fee will no longer be payable to the advisor or its Affiliates.	The Acquisition Fee is estimated to be $75,000 if 250,000 shares are sold and approximately $57.975 million if 200 million shares are sold. The amount of the advisory fee is not determinable at this time.

Acquisition Fee to the advisor on loan proceeds	3.0% of loan proceeds for services in connection with the incurrence of debt from Lines of Credit and Permanent Financing that are used to acquire Properties or used to make or acquire loans and other Permitted Investments payable to the advisor as Acquisition Fees. Acquisition Fees payable from loan proceeds from Permanent Financing will be paid to the advisor as CNL Income Properties acquires such Permanent Financing. However, no Acquisition Fees will be paid on loan proceeds from any Line of Credit until such time as all Net Offering Proceeds have been invested by CNL Income Properties.	$66,000 if Permanent Financing equals $2.2 million and $52.2 million if Permanent Financing equals $1.74 billion.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount

Other Acquisition Fees to Affiliates of the advisor	Any fees paid to Affiliates of the advisor in connection with the financing, development, construction or renovation of a Property. Such fees are in addition to the Acquisition Fees (described above), and payment of such fees will be subject to approval by the board of directors, including a majority of the directors who are independent of the advisor (the “Independent Directors”), not otherwise interested in the transaction.	Amount is not determinable at this time.

Reimbursement of Acquisition Expenses to the advisor and its Affiliates

Reimbursement to the advisor and its Affiliates for expenses actually incurred. Acquisition Expenses may include, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance.

Pursuant to state securities laws, the total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6% of the Real Estate Asset Value of a Property, or in the case of a loan, 6% of the funds advanced, unless a majority of the board of directors, including a majority of the Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to CNL Income Properties. Acquisition Fees shall be reduced to the extent that, and if necessary to limit, the total compensation paid to all persons involved in the acquisition of any Property or the making or acquisition of any loan or other Permitted Investments to the amount customarily charged in arm’s-length transactions by other persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of assets, and to the extent that other Acquisition Fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any person in connection with the transaction.

Acquisition Expenses, which are based on a number of factors, including the purchase price of the Properties, loans and other Permitted Investments, are not determinable at this time.

Operational Stage

Asset Management Fee to the advisor	A monthly Asset Management Fee in an amount equal to 0.08334% of CNL Income Properties’ Real Estate Asset Value, the outstanding principal amount of any loans and the amount invested in other Permitted Investments, as of the end of the preceding month. For this purpose, Real Estate Asset Value equals the amount invested in the Properties wholly owned by CNL Income Properties, determined on the basis of cost, plus, in the case of Properties owned by any joint venture or partnership in which CNL Income Properties is a co-venturer or partner, the portion of the cost of such Properties paid by CNL Income Properties, exclusive of Acquisition Fees and Acquisition Expenses. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the advisor shall determine.	Amount is not determinable at this time. The amount of the Asset Management Fee will depend upon, among other things, the cost of the Properties and the amount invested in loans and other Permitted Investments.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount

Operational or Liquidation Stage

Deferred, subordinated disposition fee payable to the advisor from the Sale of Properties, loans or other Permitted Investments in liquidation of CNL Income Properties or otherwise	A deferred, subordinated disposition fee, payable upon the Sale of one or more Properties, loans or other Permitted Investments in an amount equal to the lesser of (i) one-half of a Competitive Real Estate Commission (generally, a fee which is reasonable, customary and competitive in light of the size, type and location of the property, as determined by our board of directors), or (ii) 3% of the sales price of such Property or Properties (or comparable competitive fee in the case of a loan or other Permitted Investment). Payment of such fee shall be made only if the advisor provides a substantial amount of services in connection with the Sale of a Property, loan or other Permitted Investment and shall be subordinated to receipt by the stockholders of distributions equal to or greater than the sum of (i) their aggregate Stockholders’ 8% Return and (ii) 100% of their Invested Capital. If, at the time of a Sale, payment of the disposition fee is deferred because the subordination conditions have not been satisfied, then the disposition fee shall be paid at such later time as the subordination conditions are satisfied. Upon Listing, if the advisor has accrued but not been paid such disposition fee, then for purposes of determining whether the subordination conditions have been satisfied, stockholders will be deemed to have received a distribution in the amount equal to the product of the total number of shares of common stock outstanding and the average closing price of the shares over a period, beginning 180 days after Listing, of 30 days during which the shares are traded.	Amount is not determinable at this time. The amount of this fee, if it becomes payable, will depend upon the price at which Properties, loan(s) or other Permitted Investment(s) are sold.

Deferred, subordinated share of Net Sales Proceeds from Sales of Properties, loans or other Permitted Investments payable to the advisor in liquidation of CNL Income Properties or otherwise	A deferred, subordinated share equal to 10% of Net Sales Proceeds from the Sale of one or more Properties, Loans or other Permitted Investments of CNL Income Properties payable after receipt by the stockholders of distributions equal to or greater than the sum of (i) the Stockholders’ 8% Return and (ii) 100% of Invested Capital. Following Listing, no such share of Net Sales Proceeds will be paid to the advisor.	Amount is not determinable at this time.

Subordinated Incentive Fee payable to the advisor at such time, if any, as Listing occurs	At such time, if any, as Listing occurs, the advisor shall be paid the Subordinated Incentive Fee in an amount equal to 10% of the amount by which (i) the market value of CNL Income Properties (as defined below) plus the total distributions made to stockholders from CNL Income Properties’ inception until the date of Listing exceeds (ii) the sum of (a) their Invested Capital and (b) the total distributions required to be made to the stockholders in order to pay the Stockholders’ 8% Return from inception through the date the market value is determined. For purposes of calculating the Subordinated Incentive Fee, the market value of CNL Income Properties shall be the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the shares are traded with such period beginning 180 days after Listing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the advisor of a deferred, subordinated share of Net Sales Proceeds from Sales of assets of CNL Income Properties.	Amount is not determinable at this time.

Performance Fee payable to the advisor	Upon termination of the advisory agreement, if Listing has not occurred and the advisor has met applicable performance standards, the advisor shall be paid the Performance Fee in the amount equal to 10% of the amount by which (i) the appraised value of CNL Income Properties’ assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid to stockholders from CNL Income Properties’ inception through the termination date, exceeds (ii) the sum of 100% of Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the termination date. The Performance Fee, to the extent payable at the time of Listing, will not be payable in the event the Subordinated Incentive Fee is paid.	Amount is not determinable at this time.

PRIOR PERFORMANCE INFORMATION

The information presented in this section represents the historical experience of certain real estate programs organized by certain officers and directors of the advisor. CNL Restaurant Properties, Inc. (formerly CNL American Properties Fund, Inc.), CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc., three unlisted, public REITs, have invested in: (i) fast-food, family-style or casual dining restaurants; (ii) congregate or assisted living or skilled nursing facilities, continuing care retirement communities and similar health care related facilities; and (iii) freestanding hotel properties, other than hotel properties that are “ancillary” to other types of properties which we may be acquiring. Although one of these REITs has invested in golf courses in connection with its ownership of hotels, these prior public programs have not invested a material amount of their assets in the types of properties in which CNL Income Properties intends to invest. Investors in CNL Income Properties should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior public real estate programs. Investors who purchase shares will not thereby acquire any ownership interest in any partnerships or corporations to which the following information relates.

Two directors and executive officers of CNL Income Properties, James M. Seneff, Jr. and Robert A. Bourne, individually or with others have served as general partners of 90 and 89 real estate limited partnerships, respectively, including 18 publicly offered CNL Income Fund partnerships, and as directors and/or officers of CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc. Based on an analysis of the operating results of the prior public programs, Messrs. Seneff and Bourne believe that each of such programs has met or is meeting its principal investment objectives in a timely manner.

CNL Realty Corporation, which was organized as a Florida corporation in November 1985 and whose sole stockholders are Messrs. Seneff and Bourne, currently serves as the corporate general partner with Messrs. Seneff and Bourne as individual general partners of 18 CNL Income Fund limited partnerships, all of which were organized to invest in fast-food, family-style and in the case of two of the partnerships, casual-dining restaurant properties. In addition, Mr. Seneff currently serves as a director and an officer and Mr. Bourne currently serves as a director of CNL Restaurant Properties, Inc., an unlisted public REIT organized to invest in fast-food, family-style and casual-dining restaurant properties, mortgage loans and secured equipment leases. Mr. Seneff also currently serves as a director and Mr. Bourne currently serves as a director and officer of CNL Hospitality Properties, Inc., an unlisted public REIT organized to invest in hotel properties and mortgage loans, and CNL Retirement Properties, Inc., an unlisted public REIT organized to invest in retirement and seniors’ housing facilities, mortgage loans and secured equipment bases. All of the unlisted public REITs have investment objectives similar to those of ours. As of December 31, 2003, the 18 partnerships and the three unlisted REITs had raised a total of approximately $5.4 billion from a total of approximately 226,000 investors, and owned, directly or indirectly, approximately 2,100 fast-food, family-style and casual-dining restaurant properties, 128 hotel properties and 119 retirement properties. Although one unlisted REIT has invested in golf courses in connection with its ownership of hotels, none of the 18 presently public partnerships or the three unlisted public REITs has invested a material amount of their assets in the types of properties in which CNL Income Properties seeks to acquire. Certain information relating to the offerings and investment history of the 18 public partnerships and CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc. is set forth below.

Name of Entity	Maximum Offering Amount		Date Closed	Number of Limited Partnership Units or Shares Sold	Date 90% of Net Proceeds Fully Invested or Committed to Investment
CNL Income Fund, Ltd.	$15,000,000 (30,000 units	)	December 31, 1986	30,000	December 1986

CNL Income Fund II, Ltd.	$25,000,000 (50,000 units	)	August 21, 1987	50,000	November 1987

CNL Income Fund III, Ltd.	$25,000,000 (50,000 units	)	April 29, 1988	50,000	June 1988

CNL Income Fund IV, Ltd.	$30,000,000 (60,000 units	)	December 6, 1988	60,000	February 1989

CNL Income Fund V, Ltd.	$25,000,000 (50,000 units	)	June 7, 1989	50,000	December 1989

CNL Income Fund VI, Ltd.	$35,000,000 (70,000 units	)	January 19, 1990	70,000	May 1990

CNL Income Fund VII, Ltd.	$30,000,000 (30,000,000 units	)	August 1, 1990	30,000,000	January 1991

CNL Income Fund VIII, Ltd.	$35,000,000 (35,000,000 units	)	March 7, 1991	35,000,000	September 1991

CNL Income Fund IX, Ltd.	$35,000,000 (3,500,000 units	)	September 6, 1991	3,500,000	November 1991

CNL Income Fund X, Ltd.	$40,000,000 (4,000,000 units	)	April 22, 1992	4,000,000	June 1992

CNL Income Fund XI, Ltd.	$40,000,000 (4,000,000 units	)	October 8, 1992	4,000,000	September 1992

CNL Income Fund XII, Ltd.	$45,000,000 (4,500,000 units	)	April 15, 1993	4,500,000	July 1993

CNL Income Fund XIII, Ltd.	$40,000,000 (4,000,000 units	)	September 13, 1993	4,000,000	August 1993

CNL Income Fund XIV, Ltd.	$45,000,000 (4,500,000 units	)	March 23, 1994	4,500,000	May 1994

CNL Income Fund XV, Ltd.	$40,000,000 (4,000,000 units	)	September 22, 1994	4,000,000	December 1994

CNL Income Fund XVI, Ltd.	$45,000,000 (4,500,000 units	)	July 18, 1995	4,500,000	August 1995

CNL Income Fund XVII, Ltd.	$30,000,000 (3,000,000 units	)	October 10, 1996	3,000,000	December 1996

Name of Entity	Maximum Offering Amount		Date Closed	Number of Limited Partnership Units or Shares Sold	Date 90% of Net Proceeds Fully Invested or Committed to Investment
CNL Income Fund XVIII, Ltd.	$35,000,000 (3,500,000 units	)	February 6, 1998	3,500,000	December 1997

CNL Restaurant Properties, Inc. 1995 Initial Offering	$165,000,000 (16,500,000 shares	)	February 6, 1997	15,059,177	March 1997

CNL Restaurant Properties, Inc. 1997 Offering	$275,000,000 (27,500,000 shares	)	March 2, 1998	25,187,265	May 1998

CNL Restaurant Properties, Inc. 1998 Offering	$345,000,000 (34,500,000 shares	)	January 20, 1999	34,500,000	February 1999

CNL Hospitality Properties, Inc. 1997 Initial Offering	$165,000,000 (16,000,000 shares	)	June 17, 1999	15,007,264	December 1999

CNL Hospitality Properties, Inc. 1999 Offering	$275,000,000 (27,500,000 shares	)	September 14, 2000	27,500,000	October 2000

CNL Hospitality Properties, Inc. 2000 Offering	$450,000,000 (45,000,000 shares	)	April 22, 2002	45,000,000	June 2002

CNL Hospitality Properties, Inc. 2002 Offering	$450,000,000 (45,000,000 shares	)	February 4, 2003	45,000,000	April 2003

CNL Hospitality Properties, Inc. 2003 Offering	$1,750,000,000 (175,000,000 shares	)	As of December 31, 2003, the 2003 offering had not yet closed.

CNL Retirement Properties, Inc. 1998 Initial Offering	$155,000,000 (15,500,000 shares	)	September 18, 2000	971,898	April 2000

CNL Retirement Properties, Inc. 2000 Offering	$155,000,000 (15,500,000 shares	)	May 24, 2002	15,500,000	September 2002

CNL Retirement Properties, Inc. 2002 Offering	$450,000,000 (45,000,000 shares	)	April 3, 2003	45,000,000	August 2003

CNL Retirement Properties, Inc. 2003 Offering	$1,750,000,000 (175,000,000 shares	)	The 2003 offering has not yet closed.

The following table sets forth summary information, as of December 31, 2003, regarding property acquisitions by the 18 limited partnerships and CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc.

Name of Entity	Type of Property	Location	Method of Financing	Type of Program
CNL Income Fund, Ltd.	22 fast-food or family-style restaurants	AL, AZ, CA, FL, GA, LA, MD, OK, PA, TX, VA, WA	All cash	Public

CNL Income Fund II, Ltd.	50 fast-food or family-style restaurants	AL, AZ, CO, FL, GA, IL, IN, KS, LA, MI, MN, MO, NC, NM, OH, TN, TX, WA, WY	All cash	Public

CNL Income Fund III, Ltd.	40 fast-food or family-style restaurants	AL, AZ, CA, CO, FL, GA, IA, IL, IN, KS, KY, MD, MI, MN, MO, NC, NE, OK, TX	All cash	Public

CNL Income Fund IV, Ltd.	47 fast-food or family-style restaurants	AL, DC, FL, GA, IL, IN, KS, MA, MD, MI, MS, NC, OH, PA, TN, TX, VA	All cash	Public

CNL Income Fund V, Ltd.	36 fast-food or family-style restaurants	AZ, FL, GA, IL, IN, MI, NH, NY, OH, SC, TN, TX, UT, WA	All cash	Public

CNL Income Fund VI, Ltd.	67 fast-food or family-style restaurants	AR, AZ, CA, FL, GA, ID, IL, IN, KS, MA, MD, MI, MN, NC, NE, NM, NY, OH, OK, PA, TN, TX, VA, WA, WY	All cash	Public

CNL Income Fund VII, Ltd.	59 fast-food or family-style restaurants	AL, AZ, CO, FL, GA, IN, LA, MI, MN, NC, NE, OH, PA, SC, TN, TX, UT, WA	All cash	Public

CNL Income Fund VIII, Ltd.	55 fast-food or family-style restaurants	AZ, CO, FL, IL, IN, LA, MI, MN, NC, NY, OH, OR, TN, TX, VA, WI	All cash	Public

CNL Income Fund IX, Ltd.	55 fast-food or family-style restaurants	AL, CA, CO, FL, GA, IL, IN, LA, MD, MI, MN, MS, NC, NH, NY, OH, SC, TN, TX	All cash	Public

Name of Entity	Type of Property	Location	Method of Financing	Type of Program
CNL Income Fund X, Ltd.	60 fast-food or family-style restaurants	AL, AZ, CA, CO, FL, GA, ID, IL, IN, LA, MI, MO, MT, NC, NE, NH, NM, NY, OH, PA, SC, TN, TX, WA	All cash	Public

CNL Income Fund XI, Ltd.	50 fast-food or family-style restaurants	AL, AZ, CA, CO, CT, FL, GA, KS, LA, MA, MI, MS, NC, NH, NM, OH, OK, PA, SC, TX, VA, WA	All cash	Public

CNL Income Fund XII, Ltd.	58 fast-food or family-style restaurants	AL, AZ, CA, CO, FL, GA, IA, IN, LA, MO, MS, NC, NM, OH, SC, TN, TX, WA	All cash	Public

CNL Income Fund XIII, Ltd.	54 fast-food or family-style restaurants	AL, AR, AZ, CA, CO, FL, GA, IN, KS, LA, MD, MO, NC, OH, PA, SC, TN, TX, VA	All cash	Public

CNL Income Fund XIV, Ltd.	72 fast-food or family-style restaurants	AL, AZ, CO, FL, GA, IL, KS, LA, MN, MO, MS, NC, NJ, NV, OH, SC, TN, TX, VA	All cash	Public

CNL Income Fund XV, Ltd.	63 fast-food or family-style restaurants	AL, CA, FL, GA, KS, KY, MN, MO, MS, NC, NJ, NM, OH, OK, PA, SC, TN, TX, VA	All cash	Public

CNL Income Fund XVI, Ltd.	56 fast-food or family-style restaurants	AL, AZ, CA, CO, DC, FL, GA, ID, IN, KS, LA, MN, MO, NC, NM, NV, OH, PA, TN, TX, UT, WI	All cash	Public

CNL Income Fund XVII, Ltd.	39 fast-food, family-style or casual-dining restaurants	CA, FL, GA, IL, IN, MD, MI, NC, NE, NV, OH, SC, TN, TX, WA, WI	All cash	Public

CNL Income Fund XVIII, Ltd.	30 fast-food, family-style or casual-dining restaurants	AZ, CA, CO, FL, GA, IL, KY, MD, MN, NC, NV, NY, OH, PA, TN, TX, VA	All cash	Public

Name of Entity	Type of Property	Location	Method of Financing	Type of Program
CNL Restaurant Properties, Inc.	1,211 fast-food, family-style or casual-dining restaurants	AL, AR, AZ, CA, CO, CT, DE, FL, GA, IA, ID, IL, IN, KS, KY, LA, MD, MI, MN, MO, MS, NC, NE, NH, NJ, NM, NV, NY, OH, OK, OR, PA, RI, SC, S.D., TN, TX, UT, VA, WA, WI, WV	(1)	Public REIT

CNL Hospitality Properties, Inc.	128 limited service, extended stay or full service hotels	AL, AZ, CA, CO, CT, DE, FL, GA, HI, IL, IN, KS, KY, LA, MA, MD, ME, MI, MN, MO, MS, NC, NE, NJ, NV, NY, OK, OR, PA, RI, SC, TN, TX, UT, VA, WA, WI, D.C., CANADA	(2)	Public REIT

CNL Retirement Properties, Inc.	119 retirement properties	AL, AR, CA, CO, CT, FL, GA, IL, IN, KS, KY, MA, MD, MI, NC, NE, NJ, NY, OH, OK, PA, SC, TN, TX, UT, VA, WA	(3)	Public REIT

(1)	As of March 31, 1999, all of the CNL Restaurant Properties, Inc. net offering proceeds had been invested or committed for investment in properties and mortgage loans. Since April 1, 1999, the Restaurant Properties REIT and its consolidated subsidiaries have used proceeds from its lines of credit, warehouse facilities and other borrowings to acquire and develop properties and to fund loans.

(2)	As of December 31, 2003, approximately 46% of the assets acquired by CNL Hospitality Properties, Inc. had been funded using debt. The balance was acquired using proceeds from the Hospitality Properties REIT’s equity offerings.

(3)	As of December 31, 2003, approximately 20.5% of the assets acquired by CNL Retirement Properties, Inc. had been funded using debt. The balance was acquired using proceeds from the Retirement Properties REIT’s equity offerings.

A more detailed description of the acquisitions by real estate limited partnerships and CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc. sponsored by Messrs. Seneff and Bourne is set forth in prior performance Table VI, included in Part II of the registration statement filed with the Securities and Exchange Commission for this offering. A copy of Table VI is available to stockholders from CNL Income Properties upon request, free of charge. In addition, upon request to CNL Income Properties, we will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund V, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VII, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund IX, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XI, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XV, Ltd., CNL Income Fund XVI, Ltd., CNL Income Fund XVII, Ltd., CNL Income Fund XVIII, Ltd., CNL Restaurant Properties, Inc., CNL Hospitality Properties, Inc. and CNL Retirement Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

Mr. Seneff and Mr. Bourne are also the sole stockholders of DRR Partners, Inc., the corporate general partner of a nonpublic real estate limited partnership organized to invest in a hotel resort in Arizona. The partnership raised $27.5 million from 267 investors and invested approximately $25.1 million in the resort, which opened on November 30, 2002.

As of December 31, 2003, Mr. Seneff and Mr. Bourne, directly or through affiliated entities, also had served as joint general partners of 70 nonpublic real estate limited partnerships. The offerings of all of these 70 nonpublic limited partnerships had terminated as of December 31, 2003. These 70 partnerships raised a total of approximately $187 million from approximately 4,600 investors, and purchased, directly or through participation in a joint venture or limited partnership, interests in a total of 314 projects as of December 31, 2003. These 314 projects consist of 18 apartment projects (comprising 8.3% of the total amount raised by all 70 partnerships), 12 office buildings (comprising 4% of the total amount raised by all 70 partnerships), 238 fast-food, family-style, or casual-dining restaurant properties and business investments (comprising 69.1% of the total amount raised by all 70 partnerships), one condominium development (comprising 0.3% of the total amount raised by all 70 partnerships), four hotels/motels (comprising 4.3% of the total amount raised by all 70 partnerships), 39 commercial/retail properties (comprising 13% of the total amount raised by all 70 partnerships), and two tracts of undeveloped land (comprising 0.1% of the total amount raised by all 70 partnerships).

Mr. Seneff also has served, without Mr. Bourne, as a general partner of two additional nonpublic real estate limited partnerships which raised a total of $240,000 from 12 investors and purchased two office buildings with an aggregate purchase price of $928,390. Both of the office buildings are located in Florida.

Mr. Bourne also has served, without Mr. Seneff, as a general partner of one additional nonpublic real estate limited partnership program which raised a total of $600,000 from 37 investors and purchased, through participation in a limited partnership, one apartment building located in Georgia with a purchase price of $1,712,000.

Of the 90 real estate limited partnerships whose offerings had closed as of December 31, 2003, (including 18 CNL Income Fund limited partnerships) in which Mr. Seneff and/or Mr. Bourne serve or have served as general partners in the past, 39 invested in restaurant properties leased on a triple-net lease basis, including eight which also invested in franchised restaurant businesses (accounting for approximately 93% of the total amount raised by all 90 real estate limited partnerships).

In addition to the real estate limited partnerships described above, in 2002, CNL Mortgage Fund, Ltd., a limited partnership in which Mr. Seneff and Mr. Bourne serve as officers and stockholders of the corporate general partner, raised $2.5 million from 68 investors and entered into a mortgage loan, as the lender, with an affiliated limited partnership. CNL Mortgage Fund, Ltd. was organized for the purpose of investing in the mortgage loan on the property owned by 100 Legacy Park, Ltd.

In order to provide potential purchasers of shares in CNL Income Properties with information to enable them to evaluate the prior experience of the Messrs. Seneff and Bourne as general partners of real estate limited partnerships and as directors and officers of CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc., including the information set forth in the foregoing table, certain financial and other information concerning those limited partnerships and CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc. with investment objectives similar to one or more of CNL Income Properties’ investment objectives, is provided in the Prior Performance Tables included as Appendix B. Information about the prior public programs is included therein. Potential stockholders are encouraged to examine the Prior Performance Tables attached as Appendix B, which include information for these prior programs, for more detailed information concerning the experience of Messrs. Seneff and Bourne.

INVESTMENT OBJECTIVES AND POLICIES

GENERAL

CNL Income Properties primary investment objectives are to preserve, protect, and enhance our assets while (i) paying distributions at an increasing rate; (ii) obtaining fixed income primarily through the receipt of minimum annual base rent or the receipt of payments on loans, and increasing CNL Income Properties’ income (and distributions) and providing protection against inflation primarily through periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices, and the payment of percentage rent generally based on a percentage of gross revenues at the Properties over certain thresholds; (iii) owning a diversified portfolio of primarily triple-net leased real estate that will increase in value; (iv) qualifying and remaining qualified as a REIT for federal income tax purposes; and (v) providing stockholders of CNL Income Properties with liquidity of their investment, either in whole or in part, on or before December 31, 2015, through (a) Listing, or, (b) if Listing does not occur by December 31, 2015, the commencement of an orderly Sale of our assets, outside the ordinary course of business and consistent with its objective of qualifying as a REIT, and distribution of the proceeds thereof, or merging CNL Income Properties with another entity in a transaction which provides CNL Income Properties’ investors with cash or securities of a publicly traded company, unless stockholders owning a majority of CNL Income Properties’ shares elect to extend the duration of CNL Income Properties by amendment of its articles of incorporation. In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity. The sheltering from tax of income from other sources is not an objective of CNL Income Properties. If CNL Income Properties is successful in achieving its investment and operating objectives, the stockholders (other than tax-exempt entities) are likely to recognize taxable income in each year. While there is no order of priority intended in the listing of CNL Income Properties’ objectives, stockholders should realize that the ability to meet these objectives may be severely handicapped by any lack of diversification of CNL Income Properties’ investments and the terms of the leases.

CNL Income Properties intends to meet its objectives through its investment policies of: (i) purchasing carefully selected, well-located Properties and leasing them primarily on a long-term, triple-net lease basis (which means that the tenant generally will be responsible for repairs, maintenance, property taxes, utilities and insurance) to tenants or operators who are significant industry leaders under leases generally requiring the tenant to pay minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices, and the payment of percentage rent generally based on a percentage of gross revenues at the Properties over certain thresholds; and (ii) offering loans and other financing opportunities to operators and others. An operator will be considered a “significant industry leader” if it has one or more of the following traits: many or more years of experience operating in a particular industry as compared with other operators in that industry; many or more assets managed in a particular industry as compared with other operators in that industry; and/or is deemed by us to be a dominant operator in a particular industry for reasons other than those listed above. In addition, CNL Income Properties will seek to acquire Properties that it believes are important to the continuing operations of its tenants or operators.

In accordance with its investment policies, CNL Income Properties intends to invest in Properties whose tenants are also operators, or whose tenants have contracted or will contract with third-party operators approved by CNL Income Properties, based upon recommendations by the advisor. Although there is no limit on the number of Properties of a particular tenant or operator which CNL Income Properties may acquire, the board of directors, including a majority of the Independent Directors, will review CNL Income Properties’ Properties and potential investments in terms of geographic, property sector and operator diversification. Potential loan borrowers will similarly be operators selected or approved by us, following the advisor’s recommendations. It is intended that investments will be made in different property sectors and geographic locations in an attempt to achieve diversification and thereby minimize the effect of changes in local economic conditions and certain other risks. The extent of such diversification, however, depends in part upon the amount raised in the offering and the purchase price of each Property. See “Estimated Use of Proceeds” and “Risk Factors — Real Estate and Other Investment Risks — Possible lack of diversification increases the risk of investment.” For a more complete description of the manner in which the structure of CNL Income Properties’ business, including its investment policies, will facilitate CNL Income Properties’ ability to meet its investment objectives, see the “Business” section.

The investment objectives of CNL Income Properties may not be changed without the approval of stockholders owning a majority of the shares of outstanding common stock. The bylaws of CNL Income Properties require the Independent Directors to review CNL Income Properties’ investment policies at least annually to determine that the policies are in the best interests of the stockholders. The determination shall be set forth in the minutes of the board of directors along with the basis for such determination. The directors (including a majority of the Independent Directors) have the right, without a stockholder vote, to alter CNL Income Properties’ investment policies but only to the extent consistent with CNL Income Properties’ investment objectives and investment limitations. See “Investment Objectives and Policies — Certain Investment Limitations,” below.

CERTAIN INVESTMENT LIMITATIONS

In addition to other investment restrictions imposed by the board of directors from time to time, consistent with our objective of qualifying as a REIT, the articles of incorporation or the bylaws will provide for the following limitations on CNL Income Properties’ investments.

1. Not more than 10% of CNL Income Properties’ total assets shall be invested in Unimproved Real Property or mortgage loans on Unimproved Real Property. For purposes of this paragraph, “Unimproved Real Property” does not include any Property under construction, under contract for development or planned for development within one year.

2. CNL Income Properties shall not invest in commodities or commodity future contracts. This limitation is not intended to apply to interest rate futures, when used solely for hedging purposes.

3. CNL Income Properties shall not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property shall not exceed such property’s appraised value. In cases in which a majority of Independent Directors so determine, and in all cases in which the mortgage loan involves the advisor, directors, or Affiliates, such appraisal must be obtained from an Independent Expert concerning the underlying property. Such appraisal shall be maintained in CNL Income Properties’ records for at least five years, and shall be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.

4. CNL Income Properties may not make or invest in mortgage loans, including construction loans, on any one Property if the aggregate amount of all mortgage loans outstanding on the Property, including the other loans of CNL Income Properties, would exceed an amount equal to 85% of the appraised value of the Property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the Property, including the other loans of CNL Income Properties” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

5. CNL Income Properties may not invest in indebtedness (“Junior Debt”) secured by a mortgage on real property which is subordinate to the lien or other indebtedness (“Senior Debt”), except where the amount of such Junior Debt, plus the outstanding amount of the Senior Debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such investments of CNL Income Properties (as shown on the books of CNL Income Properties in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of our tangible assets. The value of all investments in Junior Debt of CNL Income Properties which does not meet the aforementioned requirements is limited to 10% of CNL Income Properties’ tangible assets (which is included within the 25% limitation).

6. CNL Income Properties may not engage in any short sale, or borrow, on an unsecured basis, if such borrowing will result in an “asset coverage” of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust. For the purpose of this section, “asset coverage” means the ratio which the value of the total assets of an issuer, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.

7. The maximum amount of CNL Income Properties’ borrowings in relation to its Net Assets may not exceed an amount equal to 300% of its Net Assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of CNL Income Properties’ Net Assets, a majority of CNL Income Properties’ Independent Directors must approve the borrowing, and the borrowing must be disclosed and explained to stockholders in CNL Income Properties’ first quarterly report after such approval occurs.

8. CNL Income Properties may not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of the advisor, the directors, or Affiliates of CNL Income Properties.

9. CNL Income Properties will not invest in equity securities unless a majority of the directors (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and determine that the transaction will not jeopardize CNL Income Properties’ ability to qualify and remain qualified as a REIT. In addition, we shall not invest in any security of any entity holding investments or engaging in activities prohibited by our articles of incorporation.

10. CNL Income Properties will not issue (i) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares to CNL Income Properties as described under “Redemption of Shares,”); (ii) debt securities unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known charges, is sufficient to service that higher level of debt properly; (iii) shares on a deferred payment basis or under similar arrangements; (iv) non-voting or assessable securities; or (v) options, warrants, or similar evidences of a right to buy its securities (collectively, “Options”); provided however that Options may be issued (1) to all of its stockholders ratably, (2) as part of a financing arrangement, or (3) as part of a stock option plan available to directors, executive officers, or our employees or the advisor or its Affiliates. Options issuable to the advisor, directors or any Affiliate thereof shall not exceed 10% of the outstanding shares on the date of grant. Options may not be issued at exercise prices less than the fair market value of the underlying securities on the date of grant and unless a majority of the Independent Directors approve such issuance as being in the best interests of CNL Income Properties, and not for consideration (which may include services) that has a market value less than the value of such Option on the date of grant.

11. A majority of the directors shall authorize the consideration to be paid for each Property, based on the fair market value of the Property. If a majority of the Independent Directors determine, or if the Property is acquired from the advisor, a director, or an Affiliate thereof, such fair market value shall be determined by an Independent Expert selected by the Independent Directors.

12. CNL Income Properties will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.

13. CNL Income Properties will not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

14. CNL Income Properties will not invest in any foreign currency or bullion or engage in short sales.

15. CNL Income Properties will not make loans to the Sponsor, advisor, directors or any Affiliates thereof, except (A) loans subject to the restrictions governing loans in the articles of incorporation or (B) to subsidiaries of CNL Income Properties or to ventures or to partnerships in which CNL Income Properties holds an interest.

16. CNL Income Properties will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

17. CNL Income Properties will not make any investment that it believes will be inconsistent with its objective of qualifying as a REIT.

The foregoing limitations may not be modified or eliminated without the approval of a majority of the shares of outstanding common stock.

DISTRIBUTION POLICY

GENERAL

In order to qualify as a REIT for federal income tax purposes, among other things, CNL Income Properties must make distributions each taxable year (not including any return of capital for federal income tax purposes) equal to at least 90% of its real estate investment trust taxable income, although the board of directors, in its discretion, may increase that percentage as it deems appropriate. See “Federal Income Tax Considerations — Taxation of CNL Income Properties — Distribution Requirements.” The declaration of distributions is within the discretion of the board of directors and depends upon CNL Income Properties’ distributable funds, current and projected cash requirements, tax considerations and other factors.

DISTRIBUTIONS

CNL Income Properties intends to make regular distributions to stockholders. Distributions will be made to those stockholders who are stockholders as of the record date selected by the directors. The board of directors currently intends to declare distributions on a monthly basis using the first day of the month as the record date. In order for an investor to receive a Distribution, they must be a stockholder of record as of the record date. Therefore, newly admitted investors, or investors redeeming or transferring shares, will not receive a distribution for a record date that they are not considered a stockholder of record. It is the intent of the board of directors to declare distributions monthly and pay distributions quarterly during the offering period and thereafter. However, the board of directors, in its sole discretion, may determine to declare and pay distributions on another basis. Distributions will not be paid by CNL Income Properties until such time as the close of the first full calendar quarter after the first release of funds from escrow to CNL Income Properties. The interest, if any, earned on subscription proceeds prior to their release from escrow, will be distributed to each subscriber within 30 days after the date a subscriber is admitted to CNL Income Properties as a stockholder. After the initial admission of stockholders to CNL Income Properties in connection with the sale of at least the minimum offering, interest will be payable only to those subscribers whose funds have been held in escrow by the Bank for at least 20 days.

Distributions may be payable monthly by the election of the stockholder. A stockholder may elect to receive monthly distributions by written notice to CNL Income Properties upon subscription, or, thereafter, upon at least 10 days’ prior written notice to CNL Income Properties, with any such election made following subscription to be effective as of the beginning of the following calendar quarter. Absent such an election, stockholders will receive distributions quarterly. In any quarter, stockholders may terminate their election to receive distributions monthly rather than quarterly by written notice to CNL Income Properties, which termination will be effective as of the beginning of the following calendar quarter. The board of directors, in its sole discretion, in the future may elect to pay distributions solely on a quarterly basis.

CNL Income Properties may, in the future, charge stockholders who elect the monthly distribution option an annual administrative fee, designed to cover the additional postage and handling associated with the more frequent distributions. CNL Income Properties may elect to charge such fee upon written notice to each stockholder who properly has elected to receive monthly distributions, with such notice to be given at least 30 days prior to the beginning of the calendar quarter that includes the first month to which the new fee will apply.

Stockholders who elect the monthly Distribution option will not be eligible to participate in the reinvestment plan, unless the board of directors elects to make distributions to all stockholders on a monthly basis. See “Summary of Reinvestment Plan.”

CNL Income Properties is required to distribute annually at least 90% of its real estate investment trust taxable income to maintain its objective of qualifying as a REIT. Generally, income distributed will not be taxable to CNL Income Properties under federal income tax laws if it complies with the provisions relating to qualification as a REIT. If the cash available to CNL Income Properties is insufficient to pay such distributions, it may obtain the necessary funds by borrowing, issuing new securities or selling assets. These methods of obtaining funds could affect future distributions by increasing operating costs. To the extent that distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for federal income tax purposes, although such distributions might not reduce stockholders’ aggregate Invested Capital. Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of CNL Income Properties and the liquidation of its assets in accordance with the terms of the articles of incorporation; or distributions of in-kind property, as long as, with respect to in-kind property, the board of directors (i) advises each stockholder of the risks associated with direct ownership of the property; (ii) offers each stockholder the election of receiving in-kind property distributions; and (iii) distributes in-kind property only to those stockholders who accept the directors’ offer.

Distributions will be made at the discretion of the directors, depending primarily on net cash from operations (which includes cash received from tenants except to the extent that such cash represents a return of principal in regard to the lease of a Property consisting of building only, distributions from joint ventures, and interest income from borrowers under loans, less expenses paid) and the general financial condition of CNL Income

Properties, subject to the obligation of the directors to cause CNL Income Properties to qualify and remain qualified as a REIT for federal income tax purposes. CNL Income Properties intends to increase distributions in accordance with increases in net cash from operations.

To the extent a stockholder purchased its shares subject to a reduced Acquisition Fee, CNL Income Properties shall reduce distributions otherwise payable to such stockholder by the amount of the advisory fee payable to the advisor. Because the advisory fee is paid annually, the cost associated with paying this fee, in the aggregate, may exceed the benefit associated with the Acquisition Fee discount. Accordingly, an investor’s overall return may be lower by virtue of the Acquisition Fee discount. See “Management Compensation.”

SUMMARY OF THE

ARTICLES OF INCORPORATION AND BYLAWS

GENERAL

CNL Income Properties is organized as a corporation under the laws of the State of Maryland. As a Maryland corporation, CNL Income Properties is governed by the Maryland General Corporation Law. Maryland corporate law deals with a variety of matters regarding Maryland corporations, including liabilities of CNL Income Properties, stockholders, directors, and officers, the amendment of the articles of incorporation, and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its articles of incorporation.

The articles of incorporation and the bylaws of CNL Income Properties will contain certain provisions that could make it more difficult to acquire control of CNL Income Properties by means of a tender offer, a proxy contest, or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of CNL Income Properties to negotiate first with its board of directors. CNL Income Properties believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations which may result in improvement of the terms of an initial offer.

The articles of incorporation also will permit Listing by the board of directors after completion or termination of this offering.

The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to CNL Income Properties. For more complete provisions, reference is made to the Maryland General Corporation Law and CNL Income Properties’ articles of incorporation and bylaws.

DESCRIPTION OF CAPITAL STOCK

CNL Income Properties has authorized a total of 1.32 billion shares of capital stock, consisting of 1 billion shares of common stock, $0.01 par value per share, 200 million shares of preferred stock, and 120 million shares of excess stock (“Excess Shares”), $0.01 par value per share. Of the 120 million Excess Shares, 100 million are issuable in exchange for common stock and 20 million are issuable in exchange for preferred stock as described below at “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership.” As of March 5, 2004, CNL Income Properties had 20,000 shares of common stock outstanding (representing shares issued to the advisor prior to the commencement of this Offering) and no preferred stock or Excess Shares outstanding.

The board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following the termination of this offering, and may, in the future, seek to increase the number of authorized shares, if it determines that such action is in the best interest of CNL Income Properties.

CNL Income Properties will not issue share certificates except to stockholders who make a written request to CNL Income Properties. Each stockholder’s investment will be recorded on the books of CNL Income Properties, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send only an executed form to CNL Income Properties, and CNL Income Properties will provide the required form upon a stockholder’s request. The executed form and any other required documentation must be received by CNL Income Properties on or before the 15th of the month for the transfer to be effective the following month. Subject to restrictions in the articles of incorporation, transfers of shares shall be effective, and the transferee of the shares will be recognized as the holder of such shares as of the first day of the following month on which CNL Income Properties receives properly executed documentation.

Stockholders have no preemptive rights to purchase or subscribe for securities that CNL Income Properties may issue subsequently. Each share of common stock is entitled to one vote per share, and shares do not have cumulative voting rights. The stockholders are entitled to distributions in such amounts as may be declared by the board of directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of CNL Income Properties remaining after payment in full of all creditors.

All of the shares offered hereby will be fully paid and nonassessable when issued.

The articles of incorporation authorize the board of directors to designate and issue from time to time one or more classes or series of common or preferred stock without stockholder approval. The board of directors may determine the relative rights, preferences, and privileges of each class or series of common or preferred stock so issued. To the extent common or preferred stock is issued in connection with an affiliated transaction, the issuance of such stock shall be approved by a majority of the Independent Directors who do not have any interest in the transactions and who have access, at the expense of CNL Income Properties, to CNL Income Properties’ or independent legal counsel. Because the board of directors has the power to establish the preferences and rights of each class or series of common or preferred stock, it may afford the holders of any series or class of stock preferences, powers, and rights senior to the rights of holders of common stock offered in this offering; however, the voting rights for each share of preferred stock shall not exceed voting rights which bear the same relationship to the voting rights of the shares of common stock as the consideration paid to CNL Income Properties for each share of preferred stock bears to the book value of the shares of common stock on the date that such preferred stock is issued. The issuance of common or preferred stock could have the effect of delaying or preventing a change in control of CNL Income Properties.

Similarly, the voting rights per share of equity securities of CNL Income Properties (other than the publicly held equity securities of CNL Income Properties) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of the publicly held equity securities as the consideration paid to CNL Income Properties for each privately offered CNL Income Properties share bears to the book value of each outstanding publicly held equity security. The board of directors currently has no plans to offer equity securities of CNL Income Properties in a private offering.

For a description of the characteristics of the Excess Shares, which differ from common stock and preferred stock in a number of respects, including voting and economic rights, see “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership,” below.

BOARD OF DIRECTORS

The articles of incorporation provide that the number of directors of CNL Income Properties cannot be less than three nor more than 15. A majority of the board of directors will be Independent Directors. See “Management — Independent Directors.” Each director, other than a director elected to fill a vacancy, will be elected at each annual meeting or at any special meeting of the stockholders called for that purpose, by a majority of the shares of common stock present in person or by proxy and entitled to vote. Independent Directors will appoint replacements for vacancies among the Independent Directors. Under the articles of incorporation, the term of office for each director will be one year, expiring each annual meeting of stockholders; however, nothing in the articles of incorporation prohibits a director from being reelected by the stockholders. The directors may establish such committees as they deem appropriate (provided that the majority of the members of each committee are Independent Directors).

STOCKHOLDER MEETINGS

An annual meeting will be held for the purpose of electing directors and for the transaction of such other business as may come before the meeting, and will be held not less than 30 days after delivery of the annual report. Under CNL Income Properties’ bylaws, a special meeting of stockholders may be called by the chairman of the board, a majority of the directors, or a majority of the Independent Directors. Special meetings of the stockholders also shall be called by the secretary of CNL Income Properties upon the written request of stockholders holding in the aggregate not less than 10% of the outstanding common stock entitled to vote at such meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, CNL Income Properties shall provide all stockholders, within ten days of receipt of the written request, written notice, either in person or by mail, of the time and place of a meeting and its purpose. Such meeting will be held not less than 15 nor more than 60 days after the written request is received, at a time and place specified in the request, or if none is specified, at a time and place convenient to stockholders.

At any meeting of stockholders, each stockholder is entitled to one vote per share of common stock owned of record on the applicable record date. In general, the presence in person or by proxy of 50% of the shares of common stock then outstanding shall constitute a quorum, and the majority vote of the shares of common stock present in person or by proxy will be binding on all the stockholders of CNL Income Properties.

ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS FOR

DIRECTORS AND PROPOSALS OF NEW BUSINESS

The bylaws of CNL Income Properties require notice at least 60 days and not more than 90 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (a) nominate a director, or (b) propose new business other than pursuant to the notice of the meeting or by, or on behalf of, the directors. The bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

Generally, CNL Income Properties’ articles of incorporation may be amended only by the affirmative vote of CNL Income Properties’ stockholders. In certain instances, the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote is required and in other instances the affirmative vote of the holders of two-thirds of such shares is required. To the extent permitted by Maryland law, the stockholders may vote to amend the articles of incorporation, terminate or dissolve CNL Income Properties or remove one or more directors without necessity for concurrence by the board of directors.

The board of directors may, upon the affirmative vote of a majority of the members of the board of directors, and without the approval of the stockholders of CNL Income Properties, amend the articles of incorporation to increase the number of authorized Equity Shares of CNL Income Properties. Without stockholder approval, the board of directors may not, (i) amend the articles of incorporation, except for amendments which do not adversely affect the rights, preferences and privileges of stockholders; (ii) sell all or substantially all of CNL Income Properties’ assets other than in the ordinary course of business or in connection with liquidation and dissolution; (iii) cause a merger in which CNL Income Properties does not survive or cause any other reorganization of CNL Income Properties; or (iv) dissolve or liquidate CNL Income Properties, other than before the initial investment in Properties, loans or other Permitted Investments.

MERGERS, COMBINATIONS AND SALE OF ASSETS

A sale or other disposition of all or substantially all of CNL Income Properties’ assets other than in the ordinary course of business, a merger in which CNL Income Properties does not survive or a reorganization must be approved by the directors and a majority of the shares of common stock outstanding and entitled to vote. In addition, any such transaction involving an Affiliate of CNL Income Properties or the advisor also must be approved by a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair and reasonable to CNL Income Properties and on terms and conditions not less favorable to CNL Income Properties than those available from unaffiliated third parties.

The Maryland Business Combinations Statute provides that certain business combinations (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of such corporation’s shares or an Affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an “Interested Stockholder”) or an Affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose Affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined by statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Section 2.7 of the articles of incorporation provides that the prohibitions and restrictions set forth in the Maryland Business Combinations Statute are inapplicable to any business combination between CNL Income Properties and any person. Consequently, the five year prohibition and supermajority vote requirements will not apply to business combinations between CNL Income Properties and any stockholder.

CONTROL SHARE ACQUISITIONS

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror and/or officers or directors who are employees of the corporation. Control shares are shares which, if aggregated with all other shares of the corporation previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors of such corporation within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

Section 2.8 of the articles of incorporation provides that the Maryland Control Share Acquisition Act is inapplicable to any acquisition of securities of CNL Income Properties by any person. Consequently, in instances where the board of directors otherwise waives or modifies restrictions relating to the ownership and transfer of securities of CNL Income Properties or such restrictions are otherwise removed, control shares of CNL Income Properties will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

TERMINATION OF CNL INCOME PROPERTIES AND REIT STATUS

The articles of incorporation provide for the voluntary termination and dissolution of CNL Income Properties by the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at a meeting called for that purpose. In addition, the articles of incorporation permit the stockholders to terminate the status of CNL Income Properties as a REIT under the Code only by the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote.

Under the articles of incorporation, CNL Income Properties automatically will terminate and dissolve on December 31, 2015, unless Listing occurs, in which event CNL Income Properties automatically will become a perpetual life entity. If CNL Income Properties’ shares are not listed on or before December 31, 2015, CNL Income Properties will sell its assets and distribute the net sales proceeds to our stockholders or merge with another entity in a transaction which provides its stockholders with cash or securities of a publicly traded company, unless its stockholders owning a majority of its shares elect to extend the duration of CNL Income Properties by amendment of its articles of incorporation. In making a determination of whether Listing is in the best interest of CNL Income Properties’ stockholders, the board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of Properties owned, portfolio diversification, portfolio performance, CNL

Income Properties’ financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity.

RESTRICTION OF OWNERSHIP

To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “Federal Income Tax Considerations — Taxation of CNL Income Properties.”

To ensure that CNL Income Properties satisfies these requirements, the articles of incorporation restrict the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any Person (as defined in the articles of incorporation) to no more than 9.8% of the outstanding shares of such common stock or 9.8% of any series of preferred stock (the “Ownership Limit”). It is the responsibility of each Person (as defined in the articles of incorporation) owning (or deemed to own) more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give CNL Income Properties written notice of such ownership. In addition, to the extent deemed necessary by the directors, CNL Income Properties can demand that each stockholder disclose to it in writing all information regarding the Beneficial and Constructive Ownership (as such terms are defined in the articles of incorporation) of the common stock and preferred stock. However, the articles of incorporation generally provide that the board of directors, upon a receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, representations or undertakings acceptable to the board of directors, may, in its sole discretion, waive the application of certain transfer restrictions or the Ownership Limit to a Person if the board of directors determines that such Person’s ownership of common stock and/or preferred stock will not jeopardize CNL Income Properties’ status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if the board of directors determines that it is no longer in the best interests of CNL Income Properties to attempt to qualify, or to continue to qualify, as a REIT under the Code.

Subject to the Board’s ability to waive certain of the following restrictions in certain circumstances (as described below), transfers of shares of CNL Income Properties’ common stock or preferred stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the Ownership Limit; (ii) result in CNL Income Properties’ disqualification as a REIT under the Code, including any transfer that results in: (a) CNL Income Properties’ common stock and/or preferred stock being owned by fewer than 100 Persons, or (b) CNL Income Properties being “closely held” within the meaning of Section 856(h) of the Code; or (iii) potentially jeopardize CNL Income Properties’ status as a REIT under the Code, shall be null and void and of no effect with respect to the shares in excess of the applicable limit and, accordingly, the intended transferee (or “prohibited owner”) shall acquire no right or interest in such shares. Any shares in excess of an applicable limitation will be converted automatically into an equal number of shares of CNL Income Properties’ excess stock that will be transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations selected by CNL Income Properties. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the shares of excess stock to a Person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of: (i) the proceeds of the sale; (ii) the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event; or (iii) the pro rata amount of the prohibited owner’s initial capital investment in CNL Income Properties properly allocated to such shares of excess stock.

All dividends and other distributions received with respect to the shares of excess stock prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, CNL Income Properties has the right, for a period of 90 days during the time any shares of excess stock are held by the trust, to purchase all or any portion of such shares of excess stock for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event) or the market price of CNL Income Properties’ stock on the date CNL Income Properties exercises its option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the articles of incorporation.

For purposes of the articles of incorporation, the term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include (i) the advisor during the period ending on December 31, 2004, or (ii) an underwriter which participated in a public offering of shares for a period of sixty (60) days following the initial purchase by such underwriter of shares therein, provided that the foregoing exclusions shall apply only if the ownership of such shares by the advisor or an underwriter would not cause CNL Income Properties to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause CNL Income Properties to fail to qualify as a REIT.

RESPONSIBILITY OF DIRECTORS

Directors serve in a fiduciary capacity and shall have a fiduciary duty to the stockholders of CNL Income Properties, which duty shall include a duty to supervise the relationship of CNL Income Properties with the advisor. See “Management — Fiduciary Responsibilities of the Board of Directors.”

LIMITATION OF LIABILITY AND INDEMNIFICATION

Pursuant to Maryland corporate law and CNL Income Properties’ articles of incorporation, CNL Income Properties is required to indemnify and hold harmless a present or former director, officer, advisor, or Affiliate and may indemnify and hold harmless a present or former employee or agent of CNL Income Properties (the “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of CNL Income Properties while a director, officer, advisor, Affiliate, employee, or agent and in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of CNL Income Properties. CNL Income Properties will not indemnify or hold harmless the Indemnitee if: (i) the loss or liability was the result of negligence or misconduct, or if the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct, (ii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty, (iii) the Indemnitee actually received an improper personal benefit in money, property, or services, (iv) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (v) in a proceeding by or in the right of CNL Income Properties, the Indemnitee shall have been adjudged to be liable to CNL Income Properties. In addition, CNL Income Properties will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of CNL Income Properties were offered or sold as to indemnification for violations of securities laws. Pursuant to its articles of incorporation, CNL Income Properties is required to pay or reimburse reasonable expenses incurred by a present or former director, officer, advisor or Affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reasons of his or her service as a director, officer, advisor, Affiliate, employee or agent of CNL Income Properties; (ii) the Indemnitee provides CNL Income Properties with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by CNL Income Properties as authorized by the articles of incorporation; (iii) the Indemnitee provides CNL Income Properties with a written agreement to repay the amount paid or reimbursed by CNL Income Properties, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct; and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of CNL Income Properties acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. CNL Income Properties’ articles of incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by the articles of incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

Any indemnification may be paid only out of Net Assets of CNL Income Properties, and no portion may be recoverable from the stockholders.

There are certain defenses under Maryland law available to the directors in the event of a stockholder action against them. One such defense is the “business judgment rule.” A director can argue that he or she performed the action giving rise to the stockholder’s action in good faith and in a manner he or she reasonably believed to be in the best interests of CNL Income Properties, and with such care as an ordinarily prudent person in a like position would have used under similar circumstances. The directors are also entitled to rely on information, opinions, reports or records prepared by experts (including accountants, consultants, counsel, etc.) who were selected with reasonable care. However, the directors may not invoke the business judgment rule to further limit the rights of the stockholders to access records as provided in the articles of incorporation.

CNL Income Properties will enter into indemnification agreements with each of CNL Income Properties’ officers and directors. The indemnification agreements will require, among other things, that CNL Income Properties indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, CNL Income Properties must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. CNL Income Properties also must cover officers and directors under CNL Income Properties’ directors’ and officers’ liability insurance. Although these indemnification agreements offer substantially the same scope of coverage afforded by the indemnification provisions in the articles of incorporation, it provides greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by the board of directors or by the stockholders.

REMOVAL OF DIRECTORS

Under the articles of incorporation, a director may resign or be removed with or without cause by the affirmative vote of a majority of the capital stock of CNL Income Properties outstanding and entitled to vote.

INSPECTION OF BOOKS AND RECORDS

The advisor will keep, or cause to be kept, on behalf of CNL Income Properties, full and true books of account on an accrual basis of accounting, in accordance with generally accepted accounting principles. All of such books of account, together with all other records of CNL Income Properties, including a copy of the articles of incorporation and any amendments thereto, will at all times be maintained at the principal office of CNL Income Properties, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his agent.

As a part of our books and records, we will maintain at our principal office an alphabetical list of names of stockholders, along with their addresses and telephone numbers and the number of shares held by each stockholder. Such list shall be updated at least quarterly and shall be available for inspection at CNL Income Properties’ home office by a stockholder or his or her designated agent upon such stockholder’s request. Such list also shall be mailed to any stockholder requesting the list within 10 days of a request. The copy of the stockholder list shall be printed in alphabetical order, on white paper, and in readily readable type size that is not smaller than 10-point type. CNL Income Properties may impose a reasonable charge for expenses incurred in reproducing such list. The list may not be sold or used for commercial purposes. The purposes for which a stockholder may request a list include matters relating to their voting rights.

If the advisor or directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, the advisor and the directors shall be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of CNL Income Properties. CNL Income Properties may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder’s interest in CNL Income Properties. The remedies provided by the articles of incorporation to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.

RESTRICTIONS ON “ROLL-UP” TRANSACTIONS

In connection with a proposed Roll-Up Transaction, which, in general terms, is any transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of CNL Income Properties and the issuance of securities of a Roll-Up Entity that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all Properties shall be obtained from an Independent Expert. In order to qualify as an Independent Expert for this purpose(s), the person or entity shall have no material current or prior business or personal relationship with the advisor or directors and shall be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by CNL Income Properties. The Properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the Properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of Properties over a 12-month period. The terms of the engagement of such Independent Expert shall clearly state that the engagement is for the benefit of CNL Income Properties and the stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to stockholders who vote against the proposal the choice of:

(i) accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(ii) one of the following:

(A) remaining stockholders of CNL Income Properties and preserving their interests therein on the same terms and conditions as existed previously; or

(B) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of the net assets of CNL Income Properties.

CNL Income Properties is prohibited from participating in any proposed Roll-Up Transaction:

(i) which would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in CNL Income Properties’ articles of incorporation, Sections 8.1, 8.2, 8.4, 8.5, 8.6, 8.7 and 9.1 and described elsewhere in this Prospectus, including rights with respect to the election and removal of Directors, annual reports, annual and special meetings, amendment of the articles of incorporation, and dissolution of CNL Income Properties. (See “Summary of the Articles of Incorporation and Bylaws — Description of Capital Stock” and “Summary of the Articles of Incorporation and Bylaws — Stockholder Meetings,” above);

(ii) which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

(iii) in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in Sections 8.5 and 8.6 of CNL Income Properties’ articles of incorporation and described in “Summary of the Articles of Incorporation and Bylaws — Inspection of Books and Records,” above; or

(iv) in which any of the costs of the Roll-Up Transaction would be borne by CNL Income Properties if the Roll-Up Transaction is not approved by the stockholders.

FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

The following is a summary of the material federal income tax consequences of the ownership of shares of CNL Income Properties, prepared by Greenberg Traurig, LLP, as counsel. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this Prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to the operation of CNL Income Properties, or to the purchase, ownership or disposition of the shares, has been requested from the Internal Revenue Service or other tax authority. Counsel has rendered certain opinions discussed herein and believes that if the Internal Revenue Service were to challenge the conclusions of counsel, such conclusions should prevail in court. However, opinions of counsel are not binding on the Internal Revenue Service or on the courts, and no assurance can be given that the conclusions reached by counsel would be sustained in court. Prospective investors should consult their own tax advisers in determining the federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of the shares of CNL Income Properties, the tax treatment of a REIT and the effect of potential changes in applicable tax laws.

TAXATION OF CNL INCOME PROPERTIES

General. CNL Income Properties expects to elect to be taxed as a REIT for federal income tax purposes, as defined in Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 2004. CNL Income Properties believes that it will organize and will operate in such a manner as to qualify as a REIT, and CNL Income Properties intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT. The provisions of the Code pertaining to REITs are highly technical and complex. Accordingly, this summary is qualified in its entirety by the applicable Code sections, rules and regulations issued thereunder, and administrative and judicial interpretations thereof.

If CNL Income Properties qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is currently distributed to holders of shares. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from an investment in a corporation. However, CNL Income Properties will be subject to federal income tax in the following circumstances. First, CNL Income Properties will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, CNL Income Properties may be subject to the alternative minimum tax on its items of tax preference. Third, if CNL Income Properties has net income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Foreclosure property generally means real property (and any personal property incident to such real property) which is acquired as a result of a default either on a lease of such property or on indebtedness which such property secured and with respect to which an appropriate election is made. Fourth, if CNL Income Properties has net income derived from prohibited transactions, such income will be subject to a 100% tax. A prohibited transaction generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business. Fifth, if CNL Income Properties should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which 90% or 75% of CNL Income Properties’ gross income exceeds its gross income qualifying under the 95% or 75% gross income tests, respectively. Sixth, if, during each calendar year, CNL Income Properties fails to distribute at least the sum of (i) 85% of its real estate investment trust ordinary income for such year; (ii) 95% of its real estate investment trust capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, CNL Income Properties will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if CNL Income Properties acquires any asset from a C corporation (i.e. a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in CNL Income Properties’ hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and CNL Income Properties recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by

CNL Income Properties, then, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of acquisition by CNL Income Properties over the adjusted basis in the property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. The rule described above with respect to the recognition of “built-in gain” will apply assuming that CNL Income Properties does not make an election pursuant to Section 1.337(d)-7 of the Treasury Regulations upon its acquisition of an asset from a C corporation. Eighth, if CNL Income Properties receives non-arm’s length income from one of its taxable REIT subsidiaries (as described below), it will be subject to a 100% tax on such income.

If CNL Income Properties fails to qualify as a REIT for any taxable year and certain relief provisions do not apply, it will be subject to federal income tax (including alternative minimum tax) as an ordinary corporation on its taxable income at regular corporate rates without any deduction or adjustment for distributions to holders of shares. To the extent that CNL Income Properties would, as a consequence, be subject to tax liability for any such taxable year, the amount of cash available for satisfaction of its liabilities and for distribution to holders of shares would be reduced. Distributions made to holders of shares generally would be taxable as ordinary income to the extent of current and accumulated earnings and profits and, subject to certain limitations, would be eligible for the corporate dividends received deduction, but there can be no assurance that any such distributions would be made. CNL Income Properties would not be eligible to elect REIT status for the four taxable years after the taxable year during which it failed to qualify as a REIT, unless its failure to qualify was due to reasonable cause and not willful neglect and certain other requirements were satisfied.

Opinion of Counsel. Based upon representations made by officers of CNL Income Properties with respect to relevant factual matters, upon the existing Code provisions, rules and regulations promulgated thereunder (including proposed regulations) and reported administrative and judicial interpretations thereof, upon counsel’s independent review of such documents as counsel deemed relevant in the circumstances and upon the assumption that CNL Income Properties will operate in the manner described in this Prospectus, counsel has advised CNL Income Properties that, in its opinion, commencing with the taxable year ending December 31, 2004, CNL Income Properties will be organized in conformity with the requirements for qualification as a REIT, and CNL Income Properties’ proposed method of operation will enable it to meet the requirements for qualification as a REIT. It must be emphasized, however, that CNL Income Properties’ ability to qualify and remain qualified as a REIT is dependent upon actual operating results and future actions by and events involving CNL Income Properties and others, and no assurance can be given that the actual results of CNL Income Properties’ operations and future actions and events will enable CNL Income Properties to satisfy in any given year the requirements for qualification and taxation as a REIT.

Requirements for Qualification as a REIT. As discussed more fully below, the Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which, but for Sections 856 through 860 of the Code, would be taxable as a domestic corporation; (iv) which is neither a financial institution nor an insurance company; (v) the beneficial ownership of which is held (without reference to any rules of attribution) by 100 or more persons; (vi) which is not closely held as defined in section 856(h) of the Code; and (vii) which meets certain other tests regarding the nature of its assets and income and the amount of its distributions.

In the case of a REIT which is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT shall retain the same character as in the hands of the partnership for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, CNL Income Properties’ proportionate share of the assets, liabilities and items of income of the operating partnership and of any joint venture, as described in “Business — Joint Venture Arrangements,” will be treated as assets, liabilities and items of income of CNL Income Properties for purposes of applying the asset and gross income tests described herein.

Ownership Tests. The ownership requirements for qualification as a REIT are that (i) during the last half of each taxable year not more than 50% in value of the REIT’s outstanding shares may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (or certain entities as defined in the Code) and (ii) there must be at least 100 stockholders (without reference to any attribution rules) on at least 335 days of such 12-month taxable year (or a proportionate number of days of a short taxable year). These two requirements do not apply to the first taxable year for which an election is made to be treated as a REIT. In order to meet these requirements for subsequent taxable years, or to otherwise obtain, maintain, or reestablish REIT status, the articles of incorporation generally prohibit any person or entity from actually, constructively or beneficially acquiring or owning (applying certain attribution rules) more than 9.8% of the outstanding common stock or 9.8% of any series of outstanding preferred stock. Among other provisions, the articles of incorporation empower the board of directors to redeem, at its option, a sufficient number of shares to bring the ownership of shares of CNL Income Properties in conformity with these requirements or to assure continued conformity with such requirements.

Under the articles of incorporation, each holder of shares is required, upon demand, to disclose to the board of directors in writing such information with respect to actual, constructive or beneficial ownership of shares of CNL Income Properties as the board of directors deems necessary to comply with provisions of the Code applicable to CNL Income Properties or the provisions of the articles of incorporation, or the requirements of any other appropriate taxing authority. Certain Treasury Regulations govern the method by which CNL Income Properties is required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause us to fail to qualify as a REIT. CNL Income Properties has represented that it expects to meet these stock ownership requirements for each taxable year and it will be able to demonstrate its compliance with these requirements.

Asset Tests. At the end of each quarter of a REIT’s taxable year, at least 75% of the value of its total assets (the “75% Asset Test”) must consist of “real estate assets,” cash and cash items (including receivables) and certain government securities. The balance of a REIT’s assets generally may be invested without restriction, except that holdings of securities not within the 75% class of assets generally must not, with respect to any issuer other than a “taxable REIT subsidiary” or a “qualified REIT subsidiary”, exceed 5% of the value of the REIT’s assets or 10% of the value or voting power of the issuer’s outstanding securities. A REIT can own up to 100% of the securities of one or more “taxable REIT subsidiaries”, which we refer to as TRSs, provided that not more than 20% of the value of a REIT’s assets may consist of securities of one or more TRSs (including loans to TRSs which are not secured by real estate or mortgages on real property). A TRS may be any corporation in which the REIT owns up to 100% of the interests, and which jointly elects with the REIT that the TRS be treated as a TRS of the REIT. Unlike a REIT, a TRS is subject to corporate level income tax on all of its net taxable income. There are rules which limit the deductibility of interest paid by a TRS to the REIT, and a 100% excise tax is imposed on certain transactions between a REIT and a TRS to the extent the transactions are not on an arm’s-length basis. We intend to own one or more TRSs through which we may hold assets which are not within the 75% class of assets and through which we will conduct our development and sales activities to the extent those activities may not generate income which would satisfy the gross income tests described below. A “qualified REIT subsidiary” is a corporation 100% of the stock of which is owned by the REIT, and whose separate corporate existence is ignored for tax purposes, with the result that its income and assets are treated as income and assets of the REIT. The term “real estate assets” includes real property, interests in real property, leaseholds of land or improvements thereon, and mortgages on the foregoing and any property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date the REIT receives such capital). When a mortgage is secured by both real property and other property, it is considered to constitute a mortgage on real property to the extent of the fair market value of the real property when the REIT is committed to make the loan (or, in the case of a construction loan, the reasonably estimated cost of construction).

It is anticipated that the bulk of our assets will be “real estate assets” including direct and indirect interests in real property, direct and indirect interests in leaseholds of land and any improvements thereon, and interests in mortgages secured by any of the foregoing. However, certain of CNL Income Properties’ Properties, such as its interests in marinas, may represent interests in property that does not qualify, in whole or in part, as “real estate assets” under prevailing interpretations of the tax laws. CNL Income Properties has represented that at the end of each quarter the sum of the value of any personal property owned by it plus the value of all other company assets not qualifying for the 75% Asset Test, will in the aggregate represent less than 25% of CNL Income Properties’ total assets. No independent appraisals will be acquired to support this representation, and counsel, in rendering its opinion as to the qualification of CNL Income Properties as a REIT, is relying on the conclusions of CNL Income Properties and its senior management as to the relative values of its assets. There can be no assurance however, that the Internal Revenue Service may not contend that the value of any personal property or other property owned by CNL Income Properties not qualifying for the 75% Asset Test, exceeds 25% of CNL Income Properties’ total assets.

As indicated in “Business — Joint Venture Arrangements,” CNL Income Properties may participate in joint ventures. If a joint venture were classified, for federal income tax purposes, as an association taxable as a corporation rather than as a partnership, our ownership of a 10% or greater interest in the joint venture would cause CNL Income Properties to fail to meet the requirement that it not own 10% or more of the value or voting power of an issuer’s securities. However, counsel is of the opinion, based on certain assumptions, that any joint ventures will constitute partnerships for federal income tax purposes. See “Federal Income Tax Considerations — Investment in Joint Ventures.”

Income Tests. A REIT also must meet two separate tests with respect to its sources of gross income for each taxable year.

The 75 Percent and 95 Percent Tests. In general, at least 75% of a REIT’s gross income for each taxable year must be from “rents from real property,” interest on obligations secured by mortgages on real property, gains from the sale or other disposition of real property and certain other sources, including “qualified temporary investment income.” For these purposes, “qualified temporary investment income” means any income (i) attributable to a stock or debt instrument purchased with the proceeds received by the REIT in exchange for stock (or certificates of beneficial interest) in such REIT (other than amounts received pursuant to a distribution reinvestment plan) or in a public offering of debt obligations with a maturity of at least five years and (ii) received or accrued during the one-year period beginning on the date the REIT receives such capital. In addition, a REIT must derive at least 95% of its gross income for each taxable year from any combination of the items of income which qualify under the 75% test, from dividends and interest, and from gains from the sale, exchange or other disposition of certain stock and securities.

Initially, the bulk of our income will be derived from rents with respect to the Properties. Rents from Properties received by CNL Income Properties qualify as “rents from real property” in satisfying these two tests only if several conditions are met. First, the rent must not be based in whole or in part, directly or indirectly, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” if the REIT, or a direct or indirect owner of 10% or more of the REIT owns, directly or constructively, 10% or more of such tenant (a “Related Party Tenant”), excluding a tenant which is a TRS whose leased property is occupied by unrelated third-parties on a transient basis and managed and operated by an “eligible” independent contractor actively engaged in the business of operating similar vacation or lodging properties for third parties unrelated to CNL Income Properties or the TRS. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rents to qualify as “rents from real property,” a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue or through a TRS, except that a REIT may directly perform services which are “usually or customarily rendered” in connection with the rental of space for occupancy, other than services which are considered to be rendered to the occupant of the property. However, a REIT is currently permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants, without causing the remainder of the rental income to fail to qualify as rents from real property.

CNL Income Properties has represented with respect to its leasing of the Properties that it will not (i) charge rent for any Property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales, as described above); (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease; (iii) directly perform services considered to be rendered to the occupant of a Property or which are not usually or customarily furnished or rendered in connection with the rental of real property; or (iv) enter into any lease with a Related Party Tenant. Specifically, we expect that virtually all of our income will be derived from leases of the type described in “Business — Description of Property Leases,” and it does not expect such leases to generate income that would not qualify as rents from real property for purposes of the 75% and 95% income tests.

In addition, CNL Income Properties will be paid interest on the mortgage loans. All interest income qualifies under the 95% gross income test so long as the amount of such interest does not depend on the net income or profits of any person. If a mortgage loan is secured by both real property and other property, all the interest on it will nevertheless qualify under the 75% gross income test if the amount of the loan did not exceed the fair market value of the real property at the time of the loan commitment. With the possible exception of mortgage loans secured by interests in marinas, CNL Income Properties has represented that this will always be the case. Therefore, in the opinion of counsel, income generated through CNL Income Properties’ investments in mortgage loans secured by Properties other than marinas will be treated as qualifying income under the 75% gross income test.

Rents from personal property will satisfy the 75% or 95% gross income tests if they are received in connection with a lease of real property and the rent attributable to the personal property does not exceed 15% of the total rent received from the tenant in connection with the lease. However, if rents attributable to personal property exceed 15% of the total rent received from a particular tenant, then the portion of the total rent attributable to personal property will not satisfy either the 75% or 95% gross income tests.

License income and other income from the right to use property which is not properly characterized as a lease for federal income tax purposes will not satisfy either the 75% or 95% gross income tests. Rents from leases of marina Properties may not satisfy the 75% or 95% gross income tests to the extent of the portion of the rental income properly allocable to the value of the water rights associated with the marina.

Income from sales of property by a REIT which are held for sale to customers may be subject to a 100% “prohibited transactions tax” and would not constitute gross income for purposes of the 75% and 95% gross income tests. Properties which CNL Income Properties acquired for the purpose of developing and selling to third parties, such as certain interests in Vacation Ownership Properties will be held by CNL Income Properties through a TRS and subject to corporate level taxes. Net after tax income of a TRS may be distributed to CNL Income Properties and will satisfy the 95% but not the 75% gross income test.

If, notwithstanding the above, CNL Income Properties fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT if (i) such failure is due to reasonable cause and not willful neglect; (ii) it reports the nature and amount of each item of its income on a schedule attached to its tax return for such year; and (iii) the reporting of any incorrect information is not due to fraud with intent to evade tax. However, even if these three requirements are met and CNL Income Properties is not disqualified as a REIT, a penalty tax would be imposed by reference to the amount by which CNL Income Properties failed the 75% test or by which 90% of its gross income exceeded its gross income qualifying under the 95% test (whichever amount is greater).

Distribution Requirements. A REIT must distribute to its stockholders for each taxable year ordinary income dividends in an amount equal to at least (a) 90% of the sum of (i) its “real estate investment trust taxable income” (before deduction of dividends paid and excluding any net capital gains) and (ii) the excess of net income from foreclosure property over the tax on such income, minus (b) certain excess non-cash income. Real estate investment trust taxable income generally is the taxable income of a REIT computed as if it were an ordinary corporation, with certain adjustments. Distributions must be made in the taxable year to which they relate by January 31 of the following taxable year if declared during the last three months of such taxable year, payable to stockholders of record as of such date or, if declared before the timely filing of the REIT’s tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

CNL Income Properties has represented that it intends to make distributions to stockholders that will be sufficient to meet the 90% distribution requirement. Under some circumstances, however, it is possible that CNL Income Properties may not have sufficient funds from its operations to make cash distributions to satisfy the 90% distribution requirement. For example, in the event of the default or financial failure of one or more tenants, CNL Income Properties might be required to continue to accrue rent for some period of time under federal income tax principles even though CNL Income Properties would not currently be receiving the corresponding amounts of cash. Similarly, under federal income tax principles, CNL Income Properties might not be entitled to deduct certain expenses at the time those expenses are incurred. In either case, CNL Income Properties’ cash available for making distributions might not be sufficient to satisfy the 90% distribution requirement. If the cash available to the company is insufficient, it might raise cash in order to make the distributions by borrowing funds, issuing new securities or selling Assets. If CNL Income Properties ultimately was unable to satisfy the 90% distribution requirement, it would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation without any deduction or adjustment for dividends paid to holders of the shares. If CNL Income Properties fails to satisfy the 90% distribution requirement, as a result of an adjustment to its tax returns by the Internal Revenue Service, under certain circumstances, it may be able to rectify its failure by paying a “deficiency dividend” (plus a penalty and interest) within 90 days after such adjustment. This deficiency dividend will be included in CNL Income Properties’ deductions for distributions paid for the taxable year affected by such adjustment. However, the deduction for a deficiency dividend will be denied if any part of the adjustment resulting in the deficiency is attributable to fraud with intent to evade tax or to willful failure to timely file an income tax return.

TAXATION OF STOCKHOLDERS

Taxable Domestic Stockholders. For any taxable year in which CNL Income Properties qualifies as a REIT for federal income tax purposes, distributions made by CNL Income Properties to its stockholders that are United States persons (generally, any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation) generally will be taxed as ordinary income. Amounts received by such United States persons that are properly designated as capital gain dividends by CNL Income Properties generally will be taxed as long-term capital gain, without regard to the period for which such person has held its shares, to the extent that they do not exceed CNL Income Properties’ actual net capital gain for the taxable year. Corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations. In addition, CNL Income Properties may elect to retain and pay income tax on its long-term capital gains. If CNL Income Properties so elects, each stockholder will take into income the stockholder’s share of the retained capital gain as long-term capital gain and will receive a credit or refund for that stockholder’s share of the tax paid by CNL Income Properties. The stockholder will increase the basis of such stockholder’s share by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder. Distributions to such United States persons in excess of our current or accumulated earnings and profits will be considered first a tax-free return of capital for federal income tax purposes, reducing the tax basis of each stockholder’s shares, and then, to the extent the distribution exceeds each stockholder’s basis, as gain realized from the sale of shares. CNL Income Properties will notify each stockholder as to the portions of each distribution which, in its judgment, constitute ordinary income, capital gain or return of capital for federal income tax purposes. Any distribution that is (i) declared by CNL Income Properties in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months and (ii) actually paid by CNL Income Properties in January of the following year, shall be deemed to have been received by each stockholder on December 31 of such calendar year and, as a result, will be includable in gross income of the stockholder for the taxable year which includes such December 31. Stockholders who elect to participate in the reinvestment plan will be treated as if they received a cash distribution from CNL Income Properties and then applied such distribution to purchase shares in the reinvestment plan. Stockholders may not deduct on their income tax returns any net operating or net capital losses of CNL Income Properties.

Upon the sale or other disposition of CNL Income Properties’ shares, a stockholder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the adjusted basis of the shares involved in the transaction. Such gain or loss will be a long-term capital gain or loss if, at the time of sale or other disposition, the shares involved have been held for more than one year. In addition, if a stockholder receives a capital gain dividend with respect to shares which he has held for six months or less at the time of sale or other disposition, any loss recognized by the stockholder will be treated as long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain.

Generally, the redemption of shares by CNL Income Properties will result in recognition of ordinary income by the stockholder unless the stockholder completely terminates or substantially reduces his or her interest in CNL Income Properties. A redemption of shares for cash will be treated as a distribution that is taxable as a dividend to the extent of CNL Income Properties’ current or accumulated earnings and profits at the time of the redemption under Section 302 of the Code unless the redemption (a) results in a “complete termination” of the stockholder’s interest in CNL Income Properties under Section 302(b)(3) of the Code, (b) is “substantially disproportionate” with respect to the stockholder under Section 302(b)(2) of the Code, or (c) is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code. Under Code Section 302(b)(2) a redemption is considered “substantially disproportionate” if the percentage of the voting stock of the corporation owned by a stockholder immediately after the redemption is less than eighty percent of the percentage of the voting stock of the corporation owned by such stockholder immediately before the redemption. In determining whether the redemption is not treated as a dividend, shares considered to be owned by a stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must generally be taken into account. A distribution to a stockholder will be “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s interest in CNL Income Properties. The Internal Revenue Service has published a ruling indicating that a redemption which results in a reduction in the proportionate interest in a corporation (taking into account Section 318 constructive ownership rules) of a stockholder whose relative stock interest is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over the corporation’s affairs should be treated as being “not essentially equivalent to a dividend.”

If the redemption is not treated as a dividend, the redemption of the shares for cash will result in taxable gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis in the shares redeemed. Such gain or loss would be capital gain or loss if the shares were held as a capital asset and would be long-term capital gain or loss if the holding period for the shares exceeds one year.

CNL Income Properties will report to its U.S. stockholders and the Internal Revenue Service the amount of dividends paid or treated as paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide CNL Income Properties with a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid to the Internal Revenue Service as backup withholding will be creditable against the stockholder’s income tax liability. In addition, CNL Income Properties may be required to withhold a portion of capital gain dividends to any stockholders who fail to certify their non-foreign status to CNL Income Properties. See “Federal Income Tax Considerations — Taxation of Stockholders — Foreign Stockholders” below.

Recently enacted tax legislation lowers the maximum individual tax rate on capital gains and “qualified dividend income” to 15%. Capital gains on sales of CNL Income Properties’ shares by individuals and “capital gain” dividends received by individuals will be eligible for the reduced 15% rate (except to the extent of the portion of capital gain dividend attributable to depreciation recapture on sales of real property which will continue to be taxed at a rate of 25%). Ordinary dividend distributions made by CNL Income Properties will be treated as “qualified dividend income” and eligible for the 15% maximum rate only to the extent attributable to taxable income of CNL Income Properties on which a corporate level tax has been imposed, e.g. dividend income received by CNL Income Properties from a non-REIT U.S. C-corporation including a “taxable REIT subsidiary”, income of CNL Income Properties subject to a “built-in-gains” tax in the prior taxable year (net of the taxes paid by CNL Income Properties on such income), and taxable income retained by CNL Income Properties in the prior taxable year (net of the taxes paid by CNL Income Properties on such income). Generally CNL Income Properties does not elect to retain taxable income in excess of the amount required to be distributed for REIT qualification purposes. The state and local income tax treatment of CNL Income Properties and its stockholders may not conform to the federal income tax treatment described above. As a result, stockholders should consult their own tax advisors for an explanation of how other state and local tax laws would affect their investment in shares.

Tax-Exempt Stockholders. Dividends paid by CNL Income Properties to a stockholder that is a tax-exempt entity generally will not constitute “unrelated business taxable income” (“UBTI”) as defined in Section 512(a) of the Code, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of Section 514(c) of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

Notwithstanding the foregoing, qualified trusts that hold more than 10% (by value) of the shares of certain REITs may be required to treat a certain percentage of such REIT’s distributions as UBTI. This requirement will apply only if (i) treating qualified trusts holding REIT shares as individuals would result in a determination that the REIT is “closely held” within the meaning of Section 856(h)(1) of the Code and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The restrictions on ownership of shares in the articles of incorporation will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing shares in CNL Income Properties, absent a waiver of the restrictions by the board of directors. See “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership.”

Assuming that there is no waiver of the restrictions on ownership of shares in the articles of incorporation and that a tax-exempt stockholder does not finance the acquisition of its shares with “acquisition indebtedness”

within the meaning of Section 514(c) of the Code or otherwise use its shares in an unrelated trade or business, in the opinion of counsel, the distributions of CNL Income Properties with respect to such tax-exempt stockholder will not constitute UBTI.

The tax discussion of distributions by qualified retirement plans, IRAs, Keogh plans and other tax-exempt entities is beyond the scope of this discussion, and such entities should consult their own tax advisors regarding such questions.

Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign participants and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex, and no attempt will be made herein to provide more than a summary of such rules. The following discussion assumes that the income from investment in the shares will not be effectively connected with the Non-U.S. Stockholders’ conduct of a United States trade or business. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local laws with regard to an investment in shares, including any reporting requirements. Non-U.S. Stockholders will be admitted as stockholders with the approval of the advisor.

Distributions that are not attributable to gain from sales or exchanges by CNL Income Properties of United States real property interests and not designated by CNL Income Properties as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of CNL Income Properties. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates that tax. A number of U.S. tax treaties that reduce the rate of withholding tax on corporate dividends do not reduce, or reduce to a lesser extent, the rate of withholding applied to distributions from a REIT. CNL Income Properties expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies (and the Non-U.S. Stockholder files Internal Revenue Service Form W-8BEN with CNL Income Properties and, if the shares are not traded on an established securities market, acquires a taxpayer identification number from the Internal Revenue Service) or (ii) the Non-U.S. Stockholder files an Internal Revenue Service Form W-8ECI with CNL Income Properties claiming that the distribution is effectively connected income. Distributions in excess of CNL Income Properties’ current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions paid do not exceed the adjusted basis of the stockholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholders’ shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of the shares, as described below. If it cannot be determined at the time a distribution is paid whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the rate of 30%. However, a Non-U.S. Stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of CNL Income Properties’ current and accumulated earnings and profits. CNL Income Properties is permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current or accumulated earnings and profits. Such distributions will generally be subject to a 10% withholding tax, which may be refunded to the extent they exceed the stockholder’s actual U.S. tax liability, provided the required information is furnished to the Internal Revenue Service.

For any year in which CNL Income Properties qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by CNL Income Properties of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. CNL Income Properties is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by CNL Income Properties as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder’s FIRPTA tax liability.

Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if CNL Income Properties is a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that CNL Income Properties will be a “domestically controlled REIT,” and in such case the sale of shares would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is treated as “effectively connected” with the Non-U.S. Stockholders’ U.S. trade or business, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. Effectively connected gain realized by a foreign corporate stockholder may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

STATE AND LOCAL TAXES

CNL Income Properties and its stockholders may be subject to state and local taxes in various states and localities in which it or they transact business, own property, or reside. The tax treatment of CNL Income Properties and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock of CNL Income Properties.

CHARACTERIZATION OF PROPERTY LEASES

CNL Income Properties will purchase both new and existing Properties and lease them to tenants pursuant to leases of the type described in “Business — Description of Property Leases.” The ability of CNL Income Properties to claim certain tax benefits associated with ownership of the Properties, such as depreciation, depends on a determination that the lease transactions engaged in by CNL Income Properties are true leases, under which CNL Income Properties is the owner of the leased Property for federal income tax purposes, rather than a conditional sale of the Property or a financing transaction. A determination by the Internal Revenue Service that CNL Income Properties is not the owner of the Properties for federal income tax purposes may have adverse consequences to CNL Income Properties, such as the denying of CNL Income Properties’ depreciation deductions. Moreover, a denial of CNL Income Properties’ depreciation deductions could result in a determination that CNL Income Properties’ distributions to stockholders were insufficient to satisfy the 90% distribution requirement for qualification as a REIT. However, as discussed above, if CNL Income Properties has sufficient cash, it may be able to remedy any past failure to satisfy the distribution requirements by paying a “deficiency dividend” (plus a penalty and interest). See “Federal Income Tax Considerations — Taxation of CNL Income Properties — Distribution Requirements,” above. Furthermore, in the event that it was determined that CNL Income Properties was not the owner of a particular Property, in the opinion of counsel the income that CNL Income Properties would receive pursuant to the recharacterized lease would constitute interest qualifying under the 95% and 75% gross income tests by reason of being interest on an obligation secured by a mortgage on an interest in real property, because the legal ownership structure of such Property will have the effect of making the building serve as collateral for the debt obligation.

The characterization of transactions as leases, conditional sales, or financings has been addressed in numerous cases. The courts have not identified any one factor as being determinative of whether the lessor or the lessee of the property is to be treated as the owner. Judicial decisions and pronouncements of the Internal Revenue Service with respect to the characterization of transactions as either leases, conditional sales, or financing transactions have made it clear that the characterization of leases for tax purposes is a question which must be decided on the basis of a weighing of many factors, and courts have reached different conclusions even where characteristics of two lease transactions were substantially similar.

While certain characteristics of the leases anticipated to be entered into by CNL Income Properties suggest CNL Income Properties might not be the owner of the Properties, such as the fact that such leases are triple-net lease, a substantial number of other characteristics indicate the bona fide nature of such leases and that CNL Income Properties will be the owner of the Properties. For example, under the types of leases described in “Business — Description of Property Leases,” CNL Income Properties will bear the risk of substantial loss in the value of the

Properties, since CNL Income Properties will acquire its interests in the Properties with an equity investment, rather than with nonrecourse indebtedness. Further, CNL Income Properties, rather than the tenant, will benefit from any appreciation in the Properties, since CNL Income Properties will have the right at any time to sell or transfer its Properties, subject to the tenant’s right to purchase the property at a price not less than the Property’s fair market value (determined by appraisal or otherwise).

Other factors that are consistent with the ownership of the Properties by CNL Income Properties are (i) the tenants are liable for repairs and to return the Properties in reasonably good condition; (ii) insurance proceeds generally are to be used to restore the Properties and, to the extent not so used, belong to CNL Income Properties; (iii) the tenants agree to subordinate their interests in the Properties to the lien of any first mortgage upon delivery of a nondisturbance agreement and agree to attorn to the purchaser upon any foreclosure sale; and (iv) based on CNL Income Properties’ representation that the Properties can reasonably be expected to have at the end of their lease terms (generally a maximum of 30 to 40 years) a fair market value of at least 20% of CNL Income Properties’ cost and a remaining useful life of at least 20% of their useful lives at the beginning of the leases, CNL Income Properties has not relinquished the Properties to the tenants for their entire useful lives, but has retained a significant residual interest in them. Moreover, CNL Income Properties will not be primarily dependent upon tax benefits in order to realize a reasonable return on its investments.

Concerning the Properties for which CNL Income Properties owns the buildings and the underlying land, on the basis of the foregoing, assuming (i) CNL Income Properties leases the Properties on substantially the same terms and conditions described in “Business — Description of Property Leases,” and (ii) as is represented by CNL Income Properties, the residual value of the Properties remaining after the end of their lease terms (including all renewal periods) may reasonably be expected to be at least 20% of CNL Income Properties’ cost of such Properties, and the remaining useful lives of the Properties after the end of their lease terms (including all renewal periods) may reasonably be expected to be at least 20% of the Properties’ useful lives at the beginning of their lease terms, it is the opinion of counsel that CNL Income Properties will be treated as the owner of the Properties for federal income tax purposes and will be entitled to claim depreciation and other tax benefits associated with such ownership. In the case of Properties for which CNL Income Properties does not own the underlying land, counsel may not be able to opine that such transactions will be characterized as leases.

INVESTMENT IN JOINT VENTURES

As indicated in “Business — Joint Venture Arrangements,” CNL Income Properties may participate in joint ventures which own and lease Properties. Assuming that the joint ventures have the characteristics described in “Business — Joint Venture Arrangements,” and are operated in the same manner that CNL Income Properties operates with respect to Properties that it owns directly, it is the opinion of counsel that (i) the joint ventures will be treated as partnerships, as defined in Sections 7701(a)(2) and 761(a) of the Code and not as associations taxable as corporations, and that CNL Income Properties will be subject to tax as a partner pursuant to Sections 701-761 of the Code and (ii) all material allocations to CNL Income Properties of income, gain, loss and deduction as provided in the joint venture agreements and as discussed in the Prospectus will be respected under Section 704(b) of the Code. CNL Income Properties has represented that it will not become a participant in any joint venture unless CNL Income Properties has first obtained advice of counsel that the joint venture will constitute a partnership for federal income tax purposes and that the allocations to CNL Income Properties contained in the joint venture agreement will be respected.

If, contrary to the opinion of counsel, a joint venture were to be treated as an association taxable as a corporation, CNL Income Properties would be treated as a stockholder for tax purposes and would not be treated as owning a pro rata share of the joint venture’s assets. In addition, the items of income and deduction of the joint venture would not pass through to CNL Income Properties. Instead, the joint venture would be required to pay income tax at regular corporate tax rates on its net income, and distributions to partners would constitute dividends that would not be deductible in computing the joint venture’s taxable income. Moreover, a determination that a joint venture is taxable as a corporation could cause CNL Income Properties to fail to satisfy the asset tests for qualification as a REIT. See “Federal Income Tax Considerations — Taxation of CNL Income Properties — Asset Tests” and “Federal Income Tax Considerations — Taxation of CNL Income Properties — Income Tests,” above.

REPORTS TO STOCKHOLDERS

CNL Income Properties will furnish each stockholder with its audited annual report within 120 days following the close of each fiscal year. These annual reports will contain the following: (i) financial statements, including a balance sheet, statement of operations, statement of stockholders’ equity, and statement of cash flows, prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) the ratio of the costs of raising capital during the period to the capital raised; (iii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the advisor and any Affiliate of the advisor by CNL Income Properties and including fees or charges paid to the advisor and any Affiliate of the advisor by third parties doing business with CNL Income Properties; (iv) the Operating Expenses of CNL Income Properties, stated as a percentage of the Average Invested Assets (the average of the aggregate book value of the assets of CNL Income Properties, for a specified period, invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period) and as a percentage of its Net Income; (v) a report from the Independent Directors that the policies being followed by CNL Income Properties are in the best interest of its stockholders and the basis for such determination; (vi) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving CNL Income Properties, directors, advisor and any Affiliate thereof occurring in the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and (vii) distributions to the stockholders for the period, identifying the source of such distributions and if such information is not available at the time of the distribution, a written explanation of the relevant circumstances will accompany the distributions (with the statement as to the source of distributions to be sent to stockholders not later than 60 days after the end of the fiscal year in which the distribution was made).

Within 90 days following the close of each CNL Income Properties fiscal year, each stockholder that is a Qualified Plan will be furnished with an annual statement of share valuation to enable it to file annual reports required by ERISA as they relate to its investment in CNL Income Properties. For any period during which CNL Income Properties is making a public offering of shares, the statement will report an estimated value of each share at the public offering price per share, which during the term of this offering is $10 per share. If no public offering is ongoing, and until Listing, the statement will report an estimated value of each share, based on (i) appraisal updates performed by CNL Income Properties based on a review of the existing appraisal and lease of each Property, focusing on a re-examination of the capitalization rate applied to the rental stream to be derived from that Property; and (ii) a review of the outstanding loans, and other Permitted Investments focusing on a determination of present value by a re-examination of the capitalization rate applied to the stream of payments due under the terms of each loan and other Permitted Investment. CNL Income Properties may elect to deliver such reports to all stockholders. Stockholders will not be forwarded copies of appraisals or updates. In providing such reports to stockholders, neither CNL Income Properties nor its Affiliates thereby make any warranty, guarantee, or representation that (i) the stockholders or CNL Income Properties, upon liquidation, will actually realize the estimated value per share, or (ii) the stockholders will realize the estimated net asset value if they attempt to sell their shares.

CNL Income Properties is required by the Securities Exchange Act of 1934, as amended, to file quarterly reports with the Securities and Exchange Commission on Form 10-Q and stockholders will be furnished with a summary of the information contained in each such report within 90 days after the end of each fiscal quarter. Such summary information generally will include a balance sheet, a quarterly statement of income, and a statement of cash flows, and any other pertinent information regarding CNL Income Properties and its activities during the quarter. Stockholders also may receive a copy of any Form 10-Q upon request to CNL Income Properties. If CNL Income Properties is not subject to this filing requirement, stockholders will be furnished with a semi-annual report within 90 days after each six-month period containing information similar to that contained in the quarterly report but applicable to such six-month period.

Stockholders and their duly authorized representatives are entitled to inspect and copy, at their expense, the books and records of CNL Income Properties at all times during regular business hours, upon reasonable prior notice to CNL Income Properties, at the location where such reports are kept by CNL Income Properties. Stockholders, upon request and at their expense, may obtain full information regarding the financial condition of CNL Income Properties and, subject to certain confidentiality and other requirements, may obtain a list containing the name, address, and shares held by each stockholder. See “Summary of the Articles of Incorporation and Bylaws – Inspection of Books and Records.”

The fiscal year of CNL Income Properties will be the calendar year.

CNL Income Properties’ federal tax return (and any applicable state income tax returns) will be prepared by the accountants regularly retained by CNL Income Properties. Appropriate tax information will be submitted to the stockholders within 30 days following the end of each fiscal year of CNL Income Properties. A specific reconciliation between GAAP and income tax information will not be provided to the stockholders; however, such reconciling information will be available in the office of CNL Income Properties for inspection and review by any interested stockholder.

THE OFFERING

GENERAL

A minimum of 250,000 shares and a maximum of 200 million shares are being offered. CNL Income Properties has initially designated five million shares to be offered to stockholders purchasing shares in this offering who elect to participate in the reinvestment plan and who receive a copy of this Prospectus or a separate prospectus for the reinvestment plan. Prior to the conclusion of this offering, if any of the five million shares initially designated for the reinvestment plan remain after meeting anticipated obligations under the reinvestment plan, CNL Income Properties may decide to sell a portion of these shares in this offering. Similarly, prior to the conclusion of this offering, if the five million shares initially designated for the reinvestment plan have been purchased by the Reinvestment Agent and CNL Income Properties anticipates additional demand for its reinvestment plan shares, CNL Income Properties may decide to reallocate a portion of the shares designated for this offering to the reinvestment plan. Any shares purchased pursuant to the reinvestment plan will be purchased at $9.50 per share. Any participation in such plan by a person who becomes a stockholder otherwise than by participating in this offering will require solicitation under this Prospectus or a separate prospectus. See “Summary of Reinvestment Plan.” The board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following termination of this offering.

A minimum investment of 500 shares ($5,000) is required. Any investor who makes the required minimum investment may purchase additional shares in increments of one Share. See “The Offering — General,” “The Offering — Subscription Procedures” and “Summary of Reinvestment Plan.”

No shares will be sold and the offering will terminate unless subscriptions for at least the minimum offering have been obtained within one year after the date of this Prospectus. If the minimum offering is sold, CNL Income Properties may, in its sole discretion, and without prior notice to the subscribers, elect to extend the offering for up to one additional year thereafter (in states that permit such an extension). Until subscription funds for shares of CNL Income Properties total $2.5 million, the funds will be held in escrow by SouthTrust Bank, and interest earned on such funds will accrue to the benefit of subscribers. Subscription amounts with all interest due will be returned in the event that subscriptions aggregating $2.5 million are not received within one year after the commencement of the offering. For purposes of determining whether the minimum offering has been satisfied, sales of shares to Affiliates will not be included in the determination.

PLAN OF DISTRIBUTION

The shares are being offered to the public on a “best efforts” basis (which means that no one is guaranteeing that any minimum amount will be sold) through the Soliciting Dealers, who will be members of the National Association of Securities Dealers, Inc. (the “NASD”) or other persons or entities exempt from broker-dealer registration, and the managing dealer. The Soliciting Dealers will use their best efforts during the offering period to find eligible persons who desire to subscribe for the purchase of shares from CNL Income Properties. Both James M. Seneff, Jr. and Robert A. Bourne are Affiliates and licensed principals of the managing dealer, and the advisor is an Affiliate of the managing dealer. The managing dealer does not intend to purchase any shares in this offering.

Prior to a subscriber’s admission to CNL Income Properties as a stockholder, funds paid by such subscriber will be deposited in an interest-bearing escrow account with SouthTrust Bank. CNL Income Properties, within 30 days after the date a subscriber is admitted to CNL Income Properties, will pay to such subscriber the interest (generally calculated on a daily basis) actually earned on such subscriber’s funds. After the initial admission of stockholders to CNL Income Properties in connection with the sale of at least 250,000 shares, interest will be payable only to those subscribers whose funds have been held in escrow by the Bank for at least 20 days. Stockholders otherwise are not entitled to interest earned on CNL Income Properties funds or to receive interest on their Invested Capital. See “The Offering — Escrow Arrangements” below.

Subject to the provisions for a reduction of the selling commissions, the marketing support fee and the Acquisition Fee described below, CNL Income Properties will pay the managing dealer an aggregate of 6.5% of the Gross Proceeds as selling commissions. The managing dealer will reallow fees of up to 6.0% to the Soliciting Dealers with respect to shares sold by them. In addition, CNL Income Properties will pay the managing dealer for actual expenses incurred in connection with the due diligence of CNL Income Properties and this offering and such reimbursement will be paid following submission of invoices supporting such expenses. CNL Income Properties will also pay to the managing dealer an amount equal to 2.5% of Gross Proceeds as a marketing support fee. All or a portion of this fee will be reallowed to any Soliciting Dealer which enters into an addendum to the Participating Broker Agreement with the managing dealer. Generally, the managing dealer will not reallow any portion of the marketing support fee to Soliciting Dealers unless they have a prescribed minimum annual sales volume of shares of our common stock and they agree to provide one or more of the following services: (i) provide internal marketing support personnel and marketing communications vehicles to assist the managing dealer in the promotion of CNL Income Properties; (ii) respond to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, the financial status of CNL Income Properties and the real estate markets in which CNL Income Properties has invested; (iii) assist investors with reinvestments and redemptions; and/or (iv) provide other services requested by investors from time to time and maintain the technology necessary to adequately service investors. To the extent a Soliciting Dealer is entitled to all or a portion of the 2.5% marketing support fee, the Soliciting Dealer may elect to defer over time its receipt of the marketing support fee to which it is entitled. In such event, the marketing support fee to be reallowed will be paid to the Soliciting Dealer over a period of up to ten years (which period will be agreed upon by the Managing Dealer and Soliciting Dealer) until the marketing support fee payable to the Soliciting Dealer has been paid in full. Further, upon Listing, any remaining deferred portion of the marketing support fee payable to the Soliciting Dealer will become immediately due and payable. Selling commissions and the marketing support fee will not be paid in connection with shares purchased pursuant to the reinvestment plan. See “Summary of Reinvestment Plan.”

The following table shows the compensation payable to the managing dealer.

Type of Compensation	Estimated Amount*
Selling commissions	6.5% of Gross Proceeds
Due diligence expense reimbursements	0.01% of Gross Proceeds
Marketing support fee	2.5% of Gross Proceeds

*	Purchases may be made by certain categories of investors net of selling commissions and the marketing support fee and, in certain circumstances, subject to a reduced 1.0% Acquisition Fee, as explained below. In addition, selling commissions and the marketing support fee will not be paid in connection with shares purchased pursuant to the reinvestment plan.

Purchases net of selling commissions and the marketing support fee and, in certain circumstances, subject to a reduced 1.0% Acquisition Fee. The following persons and entities may purchase shares net of 6.5% selling commissions and the 2.5% marketing support fee, at a per share purchase price of $9.10 (assuming no other discounts apply): (i) a registered principal or representative of the managing dealer or a Soliciting Dealer; (ii) employees, officers and directors of CNL Income Properties or the advisor, or of the Affiliates of either of the foregoing entities (and the immediate family members of any of the foregoing persons, provided that “immediate family members” means such person’s spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in law” relations as well as such persons so related by adoption), and any Plan established exclusively for the benefit of such persons or entities; (iii) a client of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws; and (iv) a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department. As all sales must be made through a registered broker-dealer, the investment adviser must arrange the placement of the transaction through a broker-dealer that will waive compensation, or may contact the managing dealer for such assistance. The amount of proceeds to CNL Income Properties will not be affected by eliminating selling commissions and the marketing support fee payable in connection with sales to investors purchasing through such registered investment advisers or bank trust department. In addition, Soliciting Dealers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the selling commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of selling commissions and the marketing support fee offered by CNL Income Properties for shares that they sell. In that event, such shares shall be sold to the investor net of 6.5% selling commissions and the marketing support fee, at a per share purchase price of $9.10.

In order to encourage purchases in excess of 500,000 shares, by the categories of investors described above, in addition to a discount equal to the 6.5% selling commissions and the 2.5% marketing support fee discount described above, if the investor is a “purchaser” (as defined below) and buys in excess of 500,000 shares, and all such shares were purchased through the same registered investment adviser, Soliciting Dealer or the managing dealer, such purchase and any subsequent purchase will be subject to a reduced Acquisition Fee of 1.0% (as opposed to 3.0%). In such instance, the initial purchase price per share will be $8.90; provided, however, such purchaser and any person to whom the shares are transferred, will be required to pay, through withholdings by CNL Income Properties of distributions otherwise payable to it, an annual 0.40% advisory fee on such person’s shares. Although the initial purchase price per share will be $8.90, because the advisory fee is paid annually, the cost associated with paying this fee, in the aggregate, may exceed the benefit associated with the Acquisition Fee discount. Accordingly, an investor’s overall return may be lower by virtue of the Acquisition Fee discount. See “Management Compensation.”

Volume Discounts. In connection with the purchases of certain minimum numbers of shares by an investor who does not qualify for the discount described above, the amount of selling commissions otherwise payable to a Soliciting Dealer may be reduced in accordance with the following schedule:

Number of Shares Purchased	Purchase Price per Incremental Share in Volume Discount Range	Commissions on Sales per Incremental Share Payable to the Managing Dealer		Reallowed Commissions on Sales per Incremental Share in Volume Discount Range
		Percent	Dollar Amount	Percent	Dollar Amount
1—50,000	$10.00	0.5%	$0.05	6.0%	$0.60
50,001—75,000	9.90	0.5%	$0.05	5.0%	$0.50
75,001—100,000	9.80	0.5%	$0.05	4.0%	$0.40
100,001—250,000	9.70	0.5%	$0.05	3.0%	$0.30
250,001—500,000	9.60	0.5%	$0.05	2.0%	$0.20
Over 500,001*	9.50	0.5%	$0.05	1.0%	$0.10

For example, if an investor purchases 100,000 shares, the investor could pay as little as $992,500 rather than $1 million for the shares, in which event the selling commissions on the sale of such shares would be $57,500 ($0.575 per share). The net proceeds to CNL Income Properties will not be affected by such discounts.

The volume discount is, to the extent requested in writing by an investor as described below, cumulative. To the extent an investor qualifies for a volume discount on a particular purchase, its subsequent purchase, regardless of shares subscribed for in that purchase, will also qualify for (x) that volume discount or, (y) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, such greater discount. For example, if an initial purchase is for 74,000 shares, and a second purchase is for 3,000 shares, 1,000 shares of the second purchase will be priced at $9.90 per share and 2,000 shares of the second purchase will be priced at $9.80 per share. Any request to treat a subsequent purchase cumulatively for purposes of the volume discount must be made in writing in a form satisfactory to CNL Income Properties and must set forth the basis for such request.

For purposes of volume discounts, all such shares must be purchased through the same Soliciting Dealer, or through the managing dealer or through the same registered investment adviser, as applicable.

*

Further, in order to encourage purchases in excess of 500,000 shares, in addition to the volume discounts described above, if the investor is a “purchaser” and buys in excess of 500,000 shares, and all such shares were purchased through the same registered investment adviser, Soliciting Dealer or the managing dealer, such sale and any subsequent sale will be subject to a reduced Acquisition Fee of 1.0% (as opposed to 3.0%). In such instance, such purchaser and any person to whom such shares are transferred, will be required to pay, through withholdings by CNL Income Properties of distributions otherwise payable to it, an annual 0.40% advisory fee on such person’s shares. Because the advisory fee is paid annually, the cost associated with paying this fee, in the aggregate, may exceed the benefit associated with the Acquisition Fee discount. Accordingly, although an investors’ initial purchase price of shares may be lower because of the Acquisition Fee discount, such investor’s overall return may be lower by virtue of the 0.40% annual advisory fee payable in connection with the Acquisition Fee discount. See “Management Compensation.”

Application of Various Discounts. The volume discount and Acquisition Fee discount will be prorated among the separate subscribers considered to be a single “purchaser.” Shares purchased pursuant to the reinvestment plan on behalf of a Participant in the reinvestment plan will not be combined with other subscriptions for shares by the investor in determining the volume discount or Acquisition Fee discount to which such investor may be entitled. Further, shares purchased pursuant to the reinvestment plan will not be eligible for a volume discount, Acquisition Fee discount or any other discount referred to in this Plan of Distribution. See “Summary of Reinvestment Plan.”

For purposes of determining the applicability of volume discounts and Acquisition Fee discounts, “purchaser” includes (i) an individual, his or her spouse, and their children under the age of 21, who purchase the shares for his or her or their own accounts, and all pension or trust funds established by each such individual; (ii) a corporation, partnership, association, joint-stock company, trust fund, or any organized group of persons, whether incorporated or not; (iii) an employee’s trust, pension, profit-sharing, or other employee benefit plan qualified under Section 401 of the Code; and (iv) all pension, trust, or other funds maintained by a given bank. Any request to be deemed a “purchaser” must be made in writing in a form satisfactory to CNL Income Properties and must set forth the basis for such request. Any such request will be subject to verification by the managing dealer that all of such subscriptions were made by a single “purchaser.” Except as described in the section of the Prospectus titled, “Summary of the Articles of Incorporation and Bylaws – Restriction of Ownership,” there is no limit on the number of shares a purchaser may acquire.

Any reduction in selling commissions, the marketing support fee, and/or Acquisition Fees will reduce the effective purchase price per share to the investor involved but will not alter the proceeds available to CNL Income Properties as a result of such sale with which to acquire Properties, make mortgage loans or invest in other Permitted Investments. All investors will be deemed to have contributed the same amount per share to CNL Income Properties whether or not the investor receives a discount. Accordingly, for purposes of distributions, investors who pay reduced commissions will receive higher returns on their investments in CNL Income Properties as compared to investors who do not pay reduced commissions; provided, however, that distributions payable to stockholders who receive Acquisition Fee discounts, are subject to reduction with respect to the payment of the advisory fee.

Sales Incentives. CNL Income Properties or its Affiliates also may provide incentive items for registered representatives of the managing dealer and the Soliciting Dealers, which in no event shall exceed an aggregate of $100 per annum per participating registered representative. In the event other incentives are provided to registered representatives of the managing dealer or the Soliciting Dealers, they will be paid only in cash, and such payments will be made only to the managing dealer or the Soliciting Dealers rather than to their registered representatives. Any such sales incentive program must first have been submitted for review by the NASD, and must comply with Rule 2710(d). Costs incurred in connection with such sales incentive programs, if any, will be considered underwriting compensation.

Other Compensation. In connection with the sale of shares, certain associated persons of the managing dealer may perform wholesaling functions for which they will receive compensation in an aggregate amount not in excess of 0.9% of Gross Proceeds, of which up to 0.5% is payable by the managing dealer (out of the 0.5% it retains from the selling commissions) and the balance will be paid by either the manager dealer out of its funds or by an Affiliate but, not by CNL Income Properties.

In addition, CNL Income Properties and, to a lesser extent, its Affiliates will pay their Affiliates, including CNL Investment Company and the managing dealer and its associated persons, for other expenses incurred, including expenses related to sales seminars, wholesaling activities and legal expenses. CNL Income Properties may also reimburse the Soliciting Dealers for certain expenses incurred in connection with the offering.

The total amount of underwriting compensation, including commissions and reimbursement of expenses, paid in connection with the offering will not exceed 10% of Gross Proceeds, plus an additional 0.5% of Gross Proceeds for reimbursement of bona fide due diligence expenses. Underwriting compensation includes selling commissions, the marketing support fee, wholesaling compensation and expense reimbursements, expenses relating to sales seminars, and sales incentives.

The managing dealer and the Soliciting Dealers severally will indemnify CNL Income Properties and its officers and directors, the advisor and its officers and directors and their Affiliates, against certain liabilities, including liabilities under the Securities Act of 1933.

SUBSCRIPTION PROCEDURES

Procedures Applicable to All Subscriptions. In order to purchase shares, the subscriber must complete and execute the subscription agreement. Any subscription for shares must be accompanied by cash or check payable to “SouthTrust Bank, Escrow Agent” (or to CNL Income Properties after subscription funds are released from escrow), in the amount of $10 per share, subject to certain discounts discussed above. See also “The Offering–Escrow Arrangements” below. Subscriptions will be effective only upon their acceptance by CNL Income Properties, and CNL Income Properties reserves the right to reject any subscription in whole or in part. Subscription proceeds will be held in escrow for the benefit of investors until such time as investors are admitted as stockholders of CNL Income Properties. See “The Offering — Escrow Arrangements” below. Certain Soliciting Dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares for which they have subscribed payable directly to the Soliciting Dealer. In such case, the Soliciting Dealer will issue a check made payable to the order of the Escrow Agent for the aggregate amount of the subscription proceeds.

Each subscription will be accepted or rejected by CNL Income Properties within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date on which the subscriber receives a copy of this Prospectus. If a subscription is rejected, the funds will be returned to the subscriber within 10 business days after the date of such rejection, without interest and without deduction. A form of the subscription agreement is set forth as Appendix C to this Prospectus. The subscription price of each share is payable in full upon execution of the subscription agreement. A subscriber whose subscription is accepted shall be sent a confirmation of his or her purchase.

CNL Income Properties will place the subscription proceeds in an interest-bearing escrow account with SouthTrust Bank. Once subscriptions for the minimum offering have been received and accepted by CNL Income Properties, subscription funds will be released to CNL Income Properties from escrow within approximately 30 days and investors with subscription funds in the escrow will be admitted as stockholders within 15 days after such release. If you purchase shares after the minimum offering has been sold, your subscription funds will also be placed into escrow with SouthTrust Bank, which will hold the funds, along with those of other subscribers, in an interest-bearing account until such time as you are admitted by CNL Income Properties as a stockholder. After the minimum offering has been sold, CNL Income Properties will generally admit stockholders daily but in no event later than the last day of the calendar month following acceptance of your subscription.

If the minimum offering has not been received and accepted by April 16, 2005, the Escrow Agent will promptly notify CNL Income Properties and this offering will be terminated. In such event, the Escrow Agent is obligated to use its best efforts to obtain an executed Internal Revenue Service Form W-9 or other tax form applicable in respect of the subscriber from each subscriber. Promptly after termination of the offering, the Escrow Agent will refund and return all monies to subscribers and any interest earned thereon. In the event that a subscriber fails to remit an executed Internal Revenue Service Form W-9 or other tax form applicable in respect of the subscriber to the Escrow Agent prior to the date the Escrow Agent returns the subscriber’s funds, the Escrow Agent may be required to deduct a back-up withholding tax from the earnings attributable to such subscriber in accordance with the applicable federal tax rules.

The funds held in escrow shall be transferred to CNL Income Properties within 30 days after CNL Income Properties has received and accepted subscriptions for at least the minimum offering. Investors with subscription funds in the escrow will be admitted as stockholders within 15 days after such release. After the minimum offering has been sold, CNL Income Properties may, in it sole discretion and without notice to the subscribers, elect to extend the offering until not later than April 16, 2006 (in states that permit such an extension).

After the close of the minimum offering, subscriptions will be accepted or rejected within 30 days of receipt by CNL Income Properties, and if rejected, all funds shall be returned to subscribers within 10 business days after the date of such rejection. Investors whose subscriptions are accepted will be admitted as stockholders of CNL Income Properties no later than the last day of the calendar month following acceptance of their subscriptions. The interest, if any, earned on subscription proceeds prior to their release from escrow will be payable only to those subscribers whose funds have been held in escrow for at least 20 days.

The advisor and each Soliciting Dealer who sells shares on behalf of CNL Income Properties have the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for an investor and that the requisite suitability standards are met. See “Suitability Standards And How To Subscribe — Suitability Standards.” In making this determination, the Soliciting Dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Each investor should be aware that determining suitability is the responsibility of the Soliciting Dealer.

Each Soliciting Dealer is required to maintain, for at least six years, records of the information used to determine that an investment in the shares is suitable and appropriate for an investor.

Procedures Applicable to Non-Telephonic Orders. Each Soliciting Dealer receiving a subscriber’s check made payable solely to the Bank escrow agent (where, pursuant to such Soliciting Dealer’s internal supervisory procedures, internal supervisory review must be conducted at the same location at which subscription documents and checks are received from subscribers), will deliver such checks to the managing dealer no later than the close of business of the first business day after receipt of the subscription documents by the Soliciting Dealer except that, in any case in which the Soliciting Dealer maintains a branch office, and, pursuant to a Soliciting Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the subscription documents and check to the Soliciting Dealer conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office and the Soliciting Dealer shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the managing dealer by the close of business on the first business day after the check is received by the Soliciting Dealer. The managing dealer will transmit the check to the Escrow Agent by no later than the close of business on the first business day after the check is received from the Soliciting Dealer.

Procedures Applicable to Telephonic Orders. Certain Soliciting Dealers may permit investors to subscribe for shares by telephonic order to the Soliciting Dealer. There are no additional fees associated with telephonic orders. Subscribers who wish to subscribe for shares by telephonic order to the Soliciting Dealer may complete the telephonic order either by delivering a check in the amount necessary to purchase the shares to be covered by the subscription agreement to the Soliciting Dealer or by authorizing the Soliciting Dealer to pay the purchase price for the shares to be covered by the subscription agreement from funds available in an account maintained by the Soliciting Dealer on behalf of the subscriber. A subscriber must specifically authorize the registered representative and branch manager to execute the subscription agreement on behalf of the subscriber and must already have made or have agreed to make payment for the shares covered by the subscription agreement.

To the extent that customers of any Soliciting Dealer wish to subscribe and pay for shares with funds held by or to be deposited with those firms, then such firms shall, subject to Rule 15c2-4(a) promulgated under the Securities Exchange Act of 1934, either (i) upon receipt of an executed subscription agreement or direction to execute a subscription agreement on behalf of a customer, forward the offering price for the shares covered by the subscription agreement on or before the close of business of the first business day following receipt or execution of a subscription agreement by such firms to the managing dealer (except that, in any case in which the Soliciting Dealer maintains a branch office, and, pursuant to a Soliciting Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the subscription documents and subscriber’s check to the Soliciting Dealer conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office and the Soliciting Dealer shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the managing dealer by the close of business on the first business day after the check is received by the Soliciting Dealer), or (ii) solicit indications of interest in which event (a) such Soliciting Dealers must subsequently contact the customer indicating interest to confirm the interest and give instructions to execute and return a subscription agreement or to receive authorization to execute the subscription agreement on the customer’s behalf, (b) such Soliciting Dealers must mail acknowledgments of receipt of orders to each customer confirming interest on the business day following such confirmation, (c) such Soliciting Dealers must debit accounts of such customers on the fifth business day (the “debit date”) following receipt of the confirmation referred to in (a), and (d) such Soliciting Dealers must forward funds to the managing dealer in accordance with the procedures and on the schedule set forth in clause (i) of this sentence. If the procedure in (ii) is adopted, subscribers’ funds are not required to be in their accounts until the debit date. The managing dealer will transmit the check to the Escrow Agent by no later than the close of business on the first business day after the check is received from the Soliciting Dealer.

Investors who are residents of Minnesota and North Carolina must complete and sign the Subscription Agreement in order to subscribe for shares and, therefore, may not subscribe for shares by telephone. Representatives of Soliciting Dealers who accept telephonic orders will execute the subscription agreement on behalf of investors who place such orders. All investors who telephonically subscribe for shares will receive, with confirmation of their subscription, a second copy of the Prospectus.

Additional Subscription Procedures. Investors who have questions or who wish to place orders for shares by telephone or to participate in the reinvestment plan should contact their Soliciting Dealer. Certain Soliciting Dealers do not permit telephonic subscriptions. The form of subscription agreement for certain Soliciting Dealers who do not permit telephonic subscriptions differs slightly from the form attached hereto as Appendix C, primarily in that it will eliminate this option.

ESCROW ARRANGEMENTS

Subscription proceeds will be received in trust and deposited in a separate account with SouthTrust Bank. No shares will be sold by CNL Income Properties, no commissions or fees will be paid by it, and the initial admission of investors of CNL Income Properties will not take place unless subscriptions have been accepted for at least the minimum offering and subscription funds from investors who place telephonic orders have been on deposit with SouthTrust Bank for at least 15 days from the date written confirmation is mailed to the investor by the managing dealer. Once subscriptions for at least the minimum offering have been received and accepted by CNL Income Properties, subscription funds will be released to CNL Income Properties from escrow within approximately 30 days and investors with subscription funds in the escrow will be admitted as stockholders within 15 days after such release. If you purchase shares after the minimum offering has been sold, your subscription funds will also be placed into escrow with SouthTrust Bank, which will hold the funds, along with those of other subscribers, in an interest-bearing account until such time as you are admitted by CNL Income Properties as a stockholder. After the minimum offering has been sold, CNL Income Properties will generally admit stockholders daily but in no event later than the last day of the calendar month following acceptance of your subscription.

If subscriptions for at least the minimum offering have not been received, accepted, and paid for within one year from the initial date of this Prospectus, all funds received will be promptly repaid in full, with any interest earned thereon. In addition, California investors only will have the right to withdraw their subscription funds if subscribers for at least the minimum offering have not been accepted by CNL Income Properties within six months after the initial date of this Prospectus and CNL Income Properties elects at that time not to terminate the offering. For purposes of determining whether the minimum offering has been satisfied, sales of shares to Affiliates will not be included in the determination.

The Escrow Agreement between CNL Income Properties and SouthTrust Bank provides that escrowed funds will be invested by SouthTrust Bank in bank accounts, including interest-bearing savings accounts and bank money market accounts, in short-term certificates of deposit issued by a bank, short-term securities directly or indirectly issued or guaranteed by the United States Government, other investments permitted under Rule 15c2-4 of the Securities Exchange Act of 1934, or, upon receipt of subscription proceeds for at least the minimum offering (provided that subscription funds from investors who place telephone orders have been on deposit with SouthTrust Bank for at least 15 days), in other short-term, highly liquid investments with appropriate safety of principal. Such subscription funds will be released to CNL Income Properties upon request following the admission of a stockholder to CNL Income Properties.

The interest, if any, earned on subscription proceeds prior to their release from escrow, within 30 days after the date a subscriber is admitted to CNL Income Properties as a stockholder, will be distributed to each subscriber. After the initial admission of stockholders to CNL Income Properties in connection with the sale of at least the minimum offering, interest will be payable only to those subscribers whose funds have been held in escrow by the Bank for at least 20 days. Stockholders will not otherwise be entitled to interest earned on CNL Income Properties funds or to receive interest on their Invested Capital.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances.

A prospective investor that is an employee benefit plan subject to ERISA, a tax-qualified retirement plan, an IRA, or a governmental, church, or other Plan that is exempt from ERISA is advised to consult its own legal advisor regarding the specific considerations arising under applicable provisions of ERISA, the Code, and state law with respect to the purchase, ownership, or sale of the shares by such Plan or IRA.

Fiduciary Duties and Prohibited Transactions. A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (an “ERISA Plan”) should consider the fiduciary standards under ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment of any portion of the ERISA Plan’s assets in the common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the ERISA Plan as required by Section 404(a)(1)(D) of ERISA; (iii) whether the investment is prudent under Section 404(a)(1)(B) of ERISA; and (iv) whether the investment is solely in the interests of the ERISA Plan participants and beneficiaries and for the exclusive purpose of providing benefits to the ERISA Plan participants and beneficiaries and defraying reasonable administrative expenses of the ERISA Plan as required by Section 404(a)(1)(A) of ERISA.

In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA, or certain other plans (collectively, a “Plan”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA and “disqualified persons” within the meaning of the Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction.

Plan Assets. The prohibited transaction rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the “plan assets” of the Plan. The “plan assets” of a Plan include the Plan’s interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term “plan assets” is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the “DOL Regulation”) setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute “plan assets.” The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.

Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The shares are being sold in an offering registered under the Securities Act of 1933, as amended, and will be registered within the relevant time period under Section 12(g) of the Exchange Act.

The DOL Regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect the shares to be “widely held” upon completion of this offering.

The DOL Regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. CNL Income Properties believes that the restrictions imposed under the articles of incorporation on the transfer of the common stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the common stock to be “freely transferable.” See “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership.” The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the common stock.

Assuming that the shares will be “widely held” and “freely transferable,” we believe that the shares will be publicly-offered securities for purposes of the DOL Regulation and that the assets of CNL Income Properties will not be deemed to be “plan assets” of any Plan that invests in the shares.

DETERMINATION OF OFFERING PRICE

The offering price per share was determined by CNL Income Properties in its sole discretion based upon the price which it believed investors would pay for the shares (less a discount with respect to shares offered pursuant to the reinvestment plan), the fees to be paid to the advisor and its Affiliates, as well as estimated fees to third parties, the expenses of this offering and the funds it believed should be available to invest in Properties, loans and other Permitted Investments. There is no public market for the shares on which to base market value.

SUPPLEMENTAL SALES MATERIAL

Shares are being offered only through this Prospectus. In addition to this Prospectus, we may use certain sales materials in connection with this offering, although only when accompanied or preceded by the delivery of this Prospectus. No sales material may be used unless it has first been approved in writing by CNL Income Properties. As of the date of this Prospectus, it is anticipated that the following sales material will be authorized for use by CNL Income Properties in connection with this offering: (i) a brochure entitled CNL Income Properties; (ii) a fact sheet describing the general features of CNL Income Properties; (iii) a cover letter transmitting the Prospectus; (iv) a summary description of the offering; (v) a slide presentation; (vi) broker updates; (vii) an audio cassette presentation; (viii) a video presentation; (ix) an electronic media presentation; (x) a cd-rom presentation; (xi) a script for telephonic marketing; (xii) seminar advertisements and invitations; and (xiii) certain third-party articles. All such materials will be used only by registered broker-dealers that are members of the NASD and advisers registered under the Investment Advisers Act of 1940. We also may respond to specific questions from Soliciting Dealers and prospective investors. Additional materials relating to the offering may be made available to Soliciting Dealers for their internal use.

LEGAL OPINIONS

The legality of the shares being offered hereby has been passed upon for CNL Income Properties by Greenberg Traurig, LLP. Statements made under “Risk Factors — Tax Risks” and “Federal Income Tax Considerations” have been reviewed by Greenberg Traurig, LLP, who have given their opinion that such statements as to matters of law are correct in all material respects. Greenberg Traurig, LLP serves as securities and tax counsel to CNL Income Properties and to the advisor and certain of their Affiliates. Members of the firm of Greenberg Traurig, LLP may invest in CNL Income Properties but are not expected to hold any substantial interest in CNL Income Properties.

EXPERTS

The balance sheet of CNL Income Properties as of December 31, 2003 and the Statement of Stockholder’s Equity for the period from August 11, 2003 (date of inception) through December 31, 2003, included in this Prospectus and Registration Statement, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

A Registration Statement has been filed with the Securities and Exchange Commission with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any document are necessarily summaries of such documents, and in each instance reference is made to the copy of such documents filed with the Commission, each such statement being qualified in all respects by such reference. For further information regarding CNL Income Properties and the shares, reference is hereby made to the Registration Statement and to the exhibits and schedules filed or incorporated as a part thereof which may be obtained from the principal office of the Commission in Washington, D.C., upon payment of the fee prescribed by the Commission, or examined at the principal office of the Commission without charge. The Commission maintains a web site located at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

DEFINITIONS

“Acquisition Expenses” means any and all expenses incurred by CNL Income Properties, the advisor, or any Affiliate of either in connection with the selection, acquisition or making of any investment, including any Property, loan or other Permitted Investments, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance.

“Acquisition Fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person or entity to any other Person or entity (including any fees or commissions paid by or to any Affiliate of CNL Income Properties or the advisor) in connection with making an investment, including making or investing in loans or other Permitted Investments or the purchase, development or construction of a Property, including, without limitation, real estate commissions, acquisition fees, finder’s fees, selection fees, development fees, construction fees, nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature. Excluded shall be development fees and construction fees paid to any Person or entity not Affiliated with the advisor in connection with the actual development and construction of any Property. Further, Acquisition Fees will not be paid in connection with temporary short-term investments acquired for purposes of cash management.

“Affiliate” or “Affiliated” or any derivation thereof means an affiliate of another Person, which is defined as: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Asset Management Fee” means the fee payable to the advisor for day-to-day professional management services in connection with CNL Income Properties and its investments in Properties, loans and other Permitted Investments pursuant to the advisory agreement.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of CNL Income Properties invested, directly or indirectly, in equity interests in, and loans secured by, real estate, or in other Permitted Investments, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

“Bank” means SouthTrust Bank or any other bank selected to be escrow agent for the offering.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property. The total of all real estate commissions paid by CNL Income Properties to all Persons (including the subordinated disposition fee payable to the advisor) in connection with any Sale of one or more of CNL Income Properties’ Properties shall not exceed the lesser of (i) a Competitive Real Estate Commission or (ii) 6% of the gross sales price of the Property or Properties.

“Equity Shares” means shares of capital stock of CNL Income Properties of any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” shall refer to the particular class or series of capital stock of CNL Income Properties which is appropriate under the context.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” means a pension, profit-sharing, retirement, or other employee benefit plan subject to ERISA.

“Excess Shares” means the excess shares exchanged for shares of common stock or preferred stock, as the case may be, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize CNL Income Properties’ status as a REIT under the Code.

“Gross Proceeds” means the aggregate purchase price of all shares sold for the account of CNL Income Properties, without deduction for selling commissions, volume discounts, the marketing support fee, due diligence expense reimbursements or Organizational and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any share for which reduced or no selling commissions or marketing support fees are paid to the managing dealer or a Soliciting Dealer (where net proceeds to CNL Income Properties are not reduced) shall be deemed to be the full offering price of the shares, with the exception of shares purchased pursuant to the reinvestment plan, which will be factored into the calculation using their actual purchase price.

“Independent Director” means a director who is not, and within the last two years has not been, directly or indirectly associated with the advisor by virtue of (i) ownership of an interest in the advisor or its Affiliates, (ii) employment by the advisor or its Affiliates, (iii) service as an officer or director of the advisor or its Affiliates, (iv) performance of services, other than as a director, for CNL Income Properties, (v) service as a director or trustee of more than three real estate investment trusts advised by the advisor, or (vi) maintenance of a material business or professional relationship with the advisor or any of its Affiliates. An indirect relationship shall include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with the advisor, any of its Affiliates or CNL Income Properties. A business or professional relationship is considered material if the gross revenue derived by the director from the advisor and Affiliates exceeds five percent of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis.

“Independent Expert” means a Person or entity with no material current or prior business or personal relationship with the advisor or the directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by CNL Income Properties.

“Initial Investment” means the 20,000 shares of common stock purchased by the advisor as part of CNL Income Properties’ initial capitalization.

“Invested Capital” means the amount calculated by multiplying the total number of shares issued and outstanding by the offering price per share, without deduction for selling commissions, volume discounts, the marketing support fee, due diligence expense reimbursements or Organizational and Offering Expenses (which price per share, in the case of shares purchased pursuant to the reinvestment plan, shall be deemed to be the actual purchase price), reduced by the portion of any Distribution that is attributable to Net Sales Proceeds.

“IRA” means an Individual Retirement Account.

“Leverage” means the aggregate amount of indebtedness of CNL Income Properties for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.

“Line of Credit” means one or more lines of credit initially in an aggregate amount up to $100 million (or such greater amount as shall be approved by the board of directors), the proceeds of which will be used to acquire Properties and make loans and other Permitted Investments and for any other authorized purpose. The Line of Credit may be in addition to any Permanent Financing.

“Listing” means the listing of the shares of CNL Income Properties on a national securities exchange or their inclusion for quotation on the National Market System of the Nasdaq Stock Market.

“Net Assets” means the total assets of CNL Income Properties (other than intangibles), at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by CNL Income Properties on a basis consistently applied.

“Net Income” means for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of CNL Income Properties’ assets.

“Net Offering Proceeds” means Gross Proceeds less (i) selling commissions, (ii) Organizational and Offering Expenses, (iii) the marketing support fee, and (iv) due diligence expense reimbursements.

“Net Sales Proceeds” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by CNL Income Properties. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to CNL Income Properties from the joint venture. In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs paid by CNL Income Properties. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to CNL Income Properties in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a Property consisting of a building only or any loan or other Permitted Investments, any amounts from tenants, borrowers or lessees that CNL Income Properties determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sales Proceeds shall not include, as determined by CNL Income Properties in its sole discretion, any amounts reinvested in one or more Properties, loans or other Permitted Investments, to repay outstanding indebtedness, or to establish reserves.

“Operating Expenses” means all costs and expenses incurred by CNL Income Properties, as determined under generally accepted accounting principles, which in any way are related to the operation of CNL Income Properties or to its business, including (a) advisory fees, (b) the Asset Management Fee, (c) the Performance Fee, and (d) the Subordinated Incentive Fee, but excluding: (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the shares; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) the advisor’s subordinated ten percent share of Net Sales Proceeds; and (vi) Acquisition Fees and Acquisition Expenses, real estate or other commissions on the Sale of assets, and other expenses connected with the acquisition and ownership of real estate interests, loans, or other Permitted Investments (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

“Organizational and Offering Expenses” means any and all costs and expenses, other than selling commissions, the marketing support fee and due diligence expense reimbursements incurred by CNL Income Properties, the advisor or any Affiliate of either in connection with the formation, qualification and registration of CNL Income Properties and the marketing and distribution of shares, including, without limitation, the following: legal, accounting and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker-dealer sales meetings. The Organizational and Offering Expenses paid by CNL Income Properties in connection with the formation of CNL Income Properties and the offering, together with all selling commissions, the marketing support fee and due diligence reimbursements incurred by CNL Income Properties, will not exceed 13% of the proceeds raised in connection with this offering.

“Ownership Limit” means, with respect to shares of common stock and preferred stock, the percent limitation placed on the ownership of common stock and preferred stock by any one Person (as defined in the articles of incorporation). As of the initial date of this Prospectus, the Ownership Limit is 9.8% of the outstanding common stock and 9.8% of the outstanding preferred stock.

“Participants” means those stockholders who elect to participate in the reinvestment plan.

“Performance Fee” means the fee payable to the advisor under certain circumstances if certain performance standards have been met and the Subordinated Incentive Fee has not been paid.

“Permanent Financing” means financing to: (i) acquire Properties and to make loans or other Permitted Investments; (ii) pay any Acquisition Fees arising from any Permanent Financing; and (iii) refinance outstanding amounts on the Line of Credit. Permanent Financing may be in addition to any borrowing under the Line of Credit.

“Permitted Investments” means all investments that CNL Income Properties may acquire pursuant to its articles of incorporation and bylaws. For purposes of the calculation of fees payable, Permitted Investments shall not include short-term investments acquired for purposes of cash management.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include (i) an underwriter that participates in a public offering of Equity Shares for a period of sixty days following the initial purchase by such underwriter of such Equity Shares in such public offering, or (ii) CNL Income Corp., during the period ending December 31, 2004, provided that the foregoing exclusions shall apply only if the ownership of such Equity Shares by an underwriter or CNL Income Corp. would not cause CNL Income Properties to fail to qualify as a REIT by reason of being “closely-held” within the meaning of Section 856(a) of the Code or otherwise cause CNL Income Properties to fail to qualify as a REIT.

“Plan” means ERISA Plans, IRAs, Keogh plans, stock bonus plans, and certain other plans.

“Property” or “Properties” means interests in: (i) the real properties, including the buildings and equipment located thereon; (ii) the real properties only; or (iii) the buildings only, including equipment located therein; any of which are acquired by CNL Income Properties, either directly or indirectly through joint ventures, partnerships, or other legal entities.

“Prospectus” means the final prospectus included in CNL Income Properties’ Registration Statement on Form S-11 filed with the Securities and Exchange Commission, pursuant to which CNL Income Properties will offer shares to the public, as the same may be amended or supplemented from time to time after the effective date of such Registration Statement.

“Qualified Plans” means qualified pension, profit-sharing, and stock bonus plans, including Keogh plans and IRAs.

“Real Estate Asset Value” means the amount actually paid or allocated to the purchase, development, construction or improvement of a Property, exclusive of Acquisition Fees and Acquisition Expenses.

“Reinvestment Agent” means the independent agent, which currently is Bank of New York, for Participants in the reinvestment plan.

“Reinvestment Proceeds” means net proceeds available from the sale of shares under the reinvestment plan to redeem shares or, under certain circumstances, to invest in additional Properties, loans or other Permitted Investments.

“REIT” means real estate investment trust as defined pursuant to Sections 856 through 860 of the Code.

“Related Party Tenant” means a related party tenant, as defined pursuant to Section 856(d)(2)(B) of the Code.

“Roll-Up Entity” means a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

“Roll-Up Transaction” means a transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of CNL Income Properties and the issuance of securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving securities of CNL Income Properties that have been listed on a national securities exchange or included for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System for at least 12 months; or (ii) a transaction involving the conversion to corporate, trust, or association form of only CNL Income Properties if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of existence of CNL Income Properties, compensation to the advisor or the investment objectives of CNL Income Properties.

“Sale” (i) means any transaction or series of transactions whereby: (A) CNL Income Properties sells, grants, transfers, conveys or relinquishes its ownership of any Property, loan or other Permitted Investments or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) CNL Income Properties sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of CNL Income Properties in any joint venture in which it is a co-venturer or partner; (C) any joint venture in which CNL Income Properties as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property, loan or other Permitted Investment or portion thereof, including any event with respect to any Property, loan or other Permitted Investment which gives rise to insurance claims or condemnation awards; or (D) CNL Income Properties sells, grants, conveys, or relinquishes its interest in any loan or other Permitted Investment, or portion thereof, including any event with respect to any loan or other Permitted Investment, which gives rise to a significant amount of insurance proceeds or similar awards, but (ii) shall not include any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties, loans or other Permitted Investments within 180 days thereafter.

“Soliciting Dealers” means those broker-dealers that are members of the National Association of Securities Dealers, Inc., or that are exempt from broker-dealer registration, and that, in either case, enter into participating broker or other agreements with the managing dealer to sell shares.

“Sponsor” means any Person directly or indirectly instrumental in organizing, wholly or in part, CNL Income Properties or any Person who will control, manage or participate in the management of CNL Income Properties, and any Affiliate of such Person. Not included is any Person whose only relationship with CNL Income Properties is that of an independent property manager of CNL Income Properties’ Properties, loans or other Permitted Investments, and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of CNL Income Properties by:

•	taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of CNL Income Properties, either alone or in conjunction with one or more other Persons;

•	receiving a material participation in CNL Income Properties in connection with the founding or organizing of the business of CNL Income Properties, in consideration of services or property, or both services and property;

•	having a substantial number of relationships and contacts with CNL Income Properties;

•	possessing significant rights to control CNL Income Properties’ Properties;

•	receiving fees for providing services to CNL Income Properties which are paid on a basis that is not customary in the industry; or

•	providing goods or services to CNL Income Properties on a basis which was not negotiated at arm’s length with CNL Income Properties.

“Stockholders’ 8% Return” means as of each date, an aggregate amount equal to an 8% cumulative, noncompounded, annual return on Invested Capital.

“Subordinated Incentive Fee” means the fee payable to the advisor under certain circumstances if the shares are Listed.

“Unimproved Real Property” means Property in which CNL Income Properties has a direct or indirect equity interest that is not acquired for the purpose of producing rental or other operating income, that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.

INDEX TO FINANCIAL STATEMENTS

CNL INCOME PROPERTIES, INC.

(A Development Stage Maryland Corporation)

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholder

CNL Income Properties, Inc.

In our opinion, the accompanying balance sheet and related statement of stockholder’s equity present fairly, in all material respects, the financial position of CNL Income Properties, Inc. (a development stage Maryland corporation) at December 31, 2003, and the changes in stockholder’s equity for the period August 11, 2003 (date of inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Orlando, Florida

February 23, 2004

F-1

CNL INCOME PROPERTIES, INC.

(A Development Stage Maryland Corporation)

BALANCE SHEET

December 31, 2003

ASSETS
Cash	$1,000
Deferred offering costs	1,310,797

1,311,797

LIABILITIES AND STOCKHOLDER’S EQUITY
Accrued offering costs:
Due to CNL Income Corp.	$1,039,797
Accrued legal fees	72,000

1,111,797

Stockholder’s equity:
Common stock, $.01 par value per share; 100,000 shares authorized, 20,000 shares issued and outstanding	200
Capital in excess of par value	199,800

200,000

$1,311,797

See accompanying notes to financial statements.

F-2

CNL INCOME PROPERTIES, INC.

(A Development Stage Maryland Corporation)

STATEMENT OF STOCKHOLDER’S EQUITY

August 11, 2003 (Date of Inception) through December 31, 2003

	Common Stock
	Number of Shares	Par Value	Capital in excess of par value	Total
Balance, August 11, 2003	—	$—	$—	$—
Cash received from sale of common stock to CNL Income Corp.	20,000	200	199,800	200,000

Balance at December 31, 2003	20,000	$200	$199,800	$200,000

See accompanying notes to financial statements.

F-3

CNL INCOME PROPERTIES, INC.

(A Development Stage Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

August 11, 2003 (Date of Inception) through December 31, 2003

1. Organization:

CNL Income Properties, Inc. (the “Company”) was organized in Maryland on August 11, 2003. The Company has filed a registration statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the “Offering”) of 200 million shares of common stock.

The Company was formed primarily to acquire properties in the United States that will be leased primarily on a long-term (generally 10 to 20 years, plus renewal options for an additional 10 to 20 years), triple-net basis to tenants or operators who are significant industry leaders. The Company may also make or acquire loans and other permitted investments related to interests in real estate and may purchase interests in such financings such as real estate receivables, real estate equity securities and real estate debt securities. In addition, the Company may invest up to 10% of its assets in businesses that provide services to, or are otherwise ancillary to, the types of properties in which it is permitted to invest. As of December 31, 2003, the Company did not own any properties and had not made any loans or other investments.

As of December 31, 2003, the Company was in the development stage and had not begun operations.

2. Income Taxes:

The Company intends to make an election to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code commencing with its taxable year ending December 31, 2004. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes at least 90 percent of its REIT taxable income to its stockholders.

REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

3. Reinvestment Plan:

The Company intends to establish a reinvestment plan (the “Reinvestment Plan”) pursuant to which stockholders may elect to have the full amount of their cash distributions from the Company reinvested in additional shares of common stock. The Offering includes five million shares of common stock initially for purchase through the Reinvestment Plan.

4. Deferred Offering Costs:

The Company has and will continue to incur costs in connection with the Offering, including filing fees, legal, accounting, marketing and printing costs and escrow fees, which will be deducted from the gross proceeds of the Offering. Costs incurred for activities prior to raising capital have been and will be advanced or funded by an affiliate.

5. Capitalization:

At December 31, 2003, the Company was authorized to issue a total of 100,000 shares of common stock. The Company intends to amend its current Articles of Incorporation prior to the commencement of the Offering to authorize the issuance of 1.32 billion shares of capital stock, consisting of one billion shares of common stock, $0.01

F-4

CNL INCOME PROPERTIES, INC.

(A Development Stage Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS – CONTINUED

August 11, 2003 (Date of Inception) through December 31, 2003

5. Capitalization (continued):

par value per share, 200 million shares of preferred stock, and 120 million shares of excess stock (“Excess Shares”), $0.01 par value per share. Of the 120 million Excess Shares, 100 million are issuable in exchange for common stock and twenty million are issuable in exchange for preferred stock.

6. Related Party Arrangements:

Affiliates of the Company will receive fees and compensation in connection with the Offering, and the acquisition, management, and sale of the assets of the Company.

Amounts due to CNL Income Corp., the stockholder of the Company, totalling $1,039,797 at December 31, 2003, consisted of offering related expenditures incurred on behalf of the Company of $928,700 and charges for accounting and administrative services in connection with the offering of $111,097.

F-5

APPENDIX A

FORM OF

REINVESTMENT PLAN

FORM OF

REINVESTMENT PLAN

CNL INCOME PROPERTIES, INC., a Maryland corporation (the “Company”), pursuant to its Articles of Incorporation, adopted a Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. Bank of New York, the agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions as follows:

(a) The Reinvestment Agent will invest Distributions in Shares acquired from the managing dealer or participating brokers for the offering at a fixed offering price to be set forth in the prospectus, which initially will be $9.50 per Share.

(b) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each fiscal quarter to purchase Shares for the Participants. If the aggregate amount of Distributions to Participants exceeds the amount required to purchase all Shares then available for purchase, the Reinvestment Agent will purchase all available Shares and will return all remaining Distributions to the Participants within 30 days after the date such Distributions are made. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(c) Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants.

(d) The allocation of Shares among Participants may result in the ownership of fractional Shares, computed to four decimal places.

(e) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(f) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan except to Participants who make a written request to the Reinvestment Agent. Participants in the Reinvestment Plan will receive statements of account in accordance with Paragraph 7 below.

2. Election to Participate. Any stockholder who participates in a public offering of Shares and who has received a copy of the related final prospectus included in the Company’s registration statement filed with the SEC may elect to participate in and purchase Shares through the Reinvestment Plan at any time by written notice to the Company and would not need to receive a separate prospectus relating solely to the Reinvestment Plan. A person who becomes a stockholder otherwise than by participating in a public offering of Shares may purchase Shares through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan. Participation in the Reinvestment Plan will commence with the next Distribution made after receipt of the Participant’s notice, provided it is received more than ten days prior to the last day of the fiscal month or quarter, as the case may be, to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a stockholder will become a Participant in the Reinvestment Plan effective on the first day of the fiscal month (prior to termination of the offering of Shares) or fiscal quarter (after termination of the offering of Shares) following such election, and the election will apply to all Distributions attributable to the fiscal quarter or month (as the case may be) in which the stockholder makes such written election to participate in the Reinvestment Plan and to all fiscal quarters or months thereafter. A Participant who has terminated his participation in the Reinvestment Plan pursuant to Paragraph 11 will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Reinvestment Agent and completing any required forms. Stockholders who elect the monthly distribution option are not eligible to participate in the Reinvestment Plan, unless the Board of Directors elects to make Distributions to all stockholders on a monthly basis.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation material received by it from the Company which is attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant’s name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Suitability.

(a) Within 60 days prior to the end of each fiscal year, CNL Securities Corp. (“CSC”), will mail to each Participant a participation agreement (the “Participation Agreement”), in which the Participant will be required to represent that there has been no material change in the Participant’s financial condition and confirm that the representations made by the Participant in the Subscription Agreement (a form of which shall be attached to the Participation Agreement) are true and correct as of the date of the Participation Agreement, except as noted in the Participation Agreement or the attached form of Subscription Agreement.

(b) Each Participant will be required to return the executed Participation Agreement to CSC within 30 days after receipt. In the event that a Participant fails to respond to CSC or return the completed Participation Agreement on or before the fifteenth (15th) day after the beginning of the fiscal year following receipt of the Participation Agreement, the Participant’s Distribution for the first fiscal quarter of that year will be sent directly to the Participant and no Shares will be purchased on behalf of the Participant for that fiscal quarter and, subject to (c) below, any fiscal quarters thereafter, until CSC receives an executed Participation Agreement from the Participant.

(c) If a Participant fails to return the executed Participation Agreement to CSC prior to the end of the second fiscal quarter for any year of the Participant’s participation in the

Reinvestment Plan, the Participant’s participation in the Reinvestment Plan shall be terminated in accordance with Paragraph 11 below.

(d) Each Participant shall notify CSC in the event that, at any time during his participation in the Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement.

(e) For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s Prospectus.

7. Reports to Participants. Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge to such Participant, and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Each statement shall also advise the Participant that, in accordance with Paragraph 6(d) hereof, he is required to notify CSC in the event that there is any material change in his financial condition or if any representation under the Subscription Agreement becomes inaccurate. Tax information for income earned on Shares under the Reinvestment Plan will be sent to each participant by the Company or the Reinvestment Agent at least annually.

8. Administrative Charges, Commissions, and Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. The administrative charge for each Participant for each fiscal quarter shall be the lesser of 5% of the amount reinvested for the Participant or $2.50, with a minimum charge of $0.50. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event the proceeds from the sale of Shares are used to acquire properties or to invest in loans or other permitted investments, the Company will pay acquisition fees of 3.0% of the purchase price of the Shares sold pursuant to the Reinvestment Plan. The Company may also pay approximately 0.64%, 0.01% and 0.25% to affiliates as reimbursement for organizational and offering expenses, due diligence expenses and acquisition expenses, respectively. As a result, aggregate fees and expenses payable to affiliates of the Company will total approximately 3.90% of the proceeds of reinvested Distributions.

9. No Drawing. No Participant shall have any right to draw checks or drafts against his account or give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.

11. Termination.

(a) A Participant may terminate his participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least ten business days prior to the last day of the fiscal month or quarter to which such Distribution relates, unless the Board of Directors elects to make Distributions to all stockholders on a monthly basis.

(b) The Company or the Reinvestment Agent may terminate a Participant’s individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by ten days’ prior written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may furnish to the Company in writing.

(c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for the amount of any

Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s full Shares and the value of any fractional Shares standing to the credit of a Participant’s account based on the market price of the Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to Investor Relations Department, CNL Securities Corp., Post Office Box 4920, Orlando, Florida 32802-4920, if to the Company, or to Bank of New York, 1845 Maxwell, Suite 101, Troy, Michigan 48084-4510, if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

13. Amendment. The terms and conditions of this Reinvestment Plan may be amended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to an amendment to the Reinvestment Plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his last address of record; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

14. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

APPENDIX B

PRIOR PERFORMANCE TABLES

APPENDIX B

PRIOR PERFORMANCE TABLES

The information in this Appendix B contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two of the Company’s principals and their Affiliates (collectively, the “Sponsor”) which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, or in the case of CNL Hospitality Properties, Inc. and CNL Retirement Properties, Inc., to invest in hotel properties and retirement properties, respectively. No Prior Public Programs sponsored by the Company’s Affiliates have invested in properties leased on a triple-net basis in which the Company expects to invest.

A more detailed description of the acquisitions by the Prior Public Programs is set forth in Part II of the registration statement filed with the Securities and Exchange Commission for this Offering and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund V, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VII, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund IX, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XI, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XV, Ltd., CNL Income Fund XVI, Ltd., CNL Income Fund XVII, Ltd., CNL Income Fund XVIII, Ltd., CNL Restaurant Properties, Inc., CNL Hospitality Properties, Inc., and CNL Retirement Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Stockholders should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Stockholders should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I - Experience in Raising and Investing Funds

Table II - Compensation to Sponsor

Table III - Operating Results of Prior Programs

Table V - Sales or Disposal of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2003. The following is a brief description of the Tables:

Table I - Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the Sponsor in raising and investing funds for the Prior Public Programs, which had offerings that became fully subscribed between January 2001 and December 2003.

The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Table II - Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the Sponsors of the Prior Public Programs.

The Table indicates the total offering proceeds and the portion of such offering proceeds paid or to be paid to the Sponsor through December 31, 2003, in connection with each Prior Public Program which had offerings that became fully subscribed between January 2001 and December 2003. The Table also shows the amounts paid to the Sponsor from cash generated from operations and from cash generated from sales or refinancing by each of these Prior Public Programs on a cumulative basis commencing with inception and ending December 31, 2003. In addition, the Table presents in a separate column aggregate payments to the Sponsor in the most recent three years from all other Prior Public Programs.

Table III - Operating Results of Prior Programs

Table III presents a summary of operating results for the period from inception through December 31, 2003, of the Prior Public Programs, the offerings of which became fully subscribed between January 1999 and December 2003.

The Table includes a summary of income or loss of the Prior Public Programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (special items). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV - Results of Completed Programs

Table IV is omitted from this Appendix B because none of the Prior Public Programs have completed operations (meaning they no longer hold properties).

Table V - Sales or Disposal of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs between January 2001 and December 2003.

The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

	CNL Hospitality Properties, Inc.	CNL Retirement Properties, Inc.
	(Notes 1 and 2)	(Notes 3 and 5)
Dollar amount offered	$1,340,000,000	$760,000,000

Dollar amount raised	100.0%	(Note 4)

Less offering expenses:
Selling commissions and discounts	(7.5)	(7.5)
Organizational expenses	(3.0)	(3.0)
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	(0.5)	(0.5)

	(11.0)	(11.0)

Reserve for operations	—	—

Percent available for investment	89.0%	89.0%

Acquisition costs:
Cash down payment	84.5%	84.0%
Acquisition fees paid to affiliates	4.5	4.5
Acquisition expenses	—	0.5

Total acquisition costs	89.0%	89.0%

Percent leveraged (mortgage financing divided by total acquisition costs)	48.4%	20.5%
Date offering began	7/09/97, 6/17/99, 9/15/00 and 4/23/02	9/18/98, 9/19/00 and 5/24/02
Length of offering (in months)	23, 15, 20 and 9, respectively	24, 20 and 11, respectively
Months to invest 90% of amount available for investment measured from date of offering	29, 16, 22 and 12, respectively	19, 24 and 15, respectively

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, CNL Hospitality Properties, Inc. (the “Hospitality Properties REIT”) registered for sale $165,000,000 of shares of common stock (the “CHP Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The CHP Initial Offering commenced September 11, 1997, and upon completion of the CHP Initial Offering on June 17, 1999 had received $150,072,637 (15,007,264 shares), including $72,637 (7,264 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective June 4, 1999, the Hospitality Properties REIT registered for sale up to $275,000,000 of shares of common stock (the “1999 Offering”). The 1999 Offering of the Hospitality Properties REIT commenced following the completion of the CHP Initial Offering on June 17, 1999, and upon completion of the 1999 Offering on September 14, 2000, the company had received approximately $275,000,000, including $965,194 (96,520 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 23, 2000, the Hospitality Properties REIT registered for sale up to $450,000,000 of shares of common stock (the “2000 Offering”). The 2000 Offering of the Hospitality Properties REIT commenced following the completion of the 1999 Offering on September 14, 2000, and upon completion of the 2000 Offering on September 14, 2000, the company received approximately $450,000,000, including $3,375,474 (337,547 shares) issues pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective April 1, 2002, the Hospitality Properties REIT registered for the sale up to $450,000,000 of shares of common stock (the “2002 Offering”). The 2002 Offering commenced immediately following the completion of the 2000 Offering on April 23, 2002 and upon completion of the 2002 Offering on February 5, 2003, the company had received approximately $450,000,000 including $3,225,431 (322,543 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended effective April 30, 2003, the Hospitality Properties REIT registered for the sale of up to $1.75 billion of shares of common sock (the “2003 Offering”). As of December 31, 2003, the Hospitality Properties REIT had received subscription proceeds of $1,112,277,877 (111,227,788 shares) from its 2003 Offering, including $16,674,866 (1,667,487 shares) issued pursuant to the reinvestment plan.

Past performance is not necessarily indicative of future performance.

Note 2:	The amounts shown represent the combined results of the CHP Initial Offering, 1999, 2000 and the 2002 Offering only, due to the fact that the 2003 Offering was not yet fully subscribed at December 31, 2003.

Note 3:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective September 18, 1998, CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) registered for sale up to $155,000,000 of shares of common stock (the “Initial Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. The Initial Offering of the Retirement Properties REIT commenced September 18, 1998, and upon the termination of the Initial Offering on September 18, 2000, the Retirement Properties REIT had received subscription proceeds of $9,718,974 (971,898 shares), including $50,463 (5,046 shares) through the reinvestment plan. Upon termination of the Initial Offering, the Retirement Properties REIT commenced an offering of up to $155,000,000 (the “2000 Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. On May 24, 2002, the Retirement Properties REIT completed its 2000 Offering from which it received subscription proceeds of $155,000,000 (15,500,000 shares), including $418,670 (41,867 shares) through the reinvestment plan. Immediately following the completion of the 2000 Offering, the Retirement Properties REIT commenced an offering of up to $450,000,000 (45,000,000 shares) (the “2002 Offering”) and upon completion of the 2002 Offering on April 3, 2003, the company had received approximately $450,000,000. Immediately following the completion of the 2002 Offering, the Retirement Properties REIT commenced an offering of up to $1,750,000,000 (175,000,000 shares) (the “2003 Offering”). As of December 31, 2003, the Retirement Properties REIT had received subscription proceeds of $887,608,388 (88,760,839 shares) from its 2003 Offering.

Note 4:	During its Initial Offering, the 2000 Offering and the 2002 Offering, the Retirement Properties REIT raised $9,718,974 or 6.3%, $155,000,000 or 100% and $450,000,000 or 100%, respectively, of the dollar amount offered.

Note 5:	The amounts shown represent the combined results of the Retirement Properties REIT’s Initial Offering, 2000 Offering and 2002 Offering only, due to the fact that the 2003 Offering was not yet fully subscribed at December 31, 2003.

Past performance is not necessarily indicative of future performance.

TABLE II

COMPENSATION TO SPONSOR

	CNL Hospitality Properties, Inc.	CNL Retirement Properties, Inc.	Other Programs
	(Notes 2 and 3)	(Note 8)	(Note 1)
Date offering commenced	7/9/97, 6/17/99, 9/15/00, 4/23/02 and 02/5/03	9/18/98, 9/19/00, 5/24/02 and 4/3/03
Dollar amount raised	$2,437,349,502	$1,502,327,362	(Note 1)

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	182,801,213	112,674,552

Real estate commissions	—	—
Acquisition fees	109,680,728	67,531,944
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	12,186,748	7,511,637

Total amount paid to sponsor	304,668,689	187,718,133	(Note 1)

Dollar amount of cash generated from (used in) operations before deducting payments to sponsor:
2003 (Note 6)	127,948,000	66,752,844	160,501,239
2002 (Note 6)	84,484,672	18,339,364	167,271,966
2001 (Note 6)	62,826,759	2,466,324	101,478,002
2000	45,528,919	1,349,284	NA
1999	13,348,795	51,647	NA
1998	2,985,455	—	NA
1997	29,358	—	NA
Amount paid to sponsor from operations (administrative, accounting and management fees) (Notes 5, 7 and 10):
2003	15,061,000	6,094,844	5,507,367
2002	7,824,672	1,554,601	7,333,973
2001	4,418,759	292,945	8,241,644
2000	1,878,358	253,265	NA
1999	458,634	38,796	NA
1998	208,490	—	NA
1997	6,889	—	NA
Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash (Note 12)	—	—	771,555,925
Notes	—	—	890,581
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—	—	—
Incentive fees	—	—	—
Other (Notes 3, 4, 9 and 11)	74,900,983	14,258,725	4,480,309

Note 1:	Other Programs in the table above includes Prior Public Programs sponsored by CNL whose offerings were fully subscribed prior to January 1, 2001. This column present payments to the sponsor during the three years ended December 31, 2003 by the CNL Income Funds (18 limited partnerships) and CNL Restaurant Properties, Inc. (the “Restaurant Properties REIT”), a REIT, all of which invested in triple-net leased restaurant properties. A total of approximately $1.36 billion was raised from 1986 through 2000 for these programs.

Note 2:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, CNL Hospitality Properties, Inc. (the “Hospitality Properties REIT”) registered for sale $165,000,000 of shares of common stock (the “CHP Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The CHP Initial Offering commenced September 11, 1997, and upon completion of the CHP Initial Offering on June 17, 1999 had received $150,072,637 (15,007,264 shares), including $72,637 (7,264 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective June 4, 1999, the Hospitality Properties REIT registered for sale up to $275,000,000 of shares of common stock (the “1999 Offering”). The 1999 Offering of the Hospitality Properties REIT commenced following the completion of the CHP Initial Offering on June 17, 1999, and upon completion of the 1999 Offering on September 14, 2000, the company had received $274,998,988, including $965,194 (96,520 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration

Past performance is not necessarily indicative of future performance.

TABLE II - COMPENSATION TO SPONSOR - CONTINUED

Note 2 (Continued:)	Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 23, 2000, the Hospitality Properties REIT registered for sale up to $450,000,000 of shares of common stock (the “2000 Offering”). The 2000 Offering of the Hospitality Properties REIT commenced following the completion of the 1999 Offering on September 14, 2000 and upon completion of the 2000 Offering on September 14, 2000, the company had received $450,000,000, including $3,375,474 (337,547 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective April 1, 2002, the Hospitality Properties REIT registered for sale up to $450,000,000 of shares of common stock (the “2002 Offering”). The 2002 Offering commenced immediately following the completion of the 2000 Offering on April 23, 2002, and upon completion of the 2002 Offering on February 5, 2003, the Company had received approximately $450,000,000 including $3,225,431 (322,543 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended effective April 30, 2003, the Hospitality Properties REIT registered for the sale of up to $1.75 billion of Shares of Common Stock (the “2003 Offering”). As of December 31, 2003, the Hospitality Properties REIT had received subscription proceeds of $1,112,277,877 (111,227,788 shares) from its 2003 Offering, including $16,674,866 (1,667,487 shares) issued pursuant to the reinvestment plan. The amounts shown represent the combined results of the CHP Initial Offering, the 1999 Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering, including subscription proceeds issued pursuant to the reinvestment plan as of December 31, 2003.

Note 3:	CNL Hospitality Corp., the advisor of the Hospitality Properties REIT, is entitled to receive acquisition fees for services relating to identifying the properties, structuring the terms of the acquisition and leases of the properties and structuring the terms of the mortgage loans equal to 4.5% of the gross proceeds of the offerings, loan proceeds from permanent financing and the line of credit that are used to acquire properties, but excluding amounts used to finance secured equipment leases. During the years ended December 31, 2003, 2002, 2001 and 2000, the Hospitality Properties REIT paid the advisor approximately $42.2 million, $7.5 million, $8.8 million and $8.0 million, respectively, related to the permanent financing for properties directly or indirectly owned by the Hospitality Properties REIT. These acquisition fees were not paid using proceeds from the offerings. The advisor of the Hospitality Properties REIT is also entitled to receive fees in connection with the development, construction or renovation of a property, generally equal to 4% of project costs. During the years ended December 31, 2003, 2002 and 2001, the Hospitality Properties REIT paid the advisor $2,611,989, $1,895,579 and $2,107,404, respectively, relating to these fees.

Note 4:	During each of the years ended December 31, 2001, 2002 and 2003, the Restaurant Properties REIT (included in “Other Programs”) incurred $1,493,436 of soliciting dealer servicing fees payable to the sponsor, and during the years ended December 31, 2003, 2002 and 2001, the Hospitality Properties REIT incurred approximately $1.2 million, $293,000 and $293,002, respectively, in soliciting dealer servicing fees payable to the sponsor. In addition, during the year ended December 31, 2003, the Retirement Properties REIT incurred approximately $310,000 in soliciting dealer servicing fees payable to the sponsor.

Note 5:	In connection with its 1999 Offering, the Hospitality Properties REIT had agreed to issue and sell soliciting dealer warrants (“Soliciting Dealer Warrants”) to CNL Securities Corp. The price for each warrant was $0.0008 and one warrant was issued for every 25 shares sold by the managing dealer. The holder of a Soliciting Dealer Warrant is entitled to purchase one share of common stock from the Hospitality Properties REIT at a price of $12.00 during the five year period commencing the date the 1999 Offering began. During the year ended December 31, 2000, the Hospitality Properties REIT issued 960,900 Soliciting Dealer Warrants to CNL Securities Corp.

Note 6:	In September 1999, the Restaurant Properties REIT (included in “Other Programs”) acquired two companies which make and service mortgage loans and securitize portions of loans. Effective with these acquisitions, the Restaurant Properties REIT classifies a portion of its investments in and collections of mortgage loans, proceeds from sale of mortgage loans, proceeds from securitization transactions and purchases of other investments as operating activities in its financial statements. Prior to these acquisitions, these types of transactions were classified as investing activities in its financial statements.

Note 7:	On September 1, 1999, the Restaurant Properties REIT issued 6,150,000 shares of common stock (with an exchange value of $20 per share) to affiliates of the Restaurant Properties REIT to acquire its external advisor and two companies which make and service mortgage loans and securitize portions of such loans. As a result of the acquisition, the Restaurant Properties REIT ceased payment of acquisition fees, administrative, accounting, management and secured equipment lease servicing fees. The Restaurant Properties REIT continues to outsource several functions to affiliates such as investor services, public relations, corporate communications, knowledge and technology management, and tax and legal compliance.

Past performance is not necessarily indicative of future performance.

Note 8:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective September 18, 1998, CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) registered for sale up to $155,000,000 of shares of common stock (the “Initial Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. The offering of shares of the Retirement Properties REIT commenced September 18, 1998, and upon the termination of the Initial Offering on September 18, 2000, the Retirement Properties REIT had received subscription proceeds of $9,718,974 (971,898 shares), including $50,463 (5,046 shares) through the reinvestment plan. Upon termination of the Initial Offering, the Retirement Properties REIT commenced an offering of up to $155,000,000 (the “2000 Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. On May 24, 2002, the Retirement Properties REIT completed its 2000 Offering from which it received subscription proceeds of $155,000,000 (15,500,000 shares), including $418,670 (41,867 shares) through the reinvestment plan. Immediately following the completion of the 2000 Offering, the Retirement Properties REIT commenced an offering of up to $450,000,000 (45,000,000 shares) (the “2002 Offering”), including up to $50,000,000 (5,000,000 shares) available to stockholders participating in the company’s reinvestment plan. Upon completion of the 2002 Offering on April 3, 2003, the company had received $450,000,000. Immediately following the completion of the 2002 Offering, the Retirement Properties REIT commenced an offering of up to $1,750,000,000 (175,000,000 shares) (the “2003 Offering”). As of December 31, 2003, the Retirement Properties REIT had received subscription proceeds of $887,608,388 (88,760,839 shares) from its 2003 Offering, including $9,655,000 (965,500 shares) issued pursuant to the reinvestment plan. The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering, including subscription proceeds issued pursuant to the reinvestment plan as of December 31, 2003.

Note 9:	In addition to acquisition fees paid on gross proceeds from the offerings, the advisor of the Retirement Properties REIT is entitled to receive acquisition fees for services related to obtaining permanent financing that is used to acquire properties. The acquisition fees are equal to 4.5% of the loan proceeds from the permanent financing. During the years ended December 31, 2003 and 2002, the Retirement Properties REIT paid the advisor $11,276,577 and $2,051,748, respectively, in acquisition fees relating to permanent financing for properties owned by the Retirement Properties REIT. These acquisition fees were not paid using proceeds from the offerings.

Note 10:	In connection with its Initial Offering, the Retirement Properties REIT had agreed to issue and sell soliciting dealer warrants to CNL Securities Corp. The price for each warrant was $0.0008 and one warrant was issued for every 25 shares sold by the managing dealer. The holder of a soliciting dealer warrant is entitled to purchase one share of common stock from the Retirement Properties REIT at a price of $12.00 during the five year period commencing the date the Initial Offering began. During the year ended December 31, 2000, the Retirement Properties REIT issued 35,776 soliciting dealer warrants to CNL Securities Corp. For the years ended December 31, 2003, 2002 and 2001, no soliciting dealer warrants were issued.

Note 11:	CNL Capital Corp., an affiliate of the Sponsor, is a non-voting Class C member of Century Capital Markets, LLC (“CCM”). CCM made the arrangements for a $23.5 million loan for the Retirement Properties REIT, for which it was paid a $470,400 structuring fee in 2002. During 2003, the Retirement Properties REIT also paid CCM a $150,000 finder’s fee related to the acquisition of two properties.

Note 12:	Excludes properties sold and substituted with replacement properties, as permitted under the terms of the lease agreements.

Past performance is not necessarily indicative of future performance.

TABLE III

Operating Results of Prior Programs

CNL RESTAURANT PROPERTIES, INC.

	1994 (Notes 1, 23 and 26)	1995 (Notes 23 and 26)	1996 (Notes 23 and 26)	1997 (Notes 2, 23 and 26)
Continuing Operations:
Gross revenue (Note 24)	$—	$539,776	$4,363,456	$15,516,102
Equity in earnings of unconsolidated joint venture	—	—	—	—
Gain (loss) on sale of assets (Notes 7, 15, 18, 21 and 23)	—	—	—	—
Provision for losses on assets (Notes 12, 14, 17, 23 and 26)	—	—	—	—
Sale of real estate (Notes 23 and 24)	—	—	—	—
Interest income	—	119,355	1,843,228	3,941,831
Less: Operating expenses (Notes 5,23 and 26)	—	(186,145)	(908,924)	(2,066,962)
Transaction costs	—	—	—	—
Net decrease in value of mortgage loans held for sale, net of related hedge	—	—	—	—
Interest expense (Notes 23 and 26)	—	—	—	—
Cost of real estate sold (Notes 23 and 24)	—	—	—	—
Depreciation and amortization (Notes 23 and 26)	—	(104,131)	(521,871)	(1,795,062)
Loss on termination of cash flow hedge accounting	—	—	—	—
Advisor acquisition expense (Note 16)	—	—	—	—
Minority interest in (income)/loss of consolidated joint ventures	—	(76)	(29,927)	(31,453)
Discontinued Operations:
Earnings/(loss) from discontinued operations, net (Notes 23 and 26)	—	—	—	—
Gain on disposal of discontinued operations, net (Notes 23 and 26)	—	—	—	—
Income tax benefit	—	—	—	—
Cumulative effect of accounting change	—	—	—	—

Net income (loss) – GAAP basis	—	368,779	4,745,962	15,564,456

Taxable income
– from operations (Note 8)	—	379,935	4,894,262	15,727,311

– from gain (loss) on sale (Notes 7, 15, 18 and 21)	—	—	—	(41,115)

Cash generated from (used in) operations (Notes 4 and 5)	—	498,459	5,482,540	17,076,214
Cash generated from sales (Notes 7, 15, 18 and 21)	—	—	—	6,289,236
Cash generated from refinancing	—	—	—	—

Cash generated from (used in) operations, sales and refinancing	—	498,459	5,482,540	23,365,450
Less: Cash distributions to investors (Note 9)
– from operating cash flow (Note 4)	—	(498,459)	(5,439,404)	(16,854,297)
– from sale of properties	—	—	—	—
– from cash flow from prior period	—	—	—	—
– from return of capital (Note 10)	—	(136,827)	—	—

Cash generated (deficiency) after cash distributions	—	(136,827)	43,136	6,511,153
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	—	38,454,158	100,792,991	222,482,560
Sale of common stock to CNL Fund Advisors, Inc.	200,000	—	—	—
Retirement of shares of common stock (Note 13)	—	—	—	—
Contributions from minority interest of consolidated joint venture	—	200,000	97,419	—
Distributions to minority interest	—	—	(39,121)	(34,020)
Payment of stock issuance costs (Note 20)	(19)	(3,680,704)	(8,486,188)	(19,542,862)
Acquisition of land and buildings on operating leases (Note 4)	—	(18,835,969)	(36,104,148)	(143,542,667)
Investment in direct financing leases (Note 4)	—	(1,364,960)	(13,372,621)	(39,155,974)
Proceeds from sales of equipment direct financing leases	—	—	—	962,274

Past performance is not necessarily indicative of future performance.

1998 (Notes 3, 23 and 26)	1999 (Notes 3, 23 and 26)	2000 (Notes 23 and 26)	2001 (Notes 23 and 26)	2002 (Notes 23 and 26)	2003 (Note 26)
$29,560,219	$57,979,792	$83,618,889	$104,327,440	$92,134,457	$81,797,052
16,018	97,307	97,559	98,561	100,493	107,702
—	(1,851,838)	(721,230)	(1,136,997)	(347,179)	(157,488)
(269,149)	(6,989,195)	(9,365,818)	(41,487,374)	(9,625,354)	(14,250,404)
—	—	—	128,479,972	209,497,908	—
8,984,546	13,335,146	29,794,446	46,676,272	39,899,581	34,393,394
(3,493,160)	(12,830,157)	(28,508,769)	(32,477,683)	(31,763,002)	(26,349,946)
—	(6,798,803)	(10,315,116)	—	—	—
—	(551,011)	(6,854,932)	(5,070,213)	(5,368,261)	(1,852,941)
—	(10,205,197)	(47,612,460)	(69,750,191)	(58,400,715)	(50,575,760)
—	—	—	(118,537,146)	(193,178,891)	—
(3,658,617)	(8,382,082)	(17,565,604)	(17,715,411)	(13,132,656)	(12,521,181)
—	—	—	(8,060,600)	—	(501,500)
—	(76,333,516)	—	—	—	—
(30,156)	(41,678)	1,023,730	(1,250,245)	(2,408,702)	(1,913,277)
1,042,707	2,733,898	9,336,468	(4,871,981)	(3,396,637)	(410,711)
—	—	—	—	11,578,657	28,329,974
—	—	—	—	—	6,345,551
—	—	—	(3,840,902)	—	—

32,152,408	(49,837,334)	2,927,163	(24,451,498)	35,589,693	42,440,465

33,553,390	58,152,473	28,881,542	22,681,442	3,205,385	33,044,614

(149,948)	(789,861)	(2,696,079)	(9,518,197)	(10,831,314)	(6,089,087)

39,116,275	307,261,214	(155,961,649)	48,733,308	111,588,697	108,372,363
2,385,941	5,302,433	12,833,063	12,658,578	67,084,608	25,312,090
—	—	—	—	—	—

41,502,216	312,563,647	(143,128,586)	61,391,886	178,673,305	133,684,453
(39,116,275)	(60,078,825)	—	(48,733,308)	(67,990,684)	(68,244,434)
—	—	—	—	—	—
(265,053)	—	(66,329,582)	(17,733,389)	—	—
(67,821)	—	—	—	—	—

2,053,067	252,484,822	(209,458,168)	(5,074,811)	110,636,412	65,440,019
385,523,966	210,736	—	3,691,600	9,750,000	—
—	—	—	—	—	—
(639,528)	(50,891)	—	—	(4,709)	—
—	740,621	39,922	—	—	—
(34,073)	(66,763)	(146,601)	(234,002)	(1,484,386)	(1,867,258)
(34,579,650)	(737,190)	(1,493,436)	(1,493,436)	(1,493,437)	(1,493,437)
(200,101,667)	(286,411,210)	(160,901,355)	(26,051,869)	(7,211,699)	—
(47,115,435)	(63,663,720)	(15,368,629)	—	—	—
—	2,252,766	1,848,664	—	—	—

Past performance is not necessarily indicative of future performance.

TABLE III - CNL RESTAURANT PROPERTIES, INC. (continued)

	1994 (Notes 1, 23 and 26)	1995 (Notes 23 and 26)	1996 (Notes 23 and 26)	1997 (Notes 2, 23 and 26)
Proceeds from sale of consolidated partnership interest (Note 19)	—	—	—	—
Proceeds from sale of securities	—	—	—	—
Proceeds from borrowing from affiliate (Note 22)	—	—	—	—
Investment in joint venture	—	—	—	—
Increase in restricted cash	—	—	—	—
Purchase of other investments (Note 4)	—	—	—	—
Investment in mortgage, equipment and other notes receivable (Note 4)	—	—	(13,547,264)	(16,923,383)
Collections on mortgage, equipment and other notes receivable (Note 4)	—	—	133,850	250,732
Redemption of (investment in) certificates of deposit	—	—	—	(2,000,000)
Proceeds from the issuance of bonds	—	—	—	—
Payment on bonds	—	—	—	—
Proceeds from borrowing on credit facility, note payable and subordinated note payable	—	—	3,666,896	19,721,804
Payment on credit facility and note payable	—	—	(145,080)	(20,784,577)
Reimbursement of organization, acquisition, and deferred offering and stock issuance costs paid on behalf of CNL Restaurant Properties, Inc. by related parties	(199,036)	(2,500,056)	(939,798)	(2,857,352)
Decrease (increase) in intangibles and other assets	—	(628,142)	(1,103,896)	—
Proceeds from borrowings on mortgage warehouse facilities	—	—	—	—
Payments on mortgage warehouse facilities	—	—	—	—
Payments of loan and bond issuance costs	—	—	—	—
Other	—	—	(54,533)	49,001

Cash generated (deficiency) after cash distributions and special items	945	11,507,500	30,941,643	5,136,689

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 6)
Federal income tax results:
Ordinary income (loss) (Notes 9 and 11)
- from operations (Notes 8 and 25)	—	20	61	67

- from recapture	—	—	—	—

Capital gain (loss) (Notes 7, 15, 18 and 21)	—	—	—	—

Cash distributions to investors:
Source (on GAAP basis):
- from investment income	—	19	59	66
- from capital gain	—	—	—	—
- from investment income from prior period	—	—	—	—
- from return of capital (Note 10)	—	14	8	6

Total distributions on GAAP basis (Note 11):	—	33	67	72

Source (on cash basis):
- from sales	—	—	—	—
- from refinancing	—	—	—	—
- from operations (Note 4)	—	26	67	72
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 10)	—	7	—	—

Total distributions on cash basis (Note 11)	—	33	67	72

Total cash distributions as a percentage of original $1,000 investment (Note 6)	0.00%	5.34%	7.06%	7.45%
Total cumulative cash distributions per $1,000 investment from inception	—	33	100	172
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program) (Notes 7, 15, 18 and 21)	N/A	100%	100%	100%

Past performance is not necessarily indicative of future performance.

1998 (Notes 3, 23 and 26)	1999 (Notes 3, 23 and 26)	2000 (Notes 23 and 26)	2001 (Notes 23 and 26)	2002 (Notes 23 and 26)	2003 (Note 26)
—	—	1,187,238	—	—	—
—	—	7,720,997	982,050	—	—
—	—	—	8,708,400	11,750,000	18,709,603
(974,696)	(187,452)	—	(10,000)	(150,000)	—
—	—	(1,875,838)	(9,055,564)	6,357,321	(7,887,421)
(16,083,055)	—	(2,831,779)	—	—	—
(10,724,398)	(31,004,345)	(11,130,607)	(11,457,682)	(6,606,837)	—
1,555,623	3,894,067	8,334,231	9,325,173	15,481,478	29,075,354
—	2,000,000	—	—	—	—
—	—	280,906,000	177,222,667	—	24,905,561
—	—	(2,422,469)	(10,065,808)	(16,435,554)	(19,402,557)
7,692,040	439,941,245	397,538,000	63,948,887	249,333,516	34,104,800
(8,039)	(61,580,289)	(586,425,008)	(159,064,801)	(90,875,084)	(66,750,919)
(4,574,925)	(1,492,310)	—	—	—	—
(6,281,069)	(1,862,036)	(377,755)	—	—	—
—	27,101,067	301,227,438	325,264,212	189,901,470	124,126,661
—	(352,808,966)	(7,718,739)	(358,859,850)	(474,312,483)	(176,371,771)
—	(5,947,397)	(20,891,532)	(9,633,523)	(22,557)	(2,231,032)
(95,101)	—	—	—	—	19,064

75,613,060	(77,188,245)	(22,239,426)	(2,458,357)	(5,345,049)	20,376,667

63	73	30	15	—	30

—	—	—	—	—	—

—	—	—	—	—	—

60	—	3	—	40	47
—	—	—	—	—	—
—	—	—	—	—	—
14	76	73	76	36	28

74	76	76	76	76	75

—	—	—	—	—	—
—	—	—	—	—	—
73	76	—	55	76	75
1	—	76	21	—	—
—	—	—	—	—	—

74	76	76	76	76	75

7.625%	7.625%	7.625%	7.625%	7.625%	7.625%
246	322	398	474	550	625
100%	100%	100%	100%	100%	100%

Past performance is not necessarily indicative of future performance.

TABLE III - CNL RESTAURANT PROPERTIES, INC. (continued)

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective March 29, 1995, CNL Restaurant Properties, Inc. (formerly CNL American Properties Fund, Inc. (the “Restaurant Properties REIT”) registered for sale $165,000,000 of shares of common stock (the “Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The Initial Offering of the Restaurant Properties REIT commenced April 19, 1995, and upon completion of the Initial Offering on February 6, 1997, had received subscription proceeds of $150,591,765 (7,529,588 shares), including $591,765 (29,588 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective January 31, 1997, the Restaurant Properties REIT registered for sale $275,000,000 of shares of common stock (the “1997 Offering”), including $25,000,000 available only to stockholders participating in the company’s reinvestment plan. The 1997 Offering of the Restaurant Properties REIT commenced following the completion of the Initial Offering on February 6, 1997, and upon completion of the 1997 Offering on March 2, 1998, had received subscription proceeds of $251,872,648 (12,593,633 shares), including $1,872,648 (93,632 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 12, 1998, the Restaurant Properties REIT registered for sale $345,000,000 of shares of common stock (the “1998 Offering”). The 1998 Offering of the Restaurant Properties REIT commenced following the completion of the 1997 Offering on March 2, 1998. As of January 31, 1999, the Restaurant Properties REIT had received subscriptions totalling approximately $345,000,000 (17,250,000 shares), from the 1998 Offering, including $3,107,848 (155,393 shares) issued pursuant to the company’s reinvestment plan. The 1998 Offering became fully subscribed in December 1998 and proceeds from the last subscriptions were received in January 1999. Activities through June 1, 1995, were devoted to organization of the Restaurant Properties REIT and operations had not begun.

Note 2:	The amounts shown represent the combined results of the Initial Offering and the 1997 Offering.

Note 3:	The amounts shown represent the combined results of the Initial Offering, 1997 Offering and 1998 Offering.

Note 4:	Cash generated from operations from inception through September 1999 included cash received from tenants, less cash paid for expenses, plus interest received. In September 1999, the Restaurant Properties REIT acquired two companies which make and service mortgage loans and securitize portions of loans. Effective with these acquisitions, the Restaurant Properties REIT classifies its investments in and collections of mortgage loans held for sale, proceeds from sale of mortgage loans held for sale, proceeds from securitization transactions, acquisition in and proceeds from real estate held for sale and purchases of other investments held for sale as operating activities in its financial statements. The Restaurant Properties REIT continues to classify investments in mortgage loans, investments in land and buildings, investments in direct financing leases and other investments intended to be held as investments as investing activities in its financial statements.

Note 5:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the financial statements of the Restaurant Properties REIT.

Note 6:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 7:	In May 1997 and July 1997, the Restaurant Properties REIT sold four properties and one property, respectively, to a tenant for $5,254,083 and $1,035,153, respectively, which was equal to the carrying value of the properties at the time of sale. In May and July 1998, the Restaurant Properties REIT sold two and one properties, respectively, to third parties for $1,605,154 and $1,152,262, respectively (and received net sales proceeds of approximately $1,233,700 and $629,435, respectively, after deduction of construction costs incurred but not paid by the Restaurant Properties REIT as of the date of the sale), which approximated the carrying value of the properties at the time of sale. As a result, no gain or loss was recognized for financial reporting purposes.

Note 8:	Taxable income presented is before the dividends paid deduction.

Note 9:	For the years ended December 31, 2003, 2002, 2001, 2000, 1999, 1998, 1997, 1996 and 1995, 39%, 0%, 21%, 40%, 97%, 84.87%, 93.33%, 90.25% and 59.82%, respectively, of the distributions received by stockholders were considered to be ordinary income and 61%, 100%, 79%, 60%, 15%, 15.13%, 6.67%, 9.75% and 40.18%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2003, 2002, 2001, 2000, 1999, 1998, 1997, 1996 and 1995 are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Past performance is not necessarily indicative of future performance.

TABLE III - CNL RESTAURANT PROPERTIES, INC. (continued)

Note 10:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income (loss) includes deductions for depreciation and amortization expense and income from certain non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Restaurant Properties REIT has not treated this amount as a return of capital for any other purpose. During the year ended December 31, 1999, accumulated net loss included a non-cash deduction for the advisor acquisition expense of $76.3 million (see Note 16). During the year ended December 31, 2001, the Restaurant Properties REIT recorded non-cash provisions for loan losses of $28.2 million due to financial difficulties of a borrower.

Note 11:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average dollars outstanding during each period presented.

Note 12:	During the year ended December 31, 1998, the Restaurant Properties REIT recorded provisions for losses on land and buildings in the amount of $269,149 for financial reporting purposes relating to two Shoney’s properties and two Boston Market properties. The tenants of these properties experienced financial difficulties and ceased payment of rents under the terms of their lease agreements. The allowances represent the difference between the carrying value of the properties at December 31, 1998 and the estimated net realizable value for these properties.

Note 13:	In October 1998, the Board of Directors of the Restaurant Properties REIT elected to implement the Restaurant Properties REIT’s redemption plan. Under the redemption plan, the Restaurant Properties REIT elected to redeem shares, subject to certain conditions and limitations. During the year ended December 31, 1998, 69,514 shares were redeemed at $9.20 per share ($639,528) and retired from shares outstanding of common stock. During 1999, as a result of the stockholders approving a one-for-two reverse stock split of common stock, the Restaurant Properties REIT agreed to redeem fractional shares (2,545 shares). During 2002, the Restaurant Properties REIT retired 325 shares of common stock.

Note 14:	During the year ended December 31, 1999, the Restaurant Properties REIT recorded provisions for losses on buildings in the amount of $6,989,195 for financial reporting purposes relating to several properties. The tenants of these properties experienced financial difficulties and ceased payment of rents under the terms of their lease agreements. The allowances represent the difference between the carrying value of the properties at December 31, 1999 and the estimated net realizable value for these properties.

Note 15:	During the year ended December 31, 1999, the Restaurant Properties REIT sold six properties and received aggregate net sales proceeds of $5,302,433, which resulted in a total aggregate loss of $781,192 for financial reporting purposes. The Restaurant Properties REIT reinvested the proceeds from the sale of properties in additional properties. In addition, the Restaurant Properties REIT recorded a loss on securitization of $1,070,646 for financial reporting purposes.

Note 16:	On September 1, 1999, the Restaurant Properties REIT issued 6,150,000 shares of common stock to affiliates of the Restaurant Properties REIT to acquire its external advisor and two companies which make and service mortgage loans and securitize portions of loans. The Restaurant Properties REIT recorded an advisor acquisition expense of $76,333,516 relating to the acquisition of the external advisor, which represented the excess purchase price over the net assets acquired.

Note 17:	During the year ended December 31, 2000, 2001, 2002 and 2003 the Restaurant Properties REIT recorded provision for losses on assets in the amount of $9,365,818, $41,487,374, $9,625,354 and $14,250,400, respectively, for financial reporting purposes relating to several properties and mortgage loans. The tenants of these properties or borrowers under the mortgage loans experienced financial difficulties and/or ceased payment of rents or debt service under the terms of their lease agreements or loan agreements. For the properties, the allowances represent the difference between the carrying value of the properties at December 31, 2000, 2001, 2002 and 2003, respectively, and the estimated net realizable value for these properties. For the mortgage loans, the provision for loss represents the differences between the carrying value of the loan and its net realizable value.

Note 18:	During the year ended December 31, 2000, the Restaurant Properties REIT sold fifteen properties for aggregate net sales proceeds of $12,833,063, which resulted in total aggregate losses of $721,230 for financial reporting purposes (after deduction of construction costs incurred but not paid by the Restaurant Properties REIT as of the date of the sale).

Note 19:	During the year ended December 31, 2000, the Restaurant Properties REIT received $1,187,238 for the sale of consolidated partnership interests.

Past performance is not necessarily indicative of future performance.

TABLE III - CNL RESTAURANT PROPERTIES, INC. (continued)

Note 20:	An affiliate of the Restaurant Properties REIT is entitled to receive, in connection with each common stock offering, a soliciting dealer servicing fee payable annually by the Restaurant Properties REIT beginning on December 31 of the year following the year in which each offering terminated in the amount of 0.20% of the stockholders’ investment in the Restaurant Properties REIT in connection with such offering. An affiliate of the Restaurant Properties REIT in turn, may reallow all or a portion of such fee to broker-dealers whose clients purchased shares in such offering and held shares on such date. During the years ended December 31, 1998, 1999, 2000, 2001, 2002 and 2003 the Restaurant Properties REIT incurred $300,206, $1,493,437, $1,493,436, $1,493,436, $1,493,437 and $1,493,437 of such fees, respectively, which were paid in January 1999, 2000, 2001, 2002, 2003 and 2004, respectively.

Note 21:	During the year ended December 31, 2001, 2002 and 2003, the Restaurant Properties REIT sold several properties held for investment which resulted in total aggregate losses of $1,136,997, $347,179 and $157,488, respectively, for financial reporting purposes. In addition, during the year ended December 31, 2001, the Restaurant Properties REIT began acquiring certain properties with the intent of selling them to third parties.

Note 22:	During the year ended December 31, 2001, an affiliate of the Restaurant Properties REIT advanced $6.0 million to the Restaurant Properties REIT in the form of a demand balloon promissory note. The note is uncollateralized, bears interest at LIBOR plus 2.5 percent with interest payments and outstanding principal due upon demand. During the year ended December 31, 2001, the Restaurant Properties REIT converted the outstanding principal balance plus accrued interest under the advances into shares of Restaurant Properties REIT stock. As of December 31, 2001, the affiliate had advanced an additional $2.7 million to the Restaurant Properties REIT under the same terms of the previous advances. During 2002, the affiliate advanced $7.5 million to the Restaurant Properties REIT and subsequently converted the outstanding balances plus accrued interest under the advances, into shares of Restaurant Properties REIT stock. As of December 31, 2002, the affiliate had advanced an additional $4.25 million to the Restaurant Properties REIT under the same terms as the previous advances. During 2003, the affiliate advanced $18.7 million to the Restaurant Properties REIT under the same terms as previous advances.

Note 23:	Effective January 1, 2002, the Restaurant Properties REIT adopted Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FASB #144”). This statement requires that a long lived asset be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. In addition, the statement also requires that the results of operations of a component of an entity that either has been disposed of or is classified as held for sale be reported as a discontinued operation, for components designated on or after the effective date. As a result of the adoption of FASB #144, the operating results and the related gains/(losses) from the sale of all properties designated for sale effective January 1, 2002 have been classified as discontinued operations. The results of operations for these properties have been restated and reclassified to discontinued operations for each of the years ended December 31, 1998, 1999, 2000 and 2001 to conform to the 2002 presentation. The results of operations for these properties for the years ended December 31, 1994, 1995, 1996 and 1997 have not been restated or reclassified to conform to the 2002 presentation.

Note 24:	Starting in 2001, the Restaurant Properties REIT began designating certain properties as held for sale and began selling these properties to private investors as an alternative to retaining the properties as a long term investment. The accounting for these properties differs from that of similar properties without this designation as the Restaurant Properties REIT does not record depreciation on these properties for financial reporting purposes. All properties designated through December 31, 2001 as held for sale reflect the gross sales proceeds received from the sale as a revenue line item. The related cost of the properties are reflected in a cost of real estate sold expense line item. All properties designated as held for sale subsequent to December 31, 2001 are presented as discontinued operations (see Note 23).

Note 25:	For the year ended December 31, 2002, 100% of the distributions to stockholders were deemed return of capital for federal income tax purposes.

Note 26:	As discussed in Note 23, and in accordance with FASB #144, any properties identified as held for sale or sold through December 31, 2003, have been classified as discontinued operations. The results of operations for these properties have been restated and reclassified to discontinued operations for each of the years ended December 31, 1999, 2000, 2001 and 2002 to conform to the 2003 presentation. The results of operations for these properties for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have not been restated or reclassified to conform to the 2003 presentation. During the year ended December 31, 2003, the Restaurant Properties REIT adopted the provisions of FIN46 and restated certain amounts in the operating results for the years ended December 31, 2001, 2002 and 2003.

Past performance is not necessarily indicative of future performance.

TABLE III

Operating Results of Prior Programs

CNL HOSPITALITY PROPERTIES, INC.

	1996 (Note 1)	1997 (Note 1)	1998	1999 (Note 2)
Gross revenue	$—	$—	$1,316,599	$4,230,995
Dividend income (Note 10)	—	—	—	2,753,506
Interest and other income	—	46,071	638,862	3,693,004

Less: Operating expenses	—	(22,386)	(257,646)	(802,755)
Interest expense	—	—	(350,322)	(248,094)
Depreciation and amortization	—	(833)	(388,554)	(1,267,868)
Equity in loss of unconsolidated subsidiary after deduction of preferred stock dividends (Note 10)	—	—	—	(778,466)
Minority interest	—	—	—	(64,334)
Benefit from Income Taxes	—	—	—	—
Income from Continuing Operations	—	—	—	—

Net income - GAAP basis	—	22,852	958,939	7,515,988

Taxable income
- from operations (Note 6)	—	46,071	609,304	7,613,284

- from gain (loss) on sale	—	—	—	—

Cash generated from operations (Notes 3 and 4)	—	22,469	2,776,965	12,890,161
Less: Cash distributions to investors (Note 7)
- from operating cash flow	—	(22,469)	(1,168,145)	(10,765,881)
- from sale of properties	—	—	—	—
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 8)	—	(7,307)	—	—

Cash generated (deficiency) after cash distributions	—	(7,307)	1,608,820	2,124,280
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	—	11,325,402	31,693,678	245,938,907
Sale of common stock to CNL Hospitality Corp. (formerly CNL Hospitality Advisors, Inc.)	200,000	—	—	—
Proceeds from mortgage loans and other notes payable	—	—	—	—
Contribution from minority interest	—	—	—	7,150,000
Distributions to holders of minority interest	—	—	—	—
Stock issuance costs	(197,916)	(1,979,371)	(3,948,669)	(26,472,318)
Acquisition of land, buildings and equipment	—	—	(28,752,549)	(85,089,887)
Acquisition of RFS	—	—	—	—
Investment in unconsolidated subsidiary	—	—	—	(39,879,638)
Deposit on property and other investments	—	—	—	—
Acquisition of additional interest CNL Hotel Investors, Inc.	—	—	—	—
Redemption of (investment in) certificate of deposit	—	—	(5,000,000)	—
Increase in restricted cash	—	—	(82,407)	(193,223)
Proceeds of borrowing on line of credit	—	—	9,600,000	—
Payment on mortgage loans and line of credit	—	—	—	(9,600,000)
Payment of other notes	—	—	—	—
Payment of loan costs	—	—	(91,262)	(47,334)
Decrease (increase) in intangibles and other assets	—	(463,470)	(676,026)	(5,068,727)
Retirement of shares of common stock	—	—	—	(118,542)
Due from related parties - offering expenses	—	—	—	—
Other	—	(7,500)	7,500	—

Cash generated (deficiency) after cash distributions and special items	2,084	8,867,754	4,359,085	88,743,518

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss) (Note 9)
- from operations (Note 6)	—	7	25	48

- from recapture	—	—	—	—

Capital gain (loss) (Note 7)	—	—	—	—

Past performance is not necessarily indicative of future performance.

2000 (Note 2)	2001 (Note 2)	2002 (Note 2)	2003 (Note 2)
$26,681,838	$79,728,000	217,742,000	$550,174,000
2,780,063	—	—	—
6,637,318	9,289,000	7,784,000	6,966,000

(3,311,988)	(22,514,000)	(130,886,000)	(392,582,000)
(2,383,449)	(15,635,000)	(23,125,000)	(58,040,000)
(7,830,456)	(22,281,000)	(37,810,000)	(79,876,000)
(386,627)	(7,968,000)	(17,256,000)	(23,970,000)
(1,516,237)	(1,291,000)	(639,000)	(778,000)
—	—	—	1,321,000
—	—	—	1,222,000

20,670,462	19,328,000	15,810,000	5,993,000

14,507,032	16,938,386	24,804,256	24,674,829

—	—	—	—

43,650,561	58,408,000	76,660,000	112,887,000
(28,082,275)	(48,410,000)	(74,217,000)	(112,887,000)
—	—	—	—
—	—	—	—
—	—	—	(17,074,000)

15,568,286	9,998,000	2,443,000	(17,074,000)
203,684,044	286,069,000	489,111,000	1,169,496,000
—	—	—	—
102,081,950	137,990,000	118,720,000	866,912,000
—	—	—	—
(10,217,828)	(2,896,000)	(530,000)	(380,000)
(24,808,156)	(34,723,000)	(51,640,000)	(113,211,000)
(310,711,912)	(351,621,000)	(446,520,000)	(1,224,313,000)
—	—	—	(450,350,000
(10,174,209)	(30,804,000)	(53,099,000)	(727,000)
—	—	(10,300,000)	(24,985,000)
(17,872,573)	—	—	—
5,000,000	—	—	—
(2,988,082)	(6,106,000)	(12,425,000)	(29,241,000)
—	7,500,000	16,579,000	(6,000)
—	(1,184,000)	(1,931,000)	(4,730,000)
—	—	(26,607,000)	(2,533,000)
(1,342,713)	(4,932,000)	(2,395,000)	(9,751,000)
2,510,090	(11,611,000)	(29,643,000)	(81,996,000)
(2,503,484)	(2,313,000)	(2,391,000)	(6,591,000)
—	(1,411,000)	—	—
—	—	—	—

(51,774,587)	(6,044,000)	(10,628,000)	70,520,000

38	26	25	14

—	—	—	—

—	—	—	—

Past performance is not necessarily indicative of future performance.

TABLE III - CNL HOSPITALITY PROPERTIES, INC. (continued)

	1996 (Note 1)	1997 (Note 1)	1998	1999 (Note 2)
Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	3	40	47
- from capital gain	—	—	—	—
- from investment income from prior period	—	—	—	—
- from return of capital (Note 8)	—	1	9	21

Total distributions on GAAP basis (Note 9)	—	4	49	68

Source (on cash basis)
- from sales	—	—	—	—
- from refinancing	—	—	—	—
- from operations	—	3	49	68
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 8)	—	1	—	—

Total distributions on cash basis (Note 9)	—	4	49	68

Total cash distributions as a percentage of original $1,000 investment (Notes 5 and 11)	N/A	3.00%	4.67%	7.19%
Total cumulative cash distributions per $1,000 investment from inception	N/A	4	53	121
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	N/A	N/A	100%	100%

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, CNL Hospitality Properties, Inc. (the “Hospitality Properties REIT”) registered for sale $165,000,000 of shares of common stock (the “CHP Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The CHP Initial Offering commenced September 11, 1997, and upon completion of the CHP Initial Offering on June 17, 1999 had received $150,072,637 (15,007,264 shares), including $72,637 (7,264 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective June 4, 1999, the Hospitality Properties REIT registered for sale up to $275,000,000 of shares of common stock (the “1999 Offering”). The 1999 Offering of the Hospitality Properties REIT commenced following the completion of the CHP Initial Offering on June 17, 1999, and upon completion of the 1999 Offering on September 14, 2000, the company had received $274,998,988, including $965,194 (96,520 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 23, 2000, the Hospitality Properties REIT registered for sale up to $450,000,000 of shares of common stock (the “2000 Offering”). The 2000 Offering of the Hospitality Properties REIT commenced following the completion of the 1999 Offering on September 14, 2000 and upon completion of the 2000 Offering on September 14, 2000, the company had received $450,000,000, including $3,375,474 (337,547 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective April 1, 2002, the Hospitality Properties REIT registered for sale up to $450,000,000 of shares of common stock (the “2002 Offering”). As of December 31, 2002, the Hospitality Properties REIT had received subscription proceeds of $392,749,677 (39,274,968 shares) from its 2002 Offering, including $3,225,431 (322,543 shares) issued pursuant to the reinvestment plan. The amounts shown represent the combined results of the CHP Initial Offering, the 1999 Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering, including subscription proceeds issued pursuant to the reinvestment plan as of December 31, 2003.

Note 2:	The amounts shown represent the combined results of the Initial Offering, the 1999 Offering, the 2000 Offering, 2002 Offering and the 2003 Offering, as applicable. For the years ended December 31, 2001, 2002 and 2003 the amounts were restated in connection with the adoption of FIN 46R and have been rounded to thousands.

Note 3:	Cash generated from operations includes cash received from tenants and dividend, interest and other income, less cash paid for operating expenses.

Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Hospitality Properties REIT.

Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Past performance is not necessarily indicative of future performance.

2000 (Note 2)	2001 (Note 2)	2002 (Note 2)	2003 (Note 2)
53	30	16	3
—	—	—	—
—	—	—	—
20	45	60	72

73	75	76	75

—	—	—	—
—	—	—	—
73	75	76	65
—	—	—	—
—	—	—	10

73	75	76	75

7.38%	7.688%	7.75%	7.75%
194	269	345	420
100%	100%	100%	100%

Note 6:	Taxable income presented is before the dividends paid deduction.

Note 7:	For the years ended December 31, 2003, 2002, 2001, 2000, 1999, 1998 and 1997, approximately 39%, 51%, 52%, 63%, 75%, 76% and 100%, respectively, of the distributions received by stockholders were considered to be ordinary income and approximately 61%, 49%, 48%, 37%, 25%, 24% and 0%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2003, 2002, 2001, 2000, 1999, 1998 and 1997 are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Note 8:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 9:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Note 10:	In February 1999, the company executed a series of agreements with Five Arrows Realty Securities II, L.L.C. to jointly own a real estate investment trust, CNL Hotel Investors, Inc., for the purpose of acquiring seven hotels. During the years ended December 31, 2000 and 1999, the company recorded $2,780,063 and $2,753,506, respectively, in dividend income and $386,627 and $778,466, respectively, in an equity in loss after deduction of preferred stock dividends, resulting in net earnings of $2,393,436 and $1,975,040, respectively, attributable to this investment. In October 2000, the company purchased an additional interest in CNL Hotel Investors, Inc., which resulted in a majority ownership interest and the consolidation of CNL Hotel Investors, Inc. As such, no dividend income was recognized for the years ended after December 31, 2001.

Note 11:	Certain data for columns representing less than 12 months have been annualized.

Past performance is not necessarily indicative of future performance.

TABLE III

Operating Results of Prior Programs

CNL RETIREMENT PROPERTIES, INC.

	1997 (Note 1)	1998 (Note 1)	1999 (Note 1)	2000 (Note 2)
Gross revenue	$—	$—	$—	$981,672
Interest and other income	—	—	86,231	103,058
Equity in earnings of unconsolidated subsidiary	—	—	—	—
Less: Operating expenses	—	—	(79,621)	(181,596)
Interest expense	—	—	—	(367,374
Depreciation and amortization	—	—	—	(310,982)
Organizational costs	—	—	(35,000)	—
Minority interest in earnings of consolidated joint ventures	—	—	—	—

Net income (loss) - GAAP basis	—	—	(28,390)	224,778

Taxable income
- from operations (Note 7)	—	—	86,231	93,269

- from gain (loss) on sale	—	—	—	—

Cash generated from operations (Notes 4 and 5)	—		12,851	1,096,019
Less: Cash distributions to investors (Note 8)
- from operating cash flow	—	—	(12,851)	(502,078)
- from sale of properties	—	—	—	—
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 9)	—	—	(37,553)	—

Cash generated (deficiency) after cash distributions	—	—	(37,553)	593,941
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	—	—	5,200,283	6,491,310
Sale of common stock to CNL Retirement Corp.	200,000	—	—	—
Stock issuance costs	—	(199,908)	(418,600)	(931,461)
Acquisition of land, building and equipment on operating leases	—	—	—	(13,848,900)
Investment in direct financing leases	—	—	—	—
Investment in lease intangibles	—	—	—	—
Investment in notes receivable	—	—	—	—
Collection of notes receivable	—	—	—	—
Investment in unconsolidated subsidiary	—	—	—	—
Distributions received from unconsolidated subsidiary	—	—	—	—
Distributions to minority interest	—	—	—	—
Payment of acquisition costs	—	—	—	(562,491)
Increase in restricted cash	—	—	—	(17,312)
Proceeds from borrowings on line of credit	—	—	—	8,100,000
Payment on line of credit	—	—	—	(4,305,000)
Proceeds from borrowings on mortgages payable	—	—	—	—
Principal payments on mortgages payable	—	—	—	—
Proceeds from construction financing	—	—	—	—
Proceeds from issuance of life care bonds	—	—	—	—
Retirement of life care bonds	—	—	—	—
Payment of loan costs	—	—	—	(55,917)
Retirement of shares of common stock	—	—	—	(30,508)

Cash generated (deficiency) after cash distributions and special items	200,000	(199,908)	4,744,130	(4,566,338)

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 6)
Federal income tax results:
Ordinary income (Note 10)
- from operations (Note 7)	—	—	12	32

- from recapture	—	—	—	—

Capital gain (Note 8)	—	—	—	—

Past performance is not necessarily indicative of future performance.

2001 (Note 2)	2002 (Note 3)	2003
$1,764,217	$16,938,823	$93,968,000
135,402	1,913,205	1,626,000
—	5,404	11,000
(343,472)	(2,182,674)	(9,990,000)
(105,056)	(1,408,611)	(9,588,000
(535,126)	(3,461,279)	(17,567,000)
—	—	—
—	(433,012)	—

915,965	11,371,856	58,460,000

600,447	7,792,023	(Note 12)

—	—	—

2,173,379	16,784,763	60,658,000
(1,507,322)	(14,379,477)	(59,784,000)
—	—	—
—	—	—
—	—	—

666,057	2,405,286	874,000
59,519,751	371,134,716	1,059,981,000
—	—	—
(6,903,096)	(40,231,933)	(99,309,000)
(20,269,138)	(193,176,327)	(661,946,000)
—	(128,065,000)	(263,330,000)
—	(8,408,000)	(23,220,000)
—	(2,000,000)	—
—	—	2,000,000
—	(350,364)	—
—	190,922	149,000
—	(508,885)	—
(2,644,534)	(16,131,759)	(53,126,000)
(17,797)	(1,649,575)	(13,127,000)
—	—	71,370,000
(3,795,000)	—	(51,370,000)
—	32,620,000	170,800,000
—	(267,720)	(13,832,000)
—	—	7,402,000
—	—	8,203,000
—	—	(6,589,000)
—	(1,308,758)	(7,523,000)
(13,020)	(173,839)	(1,117,000)

26,543,223	14,078,764	126,290,000

41	42	(Note 12)

—	—	—

—	—	—

Past performance is not necessarily indicative of future performance.

TABLE III - CNL RETIREMENT PROPERTIES, INC. (continued)

	1997 (Note 1)	1998 (Note 1)	1999 (Note 1)	2000 (Note 2)
Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—	27
- from capital gain	—	—	—	—
- from investment income from prior period	—	—	—	—
- from return of capital (Note 9)	—	—	12	32

Total distributions on GAAP basis (Note 10)	—	—	12	59

Source (on cash basis)
- from sales	—	—	—	—
- from refinancing	—	—	—	—
- from operations (Note 4)	—	—	3	59
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 9)	—	—	9	—

Total distributions on cash basis (Note10)	—	—	12	59

Total cash distributions as a percentage of original $1,000 investment (Note 6)	N/A	N/A	3.0%	5.7	9%
Total cumulative cash distributions per $1,000 investment from inception	N/A	N/A	12	71
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	N/A	N/A	N/A	100%

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective September 18, 1998, CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) registered for sale up to $155,000,000 of shares of common stock (the “Initial Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. The offering of shares of the Retirement Properties REIT commenced September 18, 1998, and upon the termination of the Initial Offering on September 18, 2000, the Retirement Properties REIT had received subscription proceeds of $9,718,974 (971,898 shares) from the Initial Offering, including $50,463 (5,046 shares) through the reinvestment plan. Upon termination of the Initial Offering, the Retirement Properties REIT commenced an offering of up to $155,000,000 (the “2000 Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. On May 24, 2002, the Retirement Properties REIT completed its 2000 Offering from which it received subscription proceeds of $155,000,000 (15,500,000 shares), including $418,670 (41,867 shares) through the reinvestment plan. Immediately following the completion of the 2000 Offering, the Retirement Properties REIT commenced an offering of up to $450,000,000 (45,000,000 shares) (the “2002 Offering”), including up to $50,000,000 (5,000,000 shares) available to stockholders participating in the company’s reinvestment plan. On April 3, 2003, the Retirement Properties REIT completed its 2002 Offering from which it received subscription proceeds of $450,000,000 (45,000,000 shares), including $1,288,817 (128,882 shares) through the reinvestment plan. Immediately following the completion of the 2002 Offering, the Retirement Properties REIT commenced an offering of up to $1,750,000 (175,000,000 shares) (the “2003 Offering”), including $250,000,000 (25,000,000 shares) available to stockholders participating in the company’s reinvestment plan. Activities through July 13, 1999, were devoted to organization of the Retirement Properties REIT and operations had not begun. Amounts shown represent the results of the Initial Offering, including subscription proceeds issued pursuant to the reinvestment plan, from July 14, 1999 through December 31, 1999.

Note 2:	The amounts shown represent the combined results of the Initial Offering and the 2000 Offering.

Note 3:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering and the 2002 Offering.

Note 4:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.

Note 5:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.

Note 6:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 7:	Taxable income presented is before the dividends paid deduction.

Past performance is not necessarily indicative of future performance.

2001 (Note 2)	2002 (Note 3)	2003
38	52	66
—	—	—
—	—	—
25	13	1

63	65	67

—	—	—
—	—	—
63	65	67
—	—	—
—	—	—

63	65	67

7.0%	7.0%	7.1%
134	199	266
100%	100%	100%

Note 8:	For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, approximately 71%, 65%, 65%, 54% and 100%, respectively, of the distributions received by stockholders were considered to be ordinary income for federal income tax purposes. For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, approximately 29%, 35%, 35%, 46% and 0%, respectively, of distributions received by stockholders were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Note 9:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 10:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented. The taxability of distributions of a REIT is based on the annual earnings and profits split of the REIT. Therefore, federal income tax results per $1,000 invested presented above has been calculated using the annual earnings and profits split as described in Note 8.

Note 11:	Certain data for columns representing less than 12 months have been annualized.

Note 12:	This information is not yet available.

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund, Ltd.:
Wendy’s - Mesquite, TX (2)	09/29/86	02/20/02	1,064,259	—	—	—	1,064,259	—	848,000	848,000	1,351,586
Burger King - Orlando, FL (30)	11/12/86	06/18/02	613,553	—	—	—	613,553	—	487,500	487,500	911,938
Jade Hunan - Angleton, TX (2)	09/11/86	01/17/03	297,888	—	—	—	297,888	—	575,000	575,000	568,404
CNL Income Fund II, Ltd.:
KFC - Bay City, TX (2)	12/18/87	09/10/01	548,874	—	—	—	548,874	—	446,827	446,827	767,761
Burger King - San Antonio, TX (2)	05/15/87	06/26/02	747,510	—	—	—	747,510	—	703,500	703,500	1,251,201
Denny’s - Casper, WY (2) (38)	09/15/87	08/09/02	346,252	—	—	—	346,252	—	566,700	566,700	872,849
Denny’s - Rock Springs, WY (2)	09/18/87	08/09/02	204,659	—	—	—	204,659	—	667,900	667,900	928,587
Golden Corral - Tomball, TX	05/13/87	10/10/02	458,175	—	—	—	458,175	—	807,583	807,583	1,434,457
Golden Corral - Pineville, LA	06/18/97	12/18/02	262,425	—	—	—	262,425	—	645,400	645,400	1,115,813
Darryl’s - Greensboro, NC (11)	06/11/97	09/26/03	300,118	—	—	—	300,118	—	501,778	501,778	233,002
IHOP - Peoria, AZ (20)	11/18/99	08/27/01	836,160	—	—	—	836,160	—	764,975	764,975	125,468
CNL Income Fund III, Ltd.:
Golden Corral - Washington, IL (2) (3)	11/20/87	11/29/01	586,132	—	—	—	586,132	—	690,500	690,500	1,083,951
Golden Corral - Schereville, IN (2) (23)	11/19/87	09/11/01	810,550	—	—	—	810,550	—	694,100	694,100	1,053,524
Po’ Folks - Titusville, FL (28)	10/30/87	01/09/02	121,558	—	—	—	121,558	—	714,117	714,117	166,684
Burger King - Montgomery, AL (2) (36)	01/28/99	05/17/02	78,294	—	320,000	—	398,294	—	941,358	941,358	261,836
Golden Corral - Altus, OK (2)	10/14/87	09/27/02	307,785	—	—	—	307,785	—	557,900	557,900	920,131
Red Oak Steakhouse - Canton Township, MI (2) (37)	08/18/88	09/30/02	106,315	—	640,000	—	746,315	—	924,921	924,921	1,309,270
Darryl’s - Fayetteville, NC (2)	06/11/97	02/10/03	383,338	—	—	—	383,338	—	1,276,324	1,276,324	602,726

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund IV, Ltd.:
Taqueria Jalisco - Corpus Christi, TX (2)	04/01/91	06/19/01	390,000	—	—	—	390,000	—	622,310	622,310	331,788
Bellissimos Family Restaurant - Palm Bay, FL	01/10/89	08/17/01	289,894	—	—	—	289,894	—	1,070,822	1,070,822	1,250,729
Po’ Folks - Titusville, FL (28)	10/30/87	01/09/02	44,052	—	—	—	44,052	—	258,795	258,795	60,406
Arby’s - Portland, IN (2)	11/15/88	02/28/03	776,081	—	—	—	776,081	—	806,121	806,121	912,778
The Vitamin Shoppe - Richmond, VA (2)	12/31/96	03/27/03	922,652	—	—	—	922,652	—	1,035,417	1,035,417	541,155
Dunkin Donuts/Holsum Bread - Maywood, IL (2)	09/28/88	07/30/03	345,977	—	—	—	345,977	—	681,525	681,525	520,525
CNL Income Fund V, Ltd.:
Denny’s - Daleville, IN (2)	02/06/89	03/02/01	300,386	—	—	—	300,386	—	547,600	547,600	589,375
Denny’s - Huron, OH (2) (6)	05/19/89	01/15/02	260,956	—	—	—	260,956	—	448,100	448,100	764,529
Market Street Buffet and Bakery West Lebanon, NH (2)	07/10/89	01/17/02	654,530	—	—	—	654,530	—	1,159,990	1,159,990	(29,353)
Taco Bell - Bountiful, UT (2)	08/17/89	01/28/02	1,039,998	—	—	—	1,039,998	—	614,249	614,249	1,053,833
Burger King - Lawrenceville, GA (2)	06/27/89	06/20/02	847,000	—	—	—	847,000	—	797,778	797,778	1,290,366
CNL Income Fund VI, Ltd.:
Captain D’s - Chester, PA (4)	02/09/90	05/22/01	83,000	—	—	—	83,000	—	550,000	550,000	786,617
IHOP - Dublin, CA (14)	11/12/99	06/28/01	1,274,672	—	—	—	1,274,672	—	1,166,160	1,166,160	175,195
IHOP - Round Rock, TX (21)	10/27/99	10/05/01	1,163,216	—	—	—	1,163,216	—	1,076,103	1,076,103	192,394
Denny’s - Cheyenne, WY	12/19/89	12/21/01	290,800	—	—	—	290,800	—	765,500	765,500	1,058,493
KFC - Caro, MI (35)	04/02/90	11/15/02	396,840	—	—	—	396,840	—	348,855	348,855	651,265
Denny’s - Broken Arrow, OK	08/31/98	06/24/03	472,425	—	—	—	472,425	—	729,440	729,440	472,549
Darryl’s - Greensboro, NC (11)	06/11/97	09/26/03	168,817	—	—	—	168,817	—	282,250	282,250	131,063

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund VII, Ltd.:
Church’s - Daytona Beach, FL (22)	01/16/91	11/27/01	213,482	—	103,581	—	317,063	—	318,188	318,188	396,488
Church’s Gainesville, FL	01/16/91	11/29/01	182,750	—	—	—	182,750	—	183,872	183,872	239,254
Johnnies - Saddlebrook, FL	04/04/90	12/21/01	698,050	—	—	—	698,050	—	1,100,000	1,100,000	1,324,170
Burger King - Columbus, OH (31)	09/27/91	06/03/02	218,833	—	—	—	218,833	—	167,259	167,259	190,438
Burger King - Pontiac, MI (31)	09/27/91	06/27/02	130,073	—	—	—	130,073	—	211,050	211,050	238,235
Jack in the Box - Mansfield, TX (34)	03/20/97	08/23/02	799,084	—	—	—	799,084	—	617,155	617,155	351,952
CNL Income Fund VIII, Ltd.:
Golden Corral - Middleburg Heights, OH (12)	05/31/96	03/21/01	236,740	—	—	—	236,740	—	236,740	236,740	127,155
Quincy’s - Statesville, NC	10/10/91	05/25/01	877,000	—	—	—	877,000	—	893,422	893,422	997,232
Burger King - Baseball City, FL	06/18/91	05/02/02	1,184,559	—	—	—	1,184,559	—	873,857	873,857	1,096,005
Burger King - Columbus, OH (31)	09/27/91	06/03/02	447,392	—	—	—	447,392	—	341,952	341,952	389,340
Burger King - Pontiac, MI (31)	09/27/91	06/27/02	265,926	—	—	—	265,926	—	431,480	431,480	487,058
Bakers Square - Libertyville, IL (33)	08/31/00	09/05/02	1,076,041	—	—	—	1,076,041	—	960,000	960,000	187,961
CNL Income Fund IX, Ltd.:
IHOP - Dublin, CA (14)	11/12/99	06/28/01	424,891	—	—	—	424,891	—	388,720	388,720	58,398
Shoney’s - Bedford, IN	07/09/91	07/31/01	900,110	—	—	—	900,110	—	754,028	754,028	991,085
Shell’s Seafood Restaurant - Copley Township, OH	12/17/91	11/28/01	1,086,143	—	—	—	1,086,143	—	870,713	870,713	692,662
Hardee’s - Greenville, SC	10/21/91	05/03/02	976,798	—	—	—	976,798	—	760,405	760,405	957,261
Burger King - Greensboro, NC (29)	03/30/92	05/16/02	571,744	—	—	—	571,744	—	460,989	460,989	479,360
Burger King - Columbus, OH (31)	09/27/91	06/03/02	549,515	—	—	—	549,515	—	420,008	420,008	478,210

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund IX, Ltd. (Continued):
Burger King - Ashland, NH (32)	06/29/92	06/03/02	402,545	—	—	—	402,545	—	325,018	325,018	322,154
Burger King- Pontiac, MI (31)	09/27/91	06/27/02	326,626	—	—	—	326,626	—	529,969	529,969	598,234
Shoney’s- Huntsville, AL	10/04/91	08/20/02	951,528	—	—	—	951,528	—	763,901	763,901	1,050,434
Bakers Square- Libertyville, IL (33)	08/31/00	09/05/02	554,324	—	—	—	554,324	—	494,545	494,545	96,829
Hardee’s - Farragut, TN	10/09/91	12/18/02	886,300	—	—	—	886,300	—	707,025	707,025	940,825
Denny’s - Grand Prairie, TX	08/20/91	02/28/03	286,543	—	—	—	286,543	—	495,874	495,874	423,298
CNL Income Fund X, Ltd.:
IHOP - Peoria, AZ (20)	11/18/99	08/27/01	905,840	—	—	—	905,840	—	828,723	828,723	135,923
Jack in the Box - San Marcos, TX	03/03/99	04/23/02	1,161,055	—	—	—	1,161,055	—	1,020,829	1,020,829	288,292
Burger King - Greensboro, NC (29)	03/30/92	05/16/02	571,744	—	—	—	571,744	—	460,989	460,989	479,360
Burger King - Ashland, NH (32)	06/29/92	06/03/02	154,802	—	—	—	154,802	—	124,989	124,989	123,887
Perkins - Ft. Pierce, FL	02/04/92	12/20/02	329,175	—	—	—	329,175	—	1,002,337	1,002,337	623,996
Burger King - Ocean Shores, WA (16)	01/28/99	09/18/03	543,986	—	—	—	543,986	—	803,568	803,568	149,991
CNL Income Fund XI, Ltd.:
IHOP - Round Rock, TX (21)	10/27/99	10/05/01	347,454	—	—	—	347,454	—	321,434	321,434	57,468
Quincy’s - Sebring, FL	09/29/92	11/21/01	1,029,000	—	—	—	1,029,000	—	1,054,550	1,054,550	1,111,338
Burger King - Columbus, OH	09/01/92	06/03/02	901,125	—	—	—	901,125	—	714,413	714,413	798,711
Burger King - Ashland, NH (32)	06/29/92	06/03/02	915,559	—	—	—	915,559	—	739,228	739,228	732,715
Burger King - East Detroit, MI	06/29/92	06/20/02	833,247	—	—	—	833,247	—	761,501	761,501	779,593
Denny’s - Abilene, TX	11/17/92	03/04/03	931,858	—	—	—	931,858	—	763,284	763,284	1,004,895

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)

CNL Income Fund XII, Ltd.:
Golden Corral - Middleburg Heights, OH (12)	05/31/96	03/21/01	1,663,260	—	—	—	1,663,260	—	1,663,260	1,663,260	893,350
Jack in the Box - Rialto, CA	01/15/93	09/28/01	1,382,365	—	—	—	1,382,365	—	1,033,072	1,033,072	936,833
Johnnies - Winter Haven, FL	08/09/93	10/02/01	1,090,297	—	—	—	1,090,297	—	1,172,608	1,172,608	1,117,762
Jack in the Box - Arlington, TX	01/15/93	04/23/02	1,248,205	—	—	—	1,248,205	—	966,466	966,466	937,794
Burger King - Valdosta, GA	08/24/93	08/30/02	623,661	—	—	—	623,661	—	510,432	510,432	648,558
The Knight Club - Tempe, AZ	04/05/93	12/19/03	673,300	—	—	—	673,300	—	710,000	710,000	603,945

CNL Income Fund XIII, Ltd.:
Quincy’s - Mount Airy, NC	07/30/93	04/09/01	947,000	—	—	—	947,000	—	968,134	968,134	755,601
Burger King - Dayton, OH	07/30/93	06/03/02	1,049,863	—	—	—	1,049,863	—	905,717	905,717	1,032,534
Lion’s Choice - Overland Park, KS (5)	12/16/93	08/12/02	1,242,050	—	—	—	1,242,050	—	1,029,449	1,029,449	964,561

CNL Income Fund XIV, Ltd.:
Golden Corral - Paris, TX (13)	07/26/96	05/25/01	400,000	—	—	—	400,000	—	501,276	501,276	255,146
Razzleberries - Las Vegas, NV	07/08/94	02/01/02	1,143,753	—	—	—	1,143,753	—	1,006,514	1,006,514	631,310
Long John Silver’s - Laurens, SC	03/25/94	08/05/02	155,249	—	—	—	155,249	—	448,796	448,796	257,444
Golden Corral - Greeley, CO	12/13/94	09/25/02	1,306,595	—	—	—	1,306,595	—	1,184,810	1,184,810	1,015,365
Checker’s - Merriam, KS	03/31/94	11/07/02	323,175	—	—	—	323,175	—	284,609	284,609	269,328

CNL Income Fund XV, Ltd.:
Quincy’s - Greer, SC (15)	06/13/94	04/06/01	233,000	—	467,000	—	700,000	—	946,933	946,933	649,756
Jack in the Box - Woodland Hills, CA	07/29/94	04/19/01	1,253,728	—	—	—	1,253,728	—	939,806	939,806	648,254
Golden Corral - Paris, TX (13)	07/26/96	05/25/01	400,000	—	—	—	400,000	—	501,276	501,276	255,146

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund XV, Ltd. (Continued):
Jack in the Box - Altadena, CA	07/29/94	10/04/01	937,250	—	—	—	937,250	—	709,812	709,812	528,007
Jack in the Box - Redlands, CA	07/29/94	02/15/02	1,300,882	—	—	—	1,300,882	—	973,020	973,020	758,150
Long John Silver’s - Medina, OH	10/05/94	09/30/02	395,205	—	—	—	395,205	—	812,056	812,056	285,620
Checker’s - Stratford, NJ	05/27/94	12/27/02	350,802	—	—	—	350,802	—	287,391	287,391	271,787
Denny’s - Bartlesville, OK	08/31/95	06/24/03	558,990	—	—	—	558,990	—	935,365	935,365	610,214
CNL Income Fund XVI, Ltd.:
Denny’s - Marana, AZ	02/13/95	03/30/01	1,145,045	—	—	—	1,145,045	—	719,234	719,234	587,377
Boston Market - St. Cloud, MN	09/15/95	11/28/01	647,365	—	—	—	647,365	—	1,075,093	1,075,093	502,978
Big Boy - Las Vegas, NV	05/31/95	12/11/01	1,059,264	—	—	—	1,059,264	—	1,160,553	1,160,553	476,249
Denny’s - Mesquite, TX	08/31/95	03/28/02	448,675	—	—	—	448,675	—	987,353	987,353	480,530
Jack in the Box - Rancho Cordova, CA	10/31/94	06/04/02	1,325,054	—	—	—	1,325,054	—	900,290	900,290	705,521
Denny’s - Bucyrus, OH (26)	06/08/95	08/07/02	144,915	—	—	—	144,915	—	540,000	540,000	385,051
Denny’s - Salina, KS	12/12/95	02/04/03	154,492	—	—	—	154,492	—	897,358	897,358	329,827
Golden Corral - Independence, MO	12/31/94	11/21/03	1,947,899	—	—	—	1,947,899	—	1,793,974	1,793,974	1,712,444
CNL Income Fund XVII, Ltd.:
Boston Market - Houston, TX	06/19/96	01/19/01	782,648	—	—	—	782,648	—	812,696	812,696	323,963
Mr. Fable’s - Kentwood, MI	09/05/95	06/21/01	681,300	—	—	—	681,300	—	855,609	855,609	272,268
Boston Market - Inglewood, CA	07/24/96	09/06/01	298,300	—	—	—	298,300	—	857,488	857,488	196,478
Jack in the Box - El Dorado, CA	09/26/96	09/25/01	1,510,463	—	—	—	1,510,463	—	1,097,220	1,097,220	581,924
Denny’s - Mesquite, NV	04/25/96	03/29/02	771,800	—	—	—	771,800	—	1,186,460	1,186,460	494,461

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund XVII, Ltd. (Continued):
Wendy’s - Knoxville, TN	07/30/96	05/31/02	1,045,425	—	—	—	1,045,425	—	783,748	783,748	484,686
Bakers Square - Wilmette, IL	01/31/00	06/27/02	1,682,371	—	—	—	1,682,371	—	1,627,273	1,627,273	380,572
Jack in the Box - Mansfield, TX (34)	03/20/97	08/23/02	212,415	—	—	—	212,415	—	164,054	164,054	93,557
Burger King - Ocean Shores, WA (16)	01/28/99	09/18/03	243,714	—	—	—	243,714	—	360,012	360,012	67,199
CNL Income Fund XVIII, Ltd.:
Boston Market - Timonium, MD	07/13/97	06/29/01	848,550	—	—	—	848,550	—	1,140,100	1,140,100	302,665
Jack in the Box - Henderson, NV	06/30/97	07/12/01	1,278,046	—	—	—	1,278,046	—	1,067,175	1,067,175	494,105
IHOP - Santa Rosa, CA	05/21/97	12/28/01	1,664,829	—	—	—	1,664,829	—	1,286,364	1,286,364	598,179
On the Border - San Antonio, TX	09/02/97	05/08/02	470,304	—	—	—	470,304	—	1,225,163	1,225,163	190,705
Boston Market - San Antonio, TX	08/18/97	05/29/02	481,325	—	—	—	481,325	—	857,595	857,595	9,631
Boston Market - Raleigh, NC (27)	01/23/97	08/07/02	714,050	—	—	—	714,050	—	1,225,686	1,225,686	511,581
Golden Corral - Destin, FL (2)	02/05/98	06/27/03	1,742,825	—	—	—	1,742,825	—	1,528,391	1,528,391	878,717
CNL APF Partners, LP:
Big Boy - Guadalupe, AZ	04/16/97	03/23/01	883,685	—	—	—	883,685	—	1,706,768	1,706,768	140,439
Tumbleweed’s - Nashville, TN	08/01/97	04/20/01	525,050	—	—	—	525,050	—	1,308,411	1,308,411	362,588
Boston Market - Vacaville, CA	05/06/97	05/08/01	1,064,430	—	—	—	1,064,430	—	1,437,474	1,437,474	358,396
Big Boy - Independence, MO	01/19/99	05/22/01	524,513	—	—	—	524,513	—	1,253,699	1,253,699	65,156
Big Boy - Belleville, IL (9)	02/26/99	06/13/01	375,000	—	—	—	375,000	—	761,074	761,074	(17,597)
Tumbleweeds - Clarksville, TN	02/10/98	06/15/01	803,050	—	—	—	803,050	—	1,440,247	1,440,247	229,692
Big Boy - Grandview, MO	02/26/99	06/29/01	516,235	—	—	—	516,235	—	962,290	962,290	36,150

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP Continued):
Pizza Hut - Toledo, OH	12/05/96	06/29/01	148,528	—	—	—	148,528	—	328,381	328,381	(21,742)
Shoney’s - Indian Harbor Beach, FL	01/24/97	08/13/01	457,016	—	—	—	457,016	—	693,304	693,304	68,946
Black-eyed Pea - Wichita, KS	10/01/97	08/15/01	300,000	—	—	—	300,000	—	660,748	660,748	305,701
Tumbleweed Southwest Mesquite Grill & Bar - Hermitage, TN	02/10/98	09/24/01	871,496	—	—	—	871,496	—	1,410,719	1,410,719	191,005
Tumbleweed Southwest Mesquite Grill & Bar - Cookeville, TN	08/01/97	09/26/01	844,905	—	—	—	844,905	—	1,471,963	1,471,963	386,178
Big Boy - Granite City, IL	01/19/99	09/28/01	595,148	—	—	—	595,148	—	1,037,579	1,037,579	10,800
Big Boy - Taylor, MI	08/19/99	10/16/01	887,731	—	—	—	887,731	—	1,227,132	1,227,132	61,898
Boston Market - Cedar Park, TX	04/02/97	10/31/01	875,000	—	—	—	875,000	—	827,223	827,223	71,386
Shoney’s - Phoenix, AZ	03/24/98	11/26/01	399,285	—	—	—	399,285	—	482,368	482,368	(91,021)
Burger King - Atlanta, GA	06/09/98	12/21/01	418,050	—	—	—	418,050	—	926,261	926,261	227,653
Barbwires Steakhouse - Lawrence, KS	08/01/97	12/28/01	718,000	—	—	—	718,000	—	1,448,598	1,448,598	179,747
Boston Market - Jessup, MD	05/06/97	02/19/02	324,343	—	—	—	324,343	—	1,243,060	1,243,060	107,266
Black-eyed Pea - Herndon, VA	07/14/98	02/22/02	815,875	—	—	—	815,875	—	1,279,118	1,279,118	354,530
TGI Friday’s - El Paso, TX	08/14/98	03/19/02	1,594,729	—	—	—	1,549,729	—	1,602,944	1,602,944	577,055
Big Boy - Las Vegas, NV	08/20/97	04/19/02	981,540	—	—	—	981,540	—	1,658,000	1,658,000	114,934
Big Boy - Overland Park, KS	02/26/99	04/26/02	577,580	—	—	—	577,580	—	1,037,383	1,037,383	(7,476)
Burger King - Tappahannock, VA	03/16/99	05/16/02	1,089,779	—	—	—	1,089,779	—	857,826	857,826	285,470
Burger King - Prattville, AL	01/28/99	05/17/02	497,867	—	—	—	497,867	—	1,018,519	1,018,519	285,895
Burger King - Tuskegee, AL	01/28/99	05/17/02	397,867	—	—	—	397,867	—	972,222	972,222	267,501
Burger King - Montgomery, AL	01/28/99	05/17/02	797,867	—	—	—	797,867	—	1,296,296	1,296,296	362,395

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Continued):
Burger King - Montgomery, AL	01/28/99	05/17/02	397,867	—	—	—	397,867	—	1,018,519	1,018,519	289,495
Black-eyed Pea - McKinney, TX	12/30/98	05/31/02	1,149,064	—	—	—	1,149,064	—	1,644,856	1,644,856	304,736
Black-eyed Pea - Forestville, MD (10)	10/01/97	06/01/02	—	—	—	—	—	—	643,925	643,925	477,253
Burger King - Coon Rapids, MN	03/16/99	06/03/02	1,078,973	—	—	—	1,078,973	—	844,815	844,815	288,892
Burger King - Rochester, NH	03/16/99	06/03/02	1,193,284	—	—	—	1,193,284	—	963,499	963,499	318,314
Burger King - Columbus, OH	03/16/99	06/03/02	950,938	—	—	—	950,938	—	744,585	744,585	257,877
Burger King - Asheboro, NC	03/16/99	06/03/02	1,513,213	—	—	—	1,513,213	—	1,228,831	1,228,831	436,666
Hardee’s - Gulf Shores, AL	03/16/99	06/13/02	904,861	—	—	—	904,861	—	914,337	914,337	320,113
Burger King - Lancaster, OH	03/16/99	06/14/02	1,321,822	—	—	—	1,321,822	—	799,195	799,195	364,070
Burger King - John’s Island, SC	03/16/99	06/14/02	1,289,282	—	—	—	1,289,282	—	1,077,802	1,077,802	367,639
IHOP - Elk Grove, CA	08/20/97	06/17/02	2,085,346	—	—	—	2,085,346	—	1,540,356	1,540,356	751,308
Hardee’s - Tusculum, TN	03/16/99	06/17/02	653,460	—	—	—	653,460	—	666,045	666,045	233,604
Pollo Tropical - Miami, FL	09/22/98	06/20/02	1,302,936	—	—	—	1,302,936	—	1,318,182	1,318,182	392,816
Burger King - St. Paul, MN	03/16/99	06/26/02	849,273	—	—	—	849,273	—	747,713	747,713	271,528
Texas Roadhouse - Joilet, IL	02/25/00	06/27/02	1,940,745	—	—	—	1,940,745	—	1,745,014	1,745,014	384,473
Black-eyed Pea - Phoenix, AZ	09/30/97	06/28/02	281,000	—	—	—	281,000	—	641,371	641,371	265,557
Black-eyed Pea - Mesa, AZ	09/30/97	06/28/02	1,710,000	—	—	—	1,710,000	—	1,600,000	1,600,000	522,239
Black-eyed Pea Phoenix, AZ	09/30/97	06/28/02	425,000	—	—	—	425,000	—	641,254	641,254	282,585
Black-eyed Pea Tucson, AZ	09/30/97	06/28/02	234,000	—	—	—	234,000	—	641,871	641,871	251,809
Jack in the Box - Fresno, CA	05/22/98	07/18/02	1,244,289	—	—	—	1,244,289	—	972,841	972,841	394,246

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Continued):
Black-eyed Pea Phoenix, AZ	09/30/97	07/19/02	580,000	—	—	—	580,000	—	645,471	645,471	207,379
Jack in the Box - Austin, TX	10/05/99	07/22/02	1,384,759	—	—	—	1,384,759	—	1,289,945	1,289,945	299,499
Black-eyed Pea - Albuquerque, NM (10)	01/00/00	07/26/02	—	—	—	—	—	—	666,355	666,355	238,206
Big Boy - St. Clairsville, OH	12/18/98	07/29/02	339,300	—	—	—	339,300	—	1,144,209	1,144,209	169,976
Jack in the Box - Fort Worth, TX	01/11/00	08/05/02	1,141,653	—	—	—	1,141,653	—	1,062,145	1,062,145	223,450
Jack in the Box - Menlo Park, CA	12/30/99	08/22/02	1,772,360	—	—	—	1,772,360	—	1,546,740	1,546,740	368,611
Arby’s - Lawrenceville, GA	02/08/00	08/26/02	1,422,750	—	—	—	1,422,750	—	1,374,986	1,374,986	314,054
Darryl’s - Louisville, KY	06/11/97	08/28/02	1,840,800	—	—	—	1,840,800	—	1,481,448	1,481,448	514,069
Black-eyed Pea - Killeen, TX	12/18/98	09/05/02	1,133,800	—	—	—	1,133,800	—	1,386,948	1,386,948	257,250
IHOP - Fairfax, VA	06/18/97	09/06/02	2,268,911	—	—	—	2,268,911	—	1,709,091	1,709,091	906,669
Black eyed Pea - Oklahoma City, OK	03/26/97	09/10/02	475,000	—	—	—	475,000	—	617,022	617,022	268,734
Arby’s - Circleville, OH	09/09/99	09/10/02	993,900	—	—	—	993,900	—	925,329	925,329	237,321
Black eyed Pea - Waco, TX (10)	10/01/97	09/13/02	70,000	—	—	—	70,000	—	661,682	661,682	280,179
Hardee’s - Iuka, MS	03/16/99	09/18/02	594,413	—	—	—	594,413	—	616,476	616,476	233,121
Hardee’s - Warrior, AL	03/16/99	09/18/02	667,050	—	—	—	667,050	—	627,937	627,937	238,440
Hardee’s - Horn Lake, MS	03/16/99	09/20/02	818,263	—	—	—	818,263	—	833,058	833,058	319,101
Jack in the Box - Corning, CA	09/17/99	09/24/02	1,266,556	—	—	—	1,266,556	—	1,158,524	1,158,524	314,769
Bennigan’s - Batavia, IL	10/21/99	09/25/02	2,595,121	—	—	—	2,595,121	—	2,429,907	2,429,907	729,536
Shoney’s - Titusville, FL	03/31/02	09/26/02	686,200	—	—	—	686,200	—	—	—	(82,318)
Pollo Tropical - Sunrise, FL	09/30/98	09/26/02	1,457,533	—	—	—	1,457,533	—	1,454,545	1,454,545	527,258

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Continued):
Hardee’s - Biscoe, NC	03/16/99	09/27/02	564,984	—	—	—	564,984	—	522,853	522,853	199,708
Black-eyed Pea - Bedford, TX	03/26/97	09/30/02	921,175	—	—	—	921,175	—	620,336	620,336	224,003
Black-eyed Pea - Norman, OK	11/09/98	09/30/02	1,091,708	—	—	—	1,091,708	—	1,429,799	1,429,799	335,124
Black-eyed Pea - Mesa, AZ	11/30/98	09/30/02	1,325,500	—	—	—	1,325,000	—	1,677,152	1,677,152	228,704
Hardee’s - Aynor, SC	03/16/99	09/30/02	586,189	—	—	—	586,189	—	546,022	546,022	209,884
Denny’s McKinney, TX	06/05/96	10/02/02	600,000	—	—	—	600,000	—	1,014,221	1,014,221	484,416
Black-eyed Pea - Scottsdale, AZ (10)	04/17/97	10/02/02	—	—	—	—	—	—	769,863	769,863	(31,203)
Arby’s Renton, WA	09/14/99	10/18/02	1,406,197	—	—	—	1,406,197	—	1,286,545	1,286,545	261,304
Pizza-Hut - Belle, WV	05/17/96	10/21/02	47,500	—	—	—	47,500	—	47,485	47,485	13,301
Pizza Hut - Collinsville, IL	04/02/97	10/25/02	801,953	—	—	—	801,953	—	795,476	795,476	(55,653)
Burger King - Tampa, FL	08/19/99	10/28/02	770,306	—	—	—	770,306	—	1,057,404	1,057,404	5,224
Big Boy - O’Fallon, MO	01/19/99	10/31/02	679,925	—	—	—	679,925	—	1,017,250	1,017,250	(54,647)
Golden Corral - Hopkinsville, KY	02/19/97	11/07/02	924,057	—	—	—	924,057	—	1,260,576	1,260,576	255,379
Jack in the Box - Los Angeles, CA	01/04/99	12/10/02	1,793,802	—	—	—	1,793,802	—	1,575,414	1,575,414	591,448
Hardee’s Columbia, TN	03/16/99	12/12/02	859,259	—	—	—	859,259	—	787,764	787,764	319,094
Golden Corral - Olathe, KS	10/02/97	12/19/02	1,751,760	—	—	—	1,751,760	—	1,577,340	1,577,340	791,627
Darryl’s - Hampton, VA	06/11/97	12/19/02	871,290	—	—	—	871,290	—	1,203,391	1,203,391	595,216
Jack in the Box - Humble, TX	02/03/97	12/20/02	1,265,506	—	—	—	1,265,506	—	932,112	932,112	566,284
Hardee’s - Chalkville, AL	03/16/99	12/20/02	680,428	—	—	—	680,428	—	608,445	608,445	248,876
TGI Friday’s - Lakeland, FL	07/20/99	12/20/02	834,234	—	—	—	834,234	—	1,711,517	1,711,517	85,755

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Continued):
Pollo Tropical - Miami, FL	09/22/98	12/23/02	1,079,144	—	—	—	1,079,144	—	1,227,273	1,227,273	402,650
Golden Corral - Universal City, TX	08/04/95	12/30/02	959,975	—	—	—	959,975	—	994,152	994,152	747,387
Darryl’s - Nashville, TN	06/11/97	01/15/03	684,800	—	—	—	684,800	—	1,185,158	1,185,158	574,421
Darryl’s - Huntsville, AL	06/11/97	01/29/03	312,205	—	—	—	312,205	—	1,367,490	1,367,490	(676,144)
Jack in the Box - Humble, TX	11/04/99	01/31/03	1,228,066	—	—	—	1,228,066	—	1,119,706	1,119,706	350,984
Darryl’s - Knoxville, TN	06/11/97	02/18/03	381,800	—	—	—	381,800	—	1,231,653	1,231,653	568,874
Darryl’s - Evansville, IN	06/11/97	02/21/03	455,458	—	—	—	455,458	—	1,458,656	1,458,656	685,272
Sophia’s House of Pancakes - Benton Harbor, MI	02/06/99	02/24/03	447,550	—	—	—	447,550	—	1,144,209	1,144,209	149,874
Big Boy - Mansfield, OH	01/27/99	02/28/03	379,791	—	—	—	379,791	—	1,085,571	1,085,571	151,051
Hardee’s - Petal, MS	03/16/99	03/17/03	751,320	—	—	—	751,320	—	671,514	671,514	282,741
Kentucky Fried Chicken - Gretna, LA	05/11/99	04/21/03	497,300	—	—	—	497,300	—	749,106	749,106	155,564
Black Eyed Pea - Albuquerque, NM	10/01/97	04/25/03	380,752	—	—	—	380,752	—	667,290	667,290	216,972
Golden Corral - Liberty, MO	10/23/97	06/16/03	1,463,800	—	—	—	1,463,800	—	1,290,325	1,290,325	781,468
Denny’s - Shawnee, OK	09/06/95	06/24/03	691,325	—	—	—	691,325	—	1,095,244	1,095,244	876,351
Shoney’s - Cocoa Beach, FL	02/28/02	07/02/03	846,413	—	—	—	846,413	—	1,200,000	1,200,000	(71,331)
Hardee’s - Johnson City, TN	03/16/99	07/15/03	965,117	—	—	—	965,117	—	759,531	759,531	362,827
Roadhouse Grill - Roswell, GA	03/29/00	08/15/03	949,800	—	—	—	949,800	—	1,849,940	1,849,940	218,627
Darryl’s - Raleigh, NC	06/11/97	08/21/03	1,275,700	—	—	—	1,275,700	—	1,754,946	1,754,946	932,657
Darryl’s - Pensacola, FL	06/11/97	09/24/03	1,314,713	—	—	—	1,314,713	—	1,057,526	1,057,526	479,075
Golden Corral - Columbia, TN	12/03/96	09/29/03	802,600	—	—	—	802,600	—	1,308,074	1,308,074	527,864

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Continued):
Boston Market - Newport News, VA	07/16/97	09/30/03	751,018	—	—	—	751,018	—	1,011,492	1,011,492	358,243
Randy’s Steak and Seafood - Murfreesboro, TN	08/05/97	09/30/03	826,125	—	—	—	826,125	—	1,425,234	1,425,234	455,622
Golden Corral - Winchester, KY	06/05/97	10/01/03	1,784,192	—	—	—	1,784,192	—	1,216,826	1,216,826	903,531
Hardee’s - Rock Hill, SC	03/16/99	10/03/03	767,702	—	—	—	767,702	—	660,104	660,104	332,232
Golden Corral - Mobile, AL	12/30/97	10/16/03	1,808,386	—	—	—	1,808,386	—	1,379,370	1,379,370	1,037,100
Golden Corral - Enid, OK	11/24/97	11/04/03	1,387,130	—	—	—	1,387,130	—	1,172,141	1,172,141	762,928
Golden Corral - Muskogee, OK	04/27/98	11/04/03	1,567,218	—	—	—	1,567,218	—	1,219,036	1,219,036	(766,217)
Golden Corral - Edmond, OK	07/20/98	11/04/03	1,625,782	—	—	—	1,625,782	—	1,516,169	1,516,169	898,804
Roadhouse Grill - Columbus, OH	11/16/99	12/08/03	889,069	—	—	—	889,069	—	1,754,536	1,754,536	200,097

CNL Funding 2000-A, LP:
Steak & Ale - Palm Harbor, FL	06/16/98	06/14/02	1,241,943	—	—	—	1,241,943	—	1,232,558	1,232,558	504,926
Steak & Ale Restaurant - Austin, TX	06/16/98	07/02/02	1,437,468	—	—	—	1,437,468	—	1,372,093	1,372,093	568,339
Denny’s - Santee, SC	03/16/99	11/21/02	583,000	—	—	—	583,000	—	678,340	678,340	251,554

Maple & Main Orlando, LLC (18):
Exxon - Punta Gorda, FL	11/02/03	11/05/03	807,432	—	—	—	807,432	—	754,450	754,450	—
Checker’s - Tampa, FL	09/16/03	12/31/03	1,193,775	—	—	—	1,193,775	—	756,039	756,039	—

RAI Restaurants, Inc. (18):
Denny’s - Orlando, FL	12/01/02	06/27/03	1,329,635	—	—	—	1,329,635	—	859,437	859,437	65,356
Denny’s - Brooksville, FL	12/01/02	08/29/03	1,041,192	—	—	—	1,041,192	—	910,000	910,000	66,305
Denny’s - Orange City, FL	12/01/02	09/30/03	1,281,012	—	—	—	1,281,012	—	1,175,000	1,175,000	89,408
Denny’s - Palm Coast, FL	12/01/02	12/23/03	999,951	—	—	—	999,951	—	889,549	889,549	91,267

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
South Street Investments, Inc. (18):
Denny’s - Apopka, FL	11/20/02	09/26/03	508,538	—	—	—	508,538	—	467,800	467,800	—
CNL Restaurant Property Services, Inc. (18):
Black Angus - Boise, ID	08/14/00	02/20/01	1,776,590	—	—	—	1,776,590	—	1,534,238	1,534,238	120,971
Jack in the Box - Murietta, CA	04/13/97	02/23/01	1,129,320	—	—	—	1,129,320	—	952,485	952,485	377,385
Arby’s - Kendallville, IN	07/10/96	04/06/01	792,940	—	—	—	792,940	—	739,628	739,628	421,717
Black Angus - Folsom, CA	12/04/00	04/24/01	2,581,569	—	—	—	2,581,569	—	2,166,867	2,166,867	146,487
Jack in the Box - Kingsburg, CA	04/10/97	06/11/01	1,169,090	—	—	—	1,168,840	—	1,001,073	1,001,073	428,186
Jack in the Box - Garland, TX	09/27/97	07/26/01	1,085,654	—	—	—	1,085,654	—	936,119	936,119	367,842
CNL Restaurant Investors Properties, LLC (18):
Arby’s - Atlanta, GA	12/07/00	03/30/01	214,900	1,212,813	—	—	1,427,713	1,212,813	—	1,212,813	60,359
Arby’s - Peoria, AZ	03/03/01	04/19/01	154,871	1,200,463	—	—	1,355,335	1,200,463	—	1,200,463	40,467
Arby’s - Baxter, MN	02/20/01	05/31/01	66,351	892,834	—	—	959,185	893,855	—	893,855	26,023
Arby’s - Eagan, MN	02/20/01	06/29/01	106,348	880,945	—	—	987,293	882,968	—	882,968	33,246
Arby’s - St. Louis Park, MN	02/20/01	06/29/01	119,843	941,178	—	—	1,061,022	943,340	—	943,340	35,241
Arby’s - Willmar, MN	02/20/01	07/18/01	44,507	704,324	—	—	748,831	707,592	—	707,592	41,253
Arby’s - Pooler, GA	09/01/00	07/31/01	109,662	1,212,893	—	—	1,322,555	1,223,108	—	1,223,108	117,724
Arby’s - White Bear Township, MN	02/20/01	08/07/01	84,441	955,346	—	—	1,039,787	960,915	—	960,915	148,790
Arby’s - Coon Rapids, MN	02/20/01	08/28/01	168,982	1,281,068	—	—	1,450,050	1,288,536	—	1,288,536	90,298
Arby’s - Eden Prairie, MN	02/20/01	09/07/01	107,288	936,215	—	—	1,043,503	942,798	—	942,798	51,912

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Restaurant Investors Properties, LLC (18) (Continued):
Arby’s - Carmel, IN	10/13/00	09/26/01	142,925	1,297,484	—	—	1,440,409	1,308,411	—	1,308,411	131,560
Arby’s - Winston Salem, NC	04/01/01	10/03/01	123,645	1,090,250	—	—	1,213,895	1,098,081	—	1,098,081	58,269
Arby’s - Carrboro, NC	11/16/00	10/11/01	155,473	1,111,725	—	—	1,267,198	1,123,886	—	1,123,886	106,362
Arby’s - Cottage Grove, MN	02/02/01	11/27/01	61,878	703,412	—	—	765,290	710,074	—	710,074	63,567
Arby’s - Minnetonka, MN	02/02/01	12/13/01	120,202	907,130	—	—	1,027,332	916,844	—	916,844	78,525
Arby’s - Maple Grove, MN	02/02/01	12/14/01	150,455	1,176,200	—	—	1,326,655	1,188,796	—	1,188,796	102,167
Arby’s - Plymouth, MN	02/02/01	12/21/01	100,063	846,616	—	—	946,679	855,682	—	855,682	75,302
Arby’s - Plymouth, MN	02/02/01	12/21/01	120,817	899,893	—	—	1,020,710	909,529	—	909,529	80,041
Arby’s - New Castle, PA	09/21/00	12/28/01	70,999	1,074,459	—	—	1,145,458	1,088,971	—	1,088,971	145,107
Arby’s - Oak Park Heights, MN	02/20/01	02/08/02	108,400	860,199	—	—	968,599	870,487	—	870,487	10,593
Arby’s - Greenwood, IN	09/07/01	02/21/02	106,134	1,051,402	—	—	1,157,535	1,051,402	—	1,051,402	330
Arby’s - Hudson, WI	02/20/01	03/06/02	141,804	949,356	—	—	1,091,160	963,121	—	963,121	15,707
Arby’s - Wauseon, OH	04/10/01	03/11/02	101,408	700,080	—	—	801,488	704,249	—	704,249	7,174
Arby’s - St. Paul, MN	02/20/01	03/21/02	87,658	713,993	—	—	801,651	724,346	—	724,346	9,604
Arby’s - Richfield, MN	02/20/01	04/03/02	120,587	1,035,063	—	—	1,155,650	1,051,406	—	1,051,406	16,798
Arby’s - Crystal, MN	02/20/01	04/17/02	113,810	945,740	—	—	1,059,550	960,672	—	960,672	15,913
Arby’s - Hopkins, MN	02/20/01	04/26/02	90,927	829,399	—	—	920,326	842,495	—	842,495	14,275
Arby’s - Rochester, MN	02/20/01	05/02/02	101,643	817,845	—	—	919,488	831,824	—	831,824	15,757
Arby’s - Apple Valley, MN	02/20/01	05/17/02	178,105	1,315,159	—	—	1,493,264	1,337,639	—	1,337,639	23,636
Arby’s - Pell City, AL	09/18/01	06/21/02	102,875	936,662	—	—	1,039,537	938,824	—	938,824	2,860

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Restaurant Investors Properties, LLC (18) (Continued):
Arby’s - East Huntington, PA	09/01/01	07/15/02	153,028	1,103,332	—	—	1,256,360	1,115,401	—	1,115,401	18,068
Arby’s - Florence, AL	10/01/01	08/22/02	176,044	1,182,056	—	—	1,358,100	1,196,262	—	1,196,262	17,628
Arby’s - Troy, AL	09/21/01	08/22/02	134,632	920,681	—	—	1,055,313	931,745	—	931,745	10,910
Arby’s - Muskegon, MI	11/15/01	08/29/02	183,565	1,255,825	—	—	1,439,390	1,261,682	—	1,261,682	6,545
Arby’s - Greenville, MI	07/25/02	10/31/02	196,093	1,074,766	—	—	1,270,860	1,074,766	—	1,074,766	(198)
Arby’s - Cullman, AL	09/05/01	11/13/02	175,467	993,620	—	—	1,169,087	1,001,853	—	1,001,853	8,373
Arby’s - Evansville, IN	04/01/02	11/15/02	166,901	1,080,328	—	—	1,247,229	1,089,280	—	1,089,280	26,999
Arby’s - Youngstown, OH	04/10/02	11/27/02	109,192	903,118	—	—	1,012,310	909,500	—	909,500	8,019
Arby’s - Union City, TN	09/04/02	12/30/02	207,127	1,158,879	—	—	1,366,005	1,158,879	—	1,158,879	(2,918)
Arby’s - Northwood, OH	08/30/02	01/06/03	176,585	1,028,037	—	—	1,204,623	1,028,037	—	1,028,037	(124)
Arby’s - Winston-Salem, NC	09/06/02	01/27/03	253,741	1,098,131	—	—	1,351,872	1,098,131	—	1,098,131	(132)
Arby’s - Sikeston, MO	10/15/02	02/05/03	244,103	1,168,224	—	—	1,412,328	1,168,224	—	1,168,224	24
Arby’s - Bowling Green, OH	09/23/02	02/12/03	288,402	1,261,682	—	—	1,550,084	1,261,682	—	1,261,682	177
Arby’s - Norcross, GA	09/10/02	02/13/03	229,246	1,028,037	—	—	1,257,283	1,028,037	—	1,028,037	372
Arby’s - Montgomery, AL	09/12/02	02/13/03	193,702	1,121,495	—	—	1,315,197	1,121,495	—	1,121,495	165
Arby’s - Buffalo, MN	12/13/02	04/11/03	180,594	943,925	—	—	1,124,519	943,925	—	943,925	2,623
Arby’s - Bellevue, PA	07/30/02	04/11/03	165,264	731,856	—	—	897,120	734,403	—	734,403	2,706
Arby’s - Toledo, OH	09/30/02	04/15/03	217,636	1,074,766	—	—	1,292,402	1,074,766	—	1,074,766	243
Arby’s - Frankfort, IN	08/08/02	05/19/03	266,795	986,104	—	—	1,252,899	989,536	—	989,536	3,532
Arby’s - Cullman, AL	10/01/02	06/12/03	243,834	1,095,601	—	—	1,339,435	1,098,131	—	1,098,131	2,505

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Restaurant Investors Properties, LLC (18) (Continued):
Arby’s - Albany, OR	06/30/03	10/23/03	263,501	697,045	—	—	960,546	699,498	—	699,498	2,963
Arby’s - Birmingham, AL	06/18/03	12/31/03	545,151	1,247,573	—	—	1,792,724	1,247,573	—	1,247,573	(164)

CNL Funding 2001-A, LP (18):
Jack in the Box - Surprise, AZ	09/25/00	01/19/01	159,023	1,379,621	—	—	1,538,644	1,379,621	—	1,379,621	49,506
Jack in the Box - Baton Rouge, LA	07/06/00	01/31/01	9,972	1,473,571	—	—	1,483,542	1,483,542	—	1,483,542	80,121
Jack in the Box - Burley, ID	09/22/00	01/31/01	—	951,027	—	—	951,027	951,027	—	951,027	41,109
Jack in the Box - Las Vegas, NV	10/01/00	01/03/01	254,521	1,615,000	—	—	1,869,521	1,615,000	—	1,615,000	62,903
Jack in the Box - Peoria, AZ	09/15/00	03/08/01	112,352	1,247,170	—	—	1,359,522	1,254,037	—	1,254,037	53,180
Jack in the Box - Cleburne, TX	09/21/00	01/31/01	4,598	1,118,539	—	—	1,123,137	1,123,137	—	1,123,137	38,489
Jack in the Box - Fresno, CA	09/15/00	04/26/01	129,458	950,196	—	—	1,079,653	958,117	—	958,117	56,075
Jack in the Box - Bakersfield, CA	09/19/00	03/27/01	80,199	973,493	—	—	1,053,692	978,854	—	978,854	45,750
Pizza Hut - Miami, FL	10/06/00	06/29/01	69,130	588,593	—	—	657,723	589,199	—	589,199	44,786
IHOP - Hiram, GA	10/12/00	04/16/01	97,519	1,432,800	—	—	1,530,319	1,438,400	—	1,438,400	70,497
IHOP - Jacksonville, NC	10/12/00	06/25/01	47,442	1,367,919	—	—	1,415,361	1,371,599	—	1,371,599	92,458
IHOP - Pueblo, CO	10/12/00	06/19/01	91,901	1,296,394	—	—	1,388,295	1,303,550	—	1,303,550	85,560
Jack in the Box - Bermuda Dunes, CA	03/28/01	06/29/01	210,654	1,256,197	—	—	1,466,851	1,259,276	—	1,259,276	32,187
Jack in the Box - Manteca, CA	05/14/01	06/11/01	236,673	1,432,260	—	—	1,668,934	1,432,260	—	1,432,260	10,937
Jack in the Box - Austin, TX (9)	07/20/00	05/25/01	—	550,587	—	—	550,587	550,587	—	550,587	—
IHOP - Littleton, CO	12/28/00	07/20/01	141,982	1,860,395	—	—	2,002,377	1,869,159	—	1,869,159	90,731
IHOP - Oklahoma City, OK	10/12/00	07/26/01	165,306	1,831,346	—	—	1,996,652	1,842,950	—	1,842,950	126,315

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Baker’s Square - Anaheim, CA	05/14/01	07/26/01	306,267	1,576,144	—	—	1,882,411	1,577,273	—	1,577,273	34,744
Arby’s - Southington, CT	07/21/00	07/27/01	125,178	908,371	—	—	1,033,549	909,091	—	909,091	95,881
Vicorp Village Inn - Scottsdale, AZ	05/14/01	07/30/01	151,366	999,284	—	—	1,150,650	1,000,000	—	1,000,000	26,369
IHOP - Shreveport, LA	10/12/00	08/03/01	87,476	1,450,490	—	—	1,537,966	1,460,875	—	1,460,875	112,077
Baker’s Square - Rohnert Park, CA	05/14/01	08/06/01	246,540	1,270,898	—	—	1,517,438	1,272,727	—	1,272,727	31,889
Village Inn - Aurora, CO	05/14/01	08/08/01	40,903	1,543,233	—	—	1,584,136	1,545,456	—	1,545,456	40,127
Village Inn - Denver, CO	05/14/01	08/08/01	142,900	880,551	—	—	1,023,451	881,818	—	881,818	28,503
IHOP - Huntsville, AL	10/12/00	08/14/01	97,307	1,593,307	—	—	1,690,614	1,604,715	—	1,604,715	128,194
Ruby Tuesday’s - Orlando, FL	05/30/00	08/17/01	156,571	1,598,221	—	—	1,754,792	1,611,142	—	1,611,142	193,571
Pizza Hut - Miami, FL	10/06/00	08/17/01	84,357	646,698	—	—	731,055	650,000	—	650,000	70,642
IHOP - Statesboro, GA	10/12/00	08/21/01	68,915	1,072,888	—	—	1,141,803	1,078,800	—	1,078,800	94,429
Village Inn - Tempe, AZ	05/14/01	08/24/01	149,028	1,043,952	—	—	1,192,980	1,045,455	—	1,045,455	32,022
IHOP - San Antonio, TX	12/28/00	08/27/01	76,227	1,594,606	—	—	1,670,833	1,603,687	—	1,603,687	89,761
Jack in the Box - Coppell, TX	03/28/01	08/29/01	170,623	1,608,077	—	—	1,778,700	1,616,034	—	1,616,034	67,526
Village Inn - Denver, CO	05/14/01	08/30/01	168,884	1,270,898	—	—	1,439,782	1,272,727	—	1,272,727	33,045
TGI Friday’s - Roseville, CA	03/12/01	08/31/01	109,946	2,931,613	—	—	3,041,559	2,949,827	—	2,949,827	141,497
Pizza Hut - Pembroke Pines, FL	10/06/00	08/31/01	52,912	397,968	—	—	450,880	400,000	—	400,000	37,304
Village Inn - Ogden, UT	05/14/01	09/18/01	146,763	907,784	—	—	1,054,547	909,091	—	909,091	34,339
Pizza Hut - Key Largo, FL	10/06/00	09/20/01	73,845	578,862	—	—	652,707	581,818	—	581,818	57,260
Baker’s Square - Hoffman Estates, IL	05/14/01	09/20/01	151,812	1,089,341	—	—	1,241,153	1,090,909	—	1,090,909	41,867

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Village Inn - Broomfield, CO	05/14/01	09/20/01	184,629	1,134,730	—	—	1,319,359	1,136,364	—	1,136,364	43,611
IHOP - Harrisonburg, VA	12/28/01	09/21/01	129,619	1,426,704	—	—	1,556,323	1,434,579	—	1,434,579	99,922
Pizza Hut - Miami, FL	10/06/00	09/21/01	95,727	710,011	—	—	805,738	713,636	—	713,636	58,013
Jack in the Box - The Colony, TX	09/15/00	09/28/01	86,043	1,313,521	—	—	1,399,564	1,332,122	—	1,332,122	131,045
IHOP - Birmingham, AL	10/12/00	10/12/01	178,092	1,362,594	—	—	1,540,686	1,370,975	—	1,370,975	135,065
Village Inn - Naperville, IL	05/14/01	10/24/01	155,181	1,019,762	—	—	1,174,943	1,022,727	—	1,022,727	42,657
Village Inn - Tucson, AZ	05/14/01	10/25/01	178,784	1,133,069	—	—	1,311,853	1,136,364	—	1,136,364	47,518
RT - Las Vegas, NV	07/17/00	11/05/01	199,079	1,785,377	—	—	1,984,456	1,800,000	—	1,800,000	55,017
Jack in the Box- Charlotte, NC	08/28/00	11/08/01	62,882	1,282,493	—	—	1,345,375	1,308,411	—	1,308,411	146,378
Bakers Square - Rolling Meadows, FL	05/14/01	11/27/01	123,563	928,427	—	—	1,051,990	931,818	—	931,818	47,329
TGIF Friday’s - Albuquerque, NM	01/08/01	12/14/01	137,493	2,401,376	—	—	2,538,869	2,430,996	—	2,430,996	141,808
Bakers Square - Blaine, MN	05/14/01	12/20/01	5,880	1,335,029	—	—	1,340,909	1,340,909	—	1,340,909	80,287
Village Inn - Omaha, NE	05/14/01	12/21/01	147,260	1,185,687	—	—	1,332,947	1,190,909	—	1,190,909	71,306
Village Inn - Lincoln, NE	05/14/01	12/19/01	148,006	1,040,870	—	—	1,188,876	1,045,455	—	1,045,455	62,597
IHOP - Macon, GA	12/28/00	12/10/01	28,518	1,246,710	—	—	1,275,228	1,258,065	—	1,258,065	109,912
Bakers Square - Elk Grove, IL	05/14/01	12/21/01	134,250	995,615	—	—	1,129,865	1,000,000	—	1,000,000	59,875
Bakers Square - Gurnee, IL	05/14/01	12/03/01	268,799	1,855,464	—	—	2,124,263	1,863,636	—	1,863,636	111,586
Taco Cabana - Plugerville, TX	12/29/00	12/05/01	30,596	1,444,219	—	—	1,474,815	1,474,815	—	1,474,815	131,766
Taco Cabana - Pasadena, TX	12/29/00	12/05/01	20,240	955,406	—	—	975,646	975,646	—	975,646	87,168
Taco Cabana - Austin, TX	12/29/00	12/05/01	24,947	1,177,594	—	—	1,202,541	1,202,541	—	1,202,541	107,440

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Taco Cabana - Houston, TX #177	02/29/00	12/05/01	19,769	933,188	—	—	952,957	952,957	—	952,957	85,140
Taco Cabana - Houston, TX #144	12/29/00	12/05/01	29,653	1,399,782	—	—	1,429,435	1,429,435	—	1,429,435	127,711
Taco Cabana - San Antonio, TX	12/29/00	12/14/01	23,534	1,110,938	—	—	1,134,472	1,134,472	—	1,134,472	101,358
Taco Cabana - Houston, TX	12/29/00	12/14/01	28,242	1,333,125	—	—	1,361,367	1,361,367	—	1,361,367	121,630
Taco Cabana - Houston, TX	12/29/00	01/04/02	26,785	1,153,066	—	—	1,179,851	1,179,852	—	1,179,852	26,766
Taco Cabana - Austin, TX	12/29/00	01/04/02	25,137	1,082,108	—	—	1,107,245	1,107,246	—	1,107,246	25,119
Bakers Square - Normal, IL	05/14/01	01/09/02	188,577	1,469,683	—	—	1,658,260	1,477,273	—	1,477,273	6,796
IHOP - Nacogdoches, TX	12/28/00	01/18/02	105,773	1,388,437	—	—	1,494,210	1,401,869	—	1,401,869	15,380
IHOP - McAllen, TX	12/28/00	02/15/02	120,708	1,427,813	—	—	1,548,521	1,443,318	—	1,443,318	18,025
Pizza Hut - Dania, FL	10/06/00	2/19/02	40,920	292,892	—	—	333,812	295,455	—	295,455	5,279
Jack in the Box - Plano, TX	09/25/01	02/26/02	147,787	1,719,706	—	—	1,867,493	1,728,972	—	1,728,972	14,854
IHOP - Kennewick, WA	12/20/01	02/27/02	152,934	1,626,400	—	—	1,779,334	1,627,500	—	1,627,500	2,842
Jack in the Box - Stephenville, TX	03/28/01	02/28/02	164,069	1,344,498	—	—	1,508,567	1,361,617	—	1,361,617	19,729
Village Inn - Coralville, IA	05/14/01	02/28/02	159,126	1,070,921	—	—	1,230,046	1,077,273	—	1,077,273	8,156
Taco Cabana - San Antonio, TX	12/29/00	03/05/02	33,261	1,214,659	—	—	1,247,920	1,247,920	—	1,247,920	34,289
Jack in the Box - San Antonio, TX	09/26/01	03/06/02	135,343	1,442,978	—	—	1,578,322	1,456,085	—	1,456,085	11,979
Krystal - Rincon, GA	09/15/00	03/11/02	57,088	1,015,712	—	—	1,072,800	1,028,215	—	1,028,215	21,369
Village Inn - Davenport, IA	05/14/01	03/15/02	182,384	1,219,097	—	—	1,401,481	1,227,273	—	1,227,273	8,905
Jack in the Box Katy, TX	09/25/01	03/18/02	123,072	1,376,098	—	—	1,499,170	1,385,410	—	1,385,410	12,373
IHOP - Albuquerque, NM	10/29/01	03/19/02	161,229	1,660,447	—	—	1,821,676	1,664,998	—	1,664,998	4,653

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
IHOP - Lafayette, LA	12/28/00	03/19/02	87,911	1,548,629	—	—	1,636,540	1,566,820	—	1,566,820	20,424
Jack in the Box - Round Rock, TX	09/19/00	03/20/02	134,634	1,226,470	—	—	1,361,104	1,257,009	—	1,257,009	40,447
Jack in the Box - Concord, NC	07/07/00	03/22/02	126,308	1,296,102	—	—	1,422,410	1,331,738	—	1,331,738	46,935
Jack in the Box - Cedar Hill, TX	12/20/01	03/22/02	120,438	1,388,773	—	—	1,509,211	1,392,479	—	1,392,479	5,497
IHOP -Brownsville, TX	12/28/00	03/28/02	88,052	1,456,628	—	—	1,544,680	1,471,963	—	1,471,963	18,921
IHOP - San Marco, TX	12/20/01	03/28/02	156,600	1,509,200	—	—	1,665,800	1,511,250	—	1,511,250	2,990
Bakers Square - Maple Grove, MN	05/14/01	03/29/02	200,077	1,354,552	—	—	1,554,629	1,363,636	—	1,363,636	10,198
IHOP - Ammon, ID	12/28/00	04/05/02	83,477	1,433,491	—	—	1,516,968	1,451,613	—	1,451,613	19,833
Home Town Buffet - Visalia, CA	12/28/01	04/10/02	329,510	2,409,694	—	—	2,739,205	2,409,000	—	2,409,000	(773)
TB/KFC Gun Barrel City, TX	10/31/00	04/19/02	29,711	922,295	—	—	952,006	931,818	—	931,818	17,313
Tahoe Joes Roseville, CA	12/28/01	04/23/02	414,477	2,965,855	—	—	3,380,332	2,965,000	—	2,965,000	(1,077)
Old Country Buffet Glendale, AZ	12/28/01	04/25/02	246,584	1,818,524	—	—	2,065,108	1,818,000	—	1,818,000	(1,856)
Home Town Buffet Temecula, CA	12/28/01	04/26/02	298,731	2,000,577	—	—	2,299,308	2,000,000	—	2,000,000	(746)
Village Inn Johnston, IA	05/14/01	04/29/02	121,465	812,100	—	—	933,565	818,182	—	818,182	6,761
Old Country Buffet Woodbury, MN	12/28/01	04/29/02	191,917	1,600,461	—	—	1,792,378	1,600,000	—	1,600,000	(612)
Bakers Square - Orland Park, IL	05/14/01	04/30/02	292,465	1,940,017	—	—	2,232,482	1,954,545	—	1,954,545	16,742
Pizza-Hut Oakland Park, FL	10/06/00	05/03/02	83,765	652,145	—	—	735,910	659,091	—	659,091	6,512
Jack in the Box Magnolia, TX	08/30/01	05/03/02	101,729	1,245,406	—	—	1,347,135	1,260,198	—	1,260,198	13,660
IHOP - Westminister, CO	12/20/01	05/03/02	229,223	1,831,730	—	—	2,060,953	1,836,750	—	1,836,750	5,100
Jack in the Box -Baton Rouge, LA	12/20/01	05/03/02	185,925	1,405,359	—	—	1,591,284	1,412,154	—	1,412,154	7,539

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Village Inn Roy, UT	05/14/01	05/06/02	142,392	933,183	—	—	1,075,575	940,909	—	940,909	8,152
Home Town Buffet - Loma Linda, CA	12/28/01	05/07/02	447,446	3,046,175	—	—	3,493,621	3,045,000	—	3,045,000	(619)
Home Town Buffet - Champaign, IL	12/28/01	05/08/02	195,577	1,768,682	—	—	1,964,259	1,768,000	—	1,768,000	(848)
Jack in the Box - Baytown, TX	09/19/00	05/10/02	108,115	1,141,081	—	—	1,249,196	1,173,149	—	1,173,149	40,830
IHOP - Norman, OK	10/12/00	05/13/02	219,316	1,554,570	—	—	1,773,886	1,577,745	—	1,577,745	51,274
IHOP - Rockford, IL	12/20/01	05/15/02	148,323	1,646,238	—	—	1,794,561	1,650,750	—	1,650,750	5,243
Rio Bravo - Fayetteville, AR	06/29/00	05/17/02	147,141	1,171,240	—	—	1,318,381	1,200,000	—	1,200,000	39,827
Bakers Square - Onalaska, WI	05/14/01	05/17/02	119,693	924,167	—	—	1,043,860	931,818	—	931,818	8,241
Ruby Tuesday - University Place, WA	08/23/00	05/31/02	133,340	1,574,504	—	—	1,707,844	1,590,909	—	1,590,909	40,555
Pizza Hut - Pembroke Pines, FL	10/06/00	05/31/02	20,692	359,803	—	—	380,495	363,636	—	363,636	13,021
Pizza Hut - N. Miami, FL	10/06/00	05/31/02	15,365	267,154	—	—	282,519	270,000	—	270,000	5,191
Bakers Square - Rochester, MN	05/14/01	05/31/02	172,761	1,352,440	—	—	1,525,200	1,363,636	—	1,363,636	12,750
Bakers Square - Stillwater, MN	05/14/01	05/31/02	141,347	991,789	—	—	1,133,136	1,000,000	—	1,000,000	9,350
Home Town Buffet - Louisville, KY	12/28/01	05/31/02	199,891	1,500,579	—	—	1,700,470	1,500,000	—	1,500,000	(726)
Old Country Buffet - Mesa, AZ	12/28/01	06/03/02	306,624	2,115,024	—	—	2,421,648	2,114,000	—	2,1114,000	(1,045)
IHOP - Shreveport, LA	10/12/00	06/04/02	207,681	1,643,127	—	—	1,850,808	1,663,150	—	1,663,150	33,799
IHOP - Jonesboro, AR	10/12/00	06/05/02	152,295	1,328,505	—	—	1,480,800	1,348,500	—	1,348,500	56,238
Taco Cabana - Dallas, Texas	12/29/00	06/06/02	33,359	987,667	—	—	1,021,026	1,021,026	—	1,021,026	27,228
HomeTown Buffet - Oklahoma City, OK #737	12/28/01	06/13/02	204,563	1,455,705	—	—	1,592,205	1,455,000	—	1,455,000	(1,031)
HomeTown Buffet - Oklahoma City, OK	12/28/01	06/13/02	136,500	1,955,947	—	—	2,160,510	1,955,000	—	1,955,000	(767)

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Jack in the Box - Corsicana, TX	06/30/00	06/14/02	69,849	1,083,639	—	—	1,153,488	1,118,650	—	1,118,650	52,045
Ruby Tuesday Port Lucie, FL	06/06/00	06/14/02	119,187	1,583,384	—	—	1,702,571	1,607,399	—	1,607,399	12,328
Bakers Square - Bradley, IL	05/14/01	06/20/02	256,960	1,509,030	—	—	1,765,990	1,522,727	—	1,522,727	15,133
IHOP - Evansville, IN	03/29/02	06/20/02	166,194	1,469,696	—	—	1,635,890	1,471,963	—	1,471,963	2,753
IHOP - Buford, GA	03/29/02	06/20/02	212,950	1,679,961	—	—	1,892,911	1,682,243	—	1,682,243	2,729
Taco Cabana - San Antonio, TX #107	12/29/00	06/26/02	(34,711)	921,822	—	—	887,111	952,957	—	952,957	33,569
Taco Cabana - Universal City, TX	12/29/00	06/26/02	(40,496)	1,075,459	—	—	1,034,963	1,111,783	—	1,111,783	39,164
Taco Cabana - Austin, TX	12/29/00	06/26/02	(54,547)	1,448,578	—	—	1,394,031	1,497,504	—	1,497,504	52,752
Taco Cabana - San Antonio, TX #130	12/29/00	06/26/02	(52,067)	1,382,733	—	—	1,330,666	1,429,436	—	1,429,436	50,354
Taco Cabana - Dallas, TX #136	12/29/00	06/26/02	(44,463)	1,180,810	—	—	1,136,347	1,220,693	—	1,220,693	38,129
Taco Cabana - Houston, TX #143	12/29/00	06/26/02	(47,108)	1,251,044	—	—	1,203,936	1,293,299	—	1,293,299	45,558
Taco Cabana - San Antonio, TX #158	12/29/00	06/26/02	(49,918)	1,325,668	—	—	1,275,750	1,370,443	—	1,370,443	76,694
Taco Cabana - Schertz, TX	12/29/00	06/26/02	(40,331)	1,071,069	—	—	1,030,738	1,107,246	—	1,107,246	39,004
Taco Cabana - Houston, TX	12/29/00	06/26/02	(52,933)	1,404,681	—	—	1,351,748	1,452,125	—	1,452,125	51,153
Taco Cabana - Houston, TX #174	12/29/00	06/26/02	(35,537)	943,770	—	—	908,233	975,647	—	975,647	34,369
Taco Cabana - Katy, TX	12/29/00	06/26/02	(40,331)	1,071,069	—	—	1,030,738	1,107,246	—	1,107,246	21,178
Taco Cabana - Arlington, TX	12/29/00	06/26/02	(38,843)	1,031,563	—	—	992,719	1,066,404	—	1,066,404	28,981
Taco Cabana - Houston, TX #241	12/29/00	06/26/02	(49,670)	1,319,084	—	—	1,269,414	1,363,637	—	1,363,637	48,036
Taco Cabana - Denton, TX	12/29/00	06/26/02	(44,463)	1,180,810	—	—	1,136,347	1,220,693	—	1,220,693	43,001
Baker Square - Bolingbrook, IL	05/14/01	06/28/02	289,661	1,621,644	—	—	1,911,305	1,636,364	—	1,636,364	16,147

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
IHOP - Harlingen, TX	09/28/01	06/28/02	169,260	1,611,009	—	—	1,780,269	1,619,998	—	1,619,998	(1,134)
Old Country Buffet - Madison, WI	12/28/01	06/28/02	233,107	2,092,013	—	—	2,325,120	2,091,000	—	2,091,000	(1,199)
HomeTown Buffet - Wichita, KS	12/28/01	06/28/02	224,736	2,000,969	—	—	2,225,704	2,000,000	—	2,000,000	(1,147)
Old Country Buffet - Mechanicsburg, PA	12/28/01	06/28/02	153,548	1,818,880	—	—	1,972,429	1,818,000	—	1,818,000	(1,523)
IHOP - Rocky Mount, NC	10/12/00	06/28/02	73,833	1,504,517	—	—	1,578,350	1,528,300	—	1,528,300	33,625
JIB - Hickory, NC	03/28/01	06/28/02	196,658	1,455,112	—	—	1,651,770	1,481,564	—	1,481,564	28,329
HomeTown Buffet - Louisville, KY	12/28/01	06/28/02	113,298	1,145,554	—	—	1,258,853	1,145,000	—	1,145,000	(660)
Old Country Buffet - Franklin, OH	12/28/01	06/28/02	129,930	1,318,638	—	—	1,448,568	1,318,000	—	1,318,000	(760)
Pizza Hut - El Reno, OK	01/18/02	06/28/02	51,697	367,573	—	—	419,270	368,764	—	368,764	1,591
Bakers Square - Mt. Prospect, IL	05/14/01	07/02/02	278,538	1,914,440	—	—	2,192,978	1,931,818	—	1,931,818	19,310
Old Country Buffet - Onalaska, WI	12/28/01	07/10/02	146,806	1,455,705	—	—	1,602,511	1,455,000	—	1,455,000	(1,020)
Pizza Hut - Taylor, TX	01/25/02	07/11/02	44,204	251,186	—	—	295,390	252,000	—	252,000	1,112
IHOP - Cathedral City, CA	03/29/02	07/18/02	255,633	1,506,263	—	—	1,759,896	1,509,346	—	1,509,346	3,182
Jack in the Box - Shelby, NC	09/19/00	07/19/02	130,680	1,282,602	—	—	1,413,282	1,322,836	—	1,322,836	50,638
Jack in the Box - Simpsonville, SC	09/26/01	07/19/02	102,456	1,485,174	—	—	1,587,630	1,503,608	—	1,503,608	21,487
Old Country Buffet - Cincinnati, OH	12/28/01	07/22/02	140,678	975,569	—	—	1,116,247	975,000	—	975,000	(821)
OCB - Bourbonnais, IL	12/28/01	07/23/02	128,046	1,273,743	—	—	1,401,789	1,273,000	—	1,273,000	(1,087)
HomeTown Buffet - Rockford, IL	12/28/01	07/23/02	260,488	2,274,326	—	—	2,534,814	2,273,000	—	2,273,000	(1,941)
Pizza-Hut - Belton, TX	01/25/02	07/24/02	109,036	615,776	—	—	724,812	618,282	—	618,282	2,875
IHOP - Covington, LA	03/29/02	07/26/02	222,517	1,716,670	—	—	1,939,187	1,720,183	—	1,720,183	2,971

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
IHOP - Flourissant, MO	03/29/02	07/30/02	151,617	1,548,233	—	—	1,699,850	1,551,402	—	1,551,402	3,922
Jack in the Box - Rock Hill, SC	09/15/00	08/05/02	106,828	1,143,510	—	—	1,250,338	1,181,275	—	1,181,275	46,288
Jack in the Box - Greer, SC	09/25/01	08/05/02	111,253	1,454,109	—	—	1,565,361	1,474,257	—	1,474,257	22,417
Jack in the Box - Conroe, TX	09/15/00	08/09/02	143,657	1,412,719	—	—	1,556,376	1,459,375	—	1,459,375	57,750
Pizza Hut - Waco, TX (Baylor)	01/18/02	08/13/02	98,648	550,444	—	—	649,092	553,145	—	553,145	3,009
Jack in the Box - Greenville, SC	09/25/01	08/16/02	117,001	1,530,054	—	—	1,647,054	1,551,255	—	1,551,255	24,584
Bakers Square - Eau Claire, WI	05/14/01	08/20/02	190,268	1,169,094	—	—	1,359,362	1,181,818	—	1,181,818	13,617
Bakers Square - Springfield, IL	05/14/01	08/20/02	151,166	1,079,164	—	—	1,230,330	1,090,909	—	1,090,909	12,569
Old Country Buffet - Mankato, MN	12/28/01	08/20/02	179,487	1,637,118	—	—	1,816,605	1,636,000	—	1,636,000	(1,503)
Jack in the Box - Baton Rouge, LA	08/23/00	08/22/02	79,926	1,127,994	—	—	1,207,920	1,167,135	—	1,167,135	48,323
TB/KFC - Center, TX	10/31/00	08/30/02	15,631	852,554	—	—	868,185	863,636	—	863,636	10,412
IHOP - Shawnee, OK	12/20/01	08/30/02	144,543	1,434,527	—	—	1,579,070	1,441,500	—	1,441,500	7,947
HomeTown Buffet - Medford, OR	02/15/02	09/05/02	390,166	2,410,406	—	—	2,800,571	2,409,000	—	2,409,000	(2,071)
HomeTown Buffet - Manchester, CT	12/28/01	09/13/02	171,290	1,774,390	—	—	1,945,681	1,773,000	—	1,773,000	(1,469)
Jack in the Box - Kilgore, TX	06/27/02	09/18/02	95,181	1,093,811	—	—	1,188,992	1,097,200	—	1,097,200	4,625
IHOP - Bristol, VA	12/28/00	09/20/02	82,611	1,350,001	—	—	1,432,612	1,373,272	—	1,373,272	25,525
Bakers Square - Akron, OH	05/14/01	09/27/02	243,619	1,257,883	—	—	1,501,502	1,272,727	—	1,272,727	16,331
Texas Roadhouse - Peoria, IL	06/25/02	09/30/02	422,739	2,127,261	—	—	2,550,000	2,134,177	—	2,134,177	10,527
Jack in the Box - Mesa, AZ	06/27/02	10/04/02	202,549	1,475,706	—	—	1,678,254	1,482,598	—	1,482,598	7,435
Pizza Hut - Rockmart, GA	01/18/02	11/06/02	66,876	366,030	—	—	432,906	368,764	—	368,764	2,914

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Ruby Tuesday - Angola, IN	07/01/01	11/08/02	83,924	1,415,770	—	—	1,499,694	1,426,713	—	1,426,713	29,521
Krystals - Pelham, AL	09/15/00	11/14/02	103,023	910,619	—	—	1,013,642	928,108	—	928,108	26,012
HomeTown Buffets - Hilliard, OH	12/28/01	11/22/02	200,829	1,615,595	—	—	1,816,424	1,614,000	—	1,614,000	(1,717)
IHOP - Enid, OK	09/28/01	12/05/02	213,823	1,323,224	—	—	1,537,046	1,336,499	—	1,336,499	4,742
IHOP - Kansas City, MO	03/29/02	12/05/02	218,978	1,500,970	—	—	1,719,949	1,509,346	—	1,509,346	8,575
Perkins - Millington, TN	05/24/02	12/06/02	163,718	1,111,111	—	—	1,274,829	1,111,111	—	1,111,111	756
Perkins - Mankato, MN	09/13/02	12/10/02	180,448	1,193,299	—	—	1,373,747	1,193,299	—	1,193,299	1,108
Ruby Tuesday - Island Park, NY	02/27/01	12/18/02	100,483	1,782,108	—	—	1,882,592	1,800,000	—	1,800,000	21,046
Pizza Hut - Woodville, TX	01/18/02	12/19/02	41,310	351,085	—	—	392,396	354,013	—	354,013	3,077
Krystals - Trenton, GA	09/15/00	12/20/02	130,970	896,970	—	—	1,027,940	915,294	—	915,294	26,769
Pizza Hut - Bethany, OK	01/18/02	01/10/03	87,368	475,014	—	—	562,382	479,393	—	479,393	4,624
Jack in the Box - Las Vegas, NV	09/26/02	02/13/03	415,356	1,650,496	—	—	2,065,852	1,660,823	—	1,660,823	12,266
TGIF - Springfield, OH	12/22/00	02/13/03	230,344	1,977,911	—	—	2,208,255	2,039,614	—	2,039,614	69,637
Pizza Hut - 19th Street – Waco, TX	01/18/02	03/11/03	68,010	401,190	—	—	469,200	405,640	—	405,640	4,680
Captain D’s - Gadsden, AL	12/26/02	03/13/03	78,361	709,219	—	—	787,580	709,905	—	709,905	801
Jack in the Box - San Antonio, TX	09/26/02	03/14/03	290,469	1,158,678	—	—	1,449,147	1,167,783	—	1,167,783	10,111
Jack in the Box - Round Rock, TX	08/28/02	03/20/03	343,381	1,213,042	—	—	1,556,423	1,244,536	—	1,244,536	12,825
Captain D’s - Dothan, AL	12/26/02	04/17/03	123,815	811,417	—	—	935,232	812,600	—	812,600	1,469
Captain D’s - Hopkinsville, KY	12/26/02	04/10/03	179,825	931,252	—	—	1,111,078	932,610	—	932,610	1,578
Captain D’s - Arab, AL	12/26/02	04/30/03	87,733	596,217	—	—	683,950	597,086	—	597,086	1,207

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Captain D’s - Crosslanes, WV	12/26/02	04/21/03	56,254	464,941	—	—	521,195	465,619	—	465,619	744
Taco Bell/KFC - Kaufman, TX	10/31/00	05/06/03	(5,471)	1,025,569	—	—	1,020,098	1,045,455	—	1,045,455	36,878
Jack in the Box - Yermo, CA	08/26/02	05/06/03	353,295	1,602,027	—	—	1,995,322	1,622,463	—	1,622,463	21,343
Captain D’s - Montgomery, AL	12/26/02	05/05/03	122,218	803,925	—	—	926,143	805,495	—	805,495	1,657
Captain D’s - Louisville, KY	12/26/02	05/16/03	156,801	874,967	—	—	1,031,768	876,676	—	876,676	1,873
Jack in the Box - Houston, TX	09/26/02	05/20/03	277,860	1,030,231	—	—	1,308,091	1,041,674	—	1,041,674	12,633
Jack in the Box - Paris, TX	12/30/02	05/16/03	256,226	1,100,586	—	—	1,356,812	1,107,472	—	1,107,472	7,774
Captain D’s - Nashville, TN	12/26/02	05/07/03	59,917	755,657	—	—	815,574	757,133	—	757,133	1,568
Jack in the Box - Killeen, TX	09/26/02	05/01/03	254,498	1,167,552	—	—	1,422,050	1,180,521	—	1,180,521	13,303
Ground Round - Maple Grove, MN	04/01/01	05/09/03	66,423	2,021,281	—	—	2,087,704	2,045,454	—	2,045,454	43,003
Captain D’s - Greenville, AL	12/26/02	06/11/03	120,046	707,627	—	—	827,673	709,362	—	709,362	1,917
Captain D’s - Russellville, AL	12/26/02	06/27/03	71,941	658,889	—	—	730,830	660,505	—	660,505	1,962
Captain D’s - Madison, AL	12/26/02	06/27/03	79,858	555,438	—	—	635,296	556,800	—	556,800	1,654
Captain D’s - Crossville, TN	12/26/02	06/27/03	59,996	539,752	—	—	599,748	541,076	—	541,076	1,607
Captain D’s - Clinton, MS	12/26/02	06/12/03	69,788	558,725	—	—	628,513	560,095	—	560,095	1,523
Captain D’s - Louisville, KY	12/26/02	06/17/03	93,048	583,512	—	—	676,560	584,943	—	584,943	1,640
Captain D’s - Eufaula, AL	12/26/02	06/25/03	75,941	540,684	—	—	616,625	542,010	—	542,010	1,592
Captain D’s - Alabaster, AL	12/26/02	06/13/03	160,117	897,029	—	—	1,057,147	899,229	—	899,229	2,460
Jack in the Box - Greenville, SC	01/16/03	06/13/03	274,469	1,317,214	—	—	1,591,684	1,326,457	—	1,326,457	11,407
Jack in the Box - Marble Falls, TX	01/16/03	06/19/03	192,889	1,042,342	—	—	1,235,231	1,049,655	—	1,049,655	9,398

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Jack in the Box - San Diego, CA	01/16/03	06/18/03	394,649	2,104,372	—	—	2,499,021	2,119,137	—	2,119,137	18,848
Arby’s - Fraser, MI	09/11/01	06/20/03	185,909	1,042,073	—	—	1,227,982	1,045,546	—	1,045,546	17,829
Arby’s - Waterbury, CT	07/21/00	06/18/03	137,156	788,538	—	—	925,694	795,455	—	795,455	43,701
Arby’s - Orange, CT	07/21/00	06/18/03	87,401	518,182	—	—	605,583	522,727	—	522,727	68,944
Captain D’s - Laurel, MS	12/26/02	07/28/03	84,051	539,415	—	—	623,466	541,010	—	541,010	1,747
Captain D’s - Columbia, SC	12/26/02	07/17/03	83,877	606,787	—	—	690,664	608,581	—	608,581	1,915
Texas Roadhouse - Roseville, MI	10/31/02	07/23/03	406,111	2,039,884	—	—	2,445,995	2,066,730	—	2,066,730	29,148
Texas Roadhouse - Christianburg, VA	09/30/02	07/31/03	322,112	1,385,329	—	—	1,707,441	1,405,951	—	1,405,951	22,386
Jack in the Box - Cookeville, TN	01/16/03	07/10/03	316,102	1,795,328	—	—	2,111,430	1,811,148	—	1,811,148	18,316
Captain D’s - Tupelo, MS	12/26/02	07/31/03	127,363	776,694	—	—	904,057	778,990	—	778,990	2,746
Captain D’s - Andalusia, AL	12/26/02	08/06/03	104,171	681,695	—	—	785,866	684,057	—	684,057	2,443
Captain D’s - Princeton, KY	12/26/02	08/07/03	74,770	555,446	—	—	630,216	557,371	—	557,371	1,842
Ruby Tuesday - Tampa, FL	03/12/03	08/11/03	269,583	2,090,743	—	—	2,360,326	2,096,898	—	2,096,898	6,904
Burger King - Wichita, KS	04/01/03	08/15/03	248,142	1,337,789	—	—	1,585,931	1,340,909	—	1,340,909	2,751
Jack in the Box - Conover, NC	01/16/03	08/21/03	201,282	1,267,189	—	—	1,468,471	1,280,651	—	1,280,651	15,714
Jack in the Box - Salinas, CA	12/30/02	08/29/03	490,183	1,493,196	—	—	1,983,379	1,509,782	—	1,509,782	18,707
Captain D’s - Franklin, KY	12/26/02	08/29/03	157,118	1,007,252	—	—	1,164,370	1,010,743	—	1,010,743	3,786
Jack in the Box - Simpsonville, SC	01/16/03	08/29/03	207,480	1,194,139	—	—	1,401,619	1,206,826	—	1,206,826	15,535
Jack in the Box - Anderson, SC	01/16/03	09/16/03	261,828	1,296,208	—	—	1,558,036	1,312,350	—	1,312,350	18,287
Casa Ole - Conroe, TX	04/16/03	09/15/03	119,734	771,309	—	—	891,043	775,000	—	775,000	4,395

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Captain D’s - Warrensburg, CO	12/26/02	09/23/03	86,915	553,996	—	—	640,911	556,200	—	556,200	2,464
Black Angus - Lone Tree, CO	05/16/02	09/19/03	274,517	2,685,785	—	—	2,960,302	2,702,533	—	2,702,533	48,363
Captain D’s - Bluefield, WV	12/26/02	09/05/03	146,431	959,496	—	—	1,105,927	963,314	—	963,314	3,970
Captain D’s - Ozark, AL	12/26/02	09/15/03	86,262	551,785	—	—	638,047	553,981	—	553,981	2,378
Captain D’s - Pearl, MS	12/26/02	09/11/03	103,074	656,502	—	—	759,576	659,114	—	659,114	2,400
Jack in the Box - Austin, TX	09/26/02	09/15/03	355,976	1,338,759	—	—	1,694,735	1,362,587	—	1,362,587	25,277
Village Inn - Virginia Beach, VA	06/16/03	09/26/03	453,559	1,894,510	—	—	2,348,069	1,900,000	—	1,900,000	8,997
Captain D’s - Cahokia, IL	12/26/02	09/24/03	97,626	625,492	—	—	723,118	627,981	—	627,981	2,792
Captain D’s - Birmingham, AL	12/26/02	09/24/03	89,973	577,550	—	—	667,523	579,848	—	579,848	2,578
Jack in the Box - Simpsonville, SC	01/16/03	09/30/03	180,793	1,185,093	—	—	1,365,886	1,199,851	—	1,199,851	18,183
Jack in the Box - Charlotte, NC	01/16/03	09/30/03	323,819	1,571,639	—	—	1,895,458	1,591,210	—	1,591,210	24,113
Village Inn - Rio Rancho, NM	06/16/03	10/10/03	181,556	776,610	—	—	958,166	780,000	—	780,000	3,299
Wendy’s - Knoxville, TN	06/13/03	10/22/03	211,061	1,001,097	—	—	1,212,158	996,669	—	996,669	4,877
Wendy’s - Dayton, TN	06/13/03	10/28/03	115,511	814,846	—	—	930,357	811,242	—	811,242	4,143
Jack in the Box - Uvalde, TX	01/16/03	10/31/03	208,018	1,075,470	—	—	1,283,488	1,090,848	—	1,090,848	17,468
Baker’s Square - St. Paul, MN	06/16/03	10/31/03	218,930	1,369,024	—	—	1,587,954	1,375,000	—	1,375,000	8,657
Baker’s Square - Dearborn, MI	06/16/03	11/06/03	141,169	1,282,503	—	—	1,423,672	1,290,000	—	1,290,000	7,815
Baker’s Square - Taylor, MI	06/16/03	11/07/03	235,315	1,153,258	—	—	1,388,573	1,160,000	—	1,160,000	7,327
Baker’s Square - Fresno, CA	06/16/03	11/20/03	302,249	1,133,375	—	—	1,435,624	1,140,000	—	1,140,000	8,258
Village Inn - St. Petersburg, FL	06/16/03	12/16/03	269,803	1,141,622	—	—	1,411,425	1,150,000	—	1,150,000	9,548

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Johnny Carino’s - Houston, TX	01/21/03	12/22/03	359,788	1,962,475	—	—	2,322,263	2,000,000	—	2,000,000	40,760
Wendy’s - Clinton, TN	06/13/03	12/30/03	222,804	998,671	—	—	1,221,475	996,669	—	996,669	7,376
O’Charley’s - Plainville (Avon), IN	10/17/03	12/30/03	275,191	2,697,512	—	—	2,972,703	2,704,545	—	2,704,545	17,164
Johnny Carino’s - Austin, TX	12/30/02	12/31/03	446,723	1,958,587	—	—	2,405,310	2,000,000	—	2,000,000	44,704
Jack in the Box - Rock Hill, SC	01/16/03	12/31/03	231,483	1,046,466	—	—	1,277,949	1,065,349	—	1,065,349	21,553
CNL Funding 2002-A, LP (18):
Jack in the Box - Marana, AZ	05/15/01	08/17/01	163,730	1,076,685	—	—	1,240,414	1,078,143	—	1,078,143	27,638
Jack in the Box - St. George, UT	07/12/01	12/04/01	231,916	1,580,962	—	—	1,812,878	1,588,785	—	1,588,785	62,317
Jack in the Box - Pumpkin Center, CA	08/30/02	11/09/01	128,563	1,206,531	—	—	1,335,094	1,210,280	—	1,210,280	22,265
Black Angus - Las Vegas, NV	10/11/01	11/19/01	545,658	2,675,155	—	—	3,220,813	2,675,155	—	2,675,155	31,169
Jack in the Box - Harrington, TX	05/31/01	11/29/01	144,639	1,280,652	—	—	1,430,291	1,285,047	—	1,285,047	68,509
Black Angus - Phoenix, AZ	08/02/01	03/29/02	308,838	1,962,499	—	—	2,271,337	1,967,245	—	1,967,245	13,445
Black Angus - Goodyear, AZ	07/23/01	05/01/02	305,468	1,855,849	—	—	2,161,317	1,862,193	—	1,862,193	11,485
Jack in the Box - Charlotte, NC	08/30/01	06/14/02	152,691	1,450,809	—	—	1,603,500	1,467,708	—	1,467,708	17,149
Jack in the Box - Baton Rouge, LA	08/30/01	07/12/02	80,374	1,145,280	—	—	1,225,654	1,160,007	—	1,160,007	16,487
Jack in the Box - Lake Zurich, IL	09/26/01	12/20/02	440,278	2,215,642	—	—	2,655,920	2,246,512	—	2,246,512	39,380
Bennigans - Killeen, TX	08/07/01	12/30/02	285,025	1,897,117	—	—	2,182,142	1,925,583	—	1,925,583	31,785
CNL Net Lease Investors, LP (18):
JIB - Arlington, TX (8)	09/25/02	09/25/02	1,096,799	—	—	—	1,096,799	—	1,096,799	1,096,799	—
Burger King - Jackson, MI (8)	09/25/02	09/25/02	958,464	—	—	—	958,464	—	958,464	958,464	—

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Net Lease Investors, LP (18) (Continued):
IHOP - Buffalo Grove, IL (8)	09/25/02	09/25/02	1,591,656	—	—	—	1,591,656	—	1,591,656	1,591,656	—
Arby’s - Lee’s Summit, MO (8)	09/25/02	09/25/02	956,778	—	—	—	956,778	—	956,778	956,778	—
Krispy Kreme - Clive, IA (8)	09/25/02	09/25/02	719,193	—	—	—	719,193	—	719,193	719,193	—
Boston Market Eden Prairie, MN (8)	09/25/02	09/25/02	1,096,256	—	—	—	1,096,256	—	1,096,256	1,096,256	—
Denny’s - Glenwood Springs, CO	09/25/02	09/30/02	71,421	724,289	—	—	795,710	724,289	—	724,289	(2,560)
JIB - Apple Valley, CA	09/25/02	10/29/02	195,846	1,125,979	—	—	1,321,825	1,125,979	—	1,125,979	(390)
Jack in the Box - Calexico, CA	09/25/02	11/08/02	267,747	1,380,933	—	—	1,648,680	1,380,873	—	1,380,873	(431)
IHOP - Smyrna, GA	09/25/02	11/15/02	258,136	1,487,570	—	—	1,745,706	1,487,640	—	1,487,640	(255)
IHOP - Las Vegas, NV	09/25/02	11/19/02	224,805	1,532,903	—	—	1,757,708	1,533,114	—	1,533,114	4
Arby’s - Lafayette, IN	09/25/02	11/21/02	142,253	1,233,489	—	—	1,375,742	1,234,521	—	1,234,521	1,632
JIB - Pomona, CA	09/25/02	12/06/02	230,597	1,256,692	—	—	1,487,290	1,256,583	—	1,256,583	(501)
IHOP - Bend, OR	09/25/02	12/10/02	196,621	1,335,109	—	—	1,531,730	1,334,916	—	1,334,916	(674)
JIB - Woodinville, WA	09/25/02	12/12/02	238,915	1,416,445	—	—	1,655,360	1,416,512	—	1,416,512	(421)
IHOP - Chico, CA	09/25/02	12/16/02	237,578	1,704,094	—	—	1,941,672	1,706,088	—	1,706,088	2,084
IHOP - Phoenix, AZ	09/25/02	12/16/02	257,508	1,421,205	—	—	1,678,713	1,422,679	—	1,422,679	1,492
Denny’s - Grand Prairie, TX	09/25/02	12/18/02	166,695	641,605	—	—	808,300	643,812	—	643,812	(17,570)
JIB - Stockton, CA	09/25/02	12/19/02	123,370	1,194,990	—	—	1,318,360	1,195,358	—	1,195,358	44
JIB - Altadena, CA	09/25/02	12/19/02	238,359	1,568,973	—	—	1,807,332	1,569,349	—	1,569,349	(104)
IHOP - Madera, CA	09/25/02	12/20/02	221,369	1,517,381	—	—	1,738,750	1,517,799	—	1,517,799	(23)
JIB - Los Angeles, CA	09/25/02	12/20/02	281,609	1,440,875	—	—	1,722,484	1,441,506	—	1,441,506	319

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Net Lease Investors, LP (18) (Continued):
Stone Grill - Henderson, NV	09/25/02	12/20/02	129,187	315,790	—	—	444,977	316,876	—	316,876	(501)
JIB - Veradale, WA	09/25/02	12/20/02	152,024	1,432,938	—	—	1,584,962	1,434,470	—	1,434,470	1,591
Denny’s - Tulsa, OK	09/25/02	12/23/02	111,276	87,719	—	—	198,995	88,021	—	88,021	(8,056)
Chipolte Mexican Grill - Redlands, CA	09/25/02	12/26/02	184,168	947,782	—	—	1,131,950	948,249	—	948,249	229
Arby’s - Boise, ID	09/25/02	12/27/02	144,299	880,157	—	—	1,024,456	879,752	—	879,752	(1,105)
IHOP - Las Vegas, NV - 752	09/25/02	12/30/02	301,535	1,654,627	—	—	1,956,162	1,654,674	—	1,654,674	(737)
IHOP - Chesapeake, VA	09/25/02	12/30/02	224,282	1,596,258	—	—	1,820,540	1,595,915	—	1,595,915	(1,328)
JIB - Sacramento, CA	09/25/02	12/31/02	121,340	1,230,480	—	—	1,351,820	1,230,859	—	1,230,859	(85)
JIB - Delano, CA	09/25/02	12/31/02	218,259	1,193,558	—	—	1,411,817	1,193,846	—	1,193,846	(125)
LJS - Pasadena, TX	09/25/02	01/10/03	84,314	653,823	—	—	738,137	653,146	—	653,146	(1,059)
Jack in the Box - Caldwell, ID	09/25/02	01/14/03	249,924	1,249,841	—	—	1,499,765	1,249,541	—	1,249,541	(933)
IHOP - Addison, TX	09/25/02	01/14/03	280,886	1,469,922	—	—	1,750,808	1,469,295	—	1,469,295	(1,299)
IHOP - Arlington, TX	09/25/02	01/15/03	239,534	1,338,182	—	—	1,577,716	1,338,259	—	1,338,259	(392)
Jack in the Box - Centralia, WA	09/25/02	01/17/03	176,522	1,108,218	—	—	1,284,740	1,109,947	—	1,109,947	1,738
Denny’s - Fort Worth, TX	09/25/02	01/17/03	5,513	75,058	—	—	80,571	75,447	—	75,447	(1,895)
IHOP - Merced, CA	09/25/02	01/24/03	258,486	1,669,950	—	—	1,928,436	1,670,946	—	1,670,946	586
Denny’s - Port Charlotte, FL	09/25/02	01/29/03	254,391	1,260,009	—	—	1,514,400	1,261,536	—	1,261,536	6,452
KFC - Virginia Beach, VA	09/25/02	01/30/03	151,884	861,262	—	—	1,013,146	862,729	—	862,729	1,631
Checkers - Orlando, FL	09/25/02	02/04/03	33,051	479,392	—	—	512,443	479,298	—	479,298	(171)
IHOP - Vernon Hills, IL	09/25/02	02/05/03	142,285	1,677,299	—	—	1,819,584	1,678,249	—	1,678,249	749

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Net Lease Investors, LP (18) (Continued):
IHOP - Pasadena, TX	09/25/02	02/07/03	189,401	1,238,542	—	—	1,427,943	1,237,835	—	1,237,835	(927)
Denny’s - Surfside Beach, SC	09/25/02	02/10/03	191,178	973,222	—	—	1,164,400	973,354	—	973,354	80
Blackbear BBQ & Grill - Clinton, MO	09/25/02	02/11/03	111,135	149,853	—	—	260,988	150,894	—	150,894	4,808
El Ranchito - Cheraw, SC	09/25/02	02/12/03	74,238	119,882	—	—	194,120	120,715	—	120,715	(3,748)
IHOP - Orland Park, IL	09/25/02	02/12/03	237,989	1,496,687	—	—	1,734,676	1,497,535	—	1,497,535	131
JIB - Phoenix, AZ	09/25/02	02/19/03	318,477	1,369,163	—	—	1,687,640	1,368,852	—	1,368,852	(235)
JIB - Fontana, CA	09/25/02	02/19/03	354,596	1,617,580	—	—	1,972,176	1,621,168	—	1,621,168	4,515
Jack in the Box - Puyallup, WA	09/25/02	02/20/03	208,776	1,442,584	—	—	1,651,360	1,442,429	—	1,442,429	(11)
JIB - Nampa, ID	09/25/02	02/28/03	133,479	1,182,901	—	—	1,316,380	1,185,224	—	1,185,224	3,311
Arby’s - Indianapolis, IN	09/25/02	03/07/03	146,983	1,290,641	—	—	1,437,624	1,289,765	—	1,289,765	(1,240)

Golden Corral - Sherman, TX	09/25/02	03/14/03	144,018	1,334,643	—	—	1,478,661	1,344,925	—	1,344,925	11,110
Denny’s - Independence, MO	09/25/02	03/18/03	75,774	879,026	—	—	954,800	878,925	—	878,925	(531)
Jack in the Box - New Caney, TX	09/25/02	03/26/03	235,592	1,081,827	—	—	1,317,419	1,084,227	—	1,084,227	2,136
IHOP - Columbia, SC	09/25/02	03/27/03	199,074	1,421,913	—	—	1,620,987	1,421,690	—	1,421,690	(939)
Golden Corral - Longmont, CO	09/25/02	03/28/03	102,544	1,129,798	—	—	1,232,342	1,138,018	—	1,138,018	9,457
IHOP - Coeur D’Alene, ID	09/25/02	03/28/03	194,492	1,371,918	—	—	1,566,410	1,372,193	—	1,372,193	(296)
IHOP - Hoffman Estates, IL	09/25/02	03/31/03	220,665	1,620,411	—	—	1,841,076	1,621,562	—	1,621,562	650
Hardees - Hattiesburg, MS	09/25/02	04/04/03	112,845	952,123	—	—	1,064,968	951,381	—	951,381	(1,090)
Arby’s - Greenville, AL	09/25/02	04/04/03	42,568	347,029	—	—	389,597	348,619	—	348,619	1,586
Jack in the Box - Peoria, AZ	09/25/02	04/04/03	276,589	1,286,205	—	—	1,562,794	1,287,666	—	1,287,666	1,232

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Net Lease Investors, LP (18) (Continued):
Denny’s Goodyear, AZ	09/25/02	04/08/03	104,888	1,234,312	—	—	1,339,200	1,233,526	—	1,233,526	(11,939)
Long John Silvers - Olathe, KS	09/25/02	04/17/03	113,541	687,429	—	—	800,970	690,258	—	690,258	2,995
Wendy’s - Escondido, CA	09/25/02	05/09/03	230,220	1,602,354	—	—	1,832,574	1,614,754	—	1,614,754	12,790
Golden Corral - Jacksonville, FL	09/25/02	05/15/03	199,967	1,673,863	—	—	1,873,830	1,691,381	—	1,691,381	18,292
Jack in the Box - Santa Maria, CA	09/25/02	05/20/03	246,072	1,345,328	—	—	1,591,400	1,346,677	—	1,346,677	994
Jack in the Box - Post Falls, ID	09/25/02	05/22/03	(311,305)	1,256,355	—	—	945,050	1,256,928	—	1,256,928	(225)
Golden Corral - Garden City, KS	09/25/02	05/30/03	201,188	964,009	—	—	1,165,197	974,016	—	974,016	11,189
IHOP - Lithia Springs, GA	09/25/02	06/02/03	221,383	1,352,517	—	—	1,573,900	1,357,533	—	1,357,533	4,861
Japan Express - Lincolnton, NC	09/25/02	06/11/03	16,243	460,557	—	—	476,800	458,047	—	458,047	(2,852)
Denny’s - McAlester, OK	09/25/02	06/24/03	122,576	608,549	—	—	731,125	603,793	—	603,793	(5,996)
Denny’s - Yukon, OK	09/25/02	06/24/03	(467,777)	950,152	—	—	482,375	948,836	—	948,836	(2,101)
Golden Corral - Bartlesville, OK	09/25/02	06/26/03	107,249	806,482	—	—	913,731	799,214	—	799,214	(8,512)
Jack in the Box - Beaumont, TX	09/25/02	07/11/03	221,438	1,201,362	—	—	1,422,800	1,202,905	—	1,202,905	1,243
Jack in the Box - Decatur, TX	09/25/02	07/16/03	191,779	1,147,023	—	—	1,338,802	1,146,569	—	1,146,569	(925)
Denny’s - Enid, OK	09/25/02	08/11/03	25,602	88,942	—	—	114,544	90,536	—	90,536	(6,326)
Jack in the Box - Irving, TX	09/25/02	08/15/03	277,222	1,514,638	—	—	1,791,860	1,514,477	—	1,514,477	(712)
Long John Silvers - Independence, MO	09/25/02	09/17/03	184,834	936,247	—	—	1,121,081	932,101	—	932,101	(5,004)
Remington Grill - Sanford, NC	09/25/02	09/22/03	15,420	420,129	—	—	435,549	417,044	—	417,044	(3,635)
Golden Corral - Weslaco, TX	09/25/02	09/26/03	367,183	952,057	—	—	1,319,240	968,060	—	968,060	17,334
Golden Corral - Ada, OK	09/25/02	09/30/03	107,394	933,094	—	—	1,040,488	947,919	—	947,919	16,153

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Net Lease Investors, LP (18) (Continued):
Golden Corral - Abilene, TX	09/25/02	10/14/03	514,520	1,426,972	—	—	1,941,492	1,451,948	—	1,451,948	26,636
Golden Corral - Shawnee, OK	09/25/02	11/04/03	399,131	967,722	—	—	1,366,853	986,246	—	986,246	16,502
Jack in the Box, Ontario, OR	09/25/02	12/31/03	198,809	1,010,637	—	—	1,209,446	1,008,829	—	1,008,829	(2,471)
CNL Restaurant Capital, LP (24):
Applebees - Salinas, CA	02/10/97	04/26/02	449,350	1,600,000	—	—	2,049,350	—	1,496,871	1,496,871	—
Fazoli’s - Cordova, TN (25)	12/28/01	06/28/02	638,052	—	—	—	638,052	—	501,969	501,969	—
Fazoli’s - Collierville, TN (25)	12/23/99	08/08/02	667,882	—	—	—	667,882	—	621,070	621,070	—
CFD Holdings, LLC:
Denny’s - Plant City, FL (25)	09/30/02	05/23/03	1,182,921	—	—	—	1,182,921	—	1,059,831	1,059,831	15,227
Denny’s - Fort Pierce, FL (25)	09/30/02	11/14/03	846,101	—	—	—	846,101	—	793,145	793,145	46,896
Denny’s - Orlando, FL (25)	09/30/02	12/03/03	1,072,542	—	—	—	1,072,542	—	949,611	949,611	62,823

(1)	Amounts shown do not include pro rata share of original offering costs or acquisition fees.

(2)	Closing costs deducted from net sales proceeds do not include deferred, subordinated real estate disposition fees payable to CNL Fund Advisors, Inc. or its affiliates.

(3)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $20,000 of lease termination income.

(4)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $175,000 of lease termination income.

(5)	Cash received net of closing costs includes $147,750 of lease termination income.

(6)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $52,676 of lease termination income.

(7)	Original mortgage financing was obtained for less than 100 percent of the total cost of the properties.

(8)	Each property was sold to one of the CNL Income Funds, which are Prior Public Programs and affiliates of the Chairman and Vice Chairman of the Board of Directors of CNL Restaurant Properties, Inc. The CNL Net Lease Investors, LP sold the properties at the net carrying value of the property, therefore, no gain or loss was recognized on the sale.

(9)	This property was being constructed and was sold prior to completion of construction.

(10)	CNL APF Partners LP did not own the land related to this property. The tenant defaulted under the terms of the lease with the landlord of the land lease and CNL APF Partners LP, the landlord of the building lease. CNL APF Partners, LP was not successful at finding a replacement tenant and would have been obligated to pay rent to the landlord of the land in order to preserve its interest in the building. CNL APF Partners, LP decided to abandon the rights to the building to eliminate the obligation to pay rent to the landlord of the land parcel.

(11)	CNL Income Fund II, Ltd. owned a 64 percent interest and CNL Income Fund VI, Ltd. owned a 36 percent interest in this joint venture. The amounts presented for CNL Income Fund II, Ltd. and CNL Income Fund VI, Ltd. represent each partnership’s percentage interest in the property owned by Show Low Joint Venture.

Past performance is not necessarily indicative of future performance.

(12)	CNL Income Fund VIII, Ltd. owned a 12.46 percent interest and CNL Income Fund XII, Ltd. owned an 87.54 percent interest in this joint venture. The amounts presented for CNL Income Fund VIII, Ltd. and CNL Income Fund XII, Ltd. represent each partnership’s percentage interest in the property owned by Middleburg Joint Venture.

(13)	CNL Income Fund XIV, Ltd. owned a 50 percent interest and CNL Income Fund XV, Ltd. owned a 50 percent interest in this joint venture. The amounts presented for CNL Income Fund XIV, Ltd. and CNL Income Fund XV, Ltd. represent each partnership’s percentage interest in the property owned by Woodridge Joint Venture.

(14)	CNL Income Fund VI, Ltd. owned a 75 percent interest and CNL Income Fund IX, Ltd. owned a 25 percent interest in the property in Dublin, California. The amounts presented for CNL Income Fund VI, Ltd. and CNL Income Fund IX, Ltd. represent each partnership percentage interest in the property.

(15)	Amount shown is face value and does not represent discounted current value. The mortgage note bore interest at a rate of ten percent per annum. The borrower prepaid the mortgage note in full in November 2001.

(16)	CNL Income Fund X, Ltd. owned a 69.06 percent interest and CNL Income Fund XVII, Ltd. owned a 30.94 percent interest in this joint venture. The amounts presented for CNL Income Fund X,. Ltd. and CNL Income Fund XVII, Ltd. represent each partnership’s percentage interest in the property owned by CNL Ocean Shores Joint Venture.

(17)	Reserved for future use.

(18)	Information in this table includes properties sold by Maple & Main Orlando, LLC; RAI Restaurants, Inc.; South Street Investments, Inc.; CNL Restaurant Property Services, Inc.; CNL Restaurant Investors Properties, LLC; CNL Funding 2001-A, LP; CNL Funding 2002-A LP and CNL Net Lease Investors LP, subsidiaries of CNL Restaurant Properties, Inc., which were formed for the purpose of originating long-term triple net leases on real estate with the intent of selling these properties to third parties.

(19)	Amounts in this table do not include costs incurred in the administration of the partnership or company, as applicable, not related to the operation of properties.

(20)	CNL Income Fund II, Ltd. owned a 48 percent interest and CNL Income Fund X, Ltd. owned a 52 percent interest in this joint venture. The amounts presented for CNL Income Fund II, Ltd. and CNL Income Fund X, Ltd. represent each partnership’s percentage interest owned by Peoria Joint Venture.

(21)	CNL Income Fund VI, Ltd. owned a 77 percent interest and CNL Income Fund XI, Ltd. owned a 23 percent interest in the property in Round Rock, Texas. The amounts presented for CNL Income Fund VI, Ltd. and CNL Income Fund XI, Ltd. represent each partnership’s percentage interest in the property.

(22)	Amount shown is face value and does not represent discounted current value. The mortgage note bears interest at a rate of 12.34 percent per annum and principal and interest payments are due by November 28, 2004.

(23)	Cash received net of closing costs includes $60,000 received as a lease termination fee.

(24)	Information in this table includes properties sold by CNL Financial Services, LP and CNL Restaurant Capital, LP, subsidiaries of CNL Restaurant Properties, Inc.

(25)	The property was obtained through foreclosure of a loan and the basis of the property was the net realizable value of the foreclosed loan.

(26)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $31,215 of lease termination income.

(27)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $100,000 of lease termination income.

(28)	CNL Income Fund III, Ltd. owned a 73.4 percent interest and CNL Income Fund IV, Ltd. owned a 26.6 percent interest in this joint venture. The amounts presented for CNL Income Fund III, Ltd. and CNL Income Fund, IV, Ltd. represent each partnership’s percentage interest in the property owned by Titusville Joint Venture.

(29)	CNL Income Fund IX, Ltd. and CNL Income Fund, X, Ltd. each owned a 50 percent interest in this joint venture. The amounts presented for CNL Income Fund IX, Ltd. and CNL Income Fund X, Ltd. represent each partnership’s percentage interest in the property owned by CNL Restaurant Investments III.

(30)	CNL Income Fund, Ltd. owned a 50 percent interest in this joint venture. The amounts presented represent the partnership’s percentage interest in the property owned by Sand Lake Road Joint Venture. A third party owned the remaining 50 percent interest in this joint venture.

(31)	CNL Income Fund VII, Ltd. owned an 18 percent interest, CNL Income Fund VIII, Ltd. owned a 36.8 percent interest and CNL Income Fund IX, Ltd. owned a 45.2 percent interest in this joint venture. The amounts presented for CNL Income Fund VII, Ltd., CNL Income Fund, VIII, Ltd. and CNL Income Fund IX, Ltd. represent each partnership’s percentage interest in the property owned by CNL Restaurant Investments II.

(32)	CNL Income Fund IX, Ltd. owned a 27.33 percent interest, CNL Income Fund X, Ltd. owned a 10.51 percent interest and CNL Income fund XI, Ltd. owned a 62.16 percent interest in this joint venture. The amounts presented for CNL Income Fund IX, Ltd., CNL Income Fund, X, Ltd. and CNL Income Fund XI, Ltd. represent each partnership’s percentage interest in the property owned by Ashland Joint Venture.

(33)	CNL Income Fund VIII, Ltd. owned a 66 percent interest and CNL Income Fund IX, Ltd. owned a 34 percent interest in the property owned by this tenancy in common. The amounts presented for CNL Income Fund VIII, Ltd. and CNL Income Fund, IX, Ltd. represent each partnership’s percentage interest in the property owned by CNL VIII & IX Tenants in Common.

(34)	CNL Income Fund VII, Ltd. owned a 79 percent interest and CNL Income Fund XVII, Ltd. owned a 21 percent interest in this joint venture. The amounts presented for CNL Income Fund VII, Ltd. and CNL Income Fund, XVII, Ltd. represent each partnership’s percentage interest in the property owned by CNL Mansfield Joint Venture.

(35)	CNL Income Fund VI, Ltd. owned a 66.14 percent interest in this joint venture. The amounts presented represent the partnership’s percentage interest in the property owned by Caro Joint Venture. A third party owned the remaining 33.86 percent interest in this joint venture.

(36)	Amount shown is face value and does not represent discounted current value. The mortgage note bore interest at a rate of 10 percent per annum and provided for 35 equal monthly payments of principal and interest. The borrower prepaid the mortgage note in full in August 2002.

(37)	Amount shown is face value and does not represent discounted current value. The mortgage note bore interest at a rate of 10.5 percent per annum. In December 2002, the Partnership negotiated for an early payoff at a reduced amount and received a balloon payment which included $606,800 of the outstanding principal balance.

(38)	Cash received net of closing costs includes $232,578 of insurance proceeds received after the building was destroyed by fire.

APPENDIX C

SUBSCRIPTION AGREEMENT

Subscription Agreement
CNL INCOME PROPERTIES, INC.	[Company Brand	]

1.	____________	INVESTMENT

This is an (check one):	☐ Initial Investment	☐ Additional Investment in this offering

Make Investment Check Payable to: SouthTrust Bank, Escrow Agent

This subscription is in the amount of $                         for the purchase of                  shares ($10.00 per share). The minimum initial subscription is 500 shares ($5,000).

2.	____________	FORM OF OWNERSHIP

(Select only one)

☐	IRA	☐	INDIVIDUAL
☐	SEP/IRA	☐	JOINT TENANTS WITH RIGHT OF SURVIVORSHIP (all parties must sign)
☐	ROTH IRA	☐	HUSBAND AND WIFE AS COMMUNITY PROPERTY (two signatures required)
☐	KEOGH (H.R. 10)	☐	A MARRIED PERSON SEPARATE PROPERTY (one signature required)
☐	PENSION OR PROFIT SHARING PLAN	☐	TENANTS IN COMMON
☐	TRUST (include title and signature pages)	☐	CUSTODIAN FOR _____________________________________________
	☐ TAXABLE ☐ TAX EXEMPT		Under the ☐ UGMA of the State of _____________________________
☐	CHARITABLE REMAINDER TRUST		☐ UTMA of the State of _____________________________
☐	NON-PROFIT ORGANIZATION	☐	CORPORATION OR PARTNERSHIP (Corporate Resolution or Partnership Agreement must be attached)

3.	____________	INVESTOR INFORMATION

Name(s) and address will be recorded exactly as printed below. Please print name(s) in which shares are to be registered. Include trust name if applicable. If IRA or qualified plan, include both investor and custodian names and Taxpayer ID numbers. Complete the Investor Mailing Address to receive informational mailings.

1st Registration Name	Investor Social Security Number

2nd Registration Name	Taxpayer ID Number

Address	Custodian Account Number

City/State/Zip	Custodian Phone Number

Investor Mailing Address (IRA Accounts)	Investor E-mail Address

City/State/Zip	Daytime Phone Number

☐	U.S. citizen	☐	U.S. citizen residing outside the U.S.
☐	Foreign citizen, country	☐	Check this box if you are subject to backup withholding

4.	____________	DISTRIBUTIONS

Complete this section only to enroll in the Distribution Reinvestment Plan or to direct distribution payments to a party other than the one indicated in Section 3. Choose Option a or b. IRA accounts may not direct distributions without the custodian’s approval.

a.	☐ DISTRIBUTION REINVESTMENT PLAN (see Prospectus for more details)

b.	☐ DIRECT DEPOSIT Please include a voided check. (Non-Custodian Investors Only)

I authorize CNL Investment Company or its Agent (collectively, “CNL”) to deposit my distribution to my checking or savings account. This authority will remain in force until I notify CNL in writing to cancel it. In the event that CNL deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution

Address

City/State/Zip

Account Type (check one): ☐ Checking ☐ Savings
Account Number	Bank ABA Routing Number

5.	____________	SUBSCRIBER SIGNATURES

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (required): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is his correct Taxpayer Identification Number (or he is waiting for a number to be issued to him) and (ii) he is not subject to backup withholding either because he has not been notified by the Internal Revenue Service (“IRS”) that he is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified him that he is no longer subject to backup withholding [NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN SECTION 3].

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce CNL Income Properties, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

    (a) I have received the Prospectus for CNL Income Properties, Inc.

Initials	Initials

(b)	I have (i) a net worth (not including home, furnishings and personal automobiles) of at least $150,000, or (ii) a net worth (as previously described) of at least $45,000 and an annual gross income of at least $45,000, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards and How to Subscribe.”

Initials	Initials

X		__________	X		__________
	Signature of Investor	Date		Signature of Joint Investor	Date

6.	____________	BROKER INFORMATION

The Broker’s Financial Advisor must sign below to complete order. Financial Advisor hereby warrants that he is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

Broker/Dealer or RIA Name

☐	Check if employed by new Broker/Dealer or RIA since last sale of CNL shares.

Financial Advisor Name

Advisor Mailing Address		☐ Check if updated address

City/State/Zip

Advisor Number	Telephone Number

E-mail Address	Fax Number

☐	Telephonic Subscription (Please refer to the Prospectus for details.)

☐	Check if registered representative is buying shares net of commission.

☐	Registered Investment Adviser (RIA): All sales of securities must be made through a Broker/Dealer. If an RIA has introduced a sale, the sale must be conducted through (i) the RIA in its capacity as a Registered Representative, if applicable; (ii) a Registered Representative of a Broker/Dealer which is affiliated with the RIA, if applicable; or (iii) if neither (i) or (ii) is applicable, an unaffiliated Broker/Dealer.

The undersigned confirm by their signatures that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; and (v) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

I understand this subscription agreement is for CNL Income Properties, Inc.

X		__________	X		__________
	Financial Advisor Signature	Date		Branch Manager Signature (If required by Broker/Dealer)	Date

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in CNL Income Properties, Inc. Each subscription will be accepted or rejected by CNL Income Properties, Inc. within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date on which the subscriber receives a copy of the Prospectus.

Return to: CNL Investor Administration ■ PO Box 1033 ■ Orlando, FL ■ 32802-1033

Overnight Delivery: CNL Investor Administration ■ 450 South Orange Avenue ■ Orlando, FL ■ 32801

CNL Investor Administration: tel (407) 650-1000 ■ toll-free (866) 650-0650 ■ fax (407) 650-1231

For Office Use Only*

Sub.#	Admit Date	Amount

Check #	Region	W/S	Rev. 02/04

The following will appear on the outside back cover page of the Prospectus:

Until July 15, 2004, 90 days after the initial date of the Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 33.	Recent Sales of Unregistered Securities.

On August 18, 2003, we were capitalized through the purchase of 20,000 shares of common stock by our advisor for aggregate consideration of $200,000.

On September 30, 2004, we borrowed funds in order to fund a portion of our distributions in the approximate principal amount of $470,512 from CFG our affiliate and parent company of our advisor. On December 16, 2004, our board of directors authorized us to issue approximately 48,533 restricted shares of common stock at a share price of $10.00 per share to CFG in exchange for the cancellation of the loan due to CFG of approximately $485,326, including accrued interest.

On December 16, 2004, our board of directors also authorized the issuance of approximately 69,173 restricted shares of common stock at a share price of $10.00 per share to CFG in exchange for a capital contribution to fund future distributions of approximately $691,725.

All of the above securities transactions were made pursuant to the exemption from registration provided under Section 4(2) of the Securities Act of 1933.

Item 36.	Financial Statements and Exhibits.

(a)	Financial Statements:

The following financial statements are included in this Prospectus Supplement dated March 3, 2005.

Pro Forma Consolidated Financial Information:

(1)	Unaudited Pro Forma Consolidated Financial Information

(2)	Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2004

(3)	Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2004

(4)	Unaudited Pro Forma Consolidated Statement of Operations for the period August 11, 2003 (Date of Inception) through December 31, 2003

(5)	Notes to Unaudited Pro Forma Consolidated Financial Statements for the nine months ended September 30, 2004 and August 11, 2003 (Date of Inception) through December 31, 2003

Interim Unaudited Condensed Financial Statements as recently filed in CNL Income Properties Inc.’s September 30, 2004 Form 10-Q:

(1)	Condensed Balance Sheets as of September 30, 2004 and December 31, 2003

(2)	Condensed Statements of Operations for the quarter and nine months ended September 30, 2004

(3)	Condensed Statements of Stockholders’ Equity for the nine months ended September 30, 2004 and August 11, 2003 (Date of Inception) through December 31, 2003

(4)	Condensed Statement of Cash Flows for the nine months ended September 30, 2004

(5)	Notes to Condensed Financial Statements for the quarter and nine months ended September 30, 2004 and August 11, 2003 (Date of Inception) through December 31, 2003

Statement of Estimated Taxable Operating Results Before Dividends Paid Deduction

Report of Independent Registered Certified Public Accounting Firm dated February 23, 2004

Other Financial Statements:

The following other financial statements are included in this Prospectus Supplement.

Intrawest Portfolio Commercial Properties:

(1)	Report of Independent Registered Public Accounting Firm

(2)	Combined Statement of Revenue and Certain Expenses for the year ended June 30, 2004

(3)	Notes to Combined Statement of Revenue and Certain Expenses

DMC Properties:

(1)	Combined Statement of Revenues and Certain Expenses for the nine months ended October 31, 2004 (unaudited)

Dallas Market Center Company, Ltd.:

(1)	Independent Auditors’ Report

(2)	Balance Sheet as of January 31, 2004

(3)	Statement of Operations for the year ended January 31, 2004

(4)	Statement of Changes in Partners’ Deficit for the year ended January 31, 2004

(5)	Statement of Cash Flows for the year ended January 31, 2004

(6)	Notes to Financial Statements

IFDC Property Company, Ltd.:

(1)	Independent Auditors’ Report

(2)	Balance Sheet as of January 31, 2004

(3)	Statement of Operations for the year ended January 31, 2004

(4)	Statement of Changes in Partners’ Deficit for the year ended January 31, 2004

(5)	Statement of Cash Flows for the year ended January 31, 2004

(6)	Notes to Financial Statements

The following financial statements are included in the Prospectus.

(1)	Report of Independent Certified Public Accountants

(2)	Balance Sheet as of December 31, 2003

(3)	Statement of Stockholder’s Equity for the period August 11, 2003 (date of inception) through December 31, 2003

(4)	Notes to Financial Statements

All Schedules have been omitted as the required information is inapplicable or is presented in the financial statements or related notes.

(b)	Exhibits:

1.1	Form of Managing Dealer Agreement (Previously filed as Exhibit 1.1 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

2.1	Purchase and Sale Agreement between Whistler Mountain Resort Limited Partnership and Intrawest Corporation as Sellers and US Canadian Trust Alpha as Purchaser dated as of December 3, 2004 (Previously filed as Exhibit 2.1 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

2.2	Purchase and Sale Agreement (Copper Mountain Commercial Properties) between the Sellers and CNL Village Retail Partnership, LP as Purchaser dated as of December 3, 2004 (Previously filed as Exhibit 2.2 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

2.3	Schedule of Omitted Purchase and Sale Agreements (Previously filed as Exhibit 2.3 to the Report on Form 8-K filed December 17, 2004, and incorporated herein by reference.)

2.4	Amended and Restated Partnership Interest Purchase Agreement by and between CNL Income Properties, Inc. and Dallas Market Center Company, Ltd. as of January 14, 2005 (Filed herewith.)

3.1	CNL Income Properties, Inc. Amended and Restated Articles of Incorporation (Previously filed as Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.2	CNL Income Properties, Inc. Bylaws (Previously filed as Exhibit 3.4 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. (Previously filed as Exhibit 3.5 to the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

4.1	CNL Income Properties, Inc. Amended and Restated Articles of Incorporation (Previously filed as Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

4.2	CNL Income Properties, Inc. Bylaws (Previously filed as Exhibit 3.4 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

4.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. (Previously filed as Exhibit 3.5 to the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

4.4	Form of Reinvestment Plan (Included in the Prospectus as Appendix A and incorporated herein by reference.)

5	Opinion of Greenberg Traurig, LLP as to the legality of the securities being registered by CNL Income Properties, Inc. (Previously filed as Exhibit 5 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

8	Opinion of Greenberg Traurig, LLP regarding certain material tax issues relating to CNL Income Properties, Inc. (Previously filed as Exhibit 8 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

10.1	Form of Escrow Agreement between CNL Income Properties and SouthTrust Bank (Previously filed as Exhibit 10.1 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

10.2	Form of Advisory Agreement (Previously filed as Exhibit 10.2 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

10.3	Form of Reinvestment Plan (Included in the Prospectus as Appendix A and incorporated herein by reference.)

10.4	Indemnification Agreement between CNL Income Properties, Inc. and James M. Seneff, Jr. dated March 2, 2004. Each of the following directors and/or officers has signed a substantially similar agreement: Robert A. Bourne, Bruce Douglas, Dennis N. Folken, Robert J. Woody dated March 2, 2004 and Thomas J. Hutchison III, R. Byron Carlock, Jr., Tammie A. Quinlan and Charles A. Muller dated April 19, 2004. (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed August 4, 2004 and incorporated herein by reference.)

10.5	Credit Agreement dated December 3, 2004 between R&H US Canadian Property Limited, Borrower and CNL Income Partners, LP, Lender (Filed herewith.)

10.6	Credit Agreement dated December 3, 2004 between R&H US Canadian Property Limited, Borrower and Intrawest Resorts, Inc., Lender (Filed herewith.)

10.7	Master Lease Agreement dated December 3, 2004 by and between Whistler Mountain Resort Limited Partnership, as Landlord and CNL Income Canada Lessee Corp., as Tenant (Filed herewith.)

10.8	Schedule of Omitted Lease Agreements (Filed herewith.)

10.9	Property Management Agreement dated December 3, 2004 between Playground Real Estate Ltd. (Manager) and CNL Income Canada Lessee Corp. (Head Lessee) (Filed herewith.)

10.10	Property Management Agreement dated as of December 3, 2004 between Intrawest U.S. Commercial Property Management, Inc. (Manager) and CNL Income Mammoth, LP (Owner) (Filed herewith.)

10.11	Schedule of Omitted Management Agreements (Filed herewith.)

10.12	Loan Agreement dated December 16, 2004 between CNL Village Retail Partnership, LP, Borrower and Intrawest Resort Finance, Inc., Lender (Filed herewith.)

10.13	R&H US Canadian Property Limited, US Canadian Property Alpha Blue Mountain Nominee Corp., and US Canadian Property Alpha Whistler Nominee Corp, Borrowers and Congress Financial Corporation (Canada), Lender, Loan Agreement (Filed herewith.)

10.14	Amended and Restated Limited Partnership Agreement of CNL Village Retail Partnership, LP dated December 3, 2004 (Previously filed as Exhibit 10.5 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

10.15	Master Lease dated as of February 14, 2005 by and between WTC-Trade Mart, L.P., a Delaware limited partnership as landlord, and Dallas Market Center Operating, L.P., a Delaware limited partnership as tenant (Filed herewith.)

21	Subsidiaries of the Registrant (Filed herewith.)

23.1	Consent of Greenberg Traurig, LLP (Contained in its opinions previously filed as Exhibits 5 and 8 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Certified Public Accountants, dated March 2, 2005 (Filed herewith.)

23.3	Consent of KPMG LLP, Independent Certified Public Accountants, dated March 1, 2005 (Filed herewith.)

23.4	Consent of Ernst & Young, LLP, Independent Certified Public Accountants, dated March 1, 2005 (Filed herewith.)

24	Power of Attorney (Previously filed in the “Signatures” section of the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. One to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on March 1, 2005.

CNL INCOME PROPERTIES
(Registrant)

By:	/s/ Thomas J. Hutchison III
Thomas J. Hutchison III
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. One to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James M. Seneff, Jr. James M. Seneff, Jr.	Chairman of the Board	March 1, 2005

/s/ Robert A. Bourne Robert A. Bourne	Vice Chairman of the Board and Treasurer	March 2, 2005

/s/ Thomas J. Hutchison III Thomas J. Hutchison III	Chief Executive Officer (Principal Executive Officer)	March 1, 2005

/s/ Tammie A. Quinlan Tammie A. Quinlan	Chief Financial Officer, Senior Vice President and Secretary (Principal Financial Officer)	March 2, 2005

/s/ Bruce Douglas Bruce Douglas	Independent Director	February 25, 2005

/s/ Dennis N. Folken Dennis N. Folken	Independent Director	February 28, 2005

/s/ Robert J. Woody Robert J. Woody	Independent Director	February 27, 2005

EXHIBIT INDEX

Exhibits		Page
1.1	Form of Managing Dealer Agreement (Previously filed as Exhibit 1.1 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

2.1	Purchase and Sale Agreement between Whistler Mountain Resort Limited Partnership and Intrawest Corporation as Sellers and US Canadian Trust Alpha as Purchaser dated as of December 3, 2004 (Previously filed as Exhibit 2.1 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

2.2	Purchase and Sale Agreement (Copper Mountain Commercial Properties) between the Sellers and CNL Village Retail Partnership, LP as Purchaser dated as of December 3, 2004 (Previously filed as Exhibit 2.2 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

2.3	Schedule of Omitted Purchase and Sale Agreements (Previously filed as Exhibit 2.3 to the Report on Form 8-K filed December 17, 2004, and incorporated herein by reference.)

2.4	Amended and Restated Partnership Interest Purchase Agreement by and between CNL Income Properties, Inc. and Dallas Market Center Company, Ltd. as of January 14, 2005 (Filed herewith.)

3.1	CNL Income Properties, Inc. Amended and Restated Articles of Incorporation (Previously filed as Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.2	CNL Income Properties, Inc. Bylaws (Previously filed as Exhibit 3.4 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. (Previously filed as Exhibit 3.5 to the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

4.1	CNL Income Properties, Inc. Amended and Restated Articles of Incorporation (Previously filed as Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

4.2	CNL Income Properties, Inc. Bylaws (Previously filed as Exhibit 3.4 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

4.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. (Previously filed as Exhibit 3.5 to the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

4.4	Form of Reinvestment Plan (Included in the Prospectus as Appendix A and incorporated herein by reference.)

5	Opinion of Greenberg Traurig, LLP as to the legality of the securities being registered by CNL Income Properties, Inc. (Previously filed as Exhibit 5 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

8	Opinion of Greenberg Traurig, LLP regarding certain material tax issues relating to CNL Income Properties, Inc. (Previously filed as Exhibit 8 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

10.1	Form of Escrow Agreement between CNL Income Properties and SouthTrust Bank (Previously filed as Exhibit 10.1 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

10.2	Form of Advisory Agreement (Previously filed as Exhibit 10.2 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

10.3	Form of Reinvestment Plan (Included in the Prospectus as Appendix A and incorporated herein by reference.)

10.4	Indemnification Agreement between CNL Income Properties, Inc. and James M. Seneff, Jr. dated March 2, 2004. Each of the following directors and/or officers has signed a substantially similar agreement: Robert A. Bourne, Bruce Douglas, Dennis N. Folken, Robert J. Woody dated March 2, 2004 and Thomas J. Hutchison III, R. Byron Carlock, Jr., Tammie A. Quinlan and Charles A. Muller dated April 19, 2004. (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed August 4, 2004 and incorporated herein by reference.)

10.5	Credit Agreement dated December 3, 2004 between R&H US Canadian Property Limited, Borrower and CNL Income Partners, LP, Lender (Filed herewith.)

10.6	Credit Agreement dated December 3, 2004 between R&H US Canadian Property Limited, Borrower and Intrawest Resorts, Inc., Lender (Filed herewith.)

10.7	Master Lease Agreement dated December 3, 2004 by and between Whistler Mountain Resort Limited Partnership, as Landlord and CNL Income Canada Lessee Corp., as Tenant (Filed herewith.)

10.8	Schedule of Omitted Lease Agreements (Filed herewith.)

10.9	Property Management Agreement dated December 3, 2004 between Playground Real Estate Ltd. (Manager) and CNL Income Canada Lessee Corp. (Head Lessee) (Filed herewith.)

10.10	Property Management Agreement dated as of December 3, 2004 between Intrawest U.S. Commercial Property Management, Inc. (Manager) and CNL Income Mammoth, LP (Owner) (Filed herewith.)

10.11	Schedule of Omitted Management Agreements (Filed herewith.)

10.12	Loan Agreement dated December 16, 2004 between CNL Village Retail Partnership, LP, Borrower and Intrawest Resort Finance, Inc., Lender (Filed herewith.)

10.13	R&H US Canadian Property Limited, US Canadian Property Alpha Blue Mountain Nominee Corp., and US Canadian Property Alpha Whistler Nominee Corp, Borrowers and Congress Financial Corporation (Canada), Lender, Loan Agreement (Filed herewith.)

10.14	Amended and Restated Limited Partnership Agreement of CNL Village Retail Partnership, LP dated December 3, 2004 (Previously filed as Exhibit 10.5 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

10.15	Master Lease dated as of February 14, 2005 by and between WTC-Trade Mart, L.P., a Delaware limited partnership as landlord, and Dallas Market Center Operating, L.P., a Delaware limited partnership as tenant (Filed herewith.)

21	Subsidiaries of the Registrant (Filed herewith.)

23.1	Consent of Greenberg Traurig, LLP (Contained in its opinions previously filed as Exhibits 5 and 8 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Certified Public Accountants, dated March 2, 2005 (Filed herewith.)

23.3	Consent of KPMG LLP, Independent Certified Public Accountants, dated March 1, 2005 (Filed herewith.)

23.4	Consent of Ernst & Young, LLP, Independent Certified Public Accountants, dated March 1, 2005 (Filed herewith.)

24	Power of Attorney (Previously filed in the “Signatures” section of the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)